Filed Pursuant to Rule 424(b)(3)

File Number 333-196437

FANTEX, INC.

SUPPLEMENT NO. 14 TO

MARKET-MAKING PROSPECTUS DATED

OCTOBER 31, 2014

THE DATE OF THIS SUPPLEMENT IS MARCH 16, 2016

On March 10, 2016, Fantex, Inc. filed the attached Annual Report on Form 10-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒       ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2015

or

☐          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-55204

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0884134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

330 Townsend Street, Suite 234

San Francisco, CA 94107

(Address of principal executive offices) (Zip Code)

(415) 592-5950

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Name of each exchange on which registered
Platform Common, $0.0001 par value	Not applicable
Fantex Series Vernon Davis Convertible Tracking Stock, $0.0001 par value	Not applicable
Fantex Series EJ Manuel Convertible Tracking Stock, $0.0001 par value	Not applicable
Fantex Series Mohamed Sanu Convertible Tracking Stock $0.0001 par value	Not applicable
Fantex Series Alshon Jeffery Convertible Tracking Stock $0.0001 par value	Not applicable
Fantex Series Michael Brockers Convertible Tracking Stock $0.0001 par value	Not applicable
Fantex Series Jack Mewhort Convertible Tracking Stock $0.0001 par value	Not applicable

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐   No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐   No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes  ☒   No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐   No ☒

The aggregate market value of the common units of the registrant held by non-affiliates as of December 31, 2015, was approximately $10.1 million.

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Shares Outstanding at March10, 2016
Common stock — Platform Common, $0.0001 par value	100,000,000
Common stock — Fantex Series Vernon Davis Convertible Tracking Stock, $0.0001 par value	421,100
Common stock — Fantex Series EJ Manuel Convertible Tracking Stock, $0.0001 par value	523,700
Common stock — Fantex Series Mohamed Sanu Convertible Tracking Stock, $0.0001 par value	164,300
Common stock — Fantex Series Alshon Jeffery Convertible Tracking Stock, $0.0001 par value	835,800
Common stock — Fantex Series Michael Brockers Convertible Tracking Stock, $0.0001 par value	362,200
Common stock — Fantex Series Jack Mewhort Convertible Tracking Stock, $0.0001 par value	268,100

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain information contained in this Form 10-K constitutes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a "safe harbor" for forward-looking statements by identifying and accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words believes, estimates, anticipates, expects, plans, intends, may, could, might, will, should, approximately, or other words that convey uncertainty of future events or outcomes identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, actual results and the timing of certain events could differ materially from those addressed in forward-looking statements due to a number of factors including, but not limited to, changes in interest rates and market values, financing and capital availability, general economic and political conditions and events, changes in market conditions, particularly in the professional sports organizations in which our contract parties compete, the impact of current, pending and future legislation, regulation and legal actions, and other factors not presently identified. Other factors that may impact our actual results are discussed under "Risk Factors" in Item 1A of this Form 10-K. We do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except for as required by federal securities laws.

Forward-looking statements appear in a number of places throughout this Form 10-K and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our expectations regarding future ABI under our brand contracts, including longevity of our contract parties’ careers and an ability to enter into additional included contracts, our expectation that we will enter into other brand contracts, our ability to conduct additional offerings of new tracking stocks (or other securities comprised of tracking stocks) or otherwise finance the purchase of additional ABI, our ability to build a portfolio of brands, our ability to contribute to our contract parties’ efforts to build brand value, our ability to consummate the pending offerings of our tracking stocks, our attribution policies with respect to our series of common stock, our results of operations, cash needs, spending of the net proceeds from pending offerings of our tracking stocks, financial condition, liquidity, prospects, growth and strategies, and the trends that may affect us or the contract parties.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this Form 10-K, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the field in which we operate, may differ materially from the forward-looking statements contained in this Form 10-K. In addition, even if our results of operations, financial condition and liquidity, and the development of the field in which we operate are consistent with the forward-looking statements contained in this Form 10-K, they may not be predictive of results or developments in future periods.

Any forward-looking statements we make in this Form 10-K speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this Form 10-K or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

You should also read carefully the factors described in the Risk Factors section of this Form 10-K to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this Form 10-K will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

We obtained data in this Form 10-K regarding the professional sports organizations and athletes from our own internal estimates and research as well as from general publications, surveys and studies conducted by third parties. While we believe that the information is reliable, we have not independently verified the data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

FANTEX, INC.

2015 FORM 10-K ANNUAL REPORT

GLOSSARY OF CERTAIN TERMS

Set forth below is a glossary of certain terms used throughout this Form 10-K.

“acquired brand income” or “ABI” means as context requires with respect to existing and future brand contracts, the negotiated percentage amount of brand income of such contract party that we acquire pursuant to such brand contract.

“attributable income” with respect to any tracking stock as of any date of determination means the attributable income for such tracking stock as reflected in the unaudited attributed financial information included as an exhibit to our most recent Exchange Act report.

“brand contract” means as context requires any existing and future brand agreement that Fantex may enter into with a contract party.

“brand income” for any brand contract means, generally, the gross income that a contract party receives as a result of their skills and brand, including salary and wages from participation in their defined primary occupation, such as a professional athlete, and related fields such as broadcasting and coaching, but excludes excluded income, which means, generally, the contract party’s income that is specifically excluded from brand income as specified in the respective brand contract between such contract party and Fantex.

“consummated brand contract” means a brand contract for which Fantex has paid the contract party the brand contract purchase price.

“contract party” may as context requires any counterparty to an existing or future brand contract, which may include an individual such as a professional athlete or other high profile individual, and/or affiliates or affiliated entities of such individual on a joint and several basis.

“excluded income” for any brand contract means, generally, the contract party’s income that is specifically excluded from brand income as specified in the respective brand contract between such contract party and Fantex.

 “Fantex” means Fantex, Inc. In addition, all other references in this Form 10-K to “the Company,” “our company,” “we,” “us” and “our” refer to Fantex.

“Fantex Series Alshon Jeffery” is the tracking stock designated to track the Alshon Jeffery brand offered pursuant to the separate registration statement on Form S-1 (333-198986) with respect to shares of our Fantex Series Alshon Jeffery Convertible Tracking Stock, declared effective by the SEC on February 17, 2015.

“Fantex Series EJ Manuel” is the tracking stock designated to track the EJ Manuel brand offered pursuant to the separate registration statement on Form S-1 (333-194256) with respect to shares of our Fantex Series EJ Manuel Convertible Tracking Stock, declared effective by the SEC on July 15, 2014.

“Fantex Series Jack Mewhort” is the tracking stock designated to track the Jack Mewhort brand offered pursuant to the separate registration statement on Form S-1 (333-203457) with respect to shares of our Fantex Series Jack Mewhort Convertible Tracking Stock, declared effective by the SEC on June 22, 2015.

“Fantex Series Michael Brockers” is the tracking stock designated to track the Michael Brockers brand offered pursuant to the separate registration statement on Form S-1 (333-201677) with respect to shares of our Fantex Series Michael Brockers Convertible Tracking Stock, declared effective by the SEC on May 22, 2015.

“Fantex Series Mohamed Sanu” is the tracking stock designated to track the Mohamed Sanu brand offered pursuant to the separate registration statement on Form S-1 (333-196437) with respect to shares of our Fantex Series Mohamed Sanu Convertible Tracking Stock declared effective by the SEC on October 27, 2014.

“Fantex Series Professional Sports” is the tracking stock consisting of the brand contracts of Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier offered in connection with the Units, filed with the SEC pursuant to the Securities Act.

“Fantex Series Vernon Davis” is the tracking stock designated to track the Vernon Davis brand offered pursuant to the separate registration statement on Form S-1 (333-192476) with respect to shares of our Fantex Series Vernon Davis Convertible Tracking Stock declared effective by the SEC on April 22, 2014.

“FBS” means Fantex Brokerage Services, LLC, a registered broker-dealer affiliated with Fantex.

“FBS ATS” means the alternative trading system operated by FBS.

“included contracts” means the contracts that are included in each contract party’s brand income.

“parent” or “our parent” refers to Fantex Holdings, Inc.

“platform common stock” means the series of our common stock provided for in our amended and restated certificate of incorporation into which our board of directors may determine to convert any tracking stocks, following the two- year anniversary of the filing of a certificate of designations creating such tracking stock, based on the relative fair values of a share of platform common stock and such tracking stock at the time of any such conversion.

“tracking stock” means any series of our common stock that our board of directors from time to time may designate as tracking a specified brand contract or contracts.

“unconsummated brand contract” means a brand contract for which Fantex has not paid the contract party the brand contract purchase price.

“Units” is the offering on a Form S-1 Registration Statement to offer a minimum of 1,984,000 Fantex Sports Portfolio 1 Units and a maximum of 2,182,400 Fantex Sports Portfolio 1 Units, which consist of 93,140 shares of Fantex Series Vernon Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331 shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers, 175,940 shares of Fantex Series Jack Mewhort and 1,355,028 shares of Fantex Series Professional Sports. If the Underwriters’ option to purchase additional Units is exercised in full, the Units would consist of 102,454 shares of Fantex Series Vernon Davis, 277,934 shares of Fantex Series EJ Manuel, 88,365 shares of Fantex Series Mohamed Sanu, 603,994 shares of Fantex Series Alshon Jeffery, 255,893 shares of Fantex Series Michael Brockers, 193,534 shares of Fantex Series Jack Mewhort and 1,355,028 shares of Fantex Series Professional Sports.

PART 1

ITEM 1. Business

Overview

We are a company whose focus is on acquiring minority interests in the future income of professional athletes and assisting such individuals in growing these income streams. We focus our business on three core areas:

•                  targeting, evaluating, and assessing athletes with the potential to generate significant income (“brand income”);

•                  acquiring minority interests in such brand income; and

•                  assisting athletes who have entered contracts with us (Fantex athletes) to increase the potential value of their future brand income, primarily through mentoring and network/audience development.

Fantex was incorporated on September 14, 2012 in Delaware and is headquartered in San Francisco, California. To date, our operations have consisted of evaluating, targeting and accessing brands and negotiating the acquisition of minority interests in those brands that meet our criteria. We currently have brand contracts in effect with each of the following contract parties:

Contract Party	Primary Career	ABI Effective Date	Brand Income % Payable to Us	Purchase Price for the Brand Contract (in millions)	Tracking Stock Related to the Brand Contract
Consummated Brand Contracts
Vernon Davis	Professional Football Player - Tight End	October 30, 2013	10%	$4.00	Fantex Series Vernon Davis
EJ Manuel	Professional Football Player - Quarterback	February 14, 2014	10%	$4.98	Fantex Series EJ Manuel
Mohamed Sanu	Professional Football Player - Wide Receiver	May 14, 2014	10%	$1.56	Fantex Series Mohamed Sanu
Alshon Jeffery	Professional Football Player - Wide Receiver	September 7, 2014	13%	$7.94	Fantex Series Alshon Jeffery
Michael Brockers	Professional Football Player - Defensive Tackle	October 15, 2014	10%	$3.44	Fantex Series Michael Brockers
Jack Mewhort	Professional Football Player - Offensive Tackle	February 15, 2015	10%	$2.52	Fantex Series Jack Mewhort
Unconsummated Brand Contracts
Kendall Wright	Professional Football Player - Wide Receiver	December 1, 2014	10%	$3.13	(1)
Andrew Heaney	Professional Baseball Player - Pitcher	January 1, 2015	10%	$3.34	(2)
Terrance Williams	Professional Football Player - Wide Receiver	February 1, 2015	10%	$3.06	(1)
Ryan Shazier	Professional Football Player - Linebacker	September 1, 2015	10%	$3.11	(1)
Scott Langley	Professional Golfer	October 25, 2015	15%	$3.06	(3)

(1)         The security linked to the brand contract has not been created as of the filing of this Form 10-K. The brand contract is contingent upon obtaining financing to fund the acquisition of our interest in the brand income under such brand contract. See Note 10, “Subsequent Events” in the Notes to Financial Statements for discussion of the registered offering under which the tracking stocks would be created.

(2)         On February 12, 2016, we consummated the Andrew Heaney brand contract. The security linked to the brand contract has not been created as of the filing of this Form 10-K. See Note 10, “Subsequent Events” in the Notes to Financial Statements for further discussion of the purchase of this brand contract.

(3)         The security linked to the brand contract has not been created as of the filing of this Form 10-K.

We intend to enter into additional brand contracts in the future and we are actively pursuing these brand contracts. Any brand contracts that we enter into in the future with other parties, who we refer to as contract parties, are also expected to be contingent upon obtaining financing to fund the acquisition of the interest in the brand income of the respective brands. We intend to finance the acquisition of additional brand income through the issuance of additional tracking stocks linked to the value of such brand income.

We operate under a management agreement with our parent company, Fantex Holdings, who provides us with management and administrative services, including providing and compensating our executive management and other personnel as well as services relating to information technology support, brand management and other support, operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate will occur until we begin to generate significant cash flows from multiple brand contracts. However, if Fantex Holdings is unable to perform any of the services that it is required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time, we will continue to rely on Fantex Holdings to conduct our operations in accordance with the management agreement.

Brand Evaluation

Prior to entering into a brand contract, we conduct a detailed evaluation of the contract party and the brand to determine whether, in our opinion, they would be a suitable brand with the potential to generate significant brand income based on the criteria discussed below. We consider brand to be a distillation of a complex set of associations people make with respect to an individual, including performance, appearance, history and personal story, products or services they are associated with, public statements or positions on matters of public concern, how an individual acts or the image they project to the world. We seek brands that convey images and associations that we believe will be recognized and valued in the market place. Our evaluation activities include, but are not limited to:

•                  Assessing whether the contract party has the following characteristics:

•                  the contract party is 18 years of age or older;

•                  based on our estimate, that the contract party will have a career length of at least 3 years, within the contract party’s primary sport or occupation, following the execution of the brand agreement;

•                  based on our estimate that the contract party has the ability to earn at least $5,000,000 of brand income, from his primary sport or occupation, following the execution of the brand agreement; and

•                  based on our estimate that the contract party has the ability to earn at least $200,000 of brand income, from endorsements or other activities related to his primary sport or occupation, following the execution of the brand agreement;

•                  Reviewing mainstream and social media to understand the individual’s relative standing in their field and how they are viewed by leading commentators and journalists as well as the public at large;

•                  Collecting and analyzing widely followed performance metrics as well as recognized honors or awards received by the individual, including for example batting average for an athlete in the MLB, yards per carry for an athlete in the NFL, box office receipts, book sales, selection to All-Pro or All-Star teams, Grammy, Academy or Booker Awards, etc.;

•                  Reviewing all existing contracts underlying the brand contract to verify current and future income streams, including sources of guaranteed income, and income that are based on achievement of performance or other milestones and that may or may not be achieved based on continued performance in the field;

•                  Evaluating the character and reputation of the individual through our independent assessments, industry references and detailed background checks conducted by third parties;

•                  Collecting financial and other information from each contract party to evaluate financial suitability and brand sustainability, focusing in particular on review of assets, liabilities, existing commitments, tax returns and credit reports; and

•                  Assessing potential future cash receipts based on our estimate of the value of future contracts that could be included in brand income, considering factors such as:

•                  the age of the individual and the average length of a career in the individual’s primary occupation, such as a professional athlete;

•                  length of existing contracts and the potential for renewal or replacement of such contracts;

•                  potential for incremental endorsement and other cash flow generating activity, including a comparison against the value of comparable brands;

•                  the individual’s aspirations and goals beyond a career in the individual’s primary occupation; and

•                  our judgment regarding the individual’s ongoing appeal and ability to develop as a media talent based upon a variety of intangibles including onscreen presence and ability to connect and communicate with consumers and the public.

As part of our brand evaluation, we review the brand’s reputation and relative standing in its principal field, such as a professional athlete in the National Football League (the “NFL”), Major League Baseball (“MLB”) or in the Professional Golfers Association (the “PGA”), collect and analyze widely followed statistics, review existing contracts and potential for future contracts, assess the character and reputation of the contract party, assess potential future cash flow expected to be generated by the contract party as well as examine the brand’s current positioning and marketing footprint (such as, for example, if they are on social media, the reach (number of followers), engagement level (participation level of followers), and potential for growth). This evaluation provides a framework to develop further marketing strategies to aid us in our efforts to enhance the value of the brand.

Brand Acquisition

We believe we have extensive industry contacts among the board of directors, employees, consultants and advisors of our company and our affiliates, our parent company and FBS, which we utilize to access individuals and brands that meet our criteria. Through our contacts we seek to establish working relationships with these brands and their key advisors to begin the process of educating them about our business and the benefits of a brand contract and a continuing relationship. We enter into an arm’s-length negotiation primarily to finalize a purchase price, our percentage of the contract party’s ABI, and the scope of the ABI, including whether or not there would be any specific exclusions. We do, however, have limited experience in evaluating and entering into similar contracts with athletes and other high-profile individuals because we are pioneering a new business model.

Determining the Brand Contract Purchase Price

We believe that an athlete’s long-term (such as a full season or a number of seasons) on-field production data over extended periods of time, such as yards from scrimmage or strikeouts per inning over an entire season, correlate to the future brand income that will be earned by an athlete. To determine what we believe is an acceptable price to pay for each brand contract, we undertake a rigorous statistical analysis to estimate a contract party’s future brand income and the timing of the receipt of such brand income. Such analysis consists principally of determining a set of comparable players to the contract party, based on on-field production data, and then determining the amount and timing of receipt of the brand income earned by those comparable players during their playing careers. We then adjust the brand income earned by the comparable players for inflation and apply various discount rates to the inflation-adjusted brand income to estimate the brand income we believe the contract party will earn, which we refer to herein as the “Base Case”. We then run a sensitivity analysis against the set of comparable players so we can understand the range of outcomes (based on the range in the amount of brand income expected to be earned) we could experience from our investment in the contract party’s brand income, both above and below the Base Case.

The Base Case and range of outcomes guide us in our arm’s-length negotiation of the final purchase price with each contract party. We also run a Monte Carlo simulation across our portfolio of brands to determine the expected return from our brand portfolio.

Enhancing Brand Value

Increasing Brand Reach and Consumer Engagement

We intend to build a portfolio of brands and enhance the value of our acquired brands via technology and data applications, as well as leveraging our marketing, advertising and strategic partnering expertise in collaboration with the contract parties. We believe that developing a diverse portfolio of global brands will enable us to increase brand reach across our portfolio and allow us to provide unique insights that contract parties may employ to increase consumer awareness of their brands and our brands more generally. We expect to leverage our data and expertise to assist and supplement our contract parties’ efforts to extend the reach of their brands across multiple marketing mediums, including broadcast, print, digital, live events, and social. We believe that, as a result of our combined efforts, there is an opportunity to increase consumer engagement with the acquired brands by optimizing message delivery, including driving engagement through the use of content developed by us or third parties.

Typically a contract party’s current marketing services focus primarily on endorsement transactions with sponsors that reinforce his brand as a professional athlete. Although this brings in short term cash flow, we do not believe these sponsorships aid in building a brand that can be sustained beyond a playing career. We intend to assist more broadly on brand building and brand marketing. Our focus will primarily be on leveraging the platform of being a professional athlete to create a brand that is perceived as more than simply as a sportsman, with the goal of having the contract party’s brand thrive beyond his playing career.

Brand development is a long-term strategy of ours intended to create greater longevity in the marketplace for our brands. We seek to aid our brands in fostering positive brand associations in order to create a unique position in the marketplace that is not based solely on their primary occupation, such as a professional athlete in the NFL or MLB. We believe this will drive greater engagement with a connected audience and lead to greater longevity of the brands.

We also believe that investors in a tracking stock linked to a brand are more likely to be consumer advocates for that brand because they would have an economic interest in the growth of the associated brand. As a result, they may be more likely to follow and share brand information and be more active promoters of the associated brand than other fans or social network followers of the athlete. Aligning such incentives to help enhance the brand, we believe, will motivate additional sponsors to enter into agreements with the contract party in part because such additional sponsors would have a potentially more active group of followers that in turn make the athlete more valuable to potential endorsement partners. However, we have no history to demonstrate and we can make no assurances that our business model will be successful, or that any of our investors will act as consumer advocates or will be able to positively impact the endorsement potential of our contract parties.

Our Brand Platform

We intend to create a brand platform that will leverage social media data and in turn allow our contract parties to grow and develop their audiences. Through social data and platform analytics, we believe we can better understand the contract parties’ audiences, as well as cultivate engagement that supports the contract parties’ multi-dimensional interests and post-career aspirations.

The brand attributes of our contract parties when viewed solely as professional athletes are:

•                  professional sport;

•                  position played within that sport;

•                  performance achieved within that sport; and

•                  association with team(s) played for within that sport.

However, we intend to create brands with attributes beyond those of a professional athlete. Our contract parties have interests, opinions, skills, and passions and use certain products and engage in activities outside of professional sports. These brand attributes might include:

•                  an interest in a certain type of music;

•                  opinions on relevant social issues;

•                  artistic abilities such as painting, singing or acting;

•                  wearing a certain style of clothing or jewelry;

•                  use of certain household products or services;

•                  an interest in travel; and

•                  work with a particular charity.

Through our brand platform we intend to connect our contract parties via social media to mass, engaged audiences that are interested in our contract party not necessarily because he is a professional athlete, but because he has other brand attributes that are relevant to that target audience. We believe that our brand platform will be uniquely positioned to identify the specific attributes, demographics, and psychographics of target audiences that were previously unaffiliated with our contract parties. We believe we can utilize this information to drive more engagement within these existing mass audiences, as well as large undiscovered audiences. Our brand platform will allow our contract party to place very targeted messaging within his social media feeds to connect with these audiences. We believe the ability to serve such directed content to a specific target audience would be viewed as valuable by fans, investors in a tracking stock, existing sponsors, and potential advertisers. Further, the engagement of our contract parties with these mass audiences will support our long-term strategy to create longevity for our contract party brands beyond their playing careers.

Our focus includes:

•                  assisting our brands in creating and developing a vision for their brand identity and attributes;

•                  identify opportunities for re-positioning and/or differentiation;

•                  monitoring the brand and brand activities to identify “brand moments” or events or circumstances that we believe present an opportunity to establish or reinforce elements of the brand;

•                  providing marketing strategies to accelerate brand growth and influence of the brand based on a “cross-pollination” technology to identify consumers that would potentially be interested in the brand;

•                  identifying content developed by us or third parties that could be used to increase awareness of the brand;

•                  identifying topics and vocabulary that would allow the contract party to increase consumer engagement;

•                  identifying trends in consumers’ interest in the brand and optimizing messaging consistent with these trends and brand identity;

•                  identifying and understanding, and where possible, influencing key social media thought-leaders;

•                  monitoring trends in similar brands that a contract party could leverage to increase the value of its brand;

•                  providing advice on workflow and scheduling of messages to better optimize staging and consumer exposure; and

•                  advising on search engine optimization for each brand to better enable discovery, searching, filtering and following by consumers and media outlets.

We measure the effectiveness of our strategies to enhance brand value where possible, and use those measurements to assess whether our efforts are successful. For example, we measure changes in the social media reach of our brands by measuring the change in the number of followers our brands may have on Twitter and Facebook and other social media sites, as well as measure the demographics of those followers compared to the demographics that our brand vision may target. We also measure the engagement level of these followers to determine brand enthusiasm. Ultimately our success will be measured by brand income, particularly from new sources, including income from sponsors unrelated to sports, and/or increased brand income from existing sources. As with other forms of marketing and advertising, however, our ability to precisely measure the impact of our efforts on brand value may be difficult to determine objectively.

Monetization of the Brand

In addition to our brand platform services, we provide advice to contract parties based both on our experience and through data analysis that would aid them in obtaining more attractive terms in their negotiations with future sponsors. We believe that building critical mass with a portfolio of brands will enable us to generate meaningful data based on our brands and our continual monitoring of the marketplace, including best practices with respect to consumer engagement and other critical drivers of brand value, as well as data on demographic metrics and other data relative to brands and their performance. In conjunction with the brand platform, we provide an accessible report, in customizable and graphical format with data filter capabilities, highlighting the demographic metrics, reach, consumer engagement, strength and other critical drivers of brand value for sponsors based on our proprietary internal data. We are in the process of developing proprietary brand platform software to be used to produce such reports at such time as there would be meaningful data. We believe that this information and our marketing insights will assist our contract parties to more accurately evaluate their brand value in the marketplace and potentially increase future endorsement payments and brand longevity post career as a professional athlete.

Our Tracking Stocks

Each of our tracking stocks are intended to track and reflect the economic performance of the related brand contract(s) with associated athletes.

Our tracking stocks are not separate legal entities and cannot issue securities. Holders of our tracking stocks will not have an ownership interest in any of the underlying brands, or any of our affiliated entities. Rather, investors in our tracking stocks will be our common stockholders. The issuance of our tracking stocks will not result in the actual transfer of our assets or the creation of a separate legal entity. Our contract parties and their affiliated persons are, and we expect they will continue to be, individuals and legal entities that are separate and independent from us, with separate ownership, management and operations.

Income (and assets) will generally be attributed to our tracking stocks based on the income of the underlying brand contracts. However, if we do not receive cash from one or more of our brand contracts to which we otherwise would have been entitled because of debtor relief laws, then the attributed income for the corresponding tracking stock will nonetheless be credited with the amount that we would otherwise have been entitled to receive. In such a case, the difference between such attributed amount and the actual income we receive from such brand contract will be attributed as a general expense of Fantex. As a result, each of our tracking stocks will share on a pro rata basis (calculated based on attributable income) the burden of any non-performing brand contracts, whether or not included in the assets attributed to such tracking stock, and the economic performance of our tracking stocks will be dependent, in part, upon the aggregate financial performance of Fantex. Furthermore, we intend to acquire additional minority interests in other brands in the future, so our operating performance will depend upon the soundness of our business plan and our ability to execute on that plan, including entering into additional brand contracts in the future.

Given that the economic performance of each of our tracking stocks is dependent, in part, upon the aggregate financial performance of Fantex, our tracking stocks could be affected by any of our current brand contracts or any additional brand contracts we may enter into. The risk profile of any of our tracking stocks could likewise be materially and adversely impacted by the performance of any of our other tracking stocks, including any additional brand contracts entered into or tracking stocks created in the future.

For a more detailed description of our tracking stocks, see “Management and Attribution Policies,” below.

Management and Attribution Policies

We have established policies for purposes of managing and attributing our assets and liabilities between and among our platform common stock and other tracking stocks that we have established or intend to establish from time to time. We initially adopted our management and attribution policies on October 31, 2013, and we amended and restated them effective as of July 24, 2015 and November 18, 2015. Set forth below are these management and attribution policies effective as of November 18, 2015.

As a general principle, we expect that all material matters in which holders of any series of our common stock may have divergent interests (including our platform common stock and any tracking stocks that we may issue from time to time) will be generally resolved in a manner that is in the best interests of our company and all of our stockholders after giving fair consideration to the interests of the holders of each series of our common stock, as well as such other or different factors considered relevant by our board of directors (or any committee of our board of directors authorized for this purpose, including the conflicts committee of our board of directors).

Changes or Exceptions to our Policy

We will not materially modify, change, rescind or create exceptions to these policies, or adopt any material additional policies, unless we first obtain both the consent of our board of directors and a majority of the then outstanding shares of our common stock. In addition, we will not modify or change any restriction on reattributing underlying assets of a tracking stock, as described below under “—Restriction on Reattributing Underlying Assets of a Tracking Stock,” without also obtaining the consent of a majority of the then outstanding shares of the applicable tracking stock.

We will notify our stockholders in advance of any such proposed changes or exceptions to these policies through an information statement filed with the SEC, and if such changes or exceptions are approved then we will notify our stockholders of such changes or exceptions through the filing of a Current Report on Form 8-K within four business days after such changes or exceptions are approved by our stockholders. Upon any such approval any such changes or exceptions will be binding and conclusive on all holders of our common stock.

However, we will not notify our stockholders of any modification, change, exception, rescission or addition to these policies if we determine that it is not material to the holders of any series of our common stock, in each case with such holders of such series taken together as a whole.

Tracking Stocks

We intend to enter into brand contracts on an ongoing basis. In some cases we may create a tracking stock associated with a specific brand contract and in other cases we may create a tracking stock composed of a number of brand contracts. We refer to each of these in general as a tracking stock, though each tracking stock will also be given a specific name at the time we create a new tracking stock. In general, a new tracking stock will be established from time to time concurrently with the initial public offering of that tracking stock.

Attribution

We attribute assets and liabilities to each tracking stock in accordance with these policies. By attributing assets and liabilities to a tracking stock we mean that we will designate such assets and liabilities for the account of that tracking stock on our internal financial accounts, and prepare our unaudited attributed financial information in accordance with such attributions.

We attribute the following assets and liabilities to each of our tracking stocks:

•                  a fixed percentage of our ABI from each brand contract associated with a tracking stock. We will determine the exact percentage of ABI to be attributed to any tracking stock at the time such tracking stock is established. We expect generally (though not necessarily) that the ABI to be attributed for each new tracking stock will be 95% of the income from the related brand contract(s). We sometimes refer to this percentage of ABI as the “underlying asset” for a tracking stock;

•                  any and all of our liabilities, costs and expenses that are directly attributable to such tracking stock, such as our direct costs arising out of our promotion of the brand(s) linked to such tracking stock or arising out of or related to the maintenance and enforcement of the related brand contract(s), provided, however, that unless disclosed in the registration statement for a particular tracking stock, we will not attribute any of the expenses or costs related to any of our offerings of our tracking stocks (other than underwriting commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock. Instead these expenses will be attributed to our platform common stock;

•                  a pro rata share of our general liabilities, costs and expenses not directly attributable to any specific tracking stock (calculated based on attributable income), but excluding any non-cash expenses that are allocated from our parent to us. Attributable expenses would include, for example, a pro rata portion of the service fee we pay to our parent pursuant to the management agreement (5% of our cash receipts). Expenses that would not be attributed would include expenses incurred by our parent, including any expenses incurred in providing services to us under the management agreement, to the extent in excess of our service fee to them;

•                  as income, any covered amounts, as described below, for the brand contract associated with such tracking stock; and

•                  as an expense, the pro rata share of any covered amounts, as described below, relating to any tracking stock (including the pro rata share of any covered amounts for such tracking stock).

We also attribute the following additional assets and liabilities to a tracking stock:

•                  all net income or net losses from the assets and liabilities that are included in such tracking stock and all net proceeds from any disposition of any such assets, in each case, after deductions to reflect any dividends paid to holders of such tracking stock; and

•                  any acquisitions or investments made from assets that are included in such tracking stock.

Restriction on Reattributing Underlying Assets of a Tracking Stock

Once we create a tracking stock and designate the “underlying assets” for that tracking stock we will not reallocate or reattribute such underlying assets to any other tracking stock, except in the limited circumstances and to the extent described below under “—Covered Amounts” or to our platform common stock, provided that the foregoing shall not be deemed to restrict any conversion of a tracking stock to platform common stock upon the terms set forth in our certificate of incorporation. We refer to the restrictions in the immediately preceding sentence as the “restriction on reattributing underlying assets of a tracking stock.”

Platform Common Stock

Our platform common stock will initially have attributed to it all of our assets and liabilities that are not specifically attributed to our tracking stocks, whether currently existing or that we may establish from time to time. The assets attributed to the platform common stock will thus include, for example, any portion of the ABI for any brand contract that is not specifically attributed to the associated tracking stock. For example, we will attribute the 5% of our ABI under our initial brand contracts to the platform common stock, and expect to attribute a similar amount for each of our future brand contracts. In addition, to the extent not attributed to a particular tracking stock, our platform common stock will have attributed to it any of the direct liabilities, costs and expenses related to any of our offerings of our tracking stocks (other than underwriting commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock.

Covered Amounts

As described above, income (and assets) and liabilities will generally be attributed to a tracking stock based on the income and liabilities of that tracking stock. However, if as a result of any debtor relief laws we do not receive any portion of our ABI from a brand contract then we will nonetheless attribute income during any period to the corresponding tracking stock in an amount equal to the difference between any amounts we actually receive under that brand contract and the amounts to which we would otherwise have been entitled to receive but for the debtor relief law. We refer to such difference as a covered amount.

In such a case, the covered amount will also be attributed as a general expense of Fantex, and we will attribute the pro rata share of any covered amounts to each tracking stock as an expense, as discussed above.

For purposes of this policy, “debtor relief laws” means the U.S. Bankruptcy Code, as now and hereafter in effect, or any successor statute to the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States, any state thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

Fiduciary and Management Responsibilities, Conflicts Committee

Because each of our platform common stock and tracking stock will be part of a single company, our directors and officers will have the same fiduciary duties to stockholders of our company as a whole (and not to the holders of any specific series of our common stock). Under Delaware law, a director or officer may be deemed to have satisfied his or her fiduciary duties to our company and its stockholders if that person is independent and disinterested with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith taking into account the interests of all of our stockholders as a whole. Our board of directors and officers, in establishing and applying policies with regard to intra-company matters such as attribution of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information that could benefit or cause relative detriment to the stockholders of any individual series of our common stock and will seek to make determinations that are in our company’s best interests and the best interests of our stockholders as a whole. If and when there are conflicting interests between any holders of any series of our common stock, our directors will use good faith business judgment to resolve such conflicts, including if applicable in the judgment of our board of directors, through our conflicts committee.

Our board of directors has established a conflicts committee that is responsible for reviewing all of our related party transactions in which our parent company, Fantex Holdings, is a party with an interest adverse to our interests or any outstanding tracking stock, including any decision to convert any of our outstanding tracking stock into our platform common stock following the two-year anniversary of the filing of a certificate of designation creating such tracking stock. As of the date of this policy, Fantex Holdings is the sole holder of shares of our platform common stock. Our board of directors has also determined that each member of the conflicts committee must (a) satisfy the audit committee independence requirements under the rules and regulations of the SEC that would be applicable to Fantex if our shares were listed on a national securities exchange such as the New York Stock Exchange, (b) not have been an employee or director of our parent company at any time in the three years prior to his or her appointment to the conflicts committee and (c) not have any material interest in Fantex or Fantex Holdings.

Dividend Policy

Our board of directors is permitted, but not required, to declare and pay dividends on our platform common stock or any of our tracking stocks in an amount up to the “available dividend amount” for the applicable series, to the extent permitted by the Delaware General Corporation Law.

The available dividend amount for any tracking stock is as of any date an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to:

•                  the excess of the total assets attributed to the tracking stock over the total liabilities attributed to the tracking stock, less the par value of the outstanding shares of such tracking stock; or

•                  if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year.

The available dividend amount for our platform common stock is as of any date an amount equal to the amount of our total assets legally available for the payment of dividends under Delaware law, less the aggregate amount of the “available dividend amount” for all of our then outstanding tracking stocks.

We intend to pay a majority of the available dividend amount for each tracking stock, if outstanding, as a cash dividend at least once every 12 months, provided such dividend is not expected to have a material adverse impact on our liquidity or capital resources. Our board of directors has discretion to declare a dividend on any series of common stock without declaring a dividend on any other series of our common stock. In general, our board of directors does not expect to declare dividends on any series of common stock in an amount greater than the attributed cash on hand for such series.

Our board of directors may change its dividend policy at any time and from time to time, and we may retain some or all available funds and future income to support our operations and finance the growth and development of our business. However, our board of directors will not in any event change the definition of “available dividend amount” for any series of our common stock or declare dividends on any series of our common stock in excess of the “available dividend amount” for that series.

Financing Activities

We may from time to time invest a tracking stock’s surplus cash for the benefit of the tracking stock, and repurchase any outstanding tracking stocks.

We will reflect all financial effects of issuances and repurchases of shares relating to any single tracking stock in our own financial information. We will reflect financial effects of dividends or other distributions on, and purchases of, shares relating to each tracking stock in the unaudited attributed financial information.

Inter-Series Contracts

The terms of all current and future material transactions, relationships and other matters between and among our platform common stock and any series of tracking stock, including those as to which the holders of any tracking stock may have potentially divergent interests, will be determined in a manner considered by our board of directors to be in our company’s best interests and the best interests of our stockholders as a whole. In certain circumstances, decisions of our board of directors may also be subject to the approval of our conflicts committee.

Review of Corporate Opportunities

In cases where a material corporate opportunity may appropriately be viewed as one that could be pursued by holders of more than one tracking stock, our board of directors may, independently or at the request of management, review the attribution of that corporate opportunity to one of, or between, such tracking stocks. In accordance with Delaware law, our board of directors will make its determination with regard to the attribution of any such opportunity and the benefit of such opportunity in accordance with their good faith business judgment of our company’s best interests and the best interests of our stockholders as a whole. In certain circumstances, decisions of our board of directors may also be subject to the approval of our conflicts committee. Among the factors that our board of directors may consider in making this attribution is:

•                  whether a particular corporate opportunity is principally related or complementary to the business focus or strategy of any particular tracking stock;

•                  whether one tracking stock will be better positioned to undertake the corporate opportunity than another tracking stock;

•                  existing contractual agreements and restrictions; and

•                  the financial resources and capital structure of each tracking stock.

Financial Statements and Other Financial Information

We present financial statements in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), consistently applied. We also provide unaudited attributed financial information as an exhibit to our periodic reports that we file pursuant to the Exchange Act. The unaudited attributed financial information shows the attribution of our assets, liabilities, income (loss) from brand contracts, expenses and cash flows to each of the tracking stocks and our platform common stock, in accordance with the attribution policies set forth above. Unaudited attributed financial information also includes, if applicable, attributed portions of our debt, interest and taxes, in accordance with the attribution policies set forth above. We make these attributions for the purpose of preparing such information; however, holders of our tracking stocks and our platform common stock will continue to be subject to all of the risks associated with an investment in our company and all of our company’s businesses, assets and liabilities.

Taxes

General Policies

Taxes and tax benefits, payments that are required to be made by, or are entitled to be received by, us and certain tax-related losses are attributed among the various series of our common stock in accordance with the following tax sharing policies.

These tax sharing policies may differ from the manner in which taxes and tax benefits of each series of our common stock are reflected in our financial statements. For financial statement purposes, taxes and tax benefits attributable to each series of our common stock generally are accounted for in a manner similar to a stand-alone company basis in accordance with GAAP. Any differences between the tax sharing policies described below and the taxes and tax benefits of each of our business units reported in the financial statements are reflected in the attributed net assets of the various series of our common stock for financial statement purposes.

In general, for purposes of these tax sharing policies, any tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest of series of our common stock is attributed to that series. Tax items that are attributable to any series of our common stock that are carried forward or back and used as a tax benefit in another tax year are attributed to that series.

Income Taxes

To the extent that federal, state, local or foreign income taxes are determined on a basis that includes the assets, liabilities or other tax items of more than one series of our common stock then income taxes and income tax benefits are shared among our series of common stock based principally on the taxable income (or loss), tax credits and other tax items directly related to each series of our common stock. Such attributions will reflect each series’ contribution, whether positive or negative, to our taxable income (or loss), income tax liabilities and tax credit position. Consistent with the general policies described above, income tax benefits that cannot be used by the series of our common stock generating such benefits, but can be used to reduce the taxable income of another the series of our common stock, are credited to the series that generated such benefits, and a corresponding amount is charged to the series utilizing such benefits. As a result, under this tax sharing policy, the amount of income taxes attributed to a series of our common stock or the amount credited to a series of our common stock for income tax benefits may not necessarily be the same as that which would have been payable or received by the series had that series filed separate income tax returns.

Non-Income Taxes and Non-Income Tax Benefits

In any taxable period, if any non-income taxes or non-income tax benefits are determined on a basis that includes the assets, liabilities or other tax items of more than one series of our common stock, then any such non-income taxes or non-income tax benefits are attributed to each series of our common stock based upon its contribution to our non-income tax liability (or benefit). Non-income tax benefits that cannot be used by the series of our common stock generating such benefits, but can be used to reduce taxes of another series, are credited to the series that generated such benefits, and a corresponding amount is charged to the series utilizing such benefit.

Any income or non-income taxes or tax benefits that are determined on a basis that includes only the assets, liabilities or other tax items of one series are attributed to that series.

Our Brand Contracts

To date, we have entered into brand contracts with a number of professional athletes (including in some cases their affiliated entities), and we intend to enter into additional brand contracts on an ongoing basis. The brand contracts entitle us to receive a specified percentage of the contract party’s brand income from and after the effective date of the brand contract. We refer to this percentage of brand income that we are entitled to under the brand contracts as our ABI. Brand income generally means gross monies or other consideration that the contract party receives generally as a result of the contract party’s skills and brand, including salary and wages from being an professional athlete and activities generally related to the contract party’s particular professional sport, and consists of other compensation from the contract party’s assignment of rights in his persona, including use of his name, voice, likeness, image, signature, talents, live or taped performances, in connection with motion pictures, television and Internet programming, radio, music, literary, talent engagements, personal appearances, public appearances, records and recording, or publications; any use of his persona for purposes of advertising, merchandising, or trade, including sponsorships, endorsements and appearances, and any other assignment of rights in his persona, to generate income; and any other personal services performed by the contract party which are of the type typically performed by individuals in the particular professional sport because of their status as a professional athlete in that sport (including, without limitation, sports casting, coaching, participating in sports camps, acting as spokesperson).

Brand income does not include:

•                  any cash receipts resulting from the contract party’s investments in stocks or other equity, bonds, commodities, derivatives, debt or real estate, so long as (a) such stocks or other equity, bonds, commodities, derivatives, debt investments and real estate are not received by him as compensation or consideration for activities (including licensing of rights) in the “field” as defined in his brand contract, (b) the contract party is not obligated to provide any services related to the “field” in connection with such investment and (c) the business or commercial venture related to such investment does not use the contract party’s persona in its legal name or “dba,” or in connection with its marketing, advertising or promotion;

•                  any income received from employment, services rendered or other activities not related to the contract party’s professional sport and related fields or their persona;

•                  any reasonable reimbursement of incidental expenses actually incurred by the contract party, including without limitation, travel, lodging, per diem and other incidental expenses, or the value of any such items paid by a third party on the contract party’s behalf;

•                  for our contract parties that are athletes in the NFL, certain future pension and benefit payments under the CBA, except that income deferred pursuant to Article 26, Section 6 of such CBA shall not be deemed to be future pension payments and as such, shall be included in brand income;

•                  for our contract parties that are athletes in MLB, certain future pension and benefit payments under The Major League Baseball Players Benefit Plan;

•                  merchandise, services or service plans or merchandise, service or service plan credit up to certain specified limits during any applicable calendar year and as otherwise agreed by Fantex in its discretion; and

•                  any otherwise specifically excluded income under each brand contract.

Each contract party will retain the remainder of his brand income (total brand income less the ABI), subject to other encumbrances that he may have with respect to such income (such as commissions payable to agents and other parties). However, pursuant to the brand contracts, each contract party has agreed that he will not encumber more than an additional 10% of his brand income from his professional sports contract and 30% of his other brand income in any given year.

As consideration for the ABI under the brand contract, we will pay the contract party a one-time cash amount of the purchase price negotiated under each brand contract (less 5% of the purchase price to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing for the purchase price. However, we have the option to pay the purchase price without obtaining financing. Our ABI under each brand contract is contingent upon our payment of this purchase price. We will have no further financial obligation to the contract parties under a brand contract once this payment has been made, other than the indemnities described below.

In addition to the escrow holdback (which will be released after six consecutive months of timely payments of the ABI to us after the closing of the respective offerings), the brand contracts provide for certain express remedies (without limiting any other rights or remedies that we may have) in the event of late payments, including payment of interest at the then current prime rate plus 3% per year, compounded monthly, and public disclosure of such late payments (subject to notice and an opportunity to cure with respect to the first or second such late payment in any 12 month period).

The brand contracts are intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of the contract party and us. If the contract party resigns from professional sports within a specified period of time, depending on the sport, of the date of the closing of the offering of the tracking stock related to the brand contract for any reason other than a “good reason,” we may elect in our sole discretion to terminate the brand contract and the contract party will be required to pay us the amounts set forth below under the description of the applicable brand contract (net of any amounts previously paid to us by him pursuant to the respective brand contract).

“Good reason” means resignation from professional sports for any of the following reasons:

•                  contract party suffers or sustains any injury, illness or medical condition that renders him incapable of performing in the professional sports organization in which he competes; or

•                  contract party suffers or sustains a major injury and a qualified medical physician (depending on the nature of the major illness) advises him that as a result he would be putting his physical health at substantial risk (i.e., a risk that is substantially greater than simply by virtue of his participation in his professional sport) by continuing to engage in his professional sport.

Each of the contract parties has made certain other covenants to us in the brand contract, including providing us with certain information and audit rights, and copies of all new material agreements, amendments or terminations. They have further agreed to comply with applicable laws and rules and standards or requirements of the league or other association or governing body, to which he is a member in connection with being a professional athlete.

Following the consummation of a brand contract, the contract party will provide irrevocable instructions to each payor of brand income (requiring them to pay the amounts owed to us directly) and such other documents as we reasonably request. To the extent that it is not commercially practical, without unreasonable burden to the contract party, for ABI to be delivered directly to us, or to the extent that any assignment of the ABI (or any portion thereof) is deemed invalid or not enforceable, then the contract party is required to make such payments to us as promptly as practical after receipt thereof (but not later than 15 days after receipt) including via automatic payments of installments from his bank accounts. We will not know whether there will be any challenges that could affect whether payments will be made directly by each payor or from the contract party as described in this paragraph until after the payors respond to the irrevocable payment instructions to be delivered by the contract party to such payors after the consummation of the respective offerings. To the extent that any assignment of such amounts (including wages) is effective under the relevant state law, we may seek to enforce our rights to receive such amounts directly from the payor.

Each of the contract parties has agreed to indemnify us against damages that may result in connection with his breach of any covenants, representations or warranties in the brand contract with such contract party. We agreed to indemnify each contract party (and his heirs and assigns) against any third-party lawsuit arising from the contract party being a party to a brand contract with us, including claims relating to (a) any breach of our representations and warranties in the brand contract, (b) any violation of law by us and (c) our registration statement with respect to the related offering of tracking stock associated with such contract party, other than, in each case, those arising out of or relating to any breach of the brand contract by the contract party.

Brand Income

Brand income, as defined above, from each of our contract parties is generally derived from such contract party’s professional sports contracts or golf earnings, as the case may be, and other included contracts described in further detail below. Due to the fact that payments for professional athletes, and some of the other included contracts, are usually made over the course of sports playing season, we expect that our tracking stock will be subject to seasonal fluctuations in attributed income.

NFL Player Contracts

The NFL player contracts for each of the contract parties generally provide, except as otherwise indicated below, that payments are made in installments over the course of the applicable regular season period. Each of these payments would be considered brand income when received by the contract parties, and thus we would be entitled to our ABI from these amounts, when paid. To the extent any of our contract parties elects to defer receipt of his compensation under the NFL player contract, pursuant to Article 26, Section 6 of the CBA, for purposes of the brand contract, such deferred compensation will be deemed to have been received by such contract party on the due date provided in his NFL player contract, prior to any such deferral, and we will be entitled to our ABI from these amounts as of such due date.

The NFL player contracts further provide that if the contract party is injured or dies in the performance of his services under the player contract then the contract party will receive necessary medical and hospital care during the term of the player contract and will continue to receive his yearly salary during the season of injury or death only (including any guaranteed amounts).

Unless otherwise stated in the player contract, the NFL teams may generally terminate the player contract at any time, in the sole judgment of the team, if the contract party’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on the team’s roster, or if the contract party has engaged in personal conduct reasonably judged by the team to adversely affect or reflect on the team, the NFL or professional football. The NFL has promulgated a number of rules and standards of personal conduct which, if violated, could lead to fines and/or the contract party’s suspension or permanent ban from the NFL. While we are not aware of, or privy to, all of the circumstances which might lead to the contract party’s suspension or permanent ban from the NFL, personal conduct that could result in the termination of the player contract includes, but is not limited to: criminal offenses (including domestic violence); the use or provision of steroids or other prohibited substances; certain violent, threatening or inherently dangerous conduct; gambling, bribery, game-fixing or the failure to report bribery or game-fixing in connection with NFL games; and any other conduct that undermines or puts at risk the integrity and reputation of the NFL, NFL teams, or NFL players.

In addition, during the period any salary cap is legally in effect, the NFL player contract may be terminated if, in the team’s opinion, the contract party is anticipated to make less of a contribution to the team’s ability to compete on the playing field than another player or players whom the team intends to sign or attempts to sign, or another player or players who is or are already on the team’s roster, and for whom the team needs room. The team may also terminate the player contract if the contract party fails to establish or maintain his excellent physical condition to the satisfaction of the team’s physician, or make the required full and complete disclosure and good faith responses to the team’s physician of any physical or mental condition known to him which might impair his performance under this contract and to respond fully and in good faith when questioned by the team’s physician about such condition.

In addition, the contract party’s endorsement agreements and other included contracts may be terminated in the event of breach of contract by the contract party or if the contract party fails to play in the NFL, is charged with criminal behavior or engages in conduct that adversely reflects on the sponsor. For example, as a result of Vernon Davis tweeting about a competing product, a coconut water company terminated its contract with him as a spokesperson. In addition, certain endorsement contracts may be terminated due to changes to NFL rules preventing reasonable use of the endorsement product.

MLB Player Contracts

MLB player contracts for each of the contract parties generally provide that payments are made in installments over the course of the applicable regular season period. Each of these payments would be considered brand income when received by the contract parties, and thus we would be entitled to our ABI from these amounts, when paid.

Unless otherwise stated in the player contract, the MLB clubs may generally terminate the player contract (upon requesting and obtaining waivers from all other MLB clubs) if the contract party, refuses or neglects to conform his personal conduct to the standards of good citizenship and good sportsmanship or to keep himself in first class physical condition or to obey the clubs training rules, fail in the opinion of the club management to exhibit sufficient skill or competitive ability to qualify or continue as a member of the club, fail refuse or neglect to render services under the player contract or in any other manner breach the contract.  MLB has promulgated a number of rules and standards of personal conduct which, if violated, could lead to fines and/or the contract party’s suspension or permanent ban from MLB. While we are not aware of, or privy to, all of the circumstances which might lead to the contract party’s suspension or permanent ban from MLB, personal conduct that could result in the suspension or permanent ban could include, but is not limited to: conduct that is materially detrimental to Baseball; the use or provision of steroids or other prohibited substances; violation of federal, state or local laws; gambling on baseball games, game-fixing or the failure to report game-fixing in connection with MLB games.

Professional Golf Tournament Earnings

In the United States, professional golfers compete on various golf tours and circuits. We believe the professional golf tours in the United States that offer opportunities to earn the most money on and off the golf course, garner sponsorships and partnerships, and are most often televised and covered by various other forms of media outlets are: the PGA TOUR, the Web.com Tour, and the Champions Tour.

Professional golf tour tournaments are most often played on a weekly or bi-weekly basis. Golfers in these tournaments compete for prize money. Professional golfers will generally be required to meet a certain performance threshold (cut) relative to the other players in order to advance to the final round(s) of competition in a professional golf tour tournament. Golfers that do not make the cut of a tournament will often not be eligible to receive any of the prize money that will be distributed as compensation for that particular tournament, primarily due to their unsatisfactory performance in relation to the other players. The winner of a professional golf tournament will earn prize money that far exceeds the prize money earned by the last golfer to make the cut. The tournament prize money varies from tournament to tournament and from tour to tour.

The PGA TOUR is a membership-based professional golf circuit, in which players generally strive to achieve a certain level of performance in order to earn prize money and secure their status as a member of the PGA TOUR (tour card), by performing to the best of their ability. The PGA TOUR is the most prestigious professional golf tour in the United States. Tournaments on the PGA TOUR are most often played on a weekly basis. Each year only the top 125 money winners maintain their tour card and automatically get the right to compete on the PGA TOUR the following year. Failure to maintain a tour card will significantly impact a golfer’s ability to earn prize money the following season.

Professional golfers are in general responsible for all the expenses incurred in connection with playing in a golf tournament such as travel and lodging. In addition, most golfers employ caddies whom they typically pay a salary and a percentage of all tournament winnings.

Endorsement Contracts

The endorsement contracts for each of our contract parties generally provide that payments are made in installments over the term of the applicable contract as consideration for the contract party providing certain promotional services. These services typically include personal appearances, autograph signings, appearance in advertisements and wearing or using the endorsement company’s products. Each of these payments would be considered brand income when received by the contract parties, and thus we would be entitled to our ABI from these amounts, when paid. The contract party’s endorsement agreements may be terminated in the event of breach of contract by the contract party or if the contract party fails to play in his professional sport, is charged with criminal behavior or engages in conduct that adversely reflects on the sponsor.

If a contract party does not comply with the terms of an included contract, we believe we have the right to seek damages for the breach of that contract to the extent that such breach adversely affects brand income. Whether we elect to pursue damages for any alleged breach of the terms of the brand contract or any included contract will be based on management’s business judgment as to the best interests of the company and its stockholders at the time of such breach.

Brand Income from Consummated Brand Contracts as of December 31, 2015

Vernon Davis Brand Income

Vernon Davis has completed the NFL regular season of the final year of a six-year player contract signed with the San Francisco 49ers. Vernon Davis was traded to the Denver Broncos in November 2015. The following table presents (i) contracted amounts under his expired NFL player contract, (ii) the portion of his compensation that represented available brand income as of October 30, 2013, the date of his brand contract, (iii) the brand income earned under his expired NFL player contract and (iv) the brand income earned under his other included contracts (amounts in thousands and unaudited):

	Playing Season						Total
	2010	2011	2012	2013	2014	2015	(2010-2015)
NFL Player Salary	$3,874	$4,708	$5,751	$6,072	$4,700	$4,350	$29,455
Signing Bonus	6,500	3,500	—	—	—	—	10,000
Roster Bonus	—	400	400	400	400	400	2,000
Workout Bonus	—	200	200	200	200	200	1,000
Total	$10,374	$8,808	$6,351	$6,672	$5,300	$4,950	$42,455
Available Brand Income Under the NFL Player Contract				$3,797	$5,300	$4,950	$14,047
Brand Income Earned Under the NFL Player Contract				$3,797	$5,202	$4,943	$13,942
Brand Income Earned Under Other Included Contracts				$65	$482	$1,309	$1,856

EJ Manuel Brand Income

EJ Manuel has completed the third year of a four-year player contract with the Buffalo Bills. The following table presents (i) contracted amounts under his NFL player contract, (ii) the portion of his compensation that represented available brand income as of February 14, 2014, the date of his brand contract, (iii) the brand income earned under his NFL player contract and (iv) the brand income earned under his other included contracts (amounts in thousands and unaudited):

	Playing Season				Total
	2013	2014	2015	2016	(2013-2016)
NFL Player Salary	$405	$809	$1,213	$1,617	$4,044
Signing Bonus	4,842	—	—	—	4,842
Total	$5,247	$809	$1,213	$1,617	$8,886
Available Brand Income Under the NFL Player Contract		$809	$1,213	$1,617	$3,639
Brand Income Earned Under the NFL Player Contract		$809	$1,213
Brand Income Earned Under Other Included Contracts		$158	$131

Mohamed Sanu Brand Income

Mohamed Sanu has completed the NFL regular season of the final year of a four-year player contract signed with the Cincinnati Bengals. The following table presents (i) contracted amounts under his expired NFL player contract, (ii) the portion of his compensation that represented available brand income as of May 14, 2014, the date of his brand contract, (iii) the brand income earned under his expired NFL player contract and (iv) the brand income earned under his other included contracts (amounts in thousands and unaudited):

	Playing Season					Total
	2012	2013	2014	2015		(2012-2015)
NFL Player Salary	$390	$490	$590	$680		$2,150
Signing Bonus	563	—	—	—		563
Total	$953	$490	$590	$680		$2,713
Available Brand Income Under the NFL Player Contract			$590	$680		$1,270
Brand Income Earned Under the NFL Player Contract			$612	$1,752	(1)	$2,364
Brand Income Earned Under Other Included Contracts			$2	$1		$3

(1)         The NFL Player Salary in the 2015 Playing Season for Mohamed Sanu was $1,542,000, an increase from his contracted minimum per the NFL CBA Article 7 “Proven Performance Escalator”. Accordingly, this adjusted the Brand Income under the NFL Player Contract for Mohamed Sanu for the 2015 Playing Season.

Alshon Jeffery Brand Income

Alshon Jeffery has completed the NFL regular season of the final year of a four-year player contract signed with the Chicago Bears. The following table presents (i) contracted amounts under his expired NFL player contract, (ii) the portion of his compensation that represented available brand income as of September 18, 2014, the date of his brand contract, (iii) the brand income earned under his expired NFL player contract and (iv) the brand income earned under his other included contracts (amounts in thousands and unaudited):

	Playing Season				Total
	2012	2013	2014	2015	(2012-2015)
NFL Player Salary	$390	$597	$753	$960	$2,700
Signing Bonus	1,748	—	—	—	1,748
Workout Bonus	—	—	50	50	100
Total	$2,138	$597	$803	$1,010	$4,548
Available Brand Income Under the NFL Player Contract			$803	$1,010	$1,813
Brand Income Earned Under the NFL Player Contract			$753	$1,105	$1,858
Brand Income Earned Under Other Included Contracts			$120	$318	$438

Michael Brockers Brand Income

Michael Brockers has completed the NFL regular season of the final year of a four-year player contract signed with the Rams. The following table presents (i) contracted amounts under his expired NFL player contract, (ii) the portion of his compensation that represented available brand income as of October 15, 2014, the date we were entitled to receive brand income under his brand contract, (iii) the brand income earned under his expired NFL player contract and (iv) the brand income earned under his other included contracts (amounts in thousands and unaudited):

	Playing Season				Total
	2012	2013	2014	2015	(2012-2015)
NFL Player Salary	$390	$823	$1,256	$1,688	$4,157
Signing Bonus	5,365	—	—	—	5,365
Total	$5,755	$823	$1,256	$1,688	$9,522
Available Brand Income Under the NFL Player Contract			$812	$1,688	$2,500
Brand Income Earned Under the NFL Player Contract			$812	$1,722	$2,534
Brand Income Earned Under Other Included Contracts			$—	$16	$16

Jack Mewhort Brand Income

Jack Mewhort has completed the second year of a four-year player contract with the Indianapolis Colts. The following table presents (i) contracted amounts under his NFL player contract, (ii) the portion of his compensation that represented available brand income as of February 15, 2015, the date we were entitled to receive brand income under his brand contract, (iii) the brand income earned under his NFL player contract and (iv) the brand income earned under his other included contracts (amounts in thousands and unaudited):

	Playing Season				Total
	2014	2015	2016	2017	(2014-2017)
NFL Player Salary	$420	$582	$745	$907	$2,654
Signing Bonus	506	413	—	—	919
Total	$926	$995	$745	$907	$3,573
Available Brand Income Under the NFL Player Contract		$582	$745	$907	$2,234
Brand Income Earned Under the NFL Player Contract		$582
Brand Income Earned Under Other Included Contracts		$13

Brand Income from Unconsummated Brand Contracts as of December 31, 2015

Kendall Wright Brand Income

Kendall Wright has completed the NFL season of the final year of a four-year player contract signed with the Tennessee Titans. The following table presents (i) contracted amounts under his expired NFL player contract and (ii) the portion of his compensation that represented available brand income as of December 1, 2014, the date we are entitled to receive brand income under his brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2012	2013	2014	2015	(2012-2015)
NFL Player Salary	$390	$480	$570	$884	$2,324
Roster Bonus	—	284	567	627	1,478
Signing Bonus	4,417	—	—	—	4,417
Total	$4,807	$764	$1,137	$1,511	$8,219
Available Brand Income Under the NFL Player Contract			$428	$1,511	$1,939

Andrew Heaney Brand Income

On February 12, 2016, we paid $3,340,000 (less $167,000 held in escrow until six consecutive months of payment of brand amounts have been timely delivered to us) as consideration for future payments as defined under the Andrew Heaney Brand Contract. See Note 10 to Financial Statements, Subsequent Events. Andrew Heaney had a one-year player contract with the Los Angeles Angels for the 2015 MLB season. The following table presents (i) contracted amounts under his expired MLB player contract and (ii) the portion of his compensation that represented available brand income as of January 1, 2015, the date we were entitled to receive brand income under his brand contract (amounts in thousands and unaudited):

				Total
	2013	2014	2015	(2013-2015)
MLB Player Salary	$12	$161	$332	$505
Signing Bonus	1,600	—	—	1,600
Total	$1,612	$161	$332	$2,105
Available Brand Income Under the MLB Player Contract			$332	$332

Terrance Williams Brand Income

Terrance Williams has completed the third year of a four-year player contract with the Dallas Cowboys. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represented available brand income as of February 1, 2015, the date we are entitled to receive brand income under his brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2013	2014	2015	2016	(2013-2016)
NFL Player Salary	$405	$520	$615	$708	$2,248
Workout Bonus	—	10	10	10	30
Signing Bonus	619	—	—	—	619
Total	$1,024	$530	$625	$718	$2,897
Available Brand Income Under the NFL Player Contract			$625	$718	$1,343

Ryan Shazier Brand Income

Ryan Shazier has completed the second year of a four-year player contract with the Pittsburgh Steelers. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represents available brand income as of September 1, 2015, the date we are entitled to receive brand income under his brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2014	2015	2016	2017	(2014-2017)
NFL Player Salary	$420	$852	$1,284	$1,716	$4,272
Signing Bonus	5,234	—	—	—	5,234
Total	$5,654	$852	$1,284	$1,716	$9,506
Available Brand Income Under the NFL Player Contract		$852	$1,284	$1,716	$3,852

Scott Langley Brand Income

Scott Langley is a professional golfer. The following table presents (i) his earnings on the PGA Tour and (ii) the portion of his compensation that represents available brand income as of October 25, 2015, the date we are entitled to receive brand income under his brand contract (amounts in thousands and unaudited):

	Playing Season
	2011-2012	2012-2013	2013-2014	2014-2015	2015-2016(1)	Total
PGA Earnings	$83	$591	$1,151	$638	$49	$2,512
Available Brand Income Under PGA Earnings				$—	$—	$—

(1)         Represents earnings for the 2015-2016 playing season beginning October 15, 2015 through December 31, 2015.

Restrictions on the Purchase or Beneficial Ownership of Baseball-Related Tracking Stocks

We have entered into an agreement with MLB that requires us to, among other things, take steps designed to prohibit certain investors from purchasing or owning any Fantex security linked to the brand contract of a baseball player, including the incorporation of such ownership restrictions into the certificate of designations for the applicable security. These prohibited investors (“Prohibited Investors”) include persons who are (i) owners, officers, directors or employees of any MLB club or MLB related entity, or any family member or agent of the foregoing, and (ii) individuals who have been arrested in connection with, charged with, indicted for, or convicted or participating in (whether directly or indirectly) any illegal gambling activity or any illegal activity in connection with certain gaming enterprises (including any governmental body that exercises certain types of control over such individuals, and other affiliated persons and entities). Pursuant to the restrictions set forth in the applicable certificate of designation, any person who is a Prohibited Investor will be prohibited from purchasing or beneficially owning (whether directly or indirectly) such security.

Government Regulation

Because we have offered, and in the future we intend to offer, our tracking stocks to the general public via an initial public offering, we must register our tracking stocks with the SEC and various state securities regulators.  The process of offering our tracking stocks is subject to extensive regulation and supervision under both federal and state securities laws, and we require approval from the SEC and state securities regulators in order to offer our tracking stocks in a particular jurisdiction.

Changes in federal or state government policy, legislation or regulatory or judicial interpretations could hinder or prevent our ability to conduct our business operations, including by hindering or preventing our ability to enforce our brand contracts or conduct offerings of tracking stocks. In addition, our brand contracts are intended to be effective in perpetuity and may be terminated only upon mutual agreement of the contract party and us. In some jurisdictions perpetual contracts have been found to be against public policy and therefore terminable in some circumstances. Our brand contracts are governed by California law, and California legal decisions do not disfavor express contractual terms for indefinite duration. However, we can provide no assurances that a California court may not rule differently in the future, or that a court of another jurisdiction might attempt to apply a different choice of law to our brand contracts. If this occurs, then we may become involved in expensive and time consuming litigation, or may be unable in certain cases to enforce our brand contracts. Any other changes in or interpretations of current laws and regulations could also require us to increase our compliance expenditures, inhibit our ability to enter into new brand contracts or cause us to significantly alter or to discontinue offerings of additional tracking stocks. Altering the terms of our brand contracts or tracking stocks to comply with changes in or interpretations of applicable laws and regulations could require significant legal expenditures, increase the cost of managing or acquiring our brand contracts or make offerings of our tracking stocks less attractive to investors. In addition, our failure to comply with applicable laws and regulations could lead to significant penalties, fines or other sanctions. If we are unable to effectively respond to any such changes or comply with existing and future laws and regulations, our competitive position, results of operations, financial condition and cash flows could be materially adversely impacted.

Competition

Our business is unique and we are not aware of anyone at this time who is attempting to engage in our business model or who is directly competitive to us. We may, if successful, face competition from sports management agencies and sports marketing agencies with respect to our marketing activities. We believe that if we did face competition from these types of agencies it would be based in part on the strength of the relationships they have with professional athletes and other high-profile individuals. In this regard these companies are more established and may have more extensive industry contacts and direct relationships with these brands than we do. However, we also believe that if there were competition from these types of agencies it would be based on the effectiveness of the marketing efforts and the relative cost to the brand of these services, and we believe that we would be competitively differentiated from these agencies in each of these areas.

With respect to the effectiveness of the marketing efforts, although we are an early stage start-up company and have engaged in limited marketing activities to date, we believe we have assembled, through Fantex Holdings, a unique team with crossover talent in sports, sports marketing and digital marketing and technology, which we believe will allow us to be effective at implementing marketing strategies, including with respect to digital marketing as discussed under the section entitled “Business—Enhancing Brand Value—Increasing Brand Reach and Consumer Engagement” in general to help enhance brand value. We are not aware of any of the major sports management or marketing agencies who currently are attempting to engage in these types of marketing activities, and we do not believe they would be willing to shift their focus to these activities in the future. We believe the sports marketing agencies in effect act closer to the capacity as sales agencies. In large part they sell a product (the brand) to the buyer (an endorsement partner). We intend to make the product (the brand) better, which we believe will ease their ability to sell that product to the buyers (the endorsement partners). We believe this will enhance our relationship with these agencies and there would be incentives for us to work collaboratively with our brands and their management and marketing agencies to achieve the best results for our mutual brands.

With respect to the cost to the athlete of the marketing efforts, our business model provides that we make an upfront investment to purchase a minority interest in the future value of our brands, so the overall cost to a brand will correlate to the longer-term success and sustainability of their brand. Although we currently have limited resources to employ in the enhancement of the value of the brand contract and have fewer industry relationships than sports management agencies and sports marketing agencies, we believe that building a portfolio of brands will enable us to achieve economies of scale and increase brand reach across our portfolio more efficiently. We do not believe that sports management agencies or sports marketing agencies would be willing to duplicate our model.

Employees

As of December 31, 2015, we had no employees. We are being supported by personnel employed by our parent. As of December 31, 2015, our parent had 38 full-time employees. Of these full-time employees, three were engaged in support administration for our operations, including legal and finance, and ten were engaged in other activities related to our business, seven of whom were engaged in our business full-time. None of these employees are represented by labor unions or covered by collective bargaining agreements. Our parent considers employee relationships to be good.

Corporate Information and Websites

We view our operations and measure our business as one reportable segment operating primarily in the United States. See Note 2 to our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K for additional information.  Additional information required by this item is incorporated herein by reference to Part II, Item 6, “Selected Consolidated Financial Data.”

The Company’s website is www.fantexbrands.com. This Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through our website, https://fantexbrands.com/about-fantex-inc/investor-relations/sec-filings/default.aspx as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). Our Corporate Governance Guidelines, board of directors’ committee charters (including the charters of the Audit Committee, Compensation Committee, Conflicts Committee, and Nominating and Corporate Governance Committee) and Code of Business Conduct and Ethics are available on our website at https://fantexbrands.com/about-fantex-inc/investor-relations/governance/default.aspx. Information on our website does not constitute a part of, and is not incorporated by reference into, this Form 10-K.

The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

ITEM 1A. Risk Factors

Our operations and financial results are subject to various risks and uncertainties, including those described below, which could adversely affect our business, financial condition, results of operations, cash flows, and the trading price of our common and capital stock.

Risks Relating to Our Limited Operating History, Financial Position and Capital Needs

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

We incorporated in Delaware in September 2012 as a wholly-owned subsidiary of Fantex Holdings. We are currently in a start-up phase and to date have relied on our parent to conduct our operations. We therefore have a very limited operating history. Investment in our company is highly speculative because it entails significant risk that we may never become commercially viable. Our parent has incurred significant expenses on our behalf. Our parent is not obligated to continue to incur expenses on our behalf except as required under our management agreement with them, and we expect that we will incur significant expenses related to our ongoing operations. For the years ended December 31, 2015 and 2014, we reported a net loss of approximately $6.0 million and $6.3 million, respectively, and had accumulated losses since inception of approximately $17.5 million.

We expect to continue to incur losses for the foreseeable future as we continue evaluating, targeting and accessing brands, negotiating the acquisition of minority interests in those brands that meet our criteria, and developing the infrastructure necessary to support our ongoing operations. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses, the rate at which we are able to acquire brands that meet our criteria and the ability of our acquired brands to generate income and cash flow. Even if our brands generate cash flows they may not produce payments quickly enough to cover our expenses. If any individuals with whom we have or may contract in the future, fail to make payments in amounts we expect, or at all, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our expected future losses will have an adverse effect on our stockholders’ equity and working capital.

We have a very limited operating history, which may make it difficult for investors to evaluate the success of our business to date and to assess our future viability. Our business model also requires us to make substantial upfront payments to our contract parties in exchange for rights to future payments.

Our operations to date have been limited to organizing and staffing our company, evaluating, targeting and accessing brands that meet our criteria, negotiating the acquisition of minority interests in those brands, engaging in the registration process for the offering of shares of tracking stocks relating to our existing brand contracts and managing our brand contracts.

We have entered into 11 brand contracts. We intend to enter into additional brand contracts in the future with other contract parties and are actively pursuing these brand contracts. Each of our brand contracts requires us to make an upfront cash payment, and we expect that any other brand contracts that we enter into in the future with other contract parties will also require us to make upfront payments, in return for the right to future payments based on our ABI.

Therefore, our business model requires us to make substantial upfront payments to our contract parties in exchange for rights to future payments. We will be at risk if for any reason we do not receive those future payments, or if they are less than we would need to be profitable or to offset our expenses. We have no history to demonstrate, and we can make no assurances, that our business model will be successful, or whether any of our brand contracts will be profitable. Consequently, it will be difficult for anyone to predict our future success, performance or viability, and more difficult than it would be if we had a longer operating history and/or successful brand contracts to judge the viability of our business model. Any such predictions may not be accurate or reliable.

We may not receive the cash amounts that we expect, or any at all, from our brand contracts with our contract parties or from any future brand contracts and we may never generate sufficient income to become profitable.

Our ability to generate income from the brand contracts and become profitable will depend, among other things, upon our ability to successfully evaluate, target and access brands that have the potential to generate significant brand income, acquire a minority interest in the brand income from these brands for an appropriate purchase price, aid our acquired brands in enhancing their value in amounts sufficient to provide a return on our investment, and enforce the brand contracts and collect our ABI with respect to these brands. Even if we are able to successfully do these and other things that are within our control there are numerous other factors, some of which are not within our control, that might impact our ability to generate income or cash flows or be profitable, including those discussed in these risk factors.

In addition, there are numerous risks and uncertainties associated with the brands in which we invest, including that the success of our brand contracts will depend upon the contributions, success and longevity of an individual in their primary occupation as a professional athlete. Therefore, we are unable to predict the timing or amount of future cash receipts, or when or if we will be able to achieve or maintain profitability. Even if we are able to acquire, manage and develop brands as described above, we anticipate incurring significant costs associated with our efforts to achieve or maintain profitability. Further, we may not receive the cash amounts that we expect, or any at all, from any of our brand contracts.

Our business strategy depends in large part on our ability to build a robust platform of brands by entering into additional brand contracts. We may not be able to enter into additional brand contracts in the future, or enter into the number of additional brand contracts that we anticipate would be necessary to support our business model.

Our strategy of enhancing brand reach and brand value for our acquired brands depends in part on our ability to build a robust platform of brands and benefit from economies of scale and an ability to cross-pollinate and share best practices across our acquired brands. For example, any direct investment of resources that we make in any promotional activities relative to one brand contract must exceed a return that is at least approximately eight to ten times our investment in order to increase the value of such tracking stock. Thus, unless we achieve significant economies of scale in our ability to deliver brand enhancing value at a low cost across all our tracking stocks (by, for example, utilizing fixed, in-house personnel rather than incurring out-of-pocket third party costs), then we will not likely be able to make investments at a cost that would allow for a positive return on our investment. Accordingly, we are actively pursuing additional brand contracts that we intend to enter into in the future.

We do not know if future potential contract parties will agree to enter into additional brand contracts and we may not be able to attract sufficient additional brand contracts. For example, future potential contract parties may not view the brand contract as an attractive value proposition to them due to any number of factors, including differing expectations of an appropriate purchase price that reflects the agreed upon ABI, which may be based on any number of factors, such as:

•                  we and future potential contract parties may not agree on the assumptions and estimates used to determine the estimated future earnings of potential contract parties;

•                  potential contract parties may not want to incur legal, tax and other burdens associated with entering into a brand contract, including, for example, ongoing information and disclosure requirements, as well as the potential risk, due to the lack of any currently binding or authoritative guidance from the IRS, that the ABI we are purchasing from the contract party could be reportable income for the contract party, and, as a result, that it may not be fully deductible for U.S. federal income tax purposes;

•                  any negative perception by the media, fans, leagues, clubs or others of our business model;

•                  any negative perception by the media, fans, leagues, clubs or others of any of our current contract parties or other future contract parties, as a result of their decision to enter into a brand contract with us, or otherwise; and

•                  the performance of our brand contracts or other brand contracts that we may enter into in the future,

and/or the performance of the related tracking stock, which may be worse than anticipated.

As a result, we may be forced to revise our business model to attract additional brand contracts. For example, we are not currently contractually obligated to expend capital on enhancing the brand value of our contract parties. Contract parties may require us to contractually agree to provide certain minimum levels of marketing services in order to enter into brand contracts, which we may not be able to provide or which may not give us sufficient return on capital to make the brand contract profitable. Even if potential contract parties are willing to agree to enter into additional brand contracts with us, the leagues, team owners, players associations, endorsement partners, elected officials or others may take actions that could restrict our ability or make it more costly for us to enter into future brand contracts. And even if we are successful in entering into additional brand contracts with additional contract parties, we may not be successful in conducting offerings to finance the purchase price under these brand contracts.

We will need to obtain additional funding to continue operations and brand contract acquisition at current levels. If we fail to obtain the necessary financing, or fail to become profitable or are unable to sustain profitability on a continuing basis, then we will need to significantly delay, scale back or discontinue the current levels of our brand contract acquisition and operations.

We will require additional capital to fund our operations, and if we fail to obtain necessary financing, our business plan may not be successful.

Any brand contracts that we enter into in the future with other contract parties will require us to make substantial upfront payments to acquire the ABI under such brand contracts. We do not, and we do not expect to have, the necessary funds that we would need to make all of these upfront payments under future brand contracts. Therefore, we expect that our future brand contracts for the foreseeable future will be contingent upon obtaining financing to fund the acquisition of the ABI in the respective brands, and we intend to finance these acquisitions through the issuance of additional tracking stocks linked to the value of such brands. Such financing may be expensive and time consuming to obtain, and we may not have investor interest that would enable us to obtain such financing. Our parent has purchased approximately $11.2 million in the company’s tracking series as a stand-by purchaser in the public offerings we have consummated to date so that the offerings could be completed and we do not expect our parent will continue to purchase similar amounts in the future. On February 12, 2016 we borrowed $3.3 million from our parent under a promissory note bearing interest at 8% per annum to consummate the Andrew Heaney brand contract. We will repay this promissory note upon the earlier of five days following the successful initial public offering of a security linked to the Andrew Heaney brand contract or August 12, 2016.

In addition, our operations (excluding upfront payments under future brand contracts) have consumed substantial amounts of cash since inception, and we expect they will continue to consume substantial amounts of cash as we aggressively build our platform of brands and our internal marketing, compliance and other administrative functions. To date, these operations have been financed primarily by equity contributions from our parent. We are dependent on the continued support of our parent; at this time our parent intends to continue to fund operations for at least the next 12 months. Our parent has no obligation to continue to finance our operations except as required under our management agreement with them. Although we believe future funding from our parent together with existing cash and cash equivalents, and interest thereon will be sufficient to fund our projected operating expenses for the next 12 months, as noted above, we will require additional capital to finance the acquisition of future brands, and we may also need to raise additional funds sooner if our operating and other expenses are higher than we expect or our cash received from brand contracts is lower than we expect.

Until we can generate a sufficient amount of cash from our brand contracts, if ever, we expect to finance future cash needs through public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may not be able to continue to acquire additional ABI in other brands and we may have to significantly delay, scale back or discontinue our operations. Our board of directors has adopted resolutions limiting our ability to incur indebtedness for borrowed money or issue debt securities without the prior approval of our independent directors or a committee comprised of independent directors. If we raise additional funds through the issuance of additional debt or equity securities it could result in dilution to our existing stockholders, and/or fixed payment obligations that could reduce our ability to pay dividends or otherwise fund our other operations. Furthermore, these securities may have rights senior to those of our common stock and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license brands without consent and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

Our forecast of the period of time through which our financial resources will be adequate to support our operations (excluding upfront payments under future brand contracts) is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

•                  the rate at which we begin to realize income under our existing brand contracts, as well as under any additional brand contracts that we may enter into in the future;

•                  the cost of our efforts to evaluate, target and access the brands that meet our criteria, as well as the cost and expense of negotiating any new brand contracts;

•                  our ability to enter into additional brand contracts, and if so the amount of the upfront purchase price that we would have to pay to acquire rights under any such brand contracts;

•                  the level of participation required by our parent as a standby purchaser to conclude any future initial public offerings;

•                  the number and characteristics of any new brand contracts that we may enter into;

•                  the cost and expenses of any equity or debt financings that would be necessary to pay the purchase price under any additional brand contracts, and any regulatory or other delays in any of these offering processes;

•                  the effect of competing technological and market developments;

•                  the cost of establishing and building our sales, marketing and compliance capabilities; and

•                  the rate at which we invest in marketing and other costs to assist our acquired brands in building and enhancing the value of their brands.

If a lack of available capital means that we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

Risks Relating to Our Brand Contracts and Our Business

Our principal source of cash flows for the foreseeable future will be derived from our brand contracts.

Our principal source of cash flows for the foreseeable future will be derived from our brand contracts. There are a number of risks relating to brand contracts. If any of these risks occur it could have a material and adverse impact on our business, financial condition and results of operations.

We have very limited experience managing brand contracts and we have very limited historical performance data about our brand contracts.

We entered into our first brand contract in February 2013. Due to our limited experience with brand contracts, we have limited historical performance data regarding our ability to generate cash receipts from the management of brand contracts and the likelihood of long-term performance of the contract party, or our ability to aid our brands in enhancing their brand reach and brand value. As a result, the brand contracts that we enter into may generate lower ABI than we anticipate, or none at all. We may therefore pay a purchase price for ABI that is too high. As we gain more experience with our brand contracts, we may change how we estimate the brand value of future brand contracts, and investors who invest early may not benefit from the experience that we gain from our early brand contracts.

Our cash received under our brand contracts will depend upon the continued satisfactory performance of the related contract party, and we do not have any rights to require the contract party to take any actions to attract or maintain or otherwise generate brand income.

Some or all of the brand income that a contract party is expected to generate is contingent on continued satisfactory performance and is not guaranteed. Although we structure our brand contracts so that the contract party maintains the substantial majority of future brand income to help ensure that the contract party will maintain incentives to continue to generate brand income, we can provide no assurances that the contract party will do so. The contract party may retire from such contract party’s primary occupation, such as a professional athlete, at any time and for any reason, subject only to a requirement to repay us the amount of the purchase price we paid such contract party, plus certain expenses and net of any amounts already paid to us, if the contract party retires within a specified period of time, depending on the sport. In addition, if the contract party voluntarily retires during such period, such contract party may have other obligations under other contracts to pay back upfront payments, such as a signing bonus, and the contract party may not have the funds to meet all of its obligations at that time. The contract party has no obligation to take any actions to generate brand income, and may choose not to do anything to generate brand income. In addition, even if the contract party chooses to engage in additional brand income generating activities, their ability to do so may be restricted under their existing or future contracts. Moreover, brand income under our brand contracts generally only includes income that the contract party may receive in the future in such contract party’s primary occupation at the time, such as a professional athlete, and related fields, such as broadcasting and coaching. Our brand contract contains no restriction on the ability of the contract party to change professions or earn money in unrelated fields, and such income may not be brand income. In any of these events, we may lose some or all of the brand income in the future under a brand contract, in which case our cash receipts would decline.

The contract party is neither our affiliate, nor a director, officer or employee of our company and owes no fiduciary duties to us or any of our stockholders. The contract party has no obligation to enhance the value of their brand or disclose information to our stockholders.

Events in the contract party’s personal life, including relationships with spouse, family, friends, etc. could have a significant impact on the contract party’s performance on the field. The contract party’s obligations to disclose such personal events is limited to the obligations under the brand contract and the contract party is under no obligation to disclose any personal matters to the holders of shares of our securities. Furthermore, although the contract party is contractually obligated to disclose all material facts to us, we cannot guarantee that the contract party will comply with such disclosure requirements or that we can independently verify or uncover material events in the contract party’s personal life. In addition, the contract party has no obligation to enhance the value of their brand. For example, a contract party in the NFL may agree to a salary reduction to assist their team in staying within the league salary cap, to be on a more competitive team, or to stay with a specific team, all of which may have the effect of reducing potential brand income and conflict with stockholders’ interests in maximizing brand income. Since the contract party’s obligations under the brand contract are solely limited to obligations owed to us, the holders of shares of our securities have no contractual right to enforce such obligations against the contract party. Furthermore, since the contract party is neither a director nor an officer of our company, such contract party owes no fiduciary obligations to the holders of shares of our securities. As a result, our stockholders will have no recourse directly against the contract party, either under the brand contract or under the securities laws.

Profitability of our brand contracts may also depend upon the contract party’s ability to attract and maintain endorsements and attract and maintain other brand income generating activities.

The purchase price that we expect to pay for future ABI under our brand contracts is based on our assumption that the contract party will generate brand income in excess of that which may be predictable under the included contracts. Therefore, we expect that the contract party will need to be able to maintain existing included contracts as well as attract and maintain additional endorsements and other brand income generating activities. As noted above, the contract party has no obligation to take any actions to generate brand income, or to take any actions to increase the amount of brand income that the contract party currently generates. However, even if the contract party desires to and attempts to attract and maintain additional endorsements and other brand income generating activities there can be no assurances that such contract party will be able to do so.

Competition for endorsements and other brand income opportunities is intense. These opportunities may depend on a variety of factors, including the primary occupation, and perceived value of such profession to marketing executives, and on-field factors in the primary occupation, such as quality of the contract party’s performance, whether or not the contract party plays for a winning team, plays in post-season games, wins major golf tournaments, or wins individual awards or is named to the Pro Bowl or All-Pro Team, the market in which the contract party performs, skill of the contract party at such contract party’s position, the style of play and potential to perform in the future, as well as intangible traits off the field such as personality, personal drive and ambition, “likability,” authenticity and consistency. Thus, future endorsements and other brand income opportunities may be difficult to attract and maintain, and they may not generate as much brand income as we expect or that they have historically. A downturn in the performance of the contract party or even the team on which the contract party plays, whether the current team or a different team, could adversely affect such contract party’s ability to attract and maintain endorsements. Even if the contract party enters into multi-year agreements that are capable of generating significant brand income, such agreements may have termination clauses relating to performance, character or other reasons, or such agreements may become the subject of disputes. We will have no rights under our brand contracts to require the contract party to pursue any remedies or engage in any disputes with any third parties.

Brand income may decrease due to factors outside the control of the contract party, such as an injury, illness, medical condition or death of the contract party, or due to other factors such as public scandal or other reputational harm to the contract party. In any such event, we do not maintain any insurance against such an event, and it is likely that the brand income with respect to such brand contract will not return to its prior levels or may cease completely.

Our focus for the foreseeable future is to enter into brand contracts with high-profile athletes who play professional sports. There is a high risk of injury in many professional sports, and in particular in the NFL. Nevertheless, we do not maintain any insurance against the loss of any brand income as a result of injury, illness, medical condition or death of the contract party. Therefore, if a contract party becomes injured or sustains a serious illness or other adverse medical condition in the course of their professional career or otherwise, or dies, the brand income, and thus our ABI, would likely be dramatically less than we anticipate, and it is likely that such brand income would not return to its prior levels or may cease completely.

In some cases, we may also expect to receive material amounts of brand income from existing and future endorsement agreements entered into by the contract party, as well as other public activities related to the primary occupation of the contract party, such as television broadcasting. We believe that the contract party’s ability to attract and maintain any such endorsement agreements as well as other sources of brand income could depend on the contract party’s reputation and ability to be viewed favorably by the public. Prior to entering into a brand contract, we assess the character and reputation of the contract party and the brand through our independent assessments, industry references and background checks conducted by third parties. However, there can be no assurance that our review process uncovers all facts and characteristics that could adversely affect the reputation of a contract party or the value of the brand contract, or that our assessment of reputational risk based on our due diligence is accurate. Even if our review process provides us with an accurate assessment of the character and integrity of a contract party as of the date of our review, there can be no assurance that circumstances in the future will not change, or that a contract party may not suffer reputational damage in the future, whether as a result of future behavior or otherwise.

Any harm to the public reputation of a contract party, or association of the contract party’s name with a public scandal, may reduce the contract party’s ability to enter into and maintain future endorsements and other sources of brand income and as a result, brand income would likely decrease or may cease completely.

The contract party or other third parties may refuse or fail to make payments to us under the brand contracts.

Our cash flows depend on contract parties and other third parties making payments of ABI to us. A contract party or other third party may dispute amounts to which we believe we are entitled, or may be unwilling or unable to make payments to which we are entitled, including for reasons discussed elsewhere in these risk factors.

In either event, we may become involved in a dispute with the contract party or other third party regarding the payment of such amounts, including possible litigation. Disputes of this nature could harm the relationship between us and the contract party or other third party, and could be costly and time-consuming for us to pursue.

Failure of the contract party or other third party to make payments of our ABI to us for any reason would adversely affect our business and in particular the value of a tracking stock if the failure to pay relates to the brand contract associated with any tracking stocks.

In addition, if the contract party or other third party who may be obligated to make payments to us were to become the subject of a proceeding under the United States Bankruptcy Code or a similar proceeding or arrangement under another state, federal or foreign law, our rights and interests under the brand contract or otherwise may be prejudiced or impaired, perhaps significantly so. In such circumstances, we may be precluded, stayed or otherwise limited in enforcing some or all of our rights under the brand contract or otherwise and realizing the economic and other benefits contemplated therein. To the extent we do not receive payments under a brand contract to which we would otherwise be entitled as a result of any such debtor relief laws, then the amount of such payments we do not receive will nonetheless be attributable to the respective tracking stock. In such an event, such shortfall in income will be treated as a general expense of Fantex and be shared pro rata (calculated based on attributable income) among all of our then outstanding tracking stocks. As a result, the market value of a tracking stock could decline if another brand contract that is not related to a tracking stock is unenforceable as a result of debtor relief laws.

Our brand contracts are not secured by any collateral or guaranteed or insured by any third party and an investor must rely on Fantex to pursue remedies against the contract party in the event of any default.

The payments under a brand contract will be unsecured obligations of the contract party and will not be secured by any collateral, nor guaranteed or insured by any third party or governmental authority. Therefore, we will be limited in our ability to collect any payments that may be owed to us under a brand contract if those amounts are not paid. Generally, we would have to pursue remedies against the contract party or other third parties to whom our ABI was assigned by the contract party.

If the contract party defaults under the brand contract, there can be no assurances that the contract party will have adequate resources, if any, to satisfy any obligations to us under the brand contract. In addition, our brand contracts will require that our ABI be directly assigned to us by the contract party where commercially practicable. It may be necessary, therefore, for us to also pursue remedies against counterparties to included contracts. These counterparties may assert that the assignment of brand income by the contract party did not create an obligation on their part to pay any brand income to us.

If a contract party does not comply with the terms of an included contract, our management, at its discretion, could decide not to pursue damages for the contract party’s breach, which could adversely affect the amount of brand income that we receive under a contract.

Moreover, payment of the ABI is an obligation of the contract party to us, not obligations to our stockholders. Our stockholders will have no recourse directly against the contract party.

The brand contract does not restrict the contract party from incurring unsecured or secured debt, nor does it impose any other financial restrictions on the contract party.

If the contract party incurs additional secured or unsecured debt after entering into a brand contract with us, or if the contract party incurs excessive expenses, the contract party may be impaired in its ability to make payments to us under the brand contract. In addition, additional debt or expenses may adversely affect the contract party’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the contract party. To the extent that the contract party has or incurs other indebtedness and expenses and cannot pay all of its indebtedness or expenses, the contract party may choose to make payments to other creditors rather than us.

To the extent a contract party incurs other indebtedness that is secured, such as mortgage, home equity, or auto loans, the ability of secured creditors to exercise remedies against the assets of the contract party may impair the contract party’s ability to make payments to us under the brand contract. The contract party may also choose to repay obligations under secured indebtedness before making required payments on the brand contract because the contract party has no collateral at risk in the case of the brand contract.

The financial and other information that we obtain from the contract party or other third parties may be inaccurate and may not accurately reflect the true financial position of the contract party, and the risk of default on the brand contract may be significant and may be higher than we anticipate.

Prior to entering into a brand contract, we conduct a review of the contract party that includes collecting financial and other information from the contract party to evaluate financial suitability of the contract party, including a review of assets, liabilities, existing commitments, tax returns and credit scores. We also conduct an initial background check to help us assess the ability of the contract party to meet their financial obligations. However, we do not verify this information and it may be inaccurate or incomplete. If information that is supplied to us by the contract party or other third parties is inaccurate or incomplete, the risk of default on the brand contract may be significant and may be higher than we anticipate.

Our due diligence procedures may not reveal all relevant information regarding a targeted brand acquisition and may result in an inaccurate assessment of the projected value of an acquired brand.

Prior to entering into a brand contract with an athlete or other high profile individual, we conduct due diligence and review the included contracts of such contract party and other documents to support our estimate of such contract party’s projected brand income. As part of this due diligence process and assessment, we will rely in part on the contract party to fully address our questions by disclosing all relevant information and, in some cases, on information provided by third parties. However, our due diligence processes may not uncover all relevant facts, and our brand acquisitions may not be profitable. Although our brand contracts with our contract parties obligates them to, and we intend to require future contract parties, if any, to contractually agree to, disclose all material facts to us, we cannot guarantee that our current contract parties or any future contract party will comply with such disclosure requirements or that we can independently verify or uncover material events about our current contract parties or any such future contract parties.

The valuation of our brand contracts and expected ABI requires us to make material assumptions that may ultimately prove to be incorrect. In such an event, we could suffer significant losses that could materially and adversely affect our results of operations.

Our principal assets are expected to be derived from our brand contracts with athletes and other high-profile individuals. Those assets are considered “Level 3” assets under Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, as there is currently no active market where we are able to observe quoted prices for identical assets. As a result, our valuation of those assets incorporates significant inputs that are not observable. Fair value of future expected brand income is determined by measuring expected returns on player contracts, anticipated lengths of player careers and related contracts, anticipated future endorsements and anticipated renewals of existing contracts based on comparable individuals in the same industry. However, valuation of the expected brand income is highly speculative due to the heavily subjective nature of identifying comparable athletes and is inherently difficult due to the uniqueness of each professional athlete and the limited number of available comparable athletes.

The fair value measurement of Level 3 assets is inherently uncertain and creates additional volatility in our financial statements that are not necessarily related to the performance of the underlying assets. To determine the amount of our purchase price and the fair values of our brand contracts with our contract parties, we applied discount rates subjectively determined in our analysis based on assumptions that have not been reviewed by any independent financial advisor. If we determine in the future that the discount rates we used were too low, then our estimate of the fair value of any of our brand contracts may be too high. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a further discussion of fair value measurements.

Failure of a contract party to adequately protect their intellectual property could injure the value of the contract party’s brand.

We invest in high-profile brands through our brand contracts. Therefore, the success of our brand contracts is dependent on the contract party protecting their brand from intellectual property infringement (such as counterfeiting and other unauthorized uses of their intellectual property rights). Although contract parties may seek to protect the intellectual property rights associated with their brand by ensuring that they own and control certain intellectual property rights in and to those assets and, where appropriate, by enforcing those intellectual property rights, it may not be possible to detect all instances of brand infringement. Additionally, where instances of brand infringement are detected, we cannot guarantee that such instances will be prevented as there may be legal or factual circumstances that give rise to uncertainty as to the validity, scope and enforceability of a contract party’s intellectual property rights. We will have no rights under the brand contract to enforce any intellectual property rights of the contract party or the brand. Infringement of their trademark, copyright and other intellectual property rights by others could have an adverse effect on the brand income, and thus the ABI that we receive under the brand contract. If any contract party were to fail or be unable to secure, protect, maintain and/or enforce the intellectual property rights that vest in their brand, then we could lose a portion of our cash stream that would have been received from such brand assets.

Our cash received under brand contracts may fluctuate due to seasonality.

The cash receipts under our brand contracts may be subject to seasonal variation, limiting the overall comparability of interim financial periods. For example, the salary under NFL player contracts is usually paid out in even installments during the course of the NFL season, or as a signing bonus according to varying schedules. The NFL season occurs primarily in the third and fourth quarters of each calendar year. As a result, our interim results and any quarterly financial information may not be indicative of the financial performance for the whole year.

An economic downturn and adverse economic conditions may harm a contract party’s earning potential.

Economic downturns and adverse economic conditions may negatively affect the earnings of a contract party. For example, the NFL market salary cap is dependent upon the revenues the NFL receives and an economic downturn could result in a stagnant or declining salary cap. In addition, endorsements may depend in part on the actual or perceived personal disposable income of consumers and marketing budgets of endorsement partners. These commercial contract payments are contingent upon the expenditures of businesses across a wide range of industries, which industries may cut costs in response to any economic downturn.

Our ability to increase the value of any of our brands may be limited and our investments in the promotion of any of our brands may cause the market value of our stock to decline.

Our management and board of directors will have complete discretion in determining the scope and execution of our brand promotion efforts, if any, with respect to our brands. Any investment we may make to promote our acquired brands will be for long- or medium-term results and would not be expected to increase brand income in the near-term, if at all. Any expenditures that we may make on promotional activities that are attributable to a single brand will be an attributable expense to the associated tracking stock. To the extent that our promotional activities increase the attributable income of a tracking stock by an amount less than the attributable expenses for the promotion, the attributed retained earnings of that tracking stock would decline. There can be no assurances that our management will promote any of our brands in a manner that creates value for the associated tracking stock or any of our other stockholders.

Confidentiality agreements with employees and others may not adequately prevent disclosures of our proprietary information and confidential information of the contract party.

We have taken measures to protect our proprietary information and confidential information of the contract parties, but these measures may not be effective. We require new employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us, including for example, information we acquire about the contract parties, be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Nevertheless, employees, collaborators or consultants may still disclose or misuse our confidential information, and we may not be able to meaningfully protect our proprietary information and confidential information of the contract parties. In addition, others may independently develop substantially equivalent information or techniques or otherwise lawfully gain access to our proprietary information and confidential information of the contract parties, and thereafter communicate this information to others without maintaining its confidentiality. If this occurs, it may negatively impact our business and relationships with our current or future contract parties, and may damage our reputation and limit our ability to enter into new brand contracts. In addition, costly and time-consuming litigation could be necessary to enforce our proprietary rights or limit the prohibited disclosure of confidential information, and failure to obtain or maintain protection of our proprietary information or the confidential information of the contract parties could adversely affect our competitive business position.

Changes in government policy, legislation or regulatory or judicial interpretations could hinder or prevent our ability to conduct our business operations, including by hindering or preventing our ability to enforce our brand contracts or conduct offerings of securities.

Changes in government policy, legislation or regulatory or judicial interpretations could hinder or prevent our ability to conduct our business operations, including by hindering or preventing our ability to enforce our brand contracts or conduct offerings of securities. Most of our brand contracts are intended to be effective in perpetuity and may be terminated only upon mutual agreement of the contract party and us. In some jurisdictions, perpetual contracts have been found to be against public policy and therefore terminable in some circumstances. Our brand contracts are governed by California law, and California legal decisions do not disfavor express contractual terms for indefinite duration. However, we can provide no assurances that a California court may not rule differently in the future, or that a court of another jurisdiction might attempt to apply a different choice of law to our brand contracts. If this occurs then we may become involved in expensive and time consuming litigation, or may be unable in certain cases to enforce our brand contracts. Any other changes in or interpretations of current laws and regulations could also require us to increase our compliance expenditures, inhibit our ability to enter into new brand contracts or cause us to significantly alter or to discontinue offerings of additional tracking stocks. Altering the terms of our brand contracts or tracking stocks to comply with changes in or interpretations of applicable laws and regulations could require significant legal expenditures, increase the cost of managing or acquiring our brand contracts or make offerings of our tracking stocks less attractive to investors. In addition, our failure to comply with applicable laws and regulations could lead to significant penalties, fines or other sanctions. If we are unable to effectively respond to any such changes or comply with existing and future laws and regulations, our competitive position, results of operations, financial condition and cash flows could be materially adversely impacted.

The leagues, team owners, players associations, endorsement partners, elected officials or others may take actions that could restrict our ability or make it more costly for us to enter into future brand contracts.

Our business model depends on the cooperation of various third parties. Because the brand contracts and offerings of tracking stocks linked to the income of professional athletes and other high profile individuals is a novel business model, there may be influential parties with interests that are adverse or perceived to be adverse to our business, such as sports leagues, sports teams, fantasy sports networks or gambling institutions. These parties may seek to change the rules, policies, laws, regulations or legal interpretations in ways to prohibit, or limit the success of, our business. For example, in 2010 the Cantor Futures Exchange received approval from the Commodities Futures Trading Commission to launch the Hollywood Stock Exchange as a contract market for the trading of box office futures; however, the Motion Picture Association of America successfully lobbied members of the U.S. congress to pass legislation making trading in box office futures illegal. In a similar manner, influential parties that perceive our business model to be a threat to their business or detrimental to professional sports may attempt to lobby leagues, team owners, players associations, endorsement partners and elected officials to adopt rules, policies, laws, regulations or legal interpretations that inhibit us from conducting our business. Any such changes may adversely affect the ability of our contract parties to perform their obligations under brand contracts, or inhibit our ability to enter into new brand contracts with other contract parties. These changes could cover various requirements of the brand contract, such as prohibiting the sale or assignment of a portion of personal income, limiting the ability to enter into contracts with an indefinite term or limiting the ability of the contract party to disclose information about included contracts to us. Any such changes prohibiting, or limiting the enforceability of, any terms in the brand contract could prevent or inhibit our collection of the ABI to which we are entitled under the brand contract. Any limitations on the ability of the contract party to disclose information about included contracts to us, or the SEC if we deemed it necessary, could limit the ability of a contract party to enter into such agreements subsequent to entering into a brand contract with us. Any increase in the expenses associated with our management of the brand contract or decrease in the expected ABI that we will collect could materially and adversely affect the value of shares of our tracking stocks.

We are dependent on our management team, and the loss of any key member of this team may prevent us from implementing our business plan in a timely manner, or at all.

Our success depends largely upon the continued services of our executive officers and other key personnel, particularly Cornell “Buck” French, our Chief Executive Officer, David Mullin, our Chief Financial Officer, and David Beirne, Chairman of our board of directors. Neither we nor Fantex Holdings have employment agreements with any of our executive officers or key employees, other than Messrs. French and Mullin. The material terms of the agreements with Messrs. French and Mullin are described under “Executive Compensation—Executive Compensation Arrangements.” Our executive officers or key employees could terminate their employment with Fantex Holdings or us at any time without penalty. In addition, we do not maintain key person life insurance policies on any of our employees or any of our contract parties. The loss of one or more of these executive officers or key employees could seriously harm our business and may prevent us from implementing our business plan in a timely manner, or at all.

Risks Relating to Our Contract Parties in the NFL and MLB

The profitability of our brand contract with a contract party in the NFL or MLB is substantially dependent upon the contract party’s ability to play out his existing player contract and enter into additional high-value player contracts. If a contract party in the NFL or MLB does enter into additional high-value player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

We anticipate that we will receive the majority of payments due under our brand contract with a contract party in the NFL and MLB during the period of his professional sports playing career. These contract parties’ current player contracts represent the source of substantially all of the brand income under our brand contracts with them, and we expect that these contract parties’ annual incomes will continue to be more heavily weighted toward their player contracts than on other brand income-generating activities.

The length of the professional sports playing career of a contract party in the NFL or MLB is uncertain. These contract parties may not continue to perform well as players and therefore, their future earnings may be substantially less than those under their current player contracts. In addition, if such a contract party is unable to sign a new player contract or the terms of a new player contract are materially worse than his current player contract, the cash receipts from the related brand contract will decline, which in turn may cause the market value of our securities to decline.

In addition, in valuing the potential lifetime brand income of our contract parties in the NFL or MLB, we generally estimated that the brand income these contract parties may earn as a result of endorsements will be in excess of their historical earnings from endorsements. However, we do not know if these contract parties’ endorsement income will grow in the future, and we do not know if their reputations and brands will be enhanced as a result of their being one of our contract parties. In fact, a contract party’s reputation and brand may be negatively affected by his willingness to enter into a brand contract and trade potential future earnings for present income.

If future endorsement partners or professional sports teams suspect that a contract party has hidden motives behind accepting an upfront cash payment in exchange for a portion of his future earnings, future endorsement partners may be less willing to enter into contracts with a contract party and may not find his promises of future performance under such contracts reliable. In addition, the endorsement contracts that a contract party in the NFL or MLB may enter into during his playing career may be terminated if he ceases to play his professional sport. Furthermore, a contract party’s ability to successfully attract and retain endorsements is dependent on such party’s complying with the contractual requirements of those endorsements and there is no guarantee that a contract party will do so. For the aforementioned reasons, our contract parties may not be able to enter into new endorsement deals. In addition, the ability of each of our contract parties to generate other brand income after his playing career, such as through coaching or broadcasting, is unproven. A contract party’s failure to attract and maintain key endorsements or generate other brand income after his playing career could have a negative impact on our cash received under the brand contract.

The opportunity to receive a return of capital or any profit from an investment in any Fantex security linked to the brand income of an NFL or MLB player will depend in large part upon the ability of our contract parties to generate significant future brand income from professional sports and in some cases enter into and maintain endorsement contracts that are significantly in excess of those they have had historically. If a contract party does enter into additional high-value player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money. For a more detailed description of the valuation of the each of our brand contracts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 60.

A contract party’s NFL or MLB player contract is a significant portion of the current cash we would receive under their brand contract.

We expect that each contract party’s NFL or MLB player contract will generate a significant portion of the current cash we expect to receive under their brand contract. In many cases, the amount of ABI under a playing contract is not guaranteed. We cannot guarantee that a contract party will be able to enter into a new NFL or MLB player contract when the existing contract expires.

A contract party could cease playing in the NFL or MLB at any time due to illness, injury or death, if they are dropped from the team and unable to secure a new contract, if they incur negative publicity or if they are suspended or banned from the NFL or MLB.

We expect that a significant portion of the brand income we expect to receive from a contract party will come from current and future NFL or MLB playing contracts.  However, a contract party could cease playing football in the NFL or MLB at any time due to illness, injury or death, if they are dropped from the team and unable to secure a new contract, if they incurs negative publicity or if they are suspended or banned from the NFL or MLB. If any of these were to occur, a contract party would not receive amounts under their existing player contract and may not be able to secure future playing contracts.

Risks Relating to Our Contract Parties on the PGA Tour

The profitability of our brand contract with a contract party on the PGA TOUR is substantially dependent upon the contract party’s ability to remain on the PGA TOUR. If a contract party does not remain on the PGA TOUR it is likely the contract party’s golf earnings will be substantially lower than our estimates.

We anticipate that we will receive the majority of payments due under our brand contract with a contract party in the NFL and MLB during the period of his professional sports playing career. These contract parties’ current player contracts represent the source of substantially all of the brand income under our brand contracts with them, and we expect that these contract parties’ annual incomes will continue to be more heavily weighted toward their player contracts than on other brand income-generating activities.

The length of the professional sports playing career of a professional golfer is uncertain. These contract parties may not continue to perform well as players and therefore, their future earnings may be substantially less than previous earnings. In addition, if such a contract party is unable to maintain his PGA TOUR card the cash receipts from the related brand contract will decline, which in turn may cause the market value of our securities to decline.

In addition, in valuing the potential lifetime brand income of our professional golfer contract parties, we generally estimated that the brand income these contract parties may earn as a result of endorsements will be in excess of their historical earnings from endorsements. However, we do not know if these contract parties’

endorsement income will grow in the future, and we do not know if their reputations and brands will be enhanced as a result of their being one of our contract parties. In fact, a contract party’s reputation and brand may be negatively affected by his willingness to enter into a brand contract and trade potential future earnings for present income.

If future endorsement partners suspect that a contract party has hidden motives behind accepting an upfront cash payment in exchange for a portion of his future earnings, future endorsement partners may be less willing to enter into contracts with a contract party and may not find his promises of future performance under such contracts reliable. In addition, the endorsement contracts that a professional golfer may enter into during his playing career may be terminated if he ceases to play his professional sport or remain on the PGA TOUR. Furthermore, a contract party’s ability to successfully attract and retain endorsements is dependent on such party’s complying with the contractual requirements of those endorsements and there is no guarantee that a contract party will do so. For the aforementioned reasons, our contract parties may not be able to enter into new endorsement deals. In addition, the ability of each of our contract parties to generate other brand income after his playing career, such as through coaching or broadcasting, is unproven. A contract party’s failure to attract and maintain key endorsements or generate other brand income after his playing career could have a negative impact on our cash received under the brand contract.

The opportunity to receive a return of capital or any profit from an investment in any Fantex security linked to a professional golfers brand income will depend in large part upon the ability of our contract parties to generate significant future brand income from professional sports and in some cases enter into and maintain endorsement contracts that are significantly in excess of those they have had historically. For a more detailed description of the valuation of the each of our brand contracts, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 60.

A contract party could cease playing professional golf at any time due to illness, injury or death and if they are suspended or banned from professional golf tours.

We expect that a significant portion of the brand income we expect to receive from a professional golfer contract party will come from earnings on the PGA TOUR.  However, a contract party could cease playing professional golf any time due to illness, injury or death or if they are suspended or banned from professional golf tours, especially the PGA TOUR. If any of these were to occur, a contract party earnings from playing professional golf would be severely impacted.

Risks Relating to Each of Our Contract Parties

Our ability to increase the value of our brands may be limited and our investments in the promotion of such brands may cause the market value of our stock to decline.

The endorsement potential of each of our contract parties may be limited and we may be unable to increase the value of the associated brand despite our efforts. To the extent that our promotional activities are unsuccessful, the market value of shares of our tracking stocks may decline. Furthermore, even if our promotion activities increase the endorsement income to our contract parties, the promotional activities may nonetheless have a negative impact on the market value of shares of our tracking stock because we will only receive a portion of any increased brand income. For example, because the ABI under our typical brand contract is 10% of brand income, our promotion efforts must produce brand income equal to at least ten times our costs for such promotion efforts in order to return our investment. There can be no assurances that our management will promote any of our brands in a manner that creates value for holders of shares of our tracking stocks.

The value of our brands is dependent upon the performance of, and to a lesser extent, the popularity of our contract parties.

Our cash receipts under each of our brand contracts are driven by the performance of, and to a lesser extent, the popularity of our contract parties. The contract party’s performance in their primary career directly affects, and a deterioration of their performance could adversely affect, the ABI under our brand contract. Poor or mediocre performance could cause the contract party’s playing contract to be terminated and may result in sponsors cancelling their endorsements, or result in the contract party failing to qualify for additional incentive payments under existing or future endorsement contracts. We cannot ensure that any of our contract parties will continue to be successful in their playing careers.

Contract parties could be negatively affected by a work stoppage.

If the NFL or MLB or PGA Tour experiences a work stoppage, then the earnings of a contract party in such professional sports organization will be adversely affected. For example, in 1974 and 1982 the NFL experienced player strikes and in 2011 the NFL owners staged a “lockout” of the players. If either a strike or a lockout occurs during an NFL or MLB season, a players pay may be suspended. If a work stoppage occurs on the PGA Tour a contract party would not have the opportunity to earn tournament prize money. Each of our contract party’s earnings are heavily dependent on their professional football salary and would be negatively affected by any such work stoppage. This would have a negative impact on the payments we receive under the brand contract. We can give no assurances that such work stoppages will not occur.

Contract parties could be negatively affected by current and future rules of the professional sports organization in which they participate, including rules and standards of personal conduct which, if violated, could lead to fines and/or suspension or a permanent ban from competition.

Current professional conduct rules that permit the suspension of players or termination of player contracts for certain violations of rules may adversely affect the earnings of each our contract parties. The NFL, MLB and PGA Tour have promulgated a number of rules and standards of personal conduct which, if violated, could lead to fines and/or the contract party’s suspension or permanent ban from the applicable professional sports organization. While we are not aware of, or privy to, all of the circumstances which might lead to a contract party’s suspension or permanent ban from competition, personal conduct that could result in the termination of the player contract, permanent ban from competition or suspension includes, but is not limited to: criminal offenses (including domestic violence); the use or provision of steroids or other prohibited substances; certain violent, threatening or inherently dangerous conduct; gambling, bribery, game-fixing or the failure to report bribery or game-fixing in connection with NFL or MLB games; and any other conduct that undermines or puts at risk the integrity and reputation of the professional sports organization, its clubs, teams, affiliates or players. For example, on September 8, 2014, the Baltimore Ravens terminated the contract of, and the NFL indefinitely suspended, Baltimore Ravens player Ray Rice for domestic violence. The suspension or ban from competition or termination of a contract party’s NFL or MLB player contract could have a negative impact on such contract party’s brand income and therefore would impact the ABI we receive under the respective brand contract.

Future changes to the NFL, MLB or PGA Tour rules or other regulations may also adversely affect the earnings of each of our contract parties. These regulations could cover various aspects of their participation, such as changes to the rules of the game resulting in a devaluation of their respective skill sets, changes governing player eligibility and fines, and changes to the league’s CBA or association’s rules. Changes in the format of the game and league in which the contract party plays could have a negative impact on their brand income and therefore, will impact the ABI we receive under the respective brand contract.

There could be a decline in the popularity of the professional sports organization in which the contract party plays, or a decline in the contract party’s popularity.

There can be no assurance that the NFL, MLB or PGA Tour will retain its popularity as a sport, together with the associated levels of media coverage. A substantial decline in the popularity of the professional sports organization in which a contract party competes, whether as a result of the increase in the popularity of other professional sports or the emergence of new spectator sports, could impact the amount a contract party earns on and off the field. In addition, the contract party could suffer a decline in popularity, including as a result of poor performance or behavior by the contract party, particularly if such performance or behavior tarnishes the contract party’s brand image. Any one of these events or a combination of such events could have a material adverse effect on the trading volume of our securities and on the cash received under the brand contract associated with such contract party.

The profitability of a contract party’s brand contract is substantially dependent upon the contract party to enter into additional high-value NFL or MLB player contracts, and on their ability to successfully attract and retain endorsements during their playing career and thereafter significantly in excess of the amounts they have attracted historically and/or generate other brand income after their playing career. If a contract party does enter into additional high-value NFL or MLB player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

We anticipate that we will receive the majority of payments due under our brand contract with a contract party during the period of their NFL or MLB playing career. A contract party’s current NFL or MLB player contract represents the source of a significant portion of all brand income, and we expect that a contract party’s annual income will continue to be more heavily weighted toward their NFL or MLB player contract than on other brand income generating activities.

The length of a contract party’s NFL or MLB playing career is uncertain. Following the expiration of a contract party’s current playing contract, NFL or MLB teams may be unwilling to enter into an NFL or MLB player contract with a contract party. In addition, a contract party may not continue to perform well as an NFL or MLB player and therefore, future earnings may be substantially less than those under their current NFL or MLB player contract. If a contract party is unable to sign a new NFL or MLB player contract or the terms of such new contract are materially worse than their current NFL or MLB player contract, the cash receipts from the contract party will decline, which in turn may cause the market value of shares of the tracking stock linked to the brand agreement with a contract party to decline.

In addition, in valuing a contract party’s potential lifetime brand income, we estimated the brand income a contract party may earn as a result of their endorsements to be significantly in excess of their historical earnings from endorsements. However, we do not know if their endorsement income will grow in the future, and we do not know if their reputation and brand will be enhanced as a result of their being one of our contract parties. In fact, their reputation and brand may be negatively affected by their willingness to enter into a brand contract and trade potential future earnings for present income.

If future endorsement partners or NFL or MLB teams do not like that a contract party accepted an upfront cash payment in exchange for a portion of their future earnings, future endorsement partners may be less willing to enter into contracts with a contract party. In addition, a contract party’s endorsement contracts that they may enter into during their NFL or MLB playing career may be terminated if a contract party does not play for an NFL or MLB team. Furthermore, a contract party’s ability to successfully attract and retain endorsements is dependent on a contract party complying with the contractual requirements of those endorsements and there is no guarantee that a contract party will do so. Moreover, future endorsement partners may be less willing to enter into contracts with a contract party as a result of their entering into the brand contract with us in order to avoid public disclosure of their arrangements with a contract party. For the aforementioned reasons, a contract party may not be able to enter into new endorsement deals. In addition, their ability to generate other brand income after their playing career, such as through coaching or broadcasting, is unproven. Failure to attract and maintain key endorsements or generate other brand income after their playing career could have a negative impact on our cash received under the brand contract.

The opportunity to receive a return of capital or any profit from an investment in our tracking stocks will depend in large part upon a contract party’s ability to enter into additional high-value, multi-year NFL or MLB player contracts and on their ability over the same period and beyond to enter into and maintain endorsement contracts that are significantly in excess of those they have had historically. If a contract party does enter into additional high-value, multi-year NFL or MLB player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

In general we have limited historical data upon which to base our valuation and projections of a contract party’s future earnings potential.

Most of our contract parties have played less than five seasons in their respective sport. As a result, we have limited historical data upon which to build our analysis and valuation of the future professional sports earnings, future endorsements and other post-career contracts for a contract party.

A contract party may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of a contract party may affect the cash received by us under the brand contract.

Any injury, illness or medical condition of a contract party could cause you to lose a substantial portion or all of your investment in a tracking stock linked to that contract party’s brand agreement. Even if not career-ending, an injury, illness or medical condition could have a negative effect upon a contract party’s performance and may result in a loss of brand income that would otherwise have resulted from the contract party competing in his professional sport. A reduction in brand income will reduce our ABI and our ability to make dividend payments, if any, and will have a negative impact on the value of shares of the associated tracking stock. Any of these outcomes could also affect our ability to enter into additional brand contracts or to finance the acquisition of additional brands, which would have an adverse impact on our ability to execute on our business strategy.

All of our contract parties in the NFL and MLB have experienced injuries which, in certain cases, have caused that contract party to miss games. In addition each contract party has experienced other instances of normal wear and tear as an amateur and professional athlete and we expect that each contract party will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect a contract party’s playing performance and the value of the contract party’s brand.

A substantial portion of our anticipated income under the brand contract is attributable to a contract party’s expected earnings from his professional sport. To the extent that the value of your investment is dependent on the competitive success of a contract party, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to a contract party. If a contract party is unable to play as a result of any injury, illness or medical condition they may be unable to enter into any future NFL or MLB player contracts or earn PGA Tour prize money, as the case may be. Additionally, certain endorsement contracts are made subject to an athlete’s continued participation in his professional sport and if they cease to be a professional athlete for any reason, including injury, illness or medical condition, their ability to maintain sponsors and their ability to attract new sponsors may be severely diminished.

It is difficult to estimate with precision the projected future earnings of a contract party because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in our tracking stocks.

Because the length of a contract party’s playing career is uncertain, we made certain estimates to predict a contract party’s career length. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of a contract party in his professional sport and other brand income activities. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in our tracking stocks.

Future negative publicity could harm a contract party’s reputation and impair the value of his brand.

The return on your investment in our securities depends on the value and strength of the brand and reputation of our contract parties as well as the financial success of Fantex as a whole. Each of our contract parties has in the past received, and we expect will continue to receive in the future, media coverage. Unfavorable publicity regarding a contract party’s professional performance or his behavior off the field could negatively affect his brand and reputation. Any negative publicity regarding a contract party’s on-field or on-course performance or off-the-field behavior or otherwise could damage his reputation and impair the value of his brand. Moreover, future endorsement agreements may contain “morality” clauses which would permit counterparties to endorsement agreements to terminate those agreements with the contract party in certain circumstances (such as if he were charged with a felony or other crime involving fraud, dishonesty, violence, physical harm to another person, possession or use of illegal drugs or moral turpitude), further reducing our potential ABI.

Risks Relating to our Tracking Stock Structure

There are numerous risks investors should be aware of with respect to how we intend to structure our business and our proposed tracking stock structure.

Our amended and restated certificate of incorporation authorizes us to establish and issue from time to time one or more series of common stock and to determine the terms and rights of each such series. We intend to enter into additional brand contracts in the future, and we intend to establish and issue an additional series of common stock, which we refer to as our tracking stocks, with each new brand contract. Each tracking stock would be intended to track and reflect the separate economic performance of the assets and expenses associated with the associated brand contract. As a result, we expect to issue multiple tracking stocks in the future, and there are numerous risks associated with our proposed tracking stock structure.

A specified portion of the ABI associated with each of our brand contracts will be attributed to our platform common stock rather than the associated tracking stock. Therefore each of our tracking stocks will only partially reflect the economic performance of the associated brand contract.

Our tracking stocks are intended to track the performance of our brand contracts. However, we are attributing to our brands only 95% of the ABI under each brand contract. The remaining 5% of ABI under the brand contracts will be attributed to our platform common stock. Similarly, in the future when we issue additional tracking stocks we intend to attribute a portion of the ABI under the associated brand contracts to the platform common stock. Therefore, each of our tracking stocks will only partially reflect the economic performance of the associated brand contract and other assets and expenses of the associated tracking stock, even though we may use the proceeds of our tracking stock offerings to fund the full purchase price of the associated brand contract.

In addition, an investment in any of our tracking stocks would not represent an ownership interest in any related brand contract or assets associated with any particular tracking stock. Rather, an investment in any of our tracking stocks would represent an ownership interest in one consolidated company, Fantex.

As a series of our common stock, each of our tracking stocks will be exposed to additional risks associated with our company as a whole, including any individual tracking stock that exists at the time of any investment or that we may establish and issue in the future.

Investors in any of our tracking stocks are our common stockholders and an investment in a tracking stock will represent an ownership interest in our company as a whole, which exposes holders to additional risks associated with any individual tracking stock that exists at the time of any investment or that we may establish and issue in the future, even if an investor only owns shares of one series of our common stock. Holders of one tracking stock will be exposed to the risks associated with our other current tracking stocks and any tracking stock we may establish and issue in the future. We will attribute, for financial reporting purposes, assets, liabilities, income, expenses and cash flows to tracking stocks that we establish for brands we acquire in the future, and we will include unaudited attributed financial information as part of our financial reporting for each tracked stocks we establish. However, holders of any of our tracking stocks will not have any legal rights related to specific assets attributed to the associated tracked stocks. Rather, Fantex will retain legal title to all of its assets, including assets attributed to any of our current tracking stocks or any other tracking stock we establish in the future, and, in any liquidation, holders of our tracking stocks and holders of any other tracking stocks we may establish in the future, together with holders of our platform common stock, will be entitled to receive a proportionate share of our available net assets available for distribution to stockholders after we satisfy our creditors, including creditors of any tracking stock other than a tracking stock in which investors may invest.

We could be required to use assets attributed to one tracking stock to pay liabilities attributed to another tracking stock.

The assets attributed to one tracking stock are potentially subject to the liabilities attributed to another tracking stock, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to such other tracking stock. No provision of our amended and restated certificate of incorporation prevents us from satisfying liabilities of one tracking stock with assets of another tracking stock, and our creditors will not in any way be limited by our capital structure from proceeding against any assets they could have proceeded against if we did not have any tracking stocks. As a result, although we intend for the tracking stocks to track the performance of a particular brand contract, we cannot provide any guarantee that the tracking stock will in fact track the performance of such brand contract and that a particular tracking stock will not be subject to a disproportionate share of the burden of any non-performing brand contracts, whether or not included in the assets attributed to such tracking stock, and will not be attributed a disproportionate amount of our general liabilities, costs and expenses.

The market price of our tracking stocks may not reflect the intrinsic value or performance of the associated brand contract or contract party.

The market price of our tracking stocks may not reflect the performance of the associated brand contract. Holders of our tracking stock will be common stockholders of Fantex as a whole and, as such, will be subject to all risks associated with an investment in Fantex and all of our tracking stocks, assets and liabilities. As a result, the market price of our tracking stocks may reflect the performance of Fantex as a whole or may more independently reflect the performance of some or all of the assets attributed to the associated brand. We value each of our brand contracts using the fair value option under ASC 825. Our fair value determination may be different from the implied value of a brand contract based on the market price for a tracking stock. In addition, investors may discount the value of any of our tracking stocks because it is part of a common enterprise rather than a stand-alone entity.

The market price of our tracking stocks could be affected by the on-field performance of our contract parties to the extent that such on-field performance has a long-term impact on the brand income received by such contract parties.

Because our tracking stocks are intended to track and reflect the economic performance of the underlying brand contracts, and not the on-field performance of the associated contract parties, we do not believe that the trading price of our tracking stocks will necessarily bear any relationship to the short-term on-field performance of any of our contract parties. However, the trading prices and overall economic performance of our tracking stocks would be affected by the on-field performance of our contract parties to the extent that such on-field performance has a long-term impact on such contract party’s brand income. If a contract party’s on-field performance results in a reduction in brand income, then the ABI we receive from that contract party pursuant to the underlying brand contract will be less than we have estimated. Any reduction in the ABI that we receive under our brand contracts may constrain our ability to make dividend payments to investors in the related tracking stock, and could have a negative impact on the value of shares of such tracking stock. As a result, the economic performance of our tracking stocks may be indirectly affected by the on-field performance of our contract parties.

The market price of our tracking stocks may be more volatile than other publicly traded common stock because of our unique capital structure.

The market price of our tracking stocks may be volatile, could fluctuate substantially and could be affected by factors that do not affect other publicly-traded common stock. Our capital structure and business model is unique and we do not know how the market will react. In addition, to the extent the market prices of any of our tracking stocks reflect the performance of more focused brand contracts, assets and liabilities than traditional common stock, the market prices of our tracking stocks may be more volatile than the market price of traditional common stock because they may be more sensitive to events or circumstances that could impact the associated tracking stocks. The market prices of any of our tracking stocks may be materially affected by, among other things:

•                  actual or anticipated fluctuations in brand income or expected brand income attributed to the associated tracking stock, or in other operating results related to the associated tracking stock;

•                  potential acquisition activity by Fantex, including in brands we acquire or that we publicly announce that we intend to acquire or that people anticipate we may acquire;

•                  changes in estimates of brand income by analysts or commentators;

•                  the complex nature and the potential difficulties investors may have in understanding the terms of our tracking stocks, the terms of our platform common stock or our business model, as well as concerns regarding the possible effect of certain of those terms on an investment in our stock;

•                  actual or anticipated liabilities or expenses attributed to the associated tracking stock or any other tracking stock or Fantex as a whole; and

•                  general market conditions.

Our capital structure may create conflicts of interest for our board of directors and management, which could have a material adverse effect on the market value of any of our tracking stocks.

Our tracking stock capital structure could create conflicts of interest, and our board of directors may make decisions that could adversely affect only some holders of our common stock. Our tracking stock capital structure could give rise to occasions when the interests of holders of one tracking stock might diverge or appear to diverge from the interests of holders of another tracking stock. In addition, there may be inherent conflicts of interests between any of our tracking stocks and the platform common stock. Our tracking stocks do not represent investments in separate entities and thus holders of our tracking stocks, platform common stock and any future tracking stocks will not have the right to elect separate boards of directors. As a result, our officers and directors owe fiduciary duties to Fantex as a whole and all of our stockholders as opposed only to holders of a particular tracking stock. Decisions deemed to be in the best interest of Fantex and all of our stockholders may not be in the best interest of a particular tracking stock when considered independently. Examples include decisions relating to:

•                  the terms of any business relationships that may be created between and among any of our tracking stocks and the platform common stock or the terms of any attributions of assets between any of our tracking stocks and the platform common stock;

•                  the timing of a merger or other change of control transaction involving Fantex and its impact on the allocation of consideration among the holders of our current tracking stocks, any future tracking stocks and platform common stock;

•                  the allocation of corporate opportunities between any of our tracking stocks, especially where the opportunities might meet the strategic business objectives of more than one tracking stock;

•                  operational and financial matters that could be considered detrimental to one tracking stock but beneficial to another tracking stock;

•                  the conversion of shares of any of our tracking stocks into shares of platform common stock;

•                  the creation of any new tracking stocks;

•                  the making of, and, if made, the subsequent increase or decrease of any inter-series equity investments that one tracking stock may make in another tracking stock;

•                  the internal or external financing or assets attributable to any of our tracking stocks;

•                  the dispositions of assets of any of our tracking stocks; and

•                  the payment of any dividends on any of our tracking stocks or our platform common stock.

Our parent and certain directors of our parent, as holders of our platform common stock and other series of our common stock, will have control over key decision making as a result of their control over a majority of our voting stock.

Our parent and certain directors of our parent are able to exercise voting rights with respect to approximately 98.6% of our outstanding stock and as such, a majority of the voting power of our outstanding capital stock. Our platform common stock and each of our tracking stocks are each entitled to one vote per share. As a result, our parent will hold substantially all of the voting power of our outstanding capital stock and has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. As a stockholder, even a controlling stockholder, our parent is entitled to vote its shares in its own interests, which may not always be in the interests of our stockholders generally. Our parent will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of our platform common stock represent a majority of all outstanding shares of our common stock. This concentrated control will limit the ability of other stockholders to influence corporate matters for the foreseeable future.

Ownership of our platform common stock by our parent company and any of our officers or directors, may create, or appear to create, conflicts of interest with holders of our tracking stocks.

Ownership of platform common stock by our parent company and any of our officers or directors, may create or appear to create conflicts of interest. Our parent company and our directors or officers directly or indirectly own an interest in our platform common stock, which interest constitutes substantially all of the voting power in our company. Nevertheless, ownership of platform common stock by Fantex Holdings or any of our officers or directors could create or appear to create conflicts of interest when our parent company or any of our officers or directors are faced with decisions that could have different implications for the holders of shares of our tracking stocks and holders of platform common stock.

Our officers and directors may have a conflict of interest or appear to have a conflict since almost all of our officers are also officers of Fantex Holdings.

Our Chief Executive Officer is a member of our parent’s board and some of our officers are also officers of our parent company. Because our parent holds all of our platform common stock, its interests are expected to conflict in certain respects with the interests of holders of our current or future additional tracking stocks. Furthermore, since our parent is also required to provide services to us under the management agreement as long as such agreement is in effect, certain of its interests pursuant to that agreement are directly adverse to the interests of Fantex. These differing interests could create or appear to create conflicts of interest when our officers or directors are faced with decisions that could have different implications for Fantex Holdings and Fantex.

Other than pursuant to our management and attribution policies we have not adopted any specific procedures for consideration of matters involving a divergence of interests among holders of shares of our tracking stocks and our platform common stock, or among holders of different tracking stocks. Rather than develop additional specific procedures in advance, our board of directors intends to delegate decisions to our independent conflicts committee, which will exercise its judgment from time to time, depending on the circumstances, as to how best to:

•                  obtain information regarding the divergence (or potential divergence) of interests;

•                  determine under what circumstances to seek the assistance of outside advisers;

•                  determine whether a special committee of our board of directors should be appointed to address a specific matter and the appropriate members of that committee;

•                  in certain circumstances, authorize the incurrence of indebtedness for borrowed money or issuance of debt securities; and

•                  assess what is in our best interests and the best interests of all of our stockholders.

Investors in a tracking stock may not have any remedies under Delaware law if the actions of our directors or officers adversely affect the market value of any of our tracking stocks.

Holders of a particular tracking stock may not have any remedies if any action by our directors or officers has an adverse effect on only that tracking stock. Principles of Delaware law and the provisions of our amended and restated certificate of incorporation may protect decisions of our board of directors that have a disparate impact upon holders of any tracking stock. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of our stockholders, regardless of the stock, or series, they hold. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that, subject to any applicable provisions of the certificate of incorporation, a board of directors generally owes an equal duty to all stockholders and does not have separate or additional duties to any subset of stockholders. Judicial opinions in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of holders of tracking stocks may be judged under the business judgment rule. In some circumstances, our directors or officers may be required to make a decision that is viewed as adverse to the holders of a particular tracking stock. Under the principles of Delaware law and the business judgment rule referred to above, investors may not be able to successfully challenge decisions that they believe have a disparate impact upon the stockholders of one of our tracking stocks if a majority of our board of directors, or an authorized committee thereof, is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the board is acting in the best interest of our stockholders collectively.

We may dispose of assets of a tracking stock without stockholder approval.

Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Fantex taken as a whole, and our amended and restated certificate of incorporation does not require a separate class vote in the case of a sale of a significant amount of assets associated with any of our tracking stocks. As long as the assets attributed to a tracking stock or the platform common stock proposed to be disposed of represent less than substantially all of our assets, we may approve sales and other dispositions of any amount of the assets of such tracking stock without any stockholder approval.

Holders of any of our tracking stocks may not be adequately compensated if we sell all or substantially all of the assets of the associated tracking stock.

If we dispose of all or substantially all of the assets attributed to any tracking stock, we would be required, if the disposition is not an exempt disposition under the terms of our amended and restated certificate of incorporation, to choose one or more of the following alternatives:

•                  pay a dividend to holders of the associated tracking stock out of the available net proceeds of such disposition; or

•                  if there are legally sufficient assets and the available dividend amount for the associated tracking stock would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the associated tracking stock, redeem all outstanding shares of the associated tracking stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the associated tracking stock, redeem a portion of the outstanding shares of our associated tracking stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or

•                  following the two-year anniversary of the filing of a certificate of designations creating any tracking stock, convert each outstanding share of the associated tracking stock into our platform common stock at the applicable conversion ratio; or

•                  combine a conversion of a portion of the outstanding shares of the associated tracking stock into a number of shares of our platform common stock at the applicable conversion ratio with either the payment of a dividend on or a redemption of shares of the associated tracking stock.

In this type of a transaction, holders of the disposing tracking stock may receive less value than the value that a third-party buyer might pay for all or substantially all of the assets of the tracking stock.

Our board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of any particular tracking stock.

Holders of any of our tracking stocks may receive less consideration upon a sale of the assets attributed to the associated tracking stock than if that tracking stock were a separate company.

If any of our tracking stocks were a separate, independent companies and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company with the same assets might receive a greater amount of proceeds than the holders of shares of our tracking stocks would receive upon a sale of all or substantially all of the assets of the associated brand. In addition, we cannot assure investors in a tracking stock that in the event of such a sale the per share consideration to be paid to holders of shares of our tracking stocks will be equal to or more than the per share value of that share of stock prior to or after the announcement of a sale of all or substantially all of the assets of the associated brand. Further, there is no requirement that the consideration paid be tax-free to the holders of the shares of our tracking stocks. Accordingly, if we sell all or substantially all of the assets attributed to one of our brands, our stockholders could suffer a loss in the value of their investment in Fantex.

In the event of a liquidation of Fantex, holders of any of our tracking stocks will not have a priority with respect to the assets attributed to the associated tracking stock remaining for distribution to stockholders.

Under the amended and restated certificate of incorporation, upon liquidation, dissolution or winding up of Fantex as a whole, holders of our tracking stocks will be entitled to receive, subject to the prior payment in full of creditors, a proportionate interest in the assets of Fantex remaining for distribution to holders of common stock in an amount per share equal to the fair value of such share of common stock; however, if the assets of Fantex legally available for distribution to the holders of common stock are insufficient to permit the payment to shares of all of our outstanding tracking stocks the full amount to which they would otherwise be entitled, then the assets available for distribution to the holders of common stock shall be distributed to all holders of each tracking stock ratably in proportion to the full amounts to which they would otherwise have been entitled to receive. As a result, the proportionate share of Fantex’s assets that any holder of our tracking stocks would be entitled to receive upon any liquidation may be less than the assets of the associated tracking stock, and less than the amount that an investor would have received if the associated tracking stock were a separate company.

Our board of directors may, in its sole discretion, elect to convert any of our tracking stocks into our platform common stock following the two-year anniversary of the filing of a certificate of designations creating such tracking stock, thereby changing the nature of any investment in a tracking stock and possibly diluting an investor’s economic interest in Fantex or creating market uncertainty regarding the nature of an investor’s investment, any of which could result in a loss in value to holders of our tracking stocks.

Our amended and restated certificate of incorporation and the certificate of designations for each of our tracking stocks will permit our board of directors, in its sole discretion, to convert all of the outstanding shares of any tracking stock into shares of our platform common stock, following the two-year anniversary of the filing of a certificate of designations creating such tracking stock, at an exchange rate based on the relative fair value of a share of the impacted tracking stock and the fair value of a share our platform common stock at the time. Our amended and restated certificate of incorporation and the certificate of designations for future tracking stocks are expected to permit our board of directors, in its sole discretion, to convert all of the outstanding shares of any future tracking stocks into shares of platform common stock, following the two-year anniversary of the filing of a certificate of designations creating such tracking stock, at an exchange rate based on the relative fair value of the that tracking stock and the platform common stock at the time.

Although we do not anticipate converting an actively traded tracking stock into platform common stock that is not also actively traded, there may be circumstances that exist in the future where our board of directors and, where applicable, the conflicts committee of our board of directors may consider it to be in the best interests of its stockholders to do so. For example, we anticipate converting a tracking stock into platform common stock in the following circumstances:

•                  if the tracking stock is no longer an actively traded stock, such as, for example, if the contract party for the brand contract underlying that tracking stock suffers an injury, illness, medical condition or dies, and their brand income diminishes as a result and there is little if any expectation that their brand income will materially increase in the future. In this case our board of directors may convert the shares of that tracking stock into platform common stock as a means of retiring the tracking stock, and our board of directors may do so in this circumstance even if the platform common stock is not an actively traded stock. As a result, the value received at the time of conversion of our tracking stock to platform common stock may be limited because such conversion is likely to occur at a time when the value of a tracking stock has little or no value. Furthermore, the conversion could result in an investor holding shares of our platform common stock that are not actively traded as determined in good faith by our board of directors or a committee of our board of directors.

•                  other special or extraordinary circumstances exist, such as a potential restructuring, reorganization or change of control of Fantex. We would not expect our board of directors to approve a conversion in this circumstance unless there is an active trading market for the platform common stock at the time of such conversion. Our board of directors may effect such a conversion at a time when the market value of either our platform common stock or the relevant tracking stock could cause, or be perceived to cause, the stockholders of either of such series to be disadvantaged.

Any conversion of a tracking stock into platform common stock, whether or not the platform common stock is at the time an actively traded stock as determined in good faith by our board of directors or a committee of our board of directors, would preclude the holders of that tracking stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant brand contract. This uncertainty may also impact the market value of a tracking stock even if we do not ever convert a tracking stock. We cannot predict the impact on the market value of our stock because our board of directors’ ability to effect any such conversion or the exercise of this conversion right by Fantex.

Our capital structure may inhibit beneficial acquisition offers.

Our capital structure, as well as the fact that our brand contracts are not independent companies may inhibit or prevent acquisition bids for one of our brand contracts and may make it difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders. If our brands were separate independent companies, any person interested in acquiring the brand without negotiating with management could seek control of that tracking stock by obtaining control of its outstanding voting stock, by means of a tender offer, or by means of a proxy contest. Although we intend our tracking stocks to reflect the separate economic performance of the associated brand contract, it is not a separate entity and a person interested in acquiring a tracking stock without negotiation with our management could obtain control of that tracking stock only by obtaining control of a majority in voting power of the platform common stock. The existence of shares of common stock, and different series of shares, relating to different brand contracts could present complexities and in certain circumstances pose obstacles, financial and otherwise, to an acquiring person that are not present in companies that do not have capital structures similar to ours.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in control of Fantex that a stockholder may consider favorable.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in control of Fantex that a stockholder may consider favorable. These provisions include:

•                  authorizing other tracking stocks;

•                  classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

•                  from and after such time as our parent company no longer holds a majority of the voting rights of our common stock, a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•                  advance notice and other requirements that stockholders, other than our parent company for so long as it holds a majority of the voting rights of our common stock, must comply with in order to nominate candidates to our board of directors and propose matters to be brought before an annual meeting of our stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Fantex; and

•                  from and after such time as our parent company holds less than a majority of the voting rights of our common stock, a 75% stockholder vote is required for removal of a director with or without cause, and for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

In addition, after our parent company ceases to own 15% of our voting stock, we will be subject to Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its voting stock unless the holder has held the stock for three years or, among other things, the board of directors approved the transaction prior to such holder acquiring its 15% stake.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or the amended and restated bylaws or (v) any action asserting a claim against us governed by the internal affairs doctrine. We believe this provision benefits us by providing increased consistency in the application of Delaware law by judges particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. Any person or entity purchasing or otherwise acquiring any interest in shares of our tracking stocks shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Risks Relating to Additional Tracking Stocks

Investors in any of our tracking stocks will be our common stockholders and an investment in a tracking stock will represent an ownership interest in our company as a whole, which will expose holders to additional risks associated with any individual tracking stocks that exist at the time of any investment or that we may establish and issue in the future.

Our tracking stocks may be adversely impacted by any non-performing brand contracts.

We have entered into a brand contract with each of our contract parties, and we intend to enter into additional brand contracts on an ongoing basis. In addition, we intend to create additional tracking stocks in connection with one or more brand contracts we may enter in the future. Income (and assets) will generally be attributed to any of our tracking stocks based on the income from the associated brand contract. However, the assets attributed to one tracking stock are potentially subject to the liabilities attributed to another tracking stock, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to such other tracking stock. No provision of our amended and restated certificate of incorporation prevents any creditor from requiring us to satisfy liabilities of one tracking stock with assets of another tracking stock, and our creditors will not in any way be limited by our capital structure from proceeding against any assets they could have proceeded against if we did not have any tracking stocks.

In addition, if the contract party or other third party who may be obligated to make payments to us were to become the subject of a proceeding under the United States Bankruptcy Code or a similar proceeding or arrangement under another state, federal or foreign law, our rights and interests under the brand contract or otherwise may be significantly prejudiced or impaired. In such circumstances, we may be precluded, stayed or otherwise limited in enforcing some or all of our rights under the brand contract or otherwise and realizing the economic and other benefits contemplated therein. To the extent we do not receive payments under a brand contract to which we would otherwise be entitled as a result of any such debtor relief laws, then the amount of such payments we do not receive will nonetheless be attributable to the respective tracking stock. In such an event, such shortfall in income will be treated as a general expense of Fantex and be shared pro rata (calculated based on attributable income) among all of our then outstanding tracking stocks. As a result, the market value of a tracking stock could decline if another brand contract that is not related to a tracking stock is unenforceable as a result of debtor relief laws. Therefore, the creditworthiness of another contract party may be relevant to an investment in a tracking stock.

We intend to issue additional tracking stocks, which would reduce then-existing investors’ percentage of ownership in Fantex and may dilute our share value.

Our amended and restated certificate of incorporation authorizes the issuance of up to 1,500,000,000 shares of common stock. Accordingly, our board of directors will be empowered, without further stockholder approval, to issue additional shares of capital stock up to the authorized amount, which could adversely affect the rights of the holders of the existing series of our common stock. We may value any stock issued in the future on an arbitrary basis and the future issuance of capital stock may result in substantial dilution in the percentage of our common stock or common stock-equivalents held by our then existing stockholders. The issuance of capital stock for future services or other corporate actions may have the effect of diluting the value of the shares held by our then-existing stockholders, and might have an adverse effect on any trading market for our tracking stocks.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our tracking stocks less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002.

We cannot predict if investors will find our tracking stocks less attractive because we will rely on these exemptions. If some investors find our tracking stocks less attractive as a result, there may be a less active trading market for our tracking stocks and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Our compliance burdens and costs will be significant as a result of operating as a public company, particularly as a result of our tracking stock structure. Our management will be required to devote substantial time to compliance matters.

As a public company in the United States, we incur significant legal, accounting and other expenses. Our business model depends on the ongoing issuance of tracking stocks intended to track the performance of each new brand contract.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly as a result of our tracking stock structure and to a greater extent after we are no longer an “emerging growth company.” The Exchange Act requires that we file annual and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company, particularly one with a tracking stock structure such as ours that contemplates numerous tracking stocks being issued on an ongoing basis, may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We will need to continue to implement significant enhancements to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company with multiple tracking stocks. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These obligations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business, financial condition, results of operations and cash flow could be adversely affected.

For as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We may take advantage of this provision until December 31, 2019, or such earlier time when we are no longer an emerging growth company. Furthermore, after the date we are no longer an emerging growth company, our independent registered public accounting firm will only be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization. Even if our management concludes that our internal control over financial reporting are effective, our independent registered public accounting firm may still decline to attest to the effectiveness of our internal controls or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our stock price.

Noncompliance with laws and regulations may impair our ability to arrange or service the brand contracts.

Generally, failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our ability to collect all or part of the payments under the brand contracts and, in addition, could subject us to damages, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain the Fantex platform and may result in contract parties attempting to rescind their brand contracts. For example, if we were deemed to be an investment company under the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.

If any of our tracking stocks are not treated as a class of common stock of Fantex, adverse federal income tax consequences will result.

If any of our tracking stocks are considered property other than common stock of Fantex, for federal income tax purposes (i) Fantex would generally be taxed on a portion of the appreciation of the assets, if any, attributable to the tracking stocks upon the issuance of such stock, (ii) the exchange of our tracking stocks for shares of our platform common stock would not qualify as a tax-free recapitalization, and (iii) income, gain, losses and deductions attributable to one tracking stock would not be offset against income, gain, losses and deductions attributable to another tracking stock. There are no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of our tracking stocks. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of tracking stocks. As a result, there can be no assurance that our tracking stocks will be treated as stock of Fantex for U.S. federal income tax purposes.

The current trading market for our securities is limited and if a trading market for our securities does not develop, purchasers of our securities may not be able to sell, or may have difficulty selling, their security.

Because we are an affiliate of FBS, FBS will deliver a current “market-maker” prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Units to FBS customers, which may affect FBS customers’ ability to engage in secondary sales. We have agreed to make a “market-maker” prospectus generally available to FBS. If we do not have a current “market-maker” prospectus available at any time, or if we have limited or no market-makers at any time, the liquidity of the secondary market for our Units may be materially adversely affected.

In addition, we cannot predict the extent to which investor interest in our securities will lead to the development of an active trading market for the securities or how liquid any trading market might become. If an active trading market does not develop, you may be unable to sell, or have difficulty selling, any shares of our tracking stocks that you purchase, and the value of such shares may not reflect their fundamental value. The estimates of value of our tracking stocks were originally based on estimates of the business potential and earnings prospects of our contract parties and our estimates may not be indicative of prices that will prevail in the open market. Consequently, you may not be able to sell shares of our securities, if at all, at a price equal to or greater than the price you paid to purchase the shares of our securities.

ITEM 1B. Unresolved Staff Comments

A smaller reporting company is not required to provide the information required by this Item.

ITEM 2. Properties

We share our principal executive offices with our parent’s 4,953 square foot real estate facility located at 330 Townsend Street, Suite 234, San Francisco, California 94107. We use this space primarily for our corporate operations. Our parent’s lease for this space expires in November 2018. We believe that this facility is sufficient for our needs for the foreseeable future. We have no contractual rights to share this real estate facility. We believe our existing facility, is in good condition and suitable for the conduct of our business.

ITEM 3. Legal Proceedings

We are not currently a party to any material legal proceedings.

ITEM 4. Mine Safety Disclosure

Not applicable.

PART II

ITEM 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our outstanding tracking stocks are traded on the FBS ATS under the following symbols:

Tracking Stock	Symbol
Fantex Series Vernon Davis Convertible Tracking Stock	VNDSL
Fantex Series EJ Manual Convertible Tracking Stock	EJMLL
Fantex Series Mohamed Sanu Convertible Tracking Stock	SANUL
Fantex Series Alshon Jeffery Convertible Tracking Stock	JEFFL
Fantex Series Michael Brockers Convertible Tracking Stock	BRKSL
Fantex Series Jack Mewhort Convertible Tracking Stock	JKMTL

On March 7, 2016, the closing price and number of shares of our tracking stocks, as reported on the FBS ATS, and the number of stockholders of such tracking stocks were as follows:

		Closing	Number of	Number of
Tracking Stock	Symbol	Price	Shares	Stockholders
Fantex Series Vernon Davis Convertible Tracking Stock	VNDSL	$7.90	421,100	639
Fantex Series EJ Manuel Convertible Tracking Stock	EJMLL	$6.00	523,700	429
Fantex Series Mohamed Sanu Convertible Tracking Stock	SANUL	$9.50	164,300	203
Fantex Series Alshon Jeffery Convertible Tracking Stock	JEFFL	$11.00	835,800	247
Fantex Series Michael Brockers Convertible Tracking Stock	BRKSL	$8.00	362,200	53
Fantex Series Jack Mewhort Convertible Tracking Stock	JKMTL	$12.00	268,100	37

There is no established public trading market for shares of our platform common stock. The following table sets forth the high and low sale bid for our tracking stocks for the period indicated as reported on the FBS ATS and such quotations are without retail mark-up, mark-down or commission and may not necessarily represent an actual transaction:

	Bid Price
	High	Low
Fantex Series Vernon Davis Convertible Tracking Stock(1)
Year ended December 31, 2014
Second Quarter Ended June 30, 2014	$19.80	$5.50
Third Quarter Ended September 30, 2014	11.50	7.00
Fourth Quarter Ended December 31, 2014	9.90	2.00
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$8.90	$2.50
Second Quarter Ended June 30, 2015	8.00	5.50
Third Quarter Ended September 30, 2015	9.00	4.00
Fourth Quarter Ended December 31, 2015	8.50	3.95

Fantex Series EJ Manuel Convertible Tracking Stock(2)
Year ended December 31, 2014
Third Quarter Ended September 30, 2014	$11.50	$1.00
Fourth Quarter Ended December 31, 2014	8.50	1.30
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$6.30	$2.70
Second Quarter Ended June 30, 2015	7.00	4.00
Third Quarter Ended September 30, 2015	7.00	0.50
Fourth Quarter Ended December 31, 2015	7.00	3.00

Fantex Series Mohamed Sanu Convertible Tracking Stock(3)
Year ended December 31, 2014
Fourth Quarter Ended December 31, 2014	$13.80	$1.00
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$13.60	$7.50
Second Quarter Ended June 30, 2015	13.40	11.00
Third Quarter Ended September 30, 2015	13.40	10.00
Fourth Quarter Ended December 31, 2015	11.00	0.25

Fantex Series Alshon Jeffery Convertible Tracking Stock(4)
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$11.20	$1.00
Second Quarter Ended June 30, 2015	10.90	9.00
Third Quarter Ended September 30, 2015	11.80	7.30
Fourth Quarter Ended December 31, 2015	11.50	7.51

Fantex Series Michael Brockers Convertible Tracking Stock(5)
Year ending December 31, 2015
Second Quarter Ended June 30, 2015	$11.50	$7.50
Third Quarter Ended September 30, 2015	8.51	6.00
Fourth Quarter Ended December 31, 2015	9.25	0.50

Fantex Series Jack Mewhort Convertible Tracking Stock(6)
Year ending December 31, 2015
Third Quarter Ended September 30, 2015	$12.00	$3.00
Fourth Quarter Ended December 31, 2015	12.50	11.00

(1)                                 Fantex Series Vernon Davis Convertible Tracking Stock started trading on the FBS ATS on April 28, 2014, which is the first date available for bid information.

(2)                                 Fantex Series EJ Manuel Convertible Tracking Stock started trading on the FBS ATS on July 21, 2014, which is the first date available for bid information.

(3)                                 Fantex Series Mohamed Sanu Convertible Tracking Stock started trading on the FBS ATS on November 3, 2014, which is the first date available for bid information.

(4)                                 Fantex Series Alshon Jeffery Convertible Tracking Stock started trading on the FBS ATS on March 19, 2015, which is the first date available for bid information.

(5)                                 Fantex Series Michael Brockers Convertible Tracking Stock started trading on the FBS ATS on May 29, 2015, which is the first date available for bid information.

(6)                                 Fantex Series Jack Mewhort Convertible Tracking Stock started trading on the FBS ATS on July 14, 2015, which is the first date available for bid information.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

On April 28, 2014, we completed our initial public offering of 421,100 share of our Fantex Series Vernon Davis. Our parent purchased 102,454 shares of Fantex Series Vernon Davis in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $1.02 million.

On July 21, 2014, we completed our initial public offering of 523,700 shares of our Fantex Series EJ Manuel. Our parent purchased 250,000 shares of Fantex Series EJ Manuel in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $2.50 million. In addition, certain directors of our parent purchased an aggregate of 27,934 shares of Fantex Series EJ Manuel in the offering at $10.00 per share for an aggregate purchase price of $279,340.

On November 3, 2014, we completed our initial public offering of 164,300 shares of our Fantex Series Mohamed Sanu. Our parent purchased 78,000 shares of Fantex Series Mohamed Sanu in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $0.78 million. In addition, certain directors of our parent purchased an aggregate of 10,365 shares of Fantex Series Mohamed Sanu in the offering at the offering price of $10.00 per share for an aggregate purchase price of $103,650.

On March 19, 2015, we completed our initial public offering of 835,800 shares of our Fantex Series Alshon Jeffery. Our parent purchased 400,000 shares of Fantex Series Alshon Jeffery in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $4.00 million. In addition, certain directors of our parent purchased an aggregate of 203,994 shares of Fantex Series Alshon Jeffery in the offering at the offering price of $10.00 per share for an aggregate purchase price of $2,039,940.

On May 29, 2015, we completed our initial public offering of 362,200 shares of our Fantex Series Michael Brockers. Our parent purchased 162,993 shares of Fantex Series Michael Brockers in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $1.63 million. In addition, certain directors of our parent purchased an aggregate of 92,900 shares of Fantex Series Michael Brockers in the offering at the offering price of $10.00 per share for an aggregate purchase price of $929,000.

On July 14, 2015, we completed our initial public offering of 268,100 shares of our Fantex Series Jack Mewhort. Our parent purchased 124,014 shares of Fantex Series Jack Mewhort in the offering at $10.00 per share, which was the initial offering price to the public, for an aggregate purchase price of $1.2 million. In addition, certain directors of our parent purchased an aggregate of 69,520 shares of Fantex Series Jack Mewhort in the offering at the offering price of $10.00 per share for an aggregate purchase price of $695,200.

There were no issuer repurchases of shares of our platform common stock or our tracking stocks.

Dividend Policy

Our board of directors is permitted, but not required, to declare and pay dividends on our platform common stock or any of our tracking stocks in an amount up to the “available dividend amount” for the applicable series, to the extent permitted by the Delaware General Corporation Law.

The amount and timing of distributions to our common stockholders is determined by our board of directors and is based upon a review of various factors including current market conditions, our liquidity needs, legal and contractual restrictions on the payment of distributions. To the extent permitted by the General Corporation Law of the State of Delaware, and provided that such dividends are not expected to have a material adverse impact on our liquidity or capital resources, we intend to pay a majority of available cash for each tracking stock as a cash dividend at least once every 12 months. The available dividend amount for any tracking stock is, as of any particular date, an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to (i) the excess of the total assets attributed to the applicable tracking stock over the total liabilities attributed to such tracking stock, less the par value of the outstanding shares of such tracking stock; or (ii) if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year. The available dividend amount for our platform common stock is as of any date an amount equal to the amount of our total assets legally available for the payment of dividends under Delaware law, less the aggregate amount of the “available dividend amount” for all of our then outstanding tracking stocks.

Our board of directors may change its dividend policy at any time and from time to time, and we may retain some or all available funds and future income to support our operations and finance the growth and development of our business as well as, in some circumstances, invest some of the available funds attributed to a series to further enhance that series’ associated brand, exercise a co-investment right pursuant to our brand contract with the brand, or acquire additional ABI in the associated brand if we believe that those would be more productive uses of some or all of the available funds. However, our board of directors will not in any event change the definition of “available dividend amount” for any series of our common stock or declare dividends on any series of our common stock in excess of the “available dividend amount” for that series. Our board of directors has discretion to declare a dividend on any series of common stock without declaring a dividend on any other series of our common stock. In general, our board of directors does not expect to declare dividends on any series of common stock in an amount greater than the attributed cash on hand for such series.

The following table shows the cash dividends declared on a per share basis of Fantex Series Vernon Davis through December 31, 2015:

			Cash Dividend Declared
			Per Share of Fantex
	Record Date	Payment Date	Series Vernon Davis
Third Quarter ended September 30, 2014	August 15, 2014	August 18, 2014	$0.70
Fourth Quarter ended December 31, 2014	November 25, 2014	November 26, 2014	$0.30
First Quarter ended March 31, 2015	April 24, 2015	April 28, 2015	$0.50

The following table shows the cash dividends declared on a per share basis of Fantex Series Mohamed Sanu through December 31, 2015:

			Cash Dividend Declared
			Per Share of Fantex
	Record Date	Payment Date	Series Mohamed Sanu
Second Quarter ended June 30, 2015	June 30, 2015	July 30, 2015	$0.20

Other than as set forth above, we did not declare or pay cash dividends on any other shares of our capital stock in the years ended December 31, 2015 or December 31, 2014 or any subsequent interim periods. We do not intend to declare dividends on our platform common stock for the foreseeable future.

If we sell all or substantially all of the assets of a tracking stock (but not in connection with a sale of our company), our board of directors will pay a dividend to holders of the related tracking stock, redeem shares of the related tracking stock, convert the outstanding shares of the related tracking stock into our platform common stock following the two-year anniversary of the filing of a certificate of designation creating such tracking stock or some combination of the foregoing.

Recent Sale of Unregistered Securities and Use of Proceeds

Recent Sale of Unregistered Securities

None.

Use of Proceeds

On April 22, 2014, our registration statement on Form S-1 (File No. 333-192476) was declared effective by the Securities and Exchange Commission (the “SEC”) for our initial public offering of 421,100 shares of Fantex Series Vernon Davis at a price to the public of $10.00 per share. The underwriters of the offering were FBS and Stifel, Nicolaus & Company, Incorporated (“Stifel”). The net proceeds to the Company from the offering were approximately $4.0 million reflecting gross proceeds to the Company of approximately $4.2 million, net of underwriting fees of approximately $0.2 million.  There has been no material change in the planned use of proceeds from our initial public offering as described in our final prospectus filed with the SEC on April 29, 2014 pursuant to Rule 424(b).

On July 15, 2014, our registration statement on Form S-1 (File No. 333-194256) was declared effective by the SEC for our initial public offering of 523,700 shares of Fantex Series EJ Manuel at a price to the public of $10.00 per share. The underwriters of the offering were FBS and Stifel. The net proceeds to the Company from the offering were approximately $5.0 million reflecting gross proceeds to the Company of approximately $5.2 million, net of underwriting fees of approximately $0.2 million.  There has been no material change in the planned use of proceeds from our initial public offering as described in our final prospectus filed with the SEC on July 22, 2014 pursuant to Rule 424(b).

On October 27, 2014, our registration statement on Form S-1 (File No. 333-196437) was declared effective by the SEC for our initial public offering of 164,300 shares of Fantex Series Mohamed Sanu Convertible Tracking Stock at a price to the public of $10.00 per share. The underwriters of the offering were FBS and Stifel. The net proceeds to the Company from the offering were approximately $1.5 million reflecting gross proceeds to the Company of approximately $1.6 million, net of underwriting fees of approximately $0.1 million.  There has been no material change in the planned use of proceeds from our initial public offering as described in our final prospectus filed with the SEC on November 4, 2014 pursuant to Rule 424(b).

On February 17, 2015, our registration statement on Form S-1 (File No. 333-198986) was declared effective by the SEC for our initial public offering of 835,800 shares of Fantex Series Alshon Jeffery Convertible Tracking Stock at a price to the public of $10.00 per share. The underwriters of the offering were FBS and Stifel. The net proceeds to the Company from the offering were approximately $7.94 million reflecting gross proceeds to the Company of $8.36 million, net of underwriting fees of approximately $0.42 million.  There has been no material change in the planned use of proceeds from our initial public offering as described in our final prospectus filed with the SEC on March 18, 2015 pursuant to Rule 424(b).

On May 22, 2015, our registration statement on Form S-1 (File No. 333-201677) was declared effective by the SEC for our initial public offering of 362,200 shares of Fantex Series Michael Brockers Convertible Tracking Stock at a price to the public of $10.00 per share. The underwriters of the offering were FBS and Merriman Capital, Inc. (“Merriman”). The net proceeds to the Company from the offering were approximately $3.44 million reflecting gross proceeds to the Company of $3.62 million, net of underwriting fees of approximately $0.18 million.  There has been no material change in the planned use of proceeds from our initial public offering as described in our final prospectus filed with the SEC on May 29, 2015 pursuant to Rule 424(b).

On June 22, 2015, our registration statement on Form S-1 (File No. 333-203457) was declared effective by the SEC for our initial public offering of 268,100 shares of Fantex Series Jack Mewhort Convertible Tracking Stock at a price to the public of $10.00 per share. The underwriters of the offering were FBS and Merriman. The net proceeds to the Company from the offering were approximately $2.52 million reflecting gross proceeds to the Company of $2.68 million, net of underwriting fees of approximately $0.16 million.  There has been no material change in the planned use of proceeds from our initial public offering as described in our final prospectus filed with the SEC on July 15, 2015 pursuant to Rule 424(b).

Securities Authorized for Issuance Under Equity Compensation Plans

See Item 12 of Part III of this Form 10-K regarding information about securities authorized for issuance under our equity compensation plans.

ITEM 6. Selected Financial Data

A smaller reporting company is not required to provide the information required by this Item.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes for the years ended December 31, 2015 and 2014 included in this Form 10-K.  This discussion contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. The forward-looking statements in this Annual Report on Form 10-K represent our views as of the date of this Annual Report on Form 10-K. We anticipate that subsequent events and developments will cause our views to change. Factors that could cause or contribute to such subsequent events and developments include, but are not limited to, those identified below and those discussed in the “Item 1A—Risk Factors.” However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this Annual Report on Form 10-K.

Overview

We are a company whose focus is on acquiring minority interests in the future income of professional athletes and assisting such individuals in growing these income streams. We focus our business on three core areas:

•                  targeting, evaluating, and assessing athletes with the potential to generate significant income (“brand income”);

•                  acquiring minority interests in such brand income (“acquired brand income” or “ABI”); and

•                  assisting athletes who have signed agreements with us (Fantex athletes) to increase the potential value of their future brand income, primarily through mentoring and network/audience development.

We acquire the minority interest by negotiating a significant upfront payment in exchange for the future income streams of the counter party and entering into a contract (which we refer to as a “brand contract”). We finance the purchase price of each brand contract through an initial public offering of a tracking stock linked to the value of such brand.

We were incorporated on September 14, 2012 in Delaware as a wholly-owned subsidiary of Fantex Holdings, our parent. Fantex Holdings was incorporated in Delaware on April 9, 2012 and is headquartered in San Francisco, California. We are currently an early stage start up and have to date relied on our parent to conduct our operations through its employees. To date, our operations have consisted of evaluating, targeting and accessing brands and negotiating the acquisition of minority interests in those brands that meet our criteria.

As of December 31, 2015, we had brand contracts with each of the following contract parties:

Contract Party	Primary Career	ABI Effective Date	Brand Income % Payable to Us	Purchase Price for the Brand Contract (in millions)	Tracking Stock Related to the Brand Contract
Consummated Brand Contracts
Vernon Davis	Professional Football Player - Tight End	October 30, 2013	10%	$4.00	Fantex Series Vernon Davis
EJ Manuel	Professional Football Player - Quarterback	February 14, 2014	10%	$4.98	Fantex Series EJ Manuel
Mohamed Sanu	Professional Football Player - Wide Receiver	May 14, 2014	10%	$1.56	Fantex Series Mohamed Sanu
Alshon Jeffery	Professional Football Player - Wide Receiver	September 7, 2014	13%	$7.94	Fantex Series Alshon Jeffery
Michael Brockers	Professional Football Player - Defensive Tackle	October 15, 2014	10%	$3.44	Fantex Series Michael Brockers
Jack Mewhort	Professional Football Player - Offensive Tackle	February 15, 2015	10%	$2.52	Fantex Series Jack Mewhort
Unconsummated Brand Contracts
Kendall Wright	Professional Football Player - Wide Receiver	December 1, 2014	10%	$3.13	(1)
Andrew Heaney	Professional Baseball Player - Pitcher	January 1, 2015	10%	$3.34	(2)
Terrance Williams	Professional Football Player - Wide Receiver	February 1, 2015	10%	$3.06	(1)
Ryan Shazier	Professional Football Player - Linebacker	September 1, 2015	10%	$3.11	(1)
Scott Langley	Professional Golfer	October 25, 2015	15%	$3.06	(3)

(1)         The security linked to the brand contract has not been consummated as of the filing of this Form 10-K. The brand contract is contingent upon obtaining financing to fund the acquisition of our interest in the brand income under such brand contract. See Note 10, “Subsequent Events” in the Notes to Financial Statements for discussion of the registered offering under which the tracking stocks would be created.

(2)         On February 12, 2016, we consummated the Andrew Heaney brand contract. The security linked to the brand contract has not been created as of the filing of this Form 10-K. See Note 10, “Subsequent Events” in the Notes to Financial Statements for further discussion of the purchase of this brand contract.

(3)         The security linked to the brand contract has not been created as of the filing of this Form 10-K.

We intend to enter into additional brand contracts in the future and we are actively pursuing these brand contracts. Any brand contracts that we enter into in the future with other parties, who we refer to as contract parties, are also expected to be contingent upon obtaining financing to fund the acquisition of the interest in the brand income of the respective brands. We intend to finance the acquisition of additional brand income through the issuance of additional tracking stocks linked to the value of such brand income.

We operate under a management agreement with our Parent, who provides us with management and administrative services, including providing and compensating our executive management and other personnel as well as services relating to information technology support, brand management and other support, operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate will occur until we begin to generate significant cash flows from multiple brand contracts. However, if our Parent is unable to perform any of the services that it is required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time, we will continue to rely on our Parent to conduct our operations in accordance with the management agreement.

Brand Contract and Tracking Stock Initial Public Offering Activity During the Years Ended December 31, 2015 and 2014

	Years Ended December 31,
	2015	2014
Brand Contracts signed(1)	7	3
Brand Contracts consummated(2)	3	3

(1)         See Note 3, “Tracking Stocks” in the Notes to Financial Statements, for a discussion of the brand contracts signed during the years ended December 31, 2015 and 2014.

(2)         See Note 8, “Stockholders’ Equity” in the Notes to Financial Statements, for a discussion of the completed initial public offerings during the years ended December 31, 2015 and 2014. For additional discussion of this activity, see “Liquidity and Capital Resources” beginning on page 66.

Results of Operations

Years ended December 31, 2015 and 2014

Income (Loss) from Brand Contracts

We first began to generate income in the quarter ended June 30, 2014. The income generated from our brand contracts is based primarily on the change in fair market value of these contracts subsequent to their purchase. We account for our brand contracts at estimated fair market value, as more fully described in the Note 5, “Investment in Brand Contracts, at Fair Value” in the Notes to Financial Statements.

During the years ended December 31, 2015 and 2014, the change in fair value of our brand contract portfolio resulted in a loss of $1,920,491 and $2,203,500, respectively. The change in fair value of our brand contract portfolio reflects realized and unrealized losses on our total portfolio of brand contracts partially offset by the increase in present value of the brand contracts as the cash flows are brought closer to the present, and to a lesser extent from net gains resulting from the receipt of cash payments due to us under those contracts. During 2015, we made significant reductions to our estimates of and/or the timing of certain cash flows under our brand contracts with Vernon Davis, EJ Manuel, Alshon Jeffery and Michael Brockers. During 2014, we made significant reductions to our estimates of certain cash flows under our brand contract with EJ Manuel. These changes were a result of our valuation process and the updating of the observable and unobservable inputs into our valuation models to determine fair value. As more fully discussed below, these changes resulted in realized and unrealized losses for each of the aforementioned brand contracts.

The change in the fair value of our brand contracts for the year ended December 31, 2015 is summarized as follows:

	Year Ended December 31, 2015
Brand Contract	Balance December 31, 2014	Purchases	Payments on Brand Contracts	Realized Gain (Loss)	Unrealized Gain (Loss)	Receivable from Contract Party	Balance December 31, 2015
Vernon Davis Brand Contract	$2,626,332	$—	$(495,114)	$60,986	$(1,097,979)	$(57,468)	$1,036,757
EJ Manuel Brand Contract	2,582,389	—	(91,523)	(418,123)	(1,086,718)	(35,722)	950,303
Mohamed Sanu Brand Contract	2,012,461	—	(151,850)	21,775	(113,999)	(18,241)	1,750,146
Alshon Jeffery Brand Contract(1)	—	7,940,000	(175,679)	3,253	137,634	(115,407)	7,789,801
Michael Brockers Brand Contract(2)	—	3,440,000	(225,268)	(3,275)	(53,017)	(19,901)	3,138,539
Jack Mewhort Brand Contract	—	2,520,000	(47,966)	(6,677)	635,649	(8,180)	3,092,826
Total Brand Contracts	$7,221,182	$13,900,000	$(1,187,400)	$(342,061)	$(1,578,430)	$(254,919)	$17,758,372

(1)         During the year ended December 31, 2015, payments on brand contracts included $113,492 related to the period from the contract inception date of September 7, 2014 through December 31, 2014. For the period January 1, 2015 through December 31, 2015, payments on brand contracts were $62,187.

(2)         During the year ended December 31, 2015, payments on brand contracts included $81,247 related to the period from the contract inception date of October 15, 2014 through December 31, 2014. For the period January 1, 2015 through December 31, 2015, payments on brand contracts were $144,021.

The change in the fair value of our brand contracts for the year ended December 31, 2014 is summarized as follows:

	Year Ended December 31, 2014
Brand Contract	Balance December 31, 2013	Purchases	Payments on Brand Contracts	Realized Loss	Unrealized Gain (Loss)	Receivable from Contract Party	Balance December 31, 2014
Vernon Davis Brand Contract(1)	$—	$4,000,000	$(924,468)	$(168,445)	$(250,608)	$(30,147)	$2,626,332
EJ Manuel Brand Contract	—	4,975,000	(87,187)	(133,055)	(2,162,853)	(9,516)	2,582,389
Mohamed Sanu Brand Contract	—	1,560,000	(38,176)	(2,459)	513,920	(20,824)	2,012,461
Total Brand Contracts	$—	$10,535,000	$(1,049,831)	$(303,959)	$(1,899,541)	$(60,487)	$7,221,182

(1)         During the year ended December 31, 2014, payments on brand contracts included $386,219 related to the period from the contract inception date of October 30, 2013 through December 31, 2013. For the period January 1, 2014 through December 31, 2014, payments on brand contracts were $538,249.

As described more fully below in “Critical Accounting Policies—Fair Value of Financial Instruments,” the valuation process we perform on our Level 3 brand contract assets relies significantly on the on-field statistical performance of the player. We perform this analysis when a complete year of statistical data for the player is available, which for the NFL was after week 17 of the 2015 and 2014 seasons which was January 3, 2016 and December 28, 2014, respectively. Although we believe this process fairly computes the value of our brand contracts, like with all Level 3 type assets, the results can be highly volatile leading to significant changes in fair value from one period to the next period based on the under or over performance of the player against their comparable player group. The statistical on-field performance of the player will influence two of the observable inputs in our fair value model: career length and the comparable contracts. If the player has below average statistics compared to their comparable player group, the result will be a decrease in the particular observable input and result in losses in contract value. If a player’s statistics exceed their comparable player group, the result will generally be an increase in the observable inputs used to generate the fair value of the contract. We also assess the short and longer term endorsement earnings potential of the player both during and after the player’s career.

For additional information on how we estimated fair values of our brand contracts, see Note 5, “Investment in Brand Contracts, at Fair Value” in the Notes to Financial Statements.

The following table summarizes the changes in the various inputs to our valuation models and gain or loss from brand contracts for the year ended December 31, 2015, based upon the full 2015 NFL season statistics:

	Estimated Career Length (years)			Estimated Future Contracts			Estimated Endorsements
	Previous(1)	12/31/2015	Gain (Loss)	Previous(1)	12/31/2015	Gain (Loss)	Gain (Loss)	Total
Vernon Davis Brand Contract	13	12	$(375,745)	3 years/$23.6 million	2 years/$6.4 million	$(1,024,911)	$(2,982)	$(1,403,638)
EJ Manuel Brand Contract	9	7	(341,428)	3 years/$24.3 million; and 2 years/$8.2 million	2 years/$7.4 million; and 1 year/$3.1 million	(1,031,806)	(426,361)	(1,799,595)
Mohamed Sanu Brand Contract	9	8	(179,108)	4 years/$26.0 million; and 1 year/$4.0 million	4 years/$21.9 million	(240,117)	659	(418,566)
Alshon Jeffery Brand Contract	11	12	189,655	6 years/$76.8 million; and 1 year/$7.5 million	6 years/$77.1 million; and 2 years/$18.6 million	(1,958,462)	15,893	(1,752,914)
Michael Brockers Brand Contract	12	10	(377,243)	5 years/$45.1 million; and 3 years/$24.0 million	1 year/$6.1 million; and 5 years/$40.1 million	(582,289)	453	(959,079)
Jack Mewhort Brand Contract	10	10	—	6 years/$55.9 million	6 years/$56.6 million	253,214	1,075	254,289
Total			$(1,083,869)			$(4,584,371)	$(411,263)	$(6,079,503)

(1)             For the Vernon Davis Brand Contract, EJ Manuel Brand Contract and Mohamed Sanu Brand Contract, the “previous” column represents the status of the brand contract as of December 31, 2014 as their brand contract was consummated during 2014. For the Alshon Jeffery Brand Contract, Michael Brockers Brand Contract and Jack Mewhort Brand Contract, the “previous” column represents the status of their respective brand contract as of the contract effective date as their brand contract was not consummated until 2015.

The reduction in our estimate of Vernon Davis’ career length and estimated future contract value was due to worse than expected on-field statistical performance in the 2015 NFL season.

The reduction in our estimate of EJ Manuel’s career length and estimated future contract value was due to worse than expected on-field statistical performance in the 2015 NFL season and not obtaining the starting quarterback position of the Buffalo Bills as previously projected.

The reduction in our estimate of Alshon Jeffery’s estimated future contract value reflects changes in our estimates of the timing and amounts of the cash flows from his future NFL contracts including the timing and amount of his estimated signing bonuses. We originally believed he would renegotiate his contract prior to the beginning of the 2015 NFL season and now believe he will sign his new NFL contract before the beginning of the 2016 NFL season. The consequent revaluation resulted in an unrealized loss of approximately $1.8 million recorded in the second quarter of 2015. On February 26, 2016, the Chicago Bears placed a non-exclusive franchise player tag on Alshon Jeffery which prevents him from becoming an unrestricted free agent for the 2016 NFL season and will pay him a guaranteed salary for the 2016 NFL season of $14.6 million. Alshon Jeffery may still negotiate a long-term contract until July 15, 2016.

The reduction in our estimate of Michael Brockers’ career length and estimated future contract value was due to worse than expected on-field statistical performance in the 2015 NFL season.

The following table summarizes the impact on brand income for the changes in the various inputs to our valuation model for the year ended December 31, 2014:

	Estimated Career Length (years)			Estimated Future Contracts			Estimated Endorsements	Other (2)
	Previous(1)	12/31/2014	Gain (Loss)	Previous(1)	12/31/2014	Gain (Loss)	Gain (Loss)	Gain (Loss)	Total
Vernon Davis Brand Contract	14	13	$(291,886)	4 year $33.4 million	3 year $23.6 million	$(241,504)	$(439,701)	$—	$(973,091)
EJ Manuel Brand Contract	10	9	(209,853)	3 year $40.6 million + 3 year $39.7 million	3 year $24.3 million + 2 year $8.2 million	(2,027,960)	(686,815)	—	(2,924,628)
Mohamed Sanu Brand Contract	9	9	—	4 year $24.1 million + 1 year $3.0 million	4 year $26.0 million + 1 year $4.0 million	153,877	(4,395)	119,323	268,805
Total			$(501,739)			$(2,115,587)	$(1,130,911)	$119,323	$(3,628,914)

(1)             The “previous” column represents the status of the brand contract as of the respective brand contract effective date.

(2)             The other gain (loss) represents a combination of an increase in Mohamed Sanu’s 4th year salary from his contracted minimum per the NFL CBA Article 7 “Proven Performance Escalator” and changes in the timing of receipts of NFL payments.

The reduction in our estimate of EJ Manuel’s career length and future contract value was due primarily to EJ Manuel losing his starting quarterback position during the 2014 NFL season and the corresponding worse than expected statistical on-field performance.

For a more detailed breakdown of the fair value of our brand contract portfolio by tracking stock, see Exhibit 99.1, “Attributed Financial Information for Our Platform Common Stock and Tracking Stocks.”

Income from Other Investments

During the year ended December 31, 2015, we recorded income of $16,400 from our 10% ownership interest in Jamba Juice franchises in connection with our brand contract with Vernon Davis.

Operating Expenses

The operating expenses for the years ended December 31, 2015 and 2014 reflect costs incurred to develop and operate our business. All such costs to date except those under our management agreement with our Parent, have been allocated to us from our Parent. Expenses such as personnel and facility costs were primarily allocated based on the estimated number of full time equivalent (FTE) employees working on activities associated with us. All personnel costs were allocated based on an estimated percentage of time spent on our activities. Facility costs were allocated based on the FTE employees associated with us as a percentage of all employees of our Parent. All other costs were specifically identified and charged to us as determined by management. All estimates are deemed to be reasonable and reflect, in the best judgment of our management, the costs associated with our activities.

Comparison of Operating Expenses for years ended December 31, 2015 and 2014

	Year Ended December 31,		Increase (Decrease)
	2015	2014	$	%
Personnel Costs	1,466,271	1,308,698	157,573	12.0%
Professional Services	1,956,289	2,136,554	(180,265)	(8.4)%
General and administrative, exclusive of personnel costs	676,283	605,969	70,314	11.6%

We currently have no employees, but are being supported by personnel employed by our Parent. The increase in personnel costs during the year ended December 31, 2015 reflects an additional 1.7 FTE employees being allocated to us by our Parent in 2015. Our FTE employees are involved in activities related to brand contract acquisitions, valuations and compliance with public company reporting requirements.

Professional services consist primarily of legal, audit and marketing services. The decrease in professional services during the year ended December 31, 2015, as compared to December 31, 2014, was the result of lower brand marketing costs, audit and other professional services. During the year ended December 31, 2014, these costs were higher as we built our brand marketing capabilities and accounting infrastructure. During the year ended December 31, 2014, we completed our first three initial public offerings for our tracking stocks and signed an additional brand contract which triggered the transition from a start-up to an operational phase. We believe that our overall professional services-related spending will increase over time as we grow our athlete brand pipeline and continue to build our regulatory compliance function, brand contract administration and accounting infrastructure.

General and administrative expenses, exclusive of personnel costs, consist primarily of the allocation of facility, insurance and travel-related costs. The increase in general and administrative expenses during the year ended December 31, 2015, as compared to the year ended December 31, 2014, is primarily due to higher insurance and travel-related costs in the year ended December 31, 2015, as compared to 2014. We believe that as we expand our operations these costs will continue to increase.

As our operations mature, we expect to continue to incur expenses of the type and nature described above. In addition, we expect to incur additional management fees pursuant to our management agreement with our Parent. For the years ended December 31, 2015 and 2014, we incurred fees from our Parent of $63,214 and $52,492, respectively, representing 5% of the cash receipts from our brand contracts. Future fees from our parent will be dependent upon the cash received from our brand contracts.

Liquidity and Capital Resources

To date, we have relied significantly on our Parent for liquidity and capital resources.

During the year ended December 31, 2015 we completed three initial public offerings to consummate the Alshon Jeffery, Michael Brockers and Jack Mewhort brand contracts and collected ABI from those contract parties. In total during 2015, we raised approximately $13.9 million net of underwriting discounts and expenses. Substantially all of the net proceeds were paid to the contract counterparty to consummate their respective brand contracts.

During the year ended December 31, 2014 we completed three initial public offerings to consummate the Vernon Davis, EJ Manuel and Mohamed Sanu brand contracts. In total during 2014, we raised approximately $10.5 million net of underwriting discounts and expenses. Substantially all of the net proceeds were paid to the contract counterparty to consummate their respective brand contracts.

On February 12, 2016 we borrowed $3,300,000 from our Parent under a promissory note bearing interest at 8% per annum to consummate the Andrew Heaney brand contract. We will repay this promissory note upon the earlier of five days following the successful initial public offering of a security linked to the Andrew Heaney brand contract or August 12, 2016. On February 12, 2016, we used the proceeds from the note and paid the $3,340,000 (less $167,000 held in escrow until six months of payment of brand amounts have been timely delivered to us) purchase price to consummate the Andrew Heaney the brand contract. See Note 10, “Subsequent Events” in the Notes to Financial Statements, for further discussion of the purchase of this brand contract.

On November 24, 2015, we filed a Form S-1 Registration Statement to offer a minimum of 1,984,000 Fantex Sports Portfolio 1 Units and a maximum of 2,182,400 Units, if the Underwriters’ option to purchase additional Units is exercised in full. On January 13, 2016, we filed Amendment No. 1 to this Form S-1. This Form S-1 is not effective as of the date of filing of this Form 10-K.

We expect the initial public offering price of the Units to be between $12.00 and $14.00 per Unit. The total proceeds from the aggregate offering price of the Units would be $25.8 million, or $28.4 million if the Underwriters’ option to purchase additional Units is exercised in full. The Units consist of 93,140 shares of Fantex Series Vernon

Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331 shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers and 175,940 shares of Fantex Series Jack Mewhort. The Units also consist of Fantex Series Professional Sports which consists of the brand contracts of Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier. If the Underwriters’ option to purchase additional Units is exercised in full, the Units would consist of 102,454 shares of Fantex Series Vernon Davis, 277,934 shares of Fantex Series EJ Manuel, 88,365 shares of Fantex Series Mohamed Sanu, 603,994 shares of Fantex Series Alshon Jeffery, 255,893 shares of Fantex Series Michael Brockers and 193,534 shares of Fantex Series Jack Mewhort.

If this initial public offering becomes effective, we expect to use the proceeds from this offering for the payment of share repurchase price to our Parent and certain directors and related persons of our Parent, payment of the brand contract purchase price to Kendall Wright, Terrance Williams and Ryan Shazier (net of a $100,000 advance to each against such purchase price made in February 2016), repayment to our Parent of the promissory note dated February 12, 2016 described above, payment of underwriting discounts and commissions and for general working capital for our operations.

During the years ended December 31, 2015 and 2014, we collected $1,247,887 and $1,049,831, respectively, from our brand contracts representing our interest in brand income generated by the contracts.

Cash received under our brand contracts will be subject to seasonal variation. For example, the salary under NFL player contracts is usually paid out in even installments during the course of the NFL season, or as a signing bonus according to varying schedules. The NFL season occurs primarily in the third and fourth quarters of each calendar year with lower or no payments coming from NFL contracts in the first and second quarters of the calendar year. The salary under MLB player contracts is usually paid out in even installments during the course of the regular MLB season, or as a signing bonus according to varying schedules. The MLB regular season occurs primarily in the second and third quarters of each calendar year with lower or no payments coming from MLB contracts in the first and fourth quarters of the calendar year.

During the year ended December 31, 2015, we exercised our co-investment right under the terms of the brand contract with Vernon Davis in connection with Vernon Davis’s purchase of Jamba Juice franchises. Mr. Davis was offered this opportunity in connection with an expanded endorsement relationship. We paid $110,800 for a 10% ownership interest in the franchises and per our attribution policy, will attribute 95% of the cash flows from this investment to Fantex Series Vernon Davis. During the year ended December 31, 2015, we recorded income of $16,400 from this investment.

On April 20, 2015, our Board of Directors declared a cash dividend of $0.50 per share to be paid to the holders of record of Fantex Series Vernon Davis as of the close of business on April 24, 2015, for an aggregate payment of $210,550. The dividend was paid on April 28, 2015. The foregoing dividend payment did not have a material impact on our liquidity or capital resources.

On May 31, 2015 our Board of Directors declared a cash dividend of $0.20 per share to be paid to the holders of record of Fantex Series Mohamed Sanu as of the close of business on June 30, 2015, for an aggregate payment of $32,860. The dividend was paid on July 30, 2015. The foregoing dividend payment did not have a material impact on our liquidity or capital resources.

For the years ended December 31, 2015 and 2014, our Parent contributed capital of $3.98 million and $3.55 million, respectively. The contributed capital includes expenses paid by our Parent on our behalf and allocated to us as expenses. Our Parent will continue to fund our liquidity and capital resource needs either through direct cash contributions, non-cash contributed capital for direct and indirect expenses, or a combination of both.

We are not committed to any future capital expenditures and certain agreements, such as rental commitments, are the responsibility of our Parent. We expect, however, that our operations (excluding upfront payments under future brand contracts) will continue to consume substantial amounts of cash as we continue to build our platform of brands and our internal marketing, compliance and other administrative functions.

Since April 28, 2014, we have been operating under a management agreement with our Parent, pursuant to which our Parent provides us with certain management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance.  We incurred management fees of $63,214 and $52,492 for the years ended December 31, 2015 and 2014, respectively. The management fee represents a fee equal to 5% of the amount of gross cash received by us from our brand contracts and will vary based on the timing of cash collected from the contract party. The expense allocation from our Parent was reduced by the amount of the management fee for the years ended December 31, 2015 and 2014.

We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate would occur until we begin to generate significant cash flows from multiple brand contracts. However, if our Parent is unable to perform any of the services that they are required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time, we will continue to rely on our Parent to conduct our operations in accordance with the management agreement. We are dependent on the continued support of our Parent; at this time our Parent intends to continue to fund operations for at least the next 12 months. Our Parent has no obligation to continue to finance our operations except as required under our management agreement with them. See “Contractual Obligations—Management Agreement” on page 75.

We believe the net proceeds from our offerings together with existing cash and cash equivalents and our Parent’s capital contributions will be sufficient to fund our projected capital needs and operating expenses for the next 12 months. However, if our operating and other expenses are higher than we expect or our cash receipts from brand contracts are lower than we expect then we may require higher than expected contributions from our Parent. In addition, if there is insufficient investor demand for any of our future offerings our Parent may have to expend additional funds to act as a standby purchaser for such offering or else we may not be able to consummate such offering. In any such event, our Parent may need to raise additional capital sooner than expected.

Any brand contracts that we enter into in the future with other contract parties may require us to make substantial upfront payments to acquire the ABI under such brand contracts. We do not, in the absence of a related financing, expect to have the necessary funds that we would need to make any of these upfront payments under future brand contracts. Therefore, we expect that our future brand contracts will be contingent upon obtaining financing to fund the acquisition of the ABI in the respective brands, and we intend to finance these acquisitions through the issuance of additional tracking stock linked to the value of such brands. Until such time as our operations generate sufficient cash to meet the liquidity needs of our business, if ever, we expect to finance future cash needs through existing cash balances and reliance on our Parent.

Critical Accounting Policies

Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements. On an ongoing basis, management will evaluate these estimates, including those related to accounts receivable, fair values of financial instruments, income taxes, and contingent liabilities, among others. Estimates will be based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from these estimates. The critical accounting policies requiring estimates, assumptions and judgments that we believe have the most significant impact on our financial statements are described below.

Fair Value Option

The brand contracts represent a right to receive certain cash flows from the contract parties, and therefore, the brand contracts meet the definition of a financial asset under GAAP. As financial assets, the brand contracts are precluded from being accounted for as intangible assets. We have elected to account for the brand contracts using the fair value option, with changes in fair value recognized in income (loss) from brand contracts in the statements of operations. We believe measurement of the brand contracts at fair value provides the most meaningful information to users of our financial statements, because the value of the brand contracts may increase or decrease over time based on future events. We believe that recognizing the change in fair value through net income or loss provides a better indicator of the performance of the brand contracts for a given period, enhances transparency, and is more in line with how we manage the risks of the brand contracts.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models may involve a significant level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity for disclosure purposes. Assets and liabilities in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined under GAAP, are directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, and are as follows:

•                  Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets generally included in this category are mutual funds.

•                  Level 2—Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.

•                  Level 3—Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The types of assets and liabilities generally included in this category are our brand contracts.

A significant decrease in the volume and level of activity for the asset or liability is an indication that transactions or quoted prices may not be representative of fair value because in such market conditions there may be increased instances of transactions that are not orderly. In those circumstances, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new, whether the product is traded on an active exchange or in the secondary market, and the current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by our management in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset. The variability of the observable inputs affected by the factors described above may cause transfers between Levels 1, 2, and/or 3, which our management recognizes at the end of the reporting period.

Depending on the relative liquidity in the markets for certain assets, our management may classify assets as Level 3 if they determine that observable quoted prices, obtained directly or indirectly, are not available. Management has determined that all of our contracts should be classified as Level 3. The valuation models used for the assets and liabilities that are valued using Level 3 of the fair value hierarchy are described below.

Valuation Process

The valuation process for our Level 3 measurements for assets and liabilities will be completed on no less than a quarterly basis, provided that we do not intend to update the on-field statistical performance data used in our valuation models, including those that we used to estimate career longevity and potential future playing contracts, more frequently than on an annual basis based on a full season of on-field statistical performance data, or at such time as there is a material event that we believe would have a long-term material impact on these estimates and the potential brand income resulting from these estimates. The valuation process is designed to subject the valuation of Level 3 investments, including our brand contracts, to an appropriate level of consistency, oversight and review.

Our internal valuation professionals are responsible for estimating fair value based on various factors including:

•                  current playing contract including: amounts, duration, incentive provisions, guaranteed portions, if any, termination and other important terms;

•                  current endorsement contracts, if any, including amounts, duration and contract terms;

•                  age and health (including injuries) of the individual associated with the brand, duration of career to date and prospects for additional future contracts, both playing and endorsement;

•                  potential future playing and endorsement contracts, including duration and value;

•                  position and data specific to that position focused on estimating longevity of career;

•                  reported contract value increases or decreases for other comparable players (by position and status they hold among their peers (e.g. All Pro, Most Valuable Player, franchise player and the like)) in order to estimate future contract values;

•                  professional sports league imposed salary caps if appropriate; and

•                  risk free cost of capital.

In addition, we consider a number of qualitative factors to develop estimates used in our models, including:

•                  the stated aspirations and goals of the contract party;

•                  certain intangibles of the contract party, including media relationships, communication ability, “likeability,” demand as a product endorser, personal drive and ambition;

•                  social footprint (for example, number of Twitter followers);

•                  the market in which the contract party performs and how that may impact the number and amount of endorsement opportunities;

•                  the reach of the brand of the contract party;

•                  value of TV contracts and the rate of growth in those contracts; and

•                  attendance trends in the contract party’s primary field of performance.

We consider all of these factors to estimate brand income for use in a discounted cash flow model. These estimates include amounts based on existing contracts as well as our estimates of amounts to be received for anticipated future contracts. With respect to existing contracts we consider that certain amounts are reasonably assured of realization, but that most earnings from existing contracts depend on continued satisfactory performance.

To determine the amount of the purchase price of a brand contract and a current fair value we apply discount rates to our estimates of earnings.

In general, we apply lower discount rates to amounts associated with existing contracts, particularly portions of those contracts that have a higher degree of certainty of payment, and higher discount rates to amounts associated with future potential earnings under existing contracts and to potential earnings under anticipated future contracts. Further, discount rates rise over time to reflect that uncertainty increases over time.

Our internal valuation professionals document their considerations of this data that is then reviewed by management, including our Chief Executive Officer and Chief Financial Officer. The approved valuation is used to determine the fair value of the brand contract. This valuation process is followed on no less than a quarterly basis to estimate the fair value of the brand contracts that are then in effect.

If the estimates of brand income prove to be too high and/or the discount rates used in the calculation prove to be too low then the valuation of a brand contract may be too high which will result in the recording of a loss on the brand contract.

Brand Contracts, at Estimated Fair Value

The negotiated value of our brand contracts, including those brand contracts discussed below and brand contracts with any future contract parties, have been and will continue to be based on a discounted cash flow model using the procedures described above.

In our analysis we generally consider three categories of potential brand income:

•                  Category A—Potential brand income related to the portions of existing contracts that have a higher degree of certainty of payment, such as brand income that is very near-term or that is guaranteed under existing included contracts.

•                  Category B—Potential brand income related to the portions of existing contracts that have a lesser degree of certainty of payment, such as brand income that is payable pursuant to existing included contracts but that depends on longer-term continued satisfactory performance of the contract party.

•                  Category C—Potential brand income related to anticipated future contracts, such as future endorsements, playing contracts and/or additional brand income generated from coaching, broadcasting or the like.

Brand Contract Values

In estimating the value of the brand contracts with all of our contract parties, we review (i) the existing playing contracts of our contract parties, (ii) the playing contracts for other players, retired or active who we believe are of similar caliber to the contract party and who have entered into contracts in a similar era, and are or were at similar stages in their career at which the contract party is expected to enter into additional player contracts. The values of such comparable playing contracts are adjusted for inflation to better predict the contract values of future playing contracts for our contract parties. In addition we also review the existing endorsement contracts of our contract parties and make certain estimates with respect to future endorsement contracts that our contract parties may receive.

The following table shows the change in fair value of our brand contract portfolio by Category A, Category B and Category C from the inception date of all of our completed brand contracts through December 31, 2015.

	Inception	Payments on Brand Contracts	Increase in Present Value	Gain (Loss)	Transfers / Reclassifications	Balance December 31, 2015
Category A
NFL Contract	$1,108,893	$(2,056,552)	$104,969	$45,895	$1,042,740	$245,945
Endorsements	14,657	(241,744)	2,134	8,139	219,198	2,384
Category B	—	—	—	—	—
NFL Contract	1,062,511	—	175,952	77,257	(1,168,864)	146,856
Endorsements	67,183	—	29,907	(36,165)	(60,925)	—
Category C	—	—	—	—	—
NFL Contract	20,033,330	—	4,874,945	(8,236,584)	(125,992)	16,545,699
Endorsements	1,975,202	—	345,681	(1,638,837)	(161,076)	520,970
Post-Career	173,224	—	54,345	68,949	—	296,518
Total	$24,435,000	$(2,298,296)	$5,587,933	$(9,711,346)	$(254,919)	$17,758,372

See “Results of Operations — Years ended December 31, 2015 and 2014” above for discussion of changes in the estimates of certain cash flows and changes in realized and unrealized gains and losses under our brand contracts.

For a detailed discussion of the change in fair value of our brand contract portfolio by tracking stock, see Exhibit 99.1, “Attributed Financial Information for Our Platform Common Stock and Tracking Stocks.”

For additional information on how we estimated the fair values of our brand contracts, see Note 5, “Investment in Brand Contracts, at Fair Value” in the Notes to Financial Statements.

Income (Loss) From Brand Contracts

We recognize income or loss based on the change in fair value of the brand contracts from period to period and receipts of payments or other consideration from the brand contracts. Other consideration received by the contract party may include stock, automobiles, or other items of value. In the event other consideration are received by the contract party, we will recognize income from brand contracts equal to our proportionate share of the estimated fair value of the other consideration received, and will receive payment in either cash or such other consideration based on the contractual arrangement. Amounts due to us under the brand contract are either remitted directly from the source of such income or through payment by the contract party. The brand contract stipulates that income once we earn it is not subject to recapture by the contract party.

For purposes of our financial statements and the notes thereto, cash received under the brand contract will either be recognized as a reduction of our carrying value (i.e., a reduction in the brand contract asset) or income (loss) from brand contracts. Whether cash receipts will be recognized as a reduction in carrying value or income (loss) from brand contracts will depend on the timing of such cash receipt.

Additionally, the timing of changes in our estimates of future cash flows will impact whether cash receipts are recognized as a reduction of our carrying value or as income (loss) from brand contracts. If, for example, we increase the estimate of cash flows which are not received until a future period, this increase will be recognized as income from brand contracts. If, on the other hand, the cash flows are received in the current period and had not been estimated, the entire cash flow will be recognized as income from brand contracts.

Expected cash flows will be based on the included contracts the contract party has in place and the expectations of future contracts. As it becomes more likely that the contract party will collect contracted amounts the expected discount rate will decrease. A decrease in the discount rate will result in the receipt of cash primarily being allocated to reduction of carrying value. The discount rates are determined at the purchase date and are revised each period based on the performance of the brand and the likelihood of collection of future contracted amounts.

Income (loss) from brand contracts is based on an estimate of expected cash flows and the associated expected discount rates. Changes in fair value resulting from changes in the expected performance of the brand or market factors are included in income (loss) from brand contracts in the statements of operations.

We are entitled to certain information and audit rights pursuant to the brand contracts that enable us to adequately calculate and collect the ABI under the brand contract. In addition to such annual audit rights, we intend to create a contract administration and surveillance division to proactively monitor and administer our rights under the brand contracts. Following the execution of a brand contract, the contract administration and surveillance division shall prepare a schedule charting the timing and amounts of expected future payments associated with that certain counterparty’s existing contracts that are subject to our brand contract, along with the term and the expected timing each contract would be expected to be renegotiated or renewed. The division will also be tasked with ensuring that all directives to pay Fantex directly have been executed and accepted by the parties making such payments. We will contact the contract party at renewal terms to determine whether the contracts will be renewed and take necessary steps to ensure that any new agreements are covered under the brand contract.

The division will also be tasked with reviewing each brand contract quarterly and to contact each of our contract parties to determine if the parties entered into additional agreements or renegotiated existing agreements that may impact our ABI. To supplement these direct inquiries, this division will also monitor social and mainstream media on at least a weekly basis for information relevant to our brand contract or relationship with each of our contract parties, including trade rumors, reports of new endorsements or other agreements that may be subject to our brand contract with such contract parties, reports of renegotiation of existing agreements and reports of personal behavior that may be beneficial or detrimental to the brand contract in general.

In addition to the above, in the event that expected payments are not received on a timely basis (generally within five days of receipt of income by the contract party), we will attempt to contact the contract party and resolve any issues of nonpayment amicably. If our efforts are unsuccessful, any issues with contract payments will initially be escalated to senior management for resolution. Depending on the nature and materiality of the contract party’s nonperformance, we may initiate legal action to recover any unpaid amounts under the brand contract. Significant or continuous nonpayment may be material and may trigger additional disclosure under the Securities Act as well as impair the fair value of the asset on our books.

Income Taxes

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The current and deferred tax expense is presented under the separate return method. Under the separate return method, Fantex calculates its tax provision as if it were filing a separate tax return.

Deferred tax assets are recorded to the extent management believes these assets will more likely than not be realized. In making such a determination, all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations is considered. In the event it is determined that we would be able to realize deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance would be made, which would reduce the provision for income taxes.

Uncertain tax positions are recorded on the basis of a two-step process whereby (1) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority would be recognized.

Contractual Obligations

Our principal contractual obligations are limited to our obligations under our management agreement with our Parent and our brand contracts. We are not committed to any future capital expenditures and certain agreements, such as rental commitments, are the responsibility of our Parent.

We have no financial obligations under our consummated brand contracts other than certain indemnity obligations. We have evaluated the impact of these indemnity obligations on our financial statements and determined that they are not material individually or in the aggregate.

Kendall Wright Brand Contract

We must pay $3.125 million to Kendall Wright contingent upon our ability to obtain financing for the purchase price through the Fantex Series Professional Tracking Stock offering or another financing. We will have no further financial obligation to Kendall Wright under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnity obligations on our financial statements and determined that they are not material. In February 2016, the Company and Kendall Wright mutually agreed to extend to May 1, 2016, the date by which either party could terminate the brand contract. As consideration for such extension, the Company paid Kendall Wright a non-refundable $100,000 advance. If the Company pays Kendall Wright the $3.125 million purchase price, the Company may apply the $100,000 advance against such purchase price.

Terrance Williams Brand Contract

We must pay $3.06 million to Terrance Williams contingent upon our ability to obtain financing for the purchase price through the Fantex Series Professional Tracking Stock offering or another financing. We will have no further financial obligation to Terrance Williams under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnity obligations on our financial statements and determined that they are not material. In February 2016, the Company and Terrance Williams mutually agreed to extend to May 1, 2016, the date by which either party could terminate the brand contract. As consideration for such extension, the Company paid Terrance Williams a non-refundable $100,000 advance. If the Company pays Terrance Williams the $3.06 million purchase price, the Company may apply the $100,000 advance against such purchase price.

Ryan Shazier Brand Contract

We must pay $3.11 million to Ryan Shazier contingent upon our ability to obtain financing for the purchase price through the Fantex Series Professional Tracking Stock offering or another financing. We will have no further financial obligation to Ryan Shazier under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnity obligations on our financial statements and determined that they are not material. In February 2016, the Company and Ryan Shazier mutually agreed to extend to May 1, 2016, the date by which either party could terminate the brand contract. As consideration for such extension, the Company paid Ryan Shazier a non-refundable $100,000 advance. If the Company pays Ryan Shazier the $3.11 million purchase price, the Company may apply the $100,000 advance against such purchase price.

Scott Langley Brand Contract

We must pay $3.06 million to Scott Langley contingent upon our ability to obtain financing for the purchase price through the Fantex Series Professional Tracking Stock offering or another financing. We will have no further financial obligation to Scott Langley under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnity obligations on our financial statements and determined that they are not material.

Andrew Heaney Brand Contract

As of December 31, 2015, we had a contractual obligation to pay $3.34 million to Andrew Heaney contingent upon our ability to obtain financing for the purchase price through the Fantex Series Professional Tracking Stock offering or another financing. We have no further financial obligation to Andrew Heaney under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnity obligations on our financial statements as of December 31, 2015 and determined that they are not material. On February 12, 2016, we consummated the Andrew Heaney brand contract. See Note 10, “Subsequent Events” in the Notes to Financial Statements, for further discussion of the purchase of this brand contract.

Management Agreement

We have entered into a management agreement with our Parent, pursuant to which our Parent provides us with management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay our Parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to a reduction of the carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our Parent at the time and the cost of those services.

The agreement had an initial term through December 31, 2014, and was automatically renewed for one-year terms through December 31, 2016. It will continue to automatically renew for successive one-year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

The agreement contains certain provisions requiring us to indemnify our Parent with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. We have evaluated the impact of these indemnity obligations on our financial statements and determined that they are remote. The management agreement became effective upon the consummation of our first initial public offering on April 28, 2014.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

ITEM 7A. Quantitative and Qualitative Disclosures About Market Risk

A smaller reporting company is not required to provide the information required by this Item.

ITEM 8. Financial Statements and Supplementary Data

Fantex, Inc.
Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Fantex, Inc.

We have audited the accompanying balance sheets of Fantex, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, certain expenses were paid by Fantex Holdings, Inc. (the “Parent”) and allocated to the Company based on the expenses incurred by the Company in its operations.

/s/ Deloitte & Touche LLP

San Francisco, California

March 10, 2016

FANTEX, INC.

Balance Sheets

	As of December 31,
	2015	2014
ASSETS
Cash and Cash Equivalents	$1,741,678	$929,440
Receivable from Contract Parties	254,919	60,487
Prepaid Assets	—	44,278
Investment in Brand Contracts, at Fair Value	17,758,372	7,221,182
Other Investments, at Cost	110,800	—
Total Assets	$19,865,769	$8,255,387
LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Parent	$52,988	$76,172
Total Liabilities	52,988	76,172
Commitments and Contingencies
Contributed Capital
Platform Common Stock, $0.0001 par value (authorized 1,500,000,000 shares, 100,000,000 issued and outstanding)	10,000	10,000
Fantex Series Vernon Davis Convertible Tracking Stock, $0.0001 par value (authorized 421,100 shares, 421,100 issued and outstanding)	42	42
Fantex Series EJ Manuel Convertible Tracking Stock, $0.0001 par value (authorized 523,700 shares, 523,700 issued and outstanding)	52	52
Fantex Series Mohamed Sanu Convertible Tracking Stock, $0.0001 par value (authorized 164,300 shares, 164,300 issued and outstanding)	16	16
Fantex Series Alshon Jeffery Convertible Tracking Stock, $0.0001 par value (authorized 835,800 shares, 835,800 issued and outstanding)	84	—
Fantex Series Michael Brockers Convertible Tracking Stock, $0.0001 par value (authorized 362,200 shares, 362,200 issued and outstanding)	36	—
Fantex Series Jack Mewhort Convertible Tracking Stock, $0.0001 par value (authorized 268,100 shares, 268,100 issued and outstanding)	27	—
Additional Paid-in-Capital	37,350,007	19,470,244
Accumulated Deficit	(17,547,483)	(11,301,139)
Total Stockholders’ Equity	19,812,781	8,179,215
Total Liabilities and Stockholders’ Equity	$19,865,769	$8,255,387

See Accompanying Notes to Financial Statements.

FANTEX, INC.

Statements of Operations

	Year Ended December 31,
	2015	2014
Loss from Brand Contracts	$(1,920,491)	$(2,203,500)
Income from Other Investments	16,400	—
Total Loss	(1,904,091)	(2,203,500)
Operating Expenses:
Personnel Costs	1,466,271	1,308,698
Professional Services	1,956,289	2,136,554
General and Administrative, Exclusive of Personnel Costs	676,283	605,969
Total Operating Expenses	4,098,843	4,051,221
Net Loss Before Income Taxes	(6,002,934)	(6,254,721)
Income Taxes	—	—
Net Loss	$(6,002,934)	$(6,254,721)

Net Income (Loss) Attributable to:
Platform Common stock	$(4,061,938)	$(4,050,082)
Fantex Series Vernon Davis Convertible Tracking Stock	(1,026,167)	(496,258)
Fantex Series EJ Manuel Convertible Tracking Stock	(1,440,158)	(2,190,280)
Fantex Series Mohamed Sanu Convertible Tracking Stock	(105,648)	481,899
Fantex Series Alshon Jeffery Convertible Tracking Stock	115,484	—
Fantex Series Michael Brockers Convertible Tracking Stock	(77,018)	—
Fantex Series Jack Mewhort Convertible Tracking Stock	592,511	—
Net Loss	$(6,002,934)	$(6,254,721)

Net Income (Loss) Per Share Attributable to:
Platform Common Stock:
Basic and Diluted (weighted average shares — 100,000,000)	$(0.04)	$(0.04)
Fantex Series Vernon Davis Convertible Tracking Stock
Basic and Diluted (weighted average shares — 421,100)	$(2.44)	$(1.18)
Fantex Series EJ Manuel Convertible Tracking Stock
Basic and Diluted (weighted average shares — 523,700)	$(2.75)	$(4.18)
Fantex Series Mohamed Sanu Convertible Tracking Stock
Basic and Diluted (weighted average shares — 164,300)	$(0.64)	$2.93
Fantex Series Alshon Jeffery Convertible Tracking Stock
Basic and Diluted (weighted average shares — 835,800)	$0.14	$—
Fantex Series Michael Brockers Convertible Tracking Stock
Basic and Diluted (weighted average shares — 362,200)	$(0.21)	$—
Fantex Series Jack Mewhort Convertible Tracking Stock
Basic and Diluted (weighted average shares — 268,100)	$2.21	$—

See Accompanying Notes to Financial Statements.

FANTEX, INC.

Statements of Stockholders’ Equity

	Platform Common		Tracking		Additional		Total
	Stock		Stocks		Paid-in-	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2013	100,000,000	$10,000	—	$—	$5,388,192	$(4,625,318)	$772,874
Contributions from Parent	—	—	—	—	3,545,712	—	3,545,712
Proceeds from offering of Fantex Series Vernon Davis Convertible Tracking Stock	—	—	421,100	42	4,000,408	—	4,000,450
Proceeds from offering of Fantex Series EJ Manuel Convertible Tracking Stock	—	—	523,700	52	4,975,098	—	4,975,150
Proceeds from offering of Fantex Series Mohamed Sanu Convertible Tracking Stock	—	—	164,300	16	1,560,834	—	1,560,850
Dividend paid, Fantex Series Vernon Davis Convertible Tracking Stock	—	—	—	—	—	(421,100)	(421,100)
Net Loss	—	—	—	—	—	(6,254,721)	(6,254,721)
Balance at December 31, 2014	100,000,000	$10,000	1,109,100	$110	$19,470,244	$(11,301,139)	$8,179,215
Cash Dividends Declared Per Share Year Ended December 31, 2014:
Fantex Series Vernon Davis Convertible Tracking Stock - $1.00

Contributions from Parent	—	—	—	—	3,978,770	—	3,978,770
Proceeds from offering of Fantex Series Alshon Jeffery Convertible Tracking Stock	—	—	835,800	84	7,940,016	—	7,940,100
Proceeds from offering of Fantex Series Michael Brockers Convertible Tracking Stock	—	—	362,200	36	3,440,864	—	3,440,900
Proceeds from offering of Fantex Series Jack Mewhort Convertible Tracking Stock	—	—	268,100	27	2,520,113	—	2,520,140
Dividend paid, Fantex Series Vernon Davis Convertible Tracking Stock	—	—	—	—	—	(210,550)	(210,550)
Dividend paid, Fantex Series Mohamed Sanu Convertible Tracking Stock	—	—	—	—	—	(32,860)	(32,860)
Net Loss	—	—	—	—	—	(6,002,934)	(6,002,934)
Balance at December 31, 2015	100,000,000	$10,000	2,575,200	$257	$37,350,007	$(17,547,483)	$19,812,781
Cash Dividends Declared Per Share Year Ended December 31, 2015:
Fantex Series Vernon Davis Convertible Tracking Stock - $0.50
Fantex Series Mohamed Sanu Convertible Tracking Stock - $0.20

See Accompanying Notes to Financial Statements.

FANTEX, INC.

Statements of Cash Flows

	Year Ended December 31,
	2015	2014
Operating Activities
Net Loss	$(6,002,934)	$(6,254,721)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from Brand Contracts	1,920,491	2,203,500
Expenses Contributed From Parent	3,978,770	3,545,712
Changes in:
Prepaid Assets	44,278	261,763
Due to Parent	(23,184)	76,172
Purchase of Brand Contracts	(13,900,000)	(10,535,000)
Cash Receipts from Brand Contracts	1,247,887	1,049,831
Net cash used in operating activities	$(12,734,692)	$(9,652,743)
Investing Activities
Purchase of Other Investments	(110,800)	—
Net cash used in investing activities	$(110,800)	$—
Financing Activities
Proceeds from Fantex Series Vernon Davis Convertible Tracking Stock Offering (net of $210,550 underwriting fees)	—	4,000,450
Proceeds from Fantex Series EJ Manuel Convertible Tracking Stock Offering (net of $261,850 underwriting fees)	—	4,975,150
Proceeds from Fantex Series Mohamed Sanu Convertible Tracking Stock Offering (net of $82,150 underwriting fees)	—	1,560,850
Proceeds from Fantex Series Alshon Jeffery Convertible Tracking Stock Offering (net of $417,900 underwriting fees)	7,940,100	—
Proceeds from Fantex Series Michael Brockers Convertible Tracking Stock Offering (net of $181,100 underwriting fees)	3,440,900	—
Proceeds from Fantex Series Jack Mewhort Convertible Tracking Stock Offering (net of $160,800 underwriting fees)	2,520,140	—
Dividends Paid	(243,410)	(421,100)
Net cash provided from financing activities	$13,657,730	$10,115,350
Net cash increase for year	812,238	462,607
Cash and Cash Equivalents at Beginning of Year	$929,440	$466,833
Cash and Cash Equivalents at End of Year	$1,741,678	$929,440
Cash Paid for Interest	$—	$—
Cash Paid for Taxes	$—	$—
Non-Cash Financing Activities:
Contributions from Parent	$3,978,770	$3,545,712

See Accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1. BUSINESS

Nature of Operations—Fantex, Inc. (the “Company” or “Fantex”) was incorporated in Delaware in September 2012 and is a subsidiary of Fantex Holdings, Inc. (the “Parent”). Fantex has substantially relied on the Parent to date to conduct its operations.

Fantex is a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes (together with affiliated entities, the “Contract Party,” and collectively, the “Contract Parties”) and assisting such individuals in enhancing the reach and value of the brands the Company acquires. The business operates in a single segment and focuses on three core areas:

•                  evaluating, targeting and accessing individuals and brands with the potential to generate significant income associated with these brands (which is referred to as “brand income”);

•                  acquiring minority interests in such brand income (which is referred to as “Acquired Brand Income” or “ABI”); and

•                  assisting the acquired brands in increasing their value via technology and through leveraging Fantex’s marketing, advertising and strategic partnering expertise for endorsement and post career opportunities.

The Company currently relies on the Parent for management and operational capabilities while it continues to scale its operations. The Company will continue to rely on the Parent to conduct its operations until such time as the Company’s income and cash flows are sufficient to finance operations.

The Company operates under a management agreement with the Parent, pursuant to which Parent provides Fantex with management and administrative services, including providing and compensating the Company’s executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. The Company will begin to assume direct management and administrative responsibilities at such time in the future as the actual cost of these services is less than the service fee to the Parent.

All expenses except for the management fee incurred for the years ended December 31, 2015 and 2014 were paid by the Parent and allocated to Fantex based on the expenses incurred by Fantex in its operations. The allocations were based on the time spent by employees of the Parent on activities of Fantex and direct expenses incurred for the operations of Fantex. The expense allocations have been determined on the basis that Fantex and the Parent considered to be reasonable reflections of the utilization of services provided or the benefit received by Fantex. Management believes that the expenses allocated to Fantex are representative of the operating expenses it would have incurred had Fantex been operating on a stand-alone basis.

Certain Significant Risks and Uncertainties— The Company is an early stage start-up and as such has not yet been able to demonstrate the long term viability of its business model. The Company can be affected by a variety of factors. Management of the Company believes that the following areas represent some of the more significant risks that could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows:

•                  The Company has incurred significant losses since its inception and anticipates that it will continue to incur losses in the foreseeable future.

•                  The Company has a limited operating history which may make it difficult for investors to evaluate the success of its business to date and to assess its future viability.

•                  The Company will need to obtain additional funding to acquire additional brands and the Company may also need additional funding to continue operations. There is no certainty the Company will be able to raise such additional funding.

•                  The Company’s principal source of cash flows for the foreseeable future will be derived from brand contracts, and with respect to brand contracts:

•                  the Company has limited experience managing brand contracts and limited historical performance data about its brand contracts;

•                  the Company does not have any rights to require the Contract Party to take any actions to attract, maintain or otherwise generate brand income;

•                  brand income may decrease due to factors outside the control of the Contract Party, such as a decline in relative performance, injury, illness, medical condition or death of the Contract Party, or due to other factors such as public scandal or other reputational harm to the Contract Party;

•                  the valuation of the Company’s brand contracts and expected ABI requires the Company to make material assumptions that may ultimately prove to be incorrect;

•                  changes in government policy, legislation or regulatory interpretations could cause our business operations or offerings of tracking stocks to become subject to additional regulatory or legal requirements that may adversely affect our business operations and ability to offer additional tracking stocks; and

•                  the leagues, team owners, players associations, endorsement partners, elected officials or others may take actions that could restrict the Company’s ability or make it more costly for the Company to enter into future brand contracts.

•                  The Company is dependent on the continued ability of the Parent to support operations until such time as the Company is capable of supporting its own operations.

Recent Accounting Pronouncements— In August 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40); Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. This update requires management of the Company to evaluate whether there is substantial doubt about the Company’s ability to continue as a going concern. This update is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of ASU 2014-15 on the financial statements The Company does not expect this standard to have an impact on the Company’s financial statements upon adoption.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (ASU 2014-09) “Revenue from Contracts with Customers.” ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. In July 2015, the FASB deferred implementation of ASU 2014-09 by one year. Early adoption is not permitted. The Company is currently in the process of evaluating the impact of the adoption of ASU 2014-09 on the financial statements but do not anticipate it to have a material effect on the Company’s financial position, results of operations or cash flows.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for all fiscal years presented and with the instructions to Form 10-K and Articles 8 of Regulation S-X.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. On an ongoing basis, management will evaluate these estimates, including those related to accounts receivable, fair values of brand contracts, income taxes, and contingent liabilities, among others. Estimates will be based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from these estimates.

Cash and Cash Equivalents—Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with original maturities at purchase of three months or less.

Income Taxes—Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The current and deferred tax expense is presented under the separate return method. Under the separate return method, Fantex calculates its tax provision as if it were filing a separate tax return.

Deferred tax assets are recorded to the extent management believes these assets will more likely than not be realized. In making such a determination, all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations is considered. In the event it is determined that the Company would be able to realize deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance would be made, which would reduce the provision for income taxes.

Uncertain tax positions are recorded on the basis of a two-step process whereby (1) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority would be recognized.

Comprehensive Income—Total comprehensive income (loss) consists of net loss and other comprehensive income (loss). For the periods presented herein no adjustments were necessary to reconcile net loss to comprehensive income (loss).

Fair Value Option—The brand contracts represent a right to receive certain cash flows from the Contract Parties, and therefore, the brand contracts meet the definition of a financial asset under GAAP. As financial assets, the brand contracts are precluded from being accounted for as intangible assets. The Company has elected to adopt the fair value option to account for the brand contracts at fair value, with changes in fair value recognized in income (loss) from brand contracts in the statements of operations and presented as a separate line item. The Company believes that measurement of the brand contracts at fair value provides the most meaningful information to users of the financial statements, because the value of the brand contracts may increase or decrease over time based on future events. The Company believes that recognizing the change in fair value through net income or loss provides a better indicator of the performance of the brand contracts for a given period, enhances transparency, and is more in line with how the Company manages the risks of the brand contracts.

Fair Value of Financial Instruments—Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models may involve a significant level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity for disclosure purposes. Assets and liabilities in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined under GAAP, are directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, and are as follows:

•                  Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets generally included in this category are mutual funds.

•                  Level 2—Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.

•                  Level 3—Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The types of assets and liabilities generally included in this category are brand contracts.

A significant decrease in the volume and level of activity for the asset or liability is an indication that transactions or quoted prices may not be representative of fair value because in such market conditions there may be increased instances of transactions that are not orderly. In those circumstances, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new, whether the product is traded on an active exchange or in the secondary market, and the current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company’s management in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset. The variability of the observable inputs affected by the factors described above may cause transfers between Levels 1, 2, and/or 3, which the Company recognizes at the end of the reporting period.

Depending on the relative liquidity in the markets for certain assets, the Company may classify assets as Level 3 if it determines that observable quoted prices, obtained directly or indirectly, are not available. The Company has determined that all of its contracts should be classified as Level 3. The valuation models used for the assets and liabilities that are valued using Level 3 of the fair value hierarchy are described below.

Investment in Brand Contracts, at Fair Value— Brand contracts, at estimated fair value, are initially valued at the transaction price and are subsequently valued using observable market prices, if available, or internally developed models in the absence of readily observable market prices. Valuation models are generally based on a discounted cash flow approach, in which various internal and external factors are considered. Factors include key financial inputs and recent transactions for comparable brands. The Company utilizes several unobservable pricing inputs and assumptions in determining the fair value of its Level 3 investments. Some of these assumptions include the risk free cost of capital, length of playing career, length of post-career, future rates of inflation in salaries and endorsement contracts, and amounts that can be potentially realized in the future such as unsigned playing and endorsement contracts. These unobservable pricing inputs and assumptions may differ by brand contract and in the application of the Company’s valuation methodologies. The reported fair value estimates could vary materially if the Company had chosen to incorporate different unobservable pricing inputs or other assumptions for applicable investments.

Valuation Process—The valuation process for the Company’s Level 3 measurements for assets and liabilities will be completed on no less than a quarterly basis, provided that the Company does not intend to update the on-field statistical performance data used in its valuation models, including those that are used to estimate career longevity and potential future playing contracts, more frequently than on an annual basis based on a full season of on-field statistical performance data, or at such time as there is a material event that the Company believes would have a long-term material impact on these estimates and the potential brand income resulting from these estimates. The valuation process is designed to subject the valuation of Level 3 investments, including the Company’s brand contracts, to an appropriate level of consistency, oversight and review. The Company’s internal valuation professionals are responsible for estimating fair value based on various factors including:

•                  current playing contract including: amounts, duration, incentive provisions, guaranteed portions, if any, termination and other important terms;

•                  current endorsement contracts, if any, including amounts, duration, and contract terms;

•                  age and health (including injuries) of the individual associated with the brand, duration of career to date and prospects for additional future contracts, both playing and endorsement;

•                  potential future playing and endorsement contracts, including duration and value;

•                  position and data specific to that position focused on estimating longevity of career;

•                  reported contract value increases or decreases for other comparable players (by position and status they hold among their peers (e.g., All Pro, Most Valuable Player, franchise player and the like)) in order to estimate future contract values;

•                  professional sports league imposed salary caps if appropriate; and

•                  risk free cost of capital.

In addition, the Company considers a number of qualitative factors to develop estimates used in its models including:

•                  the stated aspirations and goals of the Contract Party;

•                  certain intangibles of the Contract Party, including media relationships, communication ability, “likeability,” demand as a product endorser, personal drive and ambition;

•                  social footprint (for example, number of Twitter followers);

•                  the market in which the Contract Party performs and how that may impact the number and amount of endorsement opportunities;

•                  the reach of the brand of the Contract Party;

•                  value of TV contracts and the rate of growth in those contracts; and

•                  attendance trends in the Contract Party’s primary field of performance.

The Company considers all of these factors to estimate brand income for use in a discounted cash flow model. These estimates include amounts based on existing contracts as well as the Company’s estimates of amounts to be received for anticipated future contracts. With respect to existing contracts, the Company considers that certain amounts are reasonably assured of realization, but that most earnings from existing contracts depend on continued satisfactory performance. To determine the amount of the purchase price of a brand contract and a current fair value the Company applies discount rates to the estimates of earnings.

In general, the Company applies lower discount rates to amounts associated with existing contracts, particularly portions of those contracts that have a higher degree of certainty of payment, and higher discount rates to amounts associated with future potential earnings under existing contracts and to potential earnings under anticipated future contracts. Further, discount rates rise over time to reflect that uncertainty increases over time.

The Company’s internal valuation professionals document their considerations of this data that is then reviewed by management, including the Chief Executive Officer and Chief Financial Officer. The approved valuation is used to estimate the fair value of the brand contract. This valuation process is followed on no less than a quarterly basis to estimate the fair value of the brand contracts that are then in effect.

If the estimates of brand income prove to be too high and/or the discount rates used in the calculation prove to be too low, then the valuation of a brand contract may be too high which will result in the recording of a loss on the brand contract.

Income (Loss) From Brand Contracts— Income or loss is recognized based on the change in fair value of the brand contracts from period to period and receipts of payments or other consideration from the brand contracts. Other consideration received by the Contract Parties may include stock, automobiles, or other items of value. In the event other consideration are received by the Contract Party, the Company recognizes income from brand contracts equal to its proportionate share of the estimated fair value of the other consideration received, and will receive payment in either cash or such other consideration based on the contractual arrangement. Amounts due to the Company under the brand contract are either remitted directly from the source of such income or through payment by the Contract Party. The brand contract stipulates that income once we earn it is not subject to recapture by the Contract Party.

Cash received under the brand contracts will either be recognized as a reduction in carrying value (i.e., a reduction in the brand contract asset) or income (loss) from brand contracts. Whether cash receipts will be recognized as a reduction of carrying value or income (loss) from brand contracts will depend on the timing of such cash receipt.

Additionally, the timing of changes in the Company’s estimates of future cash flows will impact whether cash receipts are recognized as a reduction of carrying value or as income (loss) from brand contracts. If, for example, the Company increases the estimate of cash flows which are not received until a future period, this increase will be recognized as income from brand contracts. If, on the other hand, the cash flows are received in the current period and had not been estimated, the entire cash flow will be recognized as income from brand contracts.

Expected cash flows will be based on the included contracts the Contract Party has in place and the expectations of future contracts. As it becomes more likely that the Contract Party will collect contracted amounts the expected discount rate will decrease. A decrease in the discount rate will result in the receipt of cash primarily being allocated to reduction in carrying value. The discount rates are determined at the purchase date and are revised each period based on the performance of the brand and the likelihood of collection of future contracted amounts.

Income (loss) from brand contracts is based on an estimate of expected cash flows and the associated expected discount rates. Changes in fair value resulting from changes in the expected performance of the brand or market factors are included in income (loss) from brand contracts in the statements of operations.

3. TRACKING STOCKS

As of December 31, 2015, the Company had brand contracts in effect with each of the following contract parties and had created or intended to create a tracking stock related to these brand contracts:

Contract Party	Effective Date of Brand Contract	Tracking Stock Related to the Brand Contract
Consummated Brand Contracts
Vernon Davis(1)	October 30, 2013	Fantex Series Vernon Davis
EJ Manuel(1)	February 14, 2014	Fantex Series EJ Manuel
Mohamed Sanu(1)	May 14, 2014	Fantex Series Mohamed Sanu
Alshon Jeffery(1)	September 18, 2014	Fantex Series Alshon Jeffery
Michael Brockers(1)	January 9, 2015	Fantex Series Michael Brockers
Jack Mewhort(1)	March 26, 2015	Fantex Series Jack Mewhort
Unconsummated Brand Contracts
Kendall Wright	March 26, 2015	(2)(3)
Andrew Heaney	September 10, 2015	(3)(4)
Terrance Williams	September 17, 2015	(3)
Ryan Shazier	September 23, 2015	(3)
Scott Langley	December 23, 2015	(5)

(1)         The initial public offerings for these tracking stocks were completed prior to the date this Annual Report on Form 10-K was filed.

(2)         On December 3, 2015, the Company withdrew its previously filed registration statement for the tracking stock related to the brand contract of Fantex Series Kendall Wright.

(3)         The tracking stock related to the brand contract has not been created as of December 31, 2015. See Note 10, Subsequent Events for discussion of the registered offering under which the tracking stock related to the brand contract would be created.

(4)         On February 12, 2016, the Company consummated the brand contract with Andrew Heaney. The tracking stock related to the brand contract has not been created as of the date this Annual Report on Form 10-K was filed. See Note 10, Subsequent Events for further discussion of the purchase of this brand contract.

(5)         The tracking stock related to the brand contract has not been created as of December 31, 2015.

A tracking stock is a type of common stock that the issuing company intends to reflect or “track” the economic performance of a particular business or “group”, and in the Company’s case, the economic performance of the related brand contract, rather than the economic performance of the company as a whole. While the tracking stocks have separate collections of assets and liabilities attributed to them, no brand contract is a separate legal entity and therefore no brand contract can own assets, issue securities or enter into legally binding agreements.

Holders of tracking stocks have no direct claim to the attributed net assets of the tracking stock and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of Fantex, with a single board of directors and subject to all of the risks and liabilities of Fantex.

See Exhibit 99.1 to this Annual Report on Form 10-K for unaudited attributed financial information for Fantex’s tracking stocks that were publicly traded during the reporting period.

4. RELATED PARTY TRANSACTIONS

The Company will continue to rely on the Parent to conduct its operations until such time as the Company’s cash flows are sufficient to finance its operations. The Company operates under a management agreement with the Parent, pursuant to which the Parent provides Fantex with management and administrative services, including providing and compensating the Company’s executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. The Company will begin to assume direct management and administrative responsibilities at such time in the future as the actual cost of these services is less than the service fee to the Parent, which is not anticipated to occur until the Company begins to generate significant cash flows from multiple brand contracts.

Under the terms of the management agreement, the Company has agreed to pay the Parent 5% of the amount of the gross cash received by the Company, if any, pursuant to the brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to a reduction of the carrying value on the financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of actual cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent the Company receives no cash for any period then the Company would not owe any fee for any services provided during that period. The Company may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of its cash receipts upon which the service fee is calculated, in light of the services being provided by the Parent at the time and the cost of those services.

The Company incurred management fee expenses pursuant to the management agreement of $63,214 and $52,492 for the years ended December 31, 2015 and 2014, respectively. The management fee is included in the total expenses of $4,098,843 and $4,051,221 for the years ended December 31, 2015 and 2014, respectively. The management fee represents a cash payment in lieu of an allocation from the Parent for the expenses to operate the Company.

All expenses (except the management fee expense incurred for the years ended December 31, 2015 and 2014) were paid by the Parent and allocated to Fantex based on the time spent by employees of the Parent on activities of Fantex, the number of full time equivalent employees performing Fantex activities and direct expenses incurred for the operations of Fantex. The expense allocations have been determined on the basis that Fantex and the Parent considered to be reasonable reflections of the utilization of services provided or the benefit received by Fantex and the methodology and assumptions made in the allocations have been consistently applied and are comparable in the periods presented. Management believes that the expenses allocated from the Parent to Fantex, together with the management fee payable by the Company to the Parent under the management agreement, are representative of the operating expenses Fantex would have incurred had it been operated on a stand-alone basis.

During the years ended December 31, 2015 and 2014, the Parent incurred and allocated to the Company $3,978,770 and $3,545,712, respectively, of expenses directly related to the operations of Fantex. The Company converted to capital all of the amounts that were allocated by the Parent to the Company for the years ended December 31, 2015 and 2014.

In 2013, the five independent directors of the Company were granted an aggregate of 100,000 non-qualified options under the Fantex Holdings, Inc. 2012 Equity Incentive Plan. These options were granted with an exercise price equal to the fair market value of the Parent’s common stock at the date of grant and have a 10-year contractual term. The stock options vest ratably over a four-year period. The fair market value of stock options is estimated using the Black-Scholes valuation model and the Company used the following methods to determine its underlying assumptions: expected volatilities are based on the historical volatilities of the daily closing price of the public common stock of companies believed comparable to the Parent; the expected term of options granted is based on the simplified method of using the mid-point between the vesting term and the original contractual term and/or average time outstanding method; the risk-free interest rate is based on the U.S. Treasury daily yield curve on the date of grant; and the expected dividend yield is based on the current dividend trend. Forfeitures are estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company was allocated from the Parent $24,395 and $24,767 of stock compensation for the years ended December 31, 2015 and 2014, respectively. The key assumptions used by the Parent in the valuation model to value the stock option grants were:

	Year Ended December 31,
	2015	2014
Expected Term:	6.02 years	6.02 years
Risk Free Rate:	1.75%	1.75%
Weighted Average Volatility:	65.50%	65.50%
Expected Forfeiture Rate:	15.00%	35.00%
Expected Dividend Rate:	0%	0%

The fair value of the options as computed under the Black-Scholes valuation model was calculated to be $0.967 per share. As of December 31, 2015 there are 38,809 shares and $37,701 of compensation expense to be expensed over the remaining 1.5-year vesting period.

Certain offering expenses have been paid by the Parent relating to securities offerings, and those costs will remain the liability of the Parent. The Parent will not seek to recapture these expenses from the Company. The following table summarizes the related party transactions involving the initial public offerings completed since January 1, 2014 until December 31, 2015 which were underwritten by the Company’s affiliated broker-dealer, Fantex Brokerage Services, LLC.

				Gross	Underwriting	Parent’s Purchase (2)		Directors’ Purchase (2)
IPO Date	Tracking Stock	Shares	IPO Price	Proceeds	Discount(1)	Shares	Amount	Shares(3)	Amount
April 28, 2014	Fantex Series Vernon Davis	421,100	$10.00	$4,211,000	$210,550	102,454	$1,024,540	—	$—
July 21, 2014	Fantex Series EJ Manuel	523,700	$10.00	$5,237,000	$261,850	250,000	$2,500,000	27,934	$279,340
November 3, 2014	Fantex Series Mohamed Sanu	164,300	$10.00	$1,643,000	$82,150	78,000	$780,000	10,365	$103,650
March 19, 2015	Fantex Series Alshon Jeffery	835,800	$10.00	$8,358,000	$417,900	400,000	$4,000,000	203,994	$2,039,940
May 29, 2015	Fantex Series Michael Brockers	362,200	$10.00	$3,622,000	$181,100	162,993	$1,629,930	92,900	$929,000
July 14, 2015	Fantex Series Jack Mewhort	268,100	$10.00	$2,681,000	$160,860	124,014	$1,240,140	69,520	$695,200

(1)	Paid as compensation to Fantex Brokerage Services, LLC, an affiliated broker-dealer.
(2)

As of December 31, 2015, the Parent and the Parent’s directors hold the indicated positions in the tracking stocks. The Parent and the Parent’s directors are precluded from selling their positions in the tracking stocks within 180 days of effectiveness of the offering and unless it is done through a registered public offering.

(3)

Includes 34,414 shares of Fantex Series Alshon Jeffery, 18,000 shares of Fantex Series Michael Brockers and 13,400 shares of Fantex Series Jack Mewhort owned by Lily Beirne, the spouse of David Beirne, the Chairman of our Parent’s Board of Directors.

On February 12, 2016 the Company borrowed $3,300,000 from its Parent under a promissory note bearing interest at 8% per annum to consummate the Andrew Heaney brand contract. The Company will repay this promissory note upon the earlier of five days following the successful initial public offering of a security linked to the Andrew Heaney brand contract or August 12, 2016. See Note 10, Subsequent Events for further discussion of the purchase of this brand contract.

5. INVESTMENT IN BRAND CONTRACT, AT FAIR VALUE

Brand contracts, at fair value, are initially valued at the transaction price. As of December 31, 2015, the Company’s brand contracts are considered Level 3 investments because there are no reliable observable market prices for these investments. The Company employs discounted cash flow valuation models that depend on several observable and unobservable pricing inputs and assumptions in determining fair value for Level 3 investments, including: the risk free cost of capital, length of playing career, length of post career, future rates of inflation in salaries and endorsement contracts, and projections of amounts that may be realized through future playing and endorsement contracts. These unobservable pricing inputs and assumptions may differ by brand contract and in the application of the Company’s valuation methodologies. The reported fair value estimates could vary materially if the

Company had chosen to incorporate different unobservable pricing inputs or other assumptions for applicable investments.

The Company generally considers three categories of potential brand income:

•                  Category A—Potential brand income related to the portions of existing contracts that have a higher degree of certainty of payment, such as brand income that is very near-term or that is guaranteed under existing included contracts.

•                  Category B—Potential brand income related to the portions of existing contracts that have a lesser degree of certainty of payment, such as brand income that is payable pursuant to existing included contracts but that depends on longer-term continued satisfactory performance of the contract party.

•                  Category C—Potential brand income related to anticipated future contracts, such as future endorsements, playing contracts and/or additional brand income generated from coaching, broadcasting or the like.

As of December 31, 2015 the Company had six brand contracts that are generating income and subject to fair value measurement. The following describes the valuation methodology and significant unobservable inputs used for these brand contracts that is categorized within Level 3 of the fair value hierarchy at December 31, 2015 and 2014.

Discount Rates

In determining the fair value of the Company’s brand contracts as of December 31, 2015 and 2014, the Company used discount rates ranging from 4.5% to 20.0%, which the Company believes adequately address the uncertainty inherent in its estimates.

Career Length

To determine a Contract Party’s expected career length for the brand contracts, the Company’s valuation professionals used proprietary valuation models. Using statistical analysis, the Company’s valuation professionals determined a set of players that were comparable in caliber to the Contract Party and, based on the career lengths of the players in the data set, arrived at an estimated career length for the Contract Party.

Player Contract Values

In estimating the value of the future player contracts for Contract Parties, the Company reviewed the contracts for players in the professional sport, retired or active, who are of similar caliber to the applicable Contract Party, who have entered into contracts in a similar era, and who are or were at similar ages and stages in their careers at which the applicable Contract Party is expected to enter into additional player contracts. The values of such contracts are adjusted for inflation to better predict the contract values of any future player contracts.

Level 3 Assets

The Investments in Brand Contracts at fair value was determined to be $17,758,372 and $7,221,182 as of December 31, 2015 and 2014, respectively.

The following tables present additional data about our Level 3 assets measured at fair value. Brand contracts which represent a significant asset concentration as of December 31, 2015 are separately presented. Both observable and unobservable inputs may be used to determine the fair value of the contract within the Level 3 category. As a result, unrealized gains and losses for assets and liabilities within the Level 3 category may include changes in the fair value that were attributable to both observable and unobservable inputs. Changes in Level 3 assets measured at fair value for the year ended December 31, 2015 were as follows:

	Year Ended December 31, 2015
Brand Contract	Balance December 31, 2014	Purchases	Payments on Brand Contracts	Realized Gain (Loss)	Unrealized Gain (Loss)	Receivable from Contract Party	Balance December 31, 2015
Vernon Davis Brand Contract	$2,626,332	$—	$(495,114)	$60,986	$(1,097,979)	$(57,468)	$1,036,757
EJ Manuel Brand Contract	2,582,389	—	(91,523)	(418,123)	(1,086,718)	(35,722)	950,303
Mohamed Sanu Brand Contract	2,012,461	—	(151,850)	21,775	(113,999)	(18,241)	1,750,146
Alshon Jeffery Brand Contract	—	7,940,000	(175,679)	3,253	137,634	(115,407)	7,789,801
Michael Brockers Brand Contract	—	3,440,000	(225,268)	(3,275)	(53,017)	(19,901)	3,138,539
Jack Mewhort Brand Contract	—	2,520,000	(47,966)	(6,677)	635,649	(8,180)	3,092,826
Total Brand Contracts	$7,221,182	$13,900,000	$(1,187,400)	$(342,061)	$(1,578,430)	$(254,919)	$17,758,372

(1)	In February 2016, Alshon Jeffery received a franchise player tag. See Note 10, Subsequent Events for further discussion.

The Company’s measurements of changes to the fair value of brand contracts began in the quarter ended June 30, 2014. Changes in Level 3 assets measured at fair value for the year ended December 31, 2014 were as follows:

	Year Ended December 31, 2014
Brand Contract	Balance December 31, 2013	Purchases	Payments on Brand Contracts	Realized Loss	Unrealized Loss	Receivable from Contract Party	Balance December 31, 2014
Vernon Davis Brand Contract	$—	$4,000,000	$(924,468)	$(168,445)	$(250,608)	$(30,147)	$2,626,332
EJ Manuel Brand Contract	—	4,975,000	(87,187)	(133,055)	(2,162,853)	(9,516)	2,582,389
Mohamed Sanu Brand Contract	—	1,560,000	(38,176)	(2,459)	513,920	(20,824)	2,012,461
Total Brand Contracts	$—	$10,535,000	$(1,049,831)	$(303,959)	$(1,899,541)	$(60,487)	$7,221,182

Following are the circumstances under which gains and losses are recognized:

•                  Realized gains result from the collection of cash in the current period.

•                  Realized losses result from cash that was previously expected to be received that is no longer expected to be received.

•                  Unrealized gains are primarily a result of the passage of time bringing future cash flows closer to the present, which increases the present value of those cash flows.

•                  Unrealized losses are primarily a result of changes in the timing of estimated cash flows from one period to a subsequent period or decreases in the estimated amounts of future cash flows.

Balances in the “Receivable from Contract Party” column represent amounts paid to the Contract Party but have not yet been remitted to the Company under the brand contract. Amounts are shown on the Balance Sheets as “Receivable from Contract Parties”. Once collected by the Company, these amounts are shown in the “Payments on Brand Contracts” column in the tables above.

On May 2, 2014, the Company paid $4,000,000 as consideration for future payments under the Vernon Davis Brand Contract.

On July 25, 2014, the Company paid $4,975,000 as consideration for future payments under the EJ Manuel Brand Contract.

On November 3, 2014, the Company paid $1,560,000 as consideration for future payments under the Mohamed Sanu Brand Contract.

On March 19, 2015, the Company paid $7,940,000 as consideration for future payments as defined under the Alshon Jeffery Brand Contract.

On June 2, 2015, the Company paid $3,440,000 as consideration for future payments as defined under the Michael Brockers Brand Contract.

On July 15, 2015, the Company paid $2,520,000 as consideration for future payments as defined under the Jack Mewhort Brand Contract.

The significant unobservable inputs used in the fair value measurement of the Company’s brand contracts are discount rates, career length, and comparable NFL contract values. The following table summarizes the general effects of changes in these inputs on the fair value of the brand contact and the range and weighted average of the inputs:

Increase In:	Effect on brand contract fair value	Decrease In:	Effect on brand contract fair value	Range of inputs	Weighted Average of inputs
Discount Rate	Decrease	Discount Rate	Increase	4.5% - 20%	14.6%
Career Length	Increase	Career Length	Decrease	5 - 16 years	9.7 years
Comparable Player NFL Contracts	Increase	Comparable Player NFL Contracts	Decrease	$0.4 million - $81.4 million	$23.9 million

6. INCOME TAXES

For the years ended December 31, 2015 and 2014, no income tax expense or benefit was recognized.

Deferred tax assets consisted of the following:

	December 31,
	2015	2014
Deferred tax assets:
Net unrealized loss on investment in brand contracts	$678,000	971,000
Net operating loss carryforward	6,320,000	$3,494,000
Valuation allowance	(6,998,000)	(4,465,000)
Total deferred tax assets	$—	$—

Because of the Company’s limited operating history and cumulative loss, management believes it is more likely than not that the remaining deferred tax asset will not be realized. Therefore, the Company provided a full valuation allowance of $6,998,000 and 4,465,000 against the deferred tax asset as of December 31, 2015 and December 31, 2014, respectively. The federal statutory income tax rate of 35% is offset by the valuation allowance to reconcile to the effective income tax rate of 0%.

As of December 31, 2015 the Company has federal and state income tax net operating loss carryforwards of $5,142,000 and 1,178,000 respectively, which will expire at various dates from 2032 through 2035. Such net operating loss carryforwards will expire as follows:

2032	$460,000
2033	1,182,000
2034	1,767,000
2035	2,911,000
Total	$6,320,000

The Company adopted a policy to classify accrued interest and penalties as part of the accrued liability for uncertain tax positions, if any, in the provision for income taxes. No accrued interest or penalties were recorded as of December 31, 2015 or December 31, 2014. The Company does not anticipate any significant changes to the unrecognized tax benefits within 12 months of this reporting date.

The Company files income tax returns in federal and state jurisdictions. At December 31, 2015 and December 31, 2014, all tax years were open and may be subject to potential examination in one or more jurisdictions. There are no ongoing examinations by taxing authorities at this time.

7. EARNINGS PER SHARE

Income (Loss) per share—The Company computes net income (loss) per share of its platform common stock and tracking stocks using the two-class method in the financial statements. Basic income (loss) per share (“Basic EPS”) excludes dilution and is computed by dividing net loss by the weighted average number of shares outstanding for the period. The Company has no potentially dilutive common share options or unvested restricted common shares.

As of December 31, 2015, the Company’s capital structure consists of seven series of common stocks as listed on the Company’s Balance Sheets in this Annual Report on Form 10-K.  In accordance with the Company’s management and attribution policies, the Company attributes assets, liabilities, income and expenses to its tracking stocks to reflect or “track” the economic performance of the associated brand contract, as defined below. Accordingly, the Company attributed 95% of the ABI from the brand contracts to the associated tracking stock and expenses directly attributable to those tracking stocks, such as promotional and marketing-related expenses. The Company also assigns a share of its general liabilities and expenses, such as the management fee from our Parent, to the tracking stocks. See Note 3 for additional discussion of tracking stocks.

The following table shows the calculation of net income (loss) for the platform common stock and the six tracking stocks for the year ended December 31, 2015:

	For the Year Ended December 31, 2015
		Attributed Operating Expenses
	Attributed Income (Loss) from Brand Contracts(1)(3)	Direct Expenses	Management Fees(2)	Total Attributed Operating Expenses	Attributed Net Income (Loss)
Platform Common Stock	$(95,205)	$4,026,786	$(60,053)	$3,966,733	$(4,061,938)
Fantex Series Vernon Davis Convertible Tracking Stock	(969,564)	30,874	25,729	56,603	(1,026,167)
Fantex Series EJ Manuel Convertible Tracking Stock	(1,429,598)	5,761	4,799	10,560	(1,440,158)
Fantex Series Mohamed Sanu Convertible Tracking Stock	(87,613)	9,833	8,202	18,035	(105,648)
Fantex Series Alshon Jeffery Convertible Tracking Stock	133,843	10,014	8,345	18,359	115,484
Fantex Series Michael Brockers Convertible Tracking Stock	(53,477)	12,841	10,700	23,541	(77,018)
Fantex Series Jack Mewhort Convertible Tracking Stock	597,523	2,734	2,278	5,012	592,511
Total	$(1,904,091)	$4,098,843	$—	$4,098,843	$(6,002,934)

The following table show the calculation of net income (loss) for the platform common stock and the three tracking stocks for the year ended December 31, 2014. The Company’s tracking stock attribution started in the quarter ended June 30, 2014. Prior to this, all costs were attributed solely to the Platform Common Stock.

	For the Year Ended December 31, 2014
		Attributed Operating Expenses
	Attributed Income (Loss) from Brand Contracts(1)	Direct Expenses	Management Fees(2)	Total Attributed Operating Expenses	Attributed Net Income (Loss)
Platform Common Stock	$(110,175)	$3,989,774	$(49,866)	$3,939,908	$(4,050,083)
Fantex Series Vernon Davis Convertible Tracking Stock	(398,100)	54,245	43,912	98,157	(496,257)
Fantex Series EJ Manuel Convertible Tracking Stock	(2,181,112)	5,026	4,141	9,167	(2,190,279)
Fantex Series Mohamed Sanu Convertible Tracking Stock	485,887	2,176	1,813	3,989	481,898
Total	$(2,203,500)	$4,051,221	$—	$4,051,221	$(6,254,721)

(1)

In accordance with the Company’s management and attribution policies, 5% of the income from a brand contract is attributed to the Platform Common Stock with the remaining 95% attributed to the associated tracking stock.

(2)	Pursuant to the management agreement with its Parent, the management fee is calculated as 5% of the cash receipts from the brand contracts during the relevant periods.
(3)	Attributed income also includes income from other investments.

During the years ended December 31, 2015 and 2014, the Company collected cash and attributed the management fee per the tables below. There were no management fees charged to the Company from its Parent prior to April 28, 2014.

		Management Fee (5%)
Brand Contract	Cash Receipt	Tracking Stock (95%)	Platform Common (5%)	Total
Vernon Davis Brand Contract	$541,661	$25,729	$1,354	$27,083
EJ Manuel Brand Contract	101,040	4,799	253	5,052
Mohamed Sanu Brand Contract	172,673	8,202	432	8,634
Alshon Jeffery Brand Contract	175,679	8,345	439	8,784
Michael Brockers Brand Contract	225,268	10,700	563	11,263
Jack Mewhort Brand Contract	47,966	2,278	120	2,398
Year Ended December 31, 2015	$1,264,287	$60,053	$3,161	$63,214

		Management Fee (5%)
Brand Contract	Cash Receipt	Tracking Stock (95%)	Platform Common (5%)	Total
Vernon Davis Brand Contract	$924,468	$43,913	$2,311	$46,224
EJ Manuel Brand Contract	87,187	4,142	218	4,360
Mohamed Sanu Brand Contract	38,176	1,813	95	1,908
Year Ended December 31, 2014	$1,049,831	$49,868	$2,624	$52,492

The total management fee is included in the direct expenses of the Platform Common Stock.

8. STOCKHOLDERS’ EQUITY

On April 28, 2014, the Company completed the initial public offering of 421,100 shares of Fantex Series Vernon Davis, raising gross proceeds of $4,211,000.

On July 21, 2014, the Company completed the initial public offering of 523,700 shares of Fantex Series EJ Manuel, raising gross proceeds of $5,237,000.

On August 18, 2014, the Company paid a previously declared cash dividend of $0.70 per share to the holders of record of Fantex Series Vernon Davis as of the close of business on August 15, 2014.

On November 3, 2014, the Company completed the initial public offering of 164,300 shares of Fantex Series Mohamed Sanu, raising gross proceeds of $1,643,000.

On November 26, 2014, the Company paid a previously declared cash dividend of $0.30 per share to the holders of record of Fantex Series Vernon Davis as of the close of business on November 25, 2014.

On March 19, 2015, the Company completed the initial public offering of 835,800 shares of Fantex Series Alshon Jeffery, raising gross proceeds of $8,358,000.

On April 28, 2015, the Company paid a previously declared cash dividend of $0.50 per share to the holders of record of Fantex Series Vernon Davis as of the close of business on April 24, 2015.

On May 29, 2015, the Company completed the initial public offering of 362,200 shares of Fantex Series Michael Brockers, raising gross proceeds of $3,622,000.

On July 14, 2015, the Company completed the initial public offering of 268,100 shares of Fantex Series Jack Mewhort, raising gross proceeds of $2,681,000.

On July 30, 2015 the Company paid a previously declared cash dividend of $0.20 per share to the holders of record of Fantex Series Mohamed Sanu as of the close of business on June 30, 2015.

The holders of the Company’s Platform Common Stock and each series of the Company’s common stock are entitled to one vote per share. Each series of common stock will vote together as a single class with all other series of common stock, unless otherwise required by law. Delaware law would require holders of a series of stock to vote separately as a single class if the Company were to seek to amend its certificate of incorporation so as to alter or change the powers, preferences or special rights of one or more series of a class of stock in a manner that adversely affects the holders of such series of stock, but does not so affect the entire class. In such a case, the holders of the affected series would be required to vote separately to approve the proposed amendment.

At any time following the two-year anniversary of the filing of a certificate of designations creating a new tracking stock, the Company’s Board of Directors may resolve to convert such tracking stock into fully paid and non-assessable shares of the Platform Common Stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of the Company’s Platform Common Stock.

The Company’s Board of Directors is permitted, but not required, to declare and pay dividends on the Company’s Platform Common Stock or any of the Company’s tracking stocks in an amount up to the “available dividend amount” for the applicable series, to the extent permitted by the Delaware General Corporation Law. If the Company’s board of directors pays dividends on its Platform Common Stock or any series of the Company’s common stock, holders of Units will receive payments in an amount equal to their proportionate interest in shares of such series of the Company’s common stock or Platform Common Stock.

The amount and timing of distributions to the Company’s common stockholders is determined by the Company’s board of directors and is based upon a review of various factors including current market conditions, the Company’s liquidity needs, legal and contractual restrictions on the payment of distributions. To the extent permitted by the General Corporation Law of the State of Delaware, and provided that such dividends are not expected to have a material adverse impact on the Company’s liquidity or capital resources. The available dividend amount for any tracking stock is, as of any particular date, an amount equal to the lesser of (a) total assets of the Company legally available for the payment of dividends under Delaware law and (b) an amount equal to (i) the excess of the total assets attributed to the applicable tracking stock over the total liabilities attributed to such tracking stock, less the par value of the outstanding shares of such tracking stock; or (ii) if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year. The available dividend amount for the Company’s Platform Common Stock is as of any date an amount equal to the amount of the Company’s total assets legally available for the payment of dividends under Delaware law, less the aggregate amount of the “available dividend amount” for all of the Company’s then outstanding tracking stocks.

The Company’s Board of Directors may change its dividend policy at any time and from time to time, and the Company may retain some or all available funds and future income to support its operations and finance the growth and development of its business as well as, in some circumstances, invest some of the available funds attributed to a series to further enhance that series’ associated brand, exercise a co-investment right pursuant to the Company’s brand contract with the brand, or acquire additional ABI in the associated brand if the Company believes that those would be more productive uses of some or all of the available funds. However, the Company’s Board of Directors will not in any event change the definition of “available dividend amount” for any series of the Company’s common stock or declare dividends on any series of its common stock in excess of the “available dividend amount” for that series. The Company’s Board of Directors has discretion to declare a dividend on any series of common stock without declaring a dividend on any other series of our common stock. In general, the Company’s Board of Directors does not expect to declare dividends on any series of common stock in an amount greater than the attributed cash on hand for such series.

9. COMMITMENTS AND CONTINGENCIES

On March 26, 2015, Fantex entered into a brand contract with Kendall Wright (the “Kendall Wright Brand Contract”), a professional football player in the NFL. This brand contract entitles Fantex to receive 10% of Kendall Wright’s brand income after December 1, 2014. As consideration for the ABI under the brand contract, Fantex will pay Kendall Wright a one-time cash amount of $3.125 million contingent upon the Company’s ability to obtain financing for the purchase price. Fantex will have no further financial obligations to Kendall Wright under the brand contract once this payment is made, if at all, other than certain obligations to indemnify Kendall Wright. According to the terms of the Kendall Wright Brand Contract, Kendall Wright is not obligated to make payments to Fantex until the upfront payment is made by Fantex to him. As such, as of December 31, 2015, there was no required payment due to Fantex by Kendall Wright. The Company’s ABI under the brand contract is contingent upon the Company’s payment of the purchase price. In February 2016, the Company and Kendall Wright mutually agreed to extend to May 1, 2016, the date by which either party could terminate the brand contract. As consideration for such extension, the Company paid Kendall Wright a non-refundable $100,000 advance. If the Company pays Kendall Wright the $3.125 million purchase price, the Company may apply the $100,000 advance against such purchase price.

On September 10, 2015, Fantex entered into a brand contract with Andrew Heaney (the “Andrew Heaney Brand Contract”), a professional baseball player in Major League Baseball. This brand contract entitles Fantex to receive 10% of Andrew Heaney’s brand income after January 1, 2015. As consideration for the ABI under the brand contract, Fantex will pay Andrew Heaney a one-time cash amount of $3.34 million contingent upon the Company’s ability to obtain financing for the purchase price. Fantex will have no further financial obligations to Andrew Heaney under the brand contract once this payment is made, if at all, other than certain obligations to indemnify Andrew Heaney. According to the terms of the Andrew Heaney Brand Contract, Andrew Heaney is not obligated to make payments to Fantex until the upfront payment is made by Fantex to him. As such, as of December 31, 2015, there was no required payment due to Fantex by Andrew Heaney. The Company’s ABI under the brand contract is contingent upon the Company’s payment of the purchase price. On February 12, 2016, the Company consummated the Andrew Heaney brand contract. See Note 10, Subsequent Events for further discussion of the purchase of this brand contract.

On September 17, 2015, Fantex entered into a brand contract with Terrance Williams (the “Terrance Williams Brand Contract”), a professional football player in the NFL. This brand contract entitles Fantex to receive 10% of Terrance Williams brand income after February 1, 2015. As consideration for the ABI under the brand contract, Fantex will pay Terrance Williams a one-time cash amount of $3.06 million contingent upon the Company’s ability to obtain financing for the purchase price. Fantex will have no further financial obligations to Terrance Williams under the brand contract once this payment is made, if at all, other than certain obligations to indemnify Terrance Williams. According to the terms of the Terrance Williams Brand Contract, Terrance Williams is not obligated to make payments to Fantex until the upfront payment is made by Fantex to him. As such, as of December 31, 2015, there was no required payment due to Fantex by Terrance Williams. The Company’s ABI under the brand contract is contingent upon the Company’s payment of the purchase price. In February 2016, the Company and Terrance Williams mutually agreed to extend to May 1, 2016, the date by which either party could terminate the brand contract. As consideration for such extension, the Company paid Terrance Williams a non-refundable $100,000 advance. If the Company pays Terrance Williams the $3.06 million purchase price, the Company may apply the $100,000 advance against such purchase price.

On September 23, 2015, Fantex entered into a brand contract with Ryan Shazier (the “Ryan Shazier Brand Contract”), a professional football player in the NFL. This brand contract entitles Fantex to receive 10% of Ryan Shazier’s brand income after September 1, 2015. As consideration for the ABI under the brand contract, Fantex will pay Ryan Shazier a one-time cash amount of $3.11 million contingent upon the Company’s ability to obtain financing for the purchase price. Fantex will have no further financial obligations to Ryan Shazier under the brand contract once this payment is made, if at all, other than certain obligations to indemnify Ryan Shazier. According to the terms of the Ryan Shazier Brand Contract, Ryan Shazier is not obligated to make payments to Fantex until the upfront payment is made by Fantex to him. As such, as of December 31, 2015, there no required payment due to Fantex by Ryan Shazier. The Company’s ABI under the brand contract is contingent upon the Company’s payment of the purchase price. In February 2016, the Company and Ryan Shazier mutually agreed to extend to May 1, 2016, the date by which either party could terminate the brand contract. As consideration for such extension, the Company paid Ryan Shazier a non-refundable $100,000 advance. If the Company pays Ryan Shazier the $3.11 million purchase price, the Company may apply the $100,000 advance against such purchase price.

On December 23, 2015, Fantex entered into a brand contract with Scott Langley (the “Scott Langley Brand Contract”), a professional golfer. This brand contract entitles Fantex to receive 15% of Scott Langley’s brand income after October 25, 2015. As consideration for the ABI under the brand contract, Fantex will pay Scott Langley a one-time cash amount of $3.06 million contingent upon the Company’s ability to obtain financing for the purchase price. Fantex will have no further financial obligations to Scott Langley under the brand contract once this payment is made, if at all, other than certain obligations to indemnify Scott Langley. According to the terms of the Scott Langley Brand Contract, Scott Langley is not obligated to make payments to Fantex until the upfront payment is made by Fantex to him. Therefore there is no amount due from Scott Langley as of December 31, 2015. The Company’s ABI under the brand contract is contingent upon the Company’s payment of the purchase price.

10. SUBSEQUENT EVENTS

Financing and Consummation of the Andrew Heaney Brand Contract

On February 12, 2016 the Company borrowed $3,300,000 from its Parent under a promissory note bearing interest at 8% per annum to consummate the Andrew Heaney brand contract. The Company will repay this promissory note upon the earlier of five days following the successful initial public offering of a security linked to the Andrew Heaney brand contract or August 12, 2016.

On February 12, 2016, the Company used the proceeds from the promissory note and paid $3,340,000 (less $167,000 held in escrow until six consecutive months of payment of brand amounts have been timely delivered to the Company) purchase price to consummate the Andrew Heaney brand contract. Andrew Heaney paid to the Company $33,459 due under the terms of the Andrew Heaney brand contract for the period from January 1, 2015 through February 12, 2016. The security linked to the Andrew Heaney brand contract has not been created.

Registered Offering

On November 24, 2015, the Company filed a Form S-1 Registration Statement to offer a minimum of 1,984,000 Fantex Sports Portfolio 1 Units and a maximum of 2,182,400 Fantex Sports Portfolio 1 Units, if the Underwriters’ option to purchase additional Units is exercised in full. On January 13, 2016, the Company filed Amendment No. 1 to this Form S-1. This Form S-1 is not effective as of the date this Annual Report on Form 10-K was filed.

The Company expects the initial public offering price of the Units to be between $12.00 and $14.00 per Unit. The total proceeds from the aggregate offering price of the Units would be $25.8 million, or $28.4 million if the Underwriters’ option to purchase additional Units is exercised in full. The Units consist of 93,140 shares of Fantex Series Vernon Davis, 252,667 shares of Fantex Series EJ Manuel, 80,331 shares of Fantex Series Mohamed Sanu, 549,085 shares of Fantex Series Alshon Jeffery, 232,630 shares of Fantex Series Michael Brockers and 175,940 shares of Fantex Series Jack Mewhort. The Units also consist of Fantex Series Professional Sports which consists of the brand contracts of Kendall Wright, Andrew Heaney, Terrance Williams and Ryan Shazier. If the Underwriters’ option to purchase additional Units is exercised in full, the Units would consist of 102,454 shares of

Fantex Series Vernon Davis, 277,934 shares of Fantex Series EJ Manuel, 88,365 shares of Fantex Series Mohamed Sanu, 603,994 shares of Fantex Series Alshon Jeffery, 255,893 shares of Fantex Series Michael Brockers and 193,534 shares of Fantex Series Jack Mewhort.

Franchise Player Tag on Alshon Jeffery

On February 26, 2016, the Chicago Bears placed a non-exclusive franchise player tag on Alshon Jeffery which prevents him from becoming an unrestricted free agent for the 2016 NFL season and will pay him a guaranteed salary for the 2016 NFL season of $14.6 million. Alshon Jeffery may still negotiate a long-term contract until July 15, 2016.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. dated September 18, 2014

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. (together, the “Contract Party”) dated September 18, 2014 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts subject to the Brand Contract for the years ended December 31, 2015 and 2014.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 13% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in the Fantex Series Alshon Jeffery Convertible Tracking Stock, par value of $0.0001 (the “Fantex Series Alshon Jeffery”) are investing in Fantex and not in the Alshon Jeffery Brand Contract or Alshon Jeffery. However, Fantex Series Alshon Jeffery is intended to track and reflect the separate economic performance of the assets to be attributed to the Alshon Jeffery Brand. Only Fantex will have rights under the Brand Contract and recourse against Alshon Jeffery.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Fantex, Inc.:

We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. (together “the Contract Party”) dated September 18, 2014 (the “Brand Contract”), for the years ended December 31, 2015 and 2014 (“Statements of Cash Receipts from Included Contracts”). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex’s management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex’s internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements of Cash Receipts from Included Contracts were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party’s cash receipts. Further, Fantex’s interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, commenced on the effective date of the Brand Contract, March 19, 2015.

In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2015 and 2014, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
March 10, 2016

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. dated September 18, 2014

(Amounts in thousands)

	Year Ended
	December 31,
	2015	2014
Receipts from included contracts subject to the brand contract
Contractual NFL player receipts	$904	$789
Contractual NFL player performance incentive receipts	150	—
Contractual NFL post regular season receipts	—	53
Total receipts from NFL player contract	1,054	842
Receipts from other included contracts	323	181
Total receipts from included contracts subject to the brand contract	$1,377	$1,023

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. dated September 18, 2014

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. (together the “Contract Party”) dated September 18, 2014 (the “Brand Contract”), present the cash or other consideration received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the years ended December 31, 2015 and 2014 (the “Statements of Cash Receipts from Included Contracts”).

The Brand Contract entitles Fantex to 13% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other consideration received from future contracts resulting from certain activities of the Contract Party (“acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other consideration received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract Party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the Brand Contract been in place beginning January 1, 2014. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the Brand Contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 13% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The Brand Contract became effective March 19, 2015 with the successful acquisition of financing, which Fantex acquired by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Alshon Jeffery Brand. On March 19, 2015 as consideration for future ABI under the Alshon Jeffery Brand Contract, Fantex paid Alshon Jeffery $7.94 million (less $397,000 which was held in escrow until six months of consecutive payments of brand amounts were timely delivered to Fantex) less ABI due to the Company under the Alshon Jeffery Brand Contract for the period between September 18, 2014 and March 19, 2015.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash or other consideration, no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL player contract, paid on multiple dates as set forth in the NFL contract.

Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g. Pro Bowl).

Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from the Contract Party’s NFL contract and the player performance bonus under Article 28 of the CBA. The player performance bonus is calculated annually and varies every year based on a comparison of playing time to salary.

Receipts from other included contracts—These receipts are recorded based on the cash, or other consideration received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on September 18, 2014 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent Events

Fantex has evaluated activity after December 31, 2015. Fantex is not aware of any events that have occurred subsequent to December 31, 2015 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts

ITEM 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None

ITEM 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15 under the Exchange Act, as of the end of the period covered by this Annual Report on Form 10-K. Based on this evaluation, our chief executive officer and chief financial officer concluded that, as of December 31, 2015, our disclosure controls and procedures are designed at a reasonable assurance level and are effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Management’s Annual Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management has evaluated the effectiveness of our internal control over financial reporting as of December 31, 2015 using the criteria set forth in the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) (2013 framework). Based on our evaluation, management has concluded that we maintained effective control over financial reporting as of December 31, 2015 based on the COSO criteria.

Attestation Report on Internal Control over Financial Reporting

This Annual Report on Form 10-K does not include an attestation report of our independent registered public accounting firm due to the deferral allowed under the JOBS Act for emerging growth companies.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the quarter ended December 31, 2015 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B. Other Information

We have elected to include the following information in this Form 10-K in lieu of reporting it in a separately filed Form 8-K.  This information would otherwise have been reported in a Form 8-K under the heading “Item 1.01 Entry into a Material Definitive Agreement.”

Promissory Note with Fantex Holdings, Inc.

On February 12, 2016, the Company issued a promissory note (the “Promissory Note”) in favor of Fantex Holdings, Inc. (the “Parent”) in the principal amount of $3,300,000. This Promissory Note was issued in connection with the consummation of the Andrew Heaney Brand Contract.  The Promissory Note bears interest at 8% per annum. The maturity date of the Promissory Note is the earlier of five days following the successful initial public offering of the tracking stock, which is linked to the Andrew Heaney brand contract, or August 12, 2016. The foregoing summary of the promissory note does not purport to be complete and is qualified in its entirety by reference to the actual promissory note, a copy of which is filed as Exhibit 10.30 hereto and is incorporated by reference herein.

PART III

Item 10. Directors, Executive Officers and Corporate Governance

(a)         Board of Directors

Name	Age	Position(s)	Term Expiration(1)
Cornell “Buck” French	50	Director and Chief Executive Officer	2018
David Beirne	52	Chairman of the Board of Directors	2017
John Costello	68	Director	2016
C. William Hosler	52	Director	2017
Ronald Machtley	67	Director	2017
Shahan Soghikian	57	Director	2016
Terdema Ussery	57	Director	2018

(1)         The term on the board of directors will continue in office until the annual meeting of stockholders in the year indicated.

Board of Directors Biographical Information

Cornell “Buck” French has served as a member of our board of directors and Chief Executive Officer since our founding in September 2012. Mr. French has also served as the Chief Executive Officer and a director of our parent, Fantex Holdings, since its inception in September 2012. From 2009 to December 2011, Mr. French was Chief Executive Officer of Promethyan Labs, a privately-held incubator for entrepreneurs, which he also co-founded. Mr. French served as the President, CEO and Chairman of Securify, Inc., a privately-held security monitoring and internal control solution provider, from 2004 to 2008, through its sale to Secure Computing Corporation (subsequently acquired by McAfee in 2008). Mr. French also co-founded OnLink Technologies, Inc., a privately-held e-commerce sales and marketing software application developer, which was later sold to Siebel Systems, Inc. (“Siebel”) in 2000. Mr. French previously served as a partner at JPMorgan Partners, LLC, a technology venture capital firm, and held the role of Vice President and General Manager of the Interactive Selling Group at Siebel, a software company (acquired by Oracle Corp. in 2006). He is a former Director of Zilliant, Inc., WebCollage, Inc., Axentis, Inc. and several other private companies. Mr. French received an M.B.A. from Harvard University in 1996 and a B.S. in Economics and General Engineering from the U.S. Military Academy at West Point in 1989. Mr. French brings to the Board extensive management, business development, financial and strategic planning experience.

David Beirne has served as the Chairman of our board of directors since March 2013. Mr. Beirne also serves as the Chairman of the board of directors of Fantex Holdings since its inception in September 2012. Mr. Beirne was a general partner at Benchmark Capital, LLC from 1997 until his retirement from the firm in 2007. Mr. Beirne served as an advisor and limited partner to Benchmark until 2012. Mr. Beirne served on the boards of Blazent Corporation, Vontu, Inc., Securify, Inc., 1(800) Flowers, Kana Corp. and several other private companies. Prior to joining Benchmark, Mr. Beirne was co-founder of Ramsey/Beirne Associates, Inc., an executive search firm, where he served as CEO from 1987 to 1997. Mr. Beirne also serves on the boards of directors of several nonprofit organizations. Mr. Beirne received a B.S. in Business Administration and Management from Bryant University in 1985. Mr. Beirne has developed a nationwide reputation for recruiting high-profile executives and brings to the Board extensive recruiting, management and operational experience.

John H. Costello has served on our board of directors since July 2013. Mr. Costello has been the President, Global Marketing & Innovation, at Dunkin Brands Group, Inc. since March 2013 and has previously served as its Chief Global Marketing & Innovation Officer. He also serves on the board of directors of the Yellowstone Park Foundation, Mobile Marketing Association and xAd, Inc. Prior to joining Dunkin Brands in 2009, Mr. Costello served as the Chief Executive Officer and director of Zounds, Inc. from 2007 through 2009. From 2006 to 2007, he served as President of Consumer and Retail for Solidus Networks, Inc. (d/b/a Pay By Touch). Mr. Costello has also previously served on the boards of directors of the Association of National Advertisers Inc., The Quaker Oats Company, The Bombay Company, Aspen Marketing Services, Inc., Ace Hardware Corporation and various other public and private companies, as well as serving on the Board of Trustees of the American Film Institute. In addition, Mr. Costello has held leadership roles at several companies, including serving as President of Nielsen Marketing Research U.S., Chief Executive Officer of MVP.com, Inc., Executive Vice President of Merchandising and Marketing at The Home Depot, Senior Executive Vice President of Sears, Senior Vice President of Marketing and Sales at Pepsi-Cola, USA and Chief Global Marketing Officer of Yahoo!. Mr. Costello received a B.S. in Industrial Management from the University of Akron in 1968 and an MBA from Michigan State University in 1970. Mr. Costello brings to our board of directors extensive operational and marketing experience.

C. William Hosler has served on our board of directors since August 2013. Mr. Hosler also currently serves as Chief Financial Officer and a director of Catellus Acquisition Company, LLC (“Catellus”), a company engaged in commercial real estate property ownership, management and development. Prior to assuming his current role at Catellus in March 2011, Mr. Hosler provided consulting services to Rockwood Capital LLC and TPG Capital, L.P., two private investment firms, from 2008 to 2011. Mr. Hosler served as Chief Financial Officer of Marcus & Millichap Holding Companies, a privately-held investment and real estate services company, from January 2008 to November 2008. Prior to that, from June 2007 through December 2007 and July 2006 until June 2007 Mr. Hosler was a consultant to and Chief Financial Officer of Mirion Technologies, Inc., a privately-held radiation detection, measuring and monitoring company. Mr. Hosler served as Chief Financial Officer of Catellus Development Corporation, a publicly traded real estate company, from 1999 to 2005, and, prior to such, he was Chief Financial Officer of the Morgan Stanley Real Estate Funds where he served on the Investment Committee. Mr. Hosler currently serves as a director of PacWest Bancorp and as a member of its audit committee and corporate governance and compensation committee. In addition, Mr. Hosler serves on the board of directors, audit committee and corporate governance and nominating committee of Parkway Properties, Inc., a public, self-administered real estate investment trust. Mr. Hosler received a B.S. in Chemical Engineering from the University of Notre Dame and an M.B.A. from the University of Virginia. Mr. Hosler brings to the board significant experience in investment and finance, as well as his experience as a Chief Financial Officer of a publicly traded company.

Ronald Machtley has served on our board of directors since June 2013. Mr. Machtley has served as president of Bryant University since 1996 and was previously a Republican member of the United States House of Representatives from Rhode Island from 1989 to 1995. Mr. Machtley also currently serves on the boards of directors of five separate affiliate entities of Amica Insurance, including Amica Mutual Insurance Company, where he also served as a member of its Finance, Nominating, Executive Compensation, and Audit Committees. He also currently serves on the board of directors of Cranston Print Works, Inc., Rhode Island Foundation and Preservation Society of Newport, among other organizations. From 1994 until 1995, Mr. Machtley served as a Partner at Wilkinson, Barker, Knauer & Quinn, a law firm in Washington D.C. Mr. Machtley has also previously served as a director of Covansys Corp. Mr. Machtley received a B.S. from the United States Naval Academy in 1970 and a J.D. from Suffolk University Law School in 1978. Mr. Machtley brings to our board of directors extensive management experience.

Shahan Soghikian has served on our board of directors since June 2013. Mr. Soghikian is a co-founder and Managing Director of Panorama Capital, a venture capital firm which invests in early to mid-stage technology and life sciences companies. Mr. Soghikian began his investment career when he joined JPMorgan Partners, LLC in 1990, where he most recently served as head of its venture capital program until the formation of Panorama in 2006. Between 1994 and 1998, he was responsible for developing and managing J.P. Morgan Partners’ European investment team and was based in London. Mr. Soghikian was previously a member of the mergers and acquisitions group at both Bankers Trust, Inc. and Prudential-Bache Securities, Inc. (currently known as Prudential Equity Group, LLC). Mr. Soghikian currently serves on the board of directors of Beyond The Rack, Inc. and WGT.com. Prior to this, he served as a director of SquareTrade, Inc., Tidal Software, Inc., Yipes Communications, Inc., Validity Sensors, Inc. and AECOM, Inc., among other board memberships, including as a member of the audit committee on the board of directors of Digital Island, Inc. and Petco Animal Supplies, Inc. In addition, Mr. Soghikian is currently a trustee of Pitzer College where he serves as Chair of the Board of Trustees, serves as Vice Chair of the Board of UCSF Benioff Children’s Hospitals, where he also chairs the Quality and Safety Committee. Mr. Soghikian received a B.A. in Biology from Pitzer College in 1980 and an M.B.A. from the UCLA Anderson School of Management. Mr. Soghikian is a longtime investor of over two decades and brings to our board of directors extensive investment and valuation experience.

Terdema Ussery has served on the board of directors of Fantex, Inc. since June 2013. Mr. Ussery was President of Global Sports Categories at Under Armour, Inc. from September 2015 to November 2015. He served as the President and Chief Executive Officer of the Dallas Mavericks from 1997 to September 2015. While with the Mavericks, he also served as an Alternate Governor for the Mavericks on the NBA Board of Governors. Mr. Ussery served as Chief Executive Officer of HDNet LLC from 2001 until June 2012. He has served as Lead Independent Director of Treehouse Foods Inc. since 2005 and as a member on its Governance & Nominating, Audit and Compensation Committees. Mr. Ussery previously served as Director of Timberland Co. from 2005 until September 2011, where he also served as Timberland’s Lead Independent Director and as a member of its Audit, Compensation, Governance & Nominating and Corporate & Social Responsibility committees. He also served as a director of Entrust, Inc., from 2006 to 2009, and as a member of its Audit Committee from 2007 to 2009. In addition, Mr. Ussery served as the President of Nike Sports Management from 1993 to 1996 and was the Commissioner of the Continental Basketball Association from 1991 to 1993, and Deputy Commissioner and General Counsel of the CBA from 1990 to 1991. Mr. Ussery received a B.A. from Princeton’s Woodrow Wilson School of Public and International Affairs in 1981, an M.P.A. from John F. Kennedy School of Government at Harvard University and a J.D. from the University of California, Berkeley in 1987. Mr. Ussery has extensive experience working with athletes and other high-profile individuals as well as with sports associations and brings to our board of directors extensive industry knowledge and management experience.

(b)         Executive Officers

Name	Age	Position(s)
Cornell “Buck” French	50	Director and Chief Executive Officer
David Mullin	63	Chief Financial Officer
William Garvey	51	Chief Legal Officer and Secretary

Executive Officer Biographical Information

The following biographical information is furnished with regard to Fantex, Inc.’s executive officers (except for Mr. French, whose biographical information appears above under the section “Board of Directors”) as of March 10, 2016.

David Mullin has served as our Chief Financial Officer since our founding. Mr. Mullin has also served as the Chief Financial Officer of our parent, Fantex Holdings since its inception in September 2012. Prior to joining Fantex, Mr. Mullin most recently served as a Chief Financial Officer of Become, Inc., privately-held cloud-based performance marketing and SaaS solutions company, from 2010 to August 2011. From 2005 to 2008, Mr. Mullin served as the Chief Operating Officer and Chief Financial Officer of Securify, Inc., a privately-held security monitoring and internal control solution provider. Mr. Mullin served as the Executive Vice President and Chief Financial Officer of NPTest, Inc., publically-traded semiconductor-test equipment manufacturer, from 2003 to 2004, and Terawave Communications, Inc., a privately-held telecommunications systems manufacturer, from 2000 to 2003. Mr. Mullin was Chief Financial Officer of Borland International, Inc., a publically-traded software company, from 1995 to 1996, SMART Modular Technologies, Inc., a publically-traded electronic subsystems manufacturer and supplier, from 1996 to 2000 and Vice President of Finance and Administration and Chief Financial Officer of OnLink Technologies, Inc., a privately-held e-commerce sales and marketing software application developer, from 2000 to 2001. Mr. Mullin also held several senior finance executive positions, including at Sun Microsystems, Inc., Conner Peripherals, Inc., PriceWaterhouse Coopers L.L.P., and Arthur Anderson L.L.P. Mr. Mullin is a California Certified Public Accountant and received a B.A. in Business Administration from San Francisco State University in 1977.

William Garvey has served as our Chief Legal Officer and Secretary since April 2014 and as the Chief Legal Officer and Secretary of our parent, Fantex Holdings, since July 2013. From 2009 to July 2013, Mr. Garvey was the Vice President, General Counsel and Secretary of iPass, Inc., a publicly-traded enterprise mobility services company. From 2008 to 2009, Mr. Garvey was Vice President, General Counsel and Secretary of ShoreTel, Inc., a publicly-traded provider of Internet Protocol unified communications systems for enterprises. From 2005 to 2007, Mr. Garvey served as General Counsel, Vice President of Corporate Development, and Secretary of Rackable

Systems, Inc. (now Silicon Graphics International Corp.), a publicly-traded computer server manufacturer. From 1997 to 2004, Mr. Garvey served as General Counsel, Vice President of Corporate Development and Secretary of Actuate Corporation, a publicly-traded software company, and assisted Actuate in completing its initial public offering. Mr. Garvey holds a B.S. in Applied Sciences and Engineering from the United States Military Academy and a J.D. from Stanford Law School.

Corporate Governance

Leadership Structure and Independence of the Board of Directors

Under our bylaws, the Board appoints our officers, including the Chief Executive Officer. The Board does not have a policy on whether the roles of the Chairman and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee and if they are to be combined, whether a lead independent director should be selected. However, the Board is committed to good corporate governance practices and values independent board oversight as an essential component of strong corporate performance. Fantex, Inc. currently separates the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for, and the day-to-day leadership and performance of, Fantex, while the Chairman provides guidance to the Chief Executive Officer and management, sets the agenda for Board meetings and presides over meetings of the full Board.  The Board believes that the current board leadership structure is best for Fantex and its stockholders at this time.

Our Board is currently chaired by Mr. Beirne. Our Board believes that Mr. Beirne’s service as our Chairman is in the best interests of our Company and our stockholders because Mr. Beirne was a founder of our parent company Fantex Holdings, Inc., possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and because he is the person best positioned to develop agendas that ensure that our Board’s time and attention is focused on the most critical matters. Our Board believes that his role as Chairman enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and the athletes with whom we work.

Because our common stock is not listed on a national securities exchange, we are not required to maintain a board consisting of a majority of independent directors nor to maintain an audit committee, nominating committee or compensation committee consisting solely of independent directors. Nevertheless, our board of directors has determined to generally comply with the listing requirements of the national securities exchanges. The independence definitions of the national securities exchanges generally include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, the rules of the national securities exchanges would require our board of directors to make a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors currently consists of seven members. In February 2016, the Board undertook a review of the independence of each director and considered whether any director has a material relationship with Fantex, Inc. that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board determined that five of our current directors would qualify as “independent” directors in accordance with the general listing requirements of the national securities exchanges. Mr. French is not considered independent because he is an officer of Fantex and an employee and director of our parent company, Fantex Holdings. Mr. Beirne is not considered independent because he is a director and significant stockholder of our parent company, Fantex Holdings. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Each of Messrs. Costello, Hosler, Machtley, Soghikian and Ussery qualify as independent directors under the corporate governance standards of the NYSE MKT.

There are no family relationships among any of our directors or officers other than Mr. Matthew Beirne, our Vice President of Business Development, who is the son of Mr. David Beirne, Chairman of our Board.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Conflicts Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Conflicts Committee reviews any transaction with our parent company and its subsidiaries. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board Meetings

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. The Board held nine regularly scheduled and special meetings and acted by Unanimous Written Consent in 2015 to review significant developments, engage in strategic planning, and act on matters requiring Board approval. Other than Mr. Ussery, each incumbent director attended an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he served, during the period that he served in 2015.

Executive Sessions of Non-Management Directors

Our non-management, independent directors intend to periodically meet without management present each time the full Board or a Board committee convenes in person for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management, independent directors will meet in executive session if circumstances warrant. Currently Mr. Soghikian serves as our lead independent director. Our independent directors did not meet without management present during 2015.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “—Communications with the Board.”

Board Attendance at Annual Meeting of Stockholders

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board encourages all directors to attend our annual meetings of stockholders. No directors attended the 2015 Annual Meeting of Stockholders.

Board Committees

Our Board has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Conflicts Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE MKT, as may be amended or modified from time to time, with respect to each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All four of our standing committees are comprised exclusively of independent directors within the meaning of the NYSE MKT listing standards. Additionally, our Board may from time to time establish other committees to facilitate the management of our company.

Audit Committee

We have adopted a written Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•                  our accounting and financial reporting processes;

•                  the integrity of our financial statements and financial reporting process;

•                  our disclosure controls and procedures and internal control over financial reporting;

•                  our compliance with financial, legal and regulatory requirements;

•                  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and

•                  our overall risk profile.

Our Audit Committee charter satisfies the applicable standards of the SEC and the NYSE MKT. It is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee is responsible for the Audit Committee report included in this Annual Report.

Mr. Hosler is Chairman of the Audit Committee and Messrs. Soghikian and Ussery are members of the committee. During 2015, our Audit Committee met four times.

Our Board has determined that Mr. Hosler qualifies as an audit committee financial expert as that term is defined by applicable SEC regulations and NYSE MKT corporate governance listing standards. Our Board has determined that each of Messrs. Hosler, Soghikian and Ussery meet the requirements for financial literacy in accordance with applicable rules and regulations of the SEC and the NYSE MKT Our Board has also determined that each of Messrs. Hosler, Soghikian and Ussery are independent under the applicable rules of the SEC and the NYSE MKT.

Compensation Committee

We have adopted a written Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•                  reviewing and approving, at least annually, the performance goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•                  reviewing and approving the compensation of all of our other executive officers;

•                  reviewing our executive compensation policies and plans;

•                  assisting management in complying with our Proxy Statement and annual report disclosure requirements;

•                  producing a report on executive compensation to be included in our annual Proxy Statement (if required); and

•                  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our Compensation Committee charter satisfies the applicable standards of the SEC and the NYSE MKT. It is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities are consistent with our certificate of incorporation, bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended, applicable NYSE MKT rules and other applicable law.

Mr. Costello is Chairman of the Compensation Committee and Messrs. Machtley and Ussery are members of the committee. Our Board has determined that each of Messrs. Costello, Machtley and Ussery are independent under the applicable rules of the NYSE MKT, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended. During 2015, the Compensation Committee did not meet formally.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a written Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

•                  identifying and recommending to the full Board qualified candidates for election as directors to fill vacancies on the Board or at any annual meeting of stockholders;

•                  developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•                  reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;

•                  recommending to the Board nominees for each committee of the Board of Directors;

•                  annually facilitating the assessment of the Board’s performance as a whole and of the individual directors, as required by applicable law, regulations and corporate governance listing standards; and

•                  overseeing the Board’s evaluation of the performance of management.

Our Nominating and Corporate Governance Committee charter is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

Mr. Machtley is Chairman of the Nominating and Corporate Governance Committee and Messrs. Costello and Soghikian are members of the committee. Our Board has also determined that each of Messrs. Machtley, Costello and Soghikian are independent under the applicable rules of the SEC and the NYSE MKT. During 2015, our Nominating and Corporate Governance Committee met once.

Conflicts Committee

We adopted a written Conflicts Committee charter, which details the principal functions of the Conflicts Committee, including:

•                  review and evaluate the terms and conditions of, and to determine the advisability of any transaction with our parent company or its subsidiaries;

•                  negotiate the terms and conditions of any transaction with our parent company or its subsidiaries and, if the Conflicts Committee deems appropriate, but subject to the limitations of applicable law, approve or disapprove the execution and delivery of contracts and other documents in connection with any transaction with our parent company or its subsidiaries on behalf of the Company;

•                  determine whether a transaction with our parent company or its subsidiaries is fair to, and in our and our stockholders’, other than our parent company’s, best interests; and

•                  recommend to the full Board what action, if any, should be taken by the Board with respect to any transaction with our parent or its subsidiaries.

Our Conflicts Committee charter is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

Mr. Soghikian is Chairman and Messrs. Ussery and Hosler are members of the Conflicts Committee. Our Board has determined that each of Messrs. Soghikian, Ussery and Hosler are independent under the applicable rules of the SEC and the NYSE MKT. During 2015, our Conflicts Committee met four times.

Compensation Committee Interlocks and Insider Participation

Since the date of the initial public offering of our first tracking stock, there have been no insider participations or compensation committee interlocks of the Compensation Committee. At all times since the completion of the initial public offering of our first tracking stock, the Compensation Committee has been comprised solely of independent, non-employee directors. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or compensation committee.

Nomination Process for Director Candidates

The Nominating and Corporate Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Nominating and Corporate Governance Committee is governed by a written charter, a copy of which is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

The Nominating and Corporate Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Nominating and Corporate Governance Committee initiates a search. As a part of the search process, the Nominating and Corporate Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Nominating and Corporate Governance Committee reviews the candidate’s experiences, skills, and characteristics. The Nominating and Corporate Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of NYSE MKT as described below.

Candidates are selected on the basis of, among other factors as the Nominating and Corporate Governance Committee may deem appropriate; personal and professional integrity, ethics and values, experience in corporate management, experience relevant to the Company’s industry and with relevant social policy concerns, experience as a board member or executive officer of another publicly held company, relevant academic expertise, practical and mature business judgment, and the ability to make independent analytical inquiries. Other factors include having members with various and relevant career experience and skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least one member of the Board and Audit Committee should have the qualifications and skills necessary to be considered an “audit committee financial expert” as defined by the rules of the SEC and at least a majority of the Board must be independent as determined by the Board under the applicable rules and regulations of the SEC and the NYSE MKT.

All potential candidates are interviewed by the Chairman of the Board, the Nominating and Corporate Governance Committee Chairman, and, to the extent practicable, the other members of the Nominating and Corporate Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the Chief Legal Officer conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Nominating and Corporate Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may nominate candidates to our Board. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors and how the candidate satisfies the Board’s criteria. The stockholder must also provide such other information about the candidate as is set forth in our bylaws and as would be required by the SEC rules to be included in a Proxy Statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of the stockholder’s holding of Fantex, Inc. tracking stock. All communications are to be directed to the Chairman of the Nominating and Corporate Governance Committee, c/o Fantex, Inc., 330 Townsend St., Suite 234, San Francisco, California 94107, Attention: Chief Legal Officer. Subject to the exceptions set forth below under the heading “Stockholder Proposals—2017 Annual Meeting Proposals,” for any annual meeting, recommendations received less than 90 days or more than 120 days prior to the anniversary of the date of the prior year’s annual meeting will not be considered timely for consideration by the Nominating and Corporate Governance Committee for that annual meeting.

Code of Business Conduct and Ethics

Our Board formally approved a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•                  honest and ethical conduct, including the ethical handling of actual or potential conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•                  compliance with applicable governmental laws, rules and regulations;

•                  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•                  accountability for adherence to the code.

Any waiver of the Code of Business Conduct and Ethics for our directors, executive officers and other principal financial officers must be approved by the Board or the appropriate committee thereof, and any such waiver shall be promptly disclosed as required by law or any stock exchange upon which our common stock is traded.

Our Code Business Conduct and Ethics is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

Communications with the Board

Stockholders and other interested parties may write to the entire Board or any of its members at Fantex, Inc., c/o William Garvey, Chief Legal Officer and Secretary, 330 Townsend St, Suite 234, San Francisco, California 94107. Stockholders and other interested parties also may e-mail the Chairman, the entire Board or any of its members c/o William Garvey, Chief Legal Officer and Secretary, at bill.garvey@fantex.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The Chief Legal Officer will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairman, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairman or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairman or any other director and will not be retained. Such material may be forwarded to local or federal law enforcement authorities.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairman and any other independent director on request. The independent directors grant the Chief Legal Officer discretion to decide what correspondence will be shared with our management and any personal employee communications may be shared with our human resources department if deemed appropriate. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation, as well as a proposed response, to the appropriate director(s). We also may attempt to communicate with the stockholder for any necessary clarification. Our Chief Legal Officer (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director(s), as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

Item 11. Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2015, our “named executive officers” and their positions were as follows:

•                  Cornell “Buck” French, Chief Executive Officer;

•                  David Mullin, Chief Financial Officer; and

•                  William Garvey, Chief Legal Officer and Secretary.

Currently, our employees, including our named executive officers, are employed by our parent, Fantex Holdings, and provide services to both Fantex and Fantex Holdings. Except as the context otherwise requires or as otherwise noted, references in this section to “Fantex Holdings,” “company,” “we,” “us” and “our” refer to both Fantex Holdings and Fantex.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cornell “Buck” French	2015	200,000	—	—	—	—	—	—	200,000
Chief Executive Officer	2014	200,000	—	—	—	—	—	—	200,000
David Mullin	2015	200,000	—	—	—	—	—	—	200,000
Chief Financial Officer	2014	200,000	—	—	—	—	—	—	200,000
William Garvey	2015	200,000	—	—	—	—	—	—	200,000
Chief Legal Officer	2014	200,000	—	—	—	—	—	—	200,000

Narrative to Summary Compensation Table

Salaries

Messrs. French and Mullin are parties to employment agreements with our parent, Fantex Holdings, Inc., which initially provided for annual base salaries of $200,000 for each of Messrs. French and Mullin. Pursuant to the terms of their employment agreements, in connection with the sale by us of 421,100 shares of our Fantex Series Vernon Davis in an initial public offering on April 28, 2014, each of Messrs. French and Mullin became entitled to receive an annual base salary of $250,000. However, Messrs. French and Mullin voluntarily delayed the increase in their respective annual base salaries and each continued to receive an annual base salary of $200,000 through December 31, 2015. Effective January 1, 2016, Messrs. French and Mullin began to collect the annual base salary of $250,000. There was no provision to make the increase to the annual base salary of $250,000 retroactive.

Mr. Garvey’s annual base salary for 2015 was $200,000.

Bonuses

We did not grant bonuses to our named executive officers with respect to services performed in 2015.

Equity Compensation

We maintain the 2013 Equity Incentive Award Plan, referred to below as the 2013 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The 2013 Plan became effective as of April 28, 2014. No equity grants were made to our officers in 2015.

Other Elements of Compensation

Retirement Plans

We have established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we do not anticipate matching any portion of the contributions that might be made by participants in our 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though a 401(k) plan will add to the overall desirability of our executive compensation package and further incentivize our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our medical, dental and vision benefit plans. In the future, we may also implement additional benefit and other perquisite programs as our compensation committee determines appropriate, though we do not expect any such additional benefits and perquisites to constitute a material component of our named executive officers’ compensation package.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Additional Compensation Components

As we formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Fantex Holdings’ common stock underlying outstanding equity incentive plan awards for Mr. Garvey as of December 31, 2015. Neither Messrs. French nor Mullin held any equity incentive plan awards as of December 31, 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
William Garvey	60,416	(1)	39,584	1.61	7/16/2023
William Garvey	416	(2)	9,584	2.60	9/10/2025

(1)                                 The option vested as to 1/48th of the shares subject to the option beginning on November 1, 2015 and will continue to vest as to 1/48th of the shares subject to the option each month thereafter, subject to Mr. Garvey remaining a service provider through each applicable vesting date.

(2)                                 The option vested as to 25% of the shares subject to the option on July 15, 2014 and will continue to vest as to 1/48th of the shares subject to the option each month thereafter, subject to Mr. Garvey remaining a service provider through each applicable vesting date.

Executive Compensation Arrangements

Messrs. French and Mullin

Our parent, Fantex Holdings, has entered into employment agreements with Messrs. French and Mullin. The following is a summary of the material terms of the agreements.

Under the agreements, Mr. French serves as the Chief Executive Officer and Mr. Mullin serves as the Chief Financial Officer of Fantex Holdings, reporting directly to the board of directors of Fantex Holdings and Chief Executive Officer, respectively. Mr. French also serves as a member of our board of directors. The term of the agreements will continue until the executive’s employment with Fantex Holdings is terminated.

Pursuant to the terms of the agreements, Messrs. French and Mullin were each to initially receive annual base salaries in the amount of $200,000. In connection with the sale by us of 421,100 shares of our Fantex Series Vernon Davis in an initial public offering on April 28, 2014, each of Messrs. French and Mullin became entitled to receive an annual base salary of $250,000, which amount may be increased from time to time in the discretion of Fantex Holdings’ board of directors or the compensation committee. However, Messrs. French and Mullin voluntarily delayed the increase in their respective annual base salaries and each continued to receive an annual base salary of $200,000 through December 31, 2015. Effective January 1, 2016, Messrs. French and Mullin began to collect the annual base salary of $250,000. Messrs. French and Mullin are also eligible to receive an annual discretionary cash performance bonus. The actual amount of any such bonuses will be based on the attainment of specified performance objectives established by the board of directors of Fantex Holdings. In addition, each executive is entitled to participate in customary employee and executive benefit plans and programs as Fantex Holdings may from time to time offer.

In the event that Mr. French’s or Mr. Mullin’s employment is terminated without “cause” or by the executive for “good reason” (each, as defined in the applicable employment agreement), then in addition to any accrued amounts, the executive will be entitled to receive the following:

•                  a lump-sum payment in the amount of one times the executive’s annual base salary;

•                  a lump-sum payment in the amount equal to the pro rata portion of the executive’s annual bonus for the partial fiscal year in which the termination occurs;

•                  company-paid premiums for healthcare coverage continuation for up to 12 months after the date of termination; and

•                  with respect to each then-outstanding Fantex Holdings equity award or Company equity award, accelerated vesting of the number of shares subject to such award that would have vested during the 12-month period following the termination date.

In the event that Mr. French’s or Mr. Mullin’s employment is terminated without “cause” or by the executive for “good reason” on or within the 30 days preceding, or during the one-year period following, a “change in control” (as defined in the Fantex Holdings, Inc. 2012 Equity Incentive Plan), each executive will be entitled to the severance benefits and payments described above, except that he will be entitled to a lump-sum payment in the amount of two times, rather than one times, his annual base salary.

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of Fantex Holdings.

Furthermore, in the event of a change in control of Fantex Holdings, the executive will be entitled to accelerated vesting of all outstanding Fantex Holdings equity awards and Company equity awards then held, and in the event of a “change in control” (as defined in the Fantex, Inc. 2013 Equity Incentive Award Plan) of the Company, the executive will be entitled to accelerated vesting of all outstanding Company equity awards then held. In addition, to the extent that any payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of (i) the net amount of the payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) the net amount of the payments and benefits without such reduction.

Mr. Garvey

Our parent, Fantex Holdings, entered into change in control severance agreement with Mr. Garvey on August 19, 2014. The following is a summary of the material terms of the agreement.

In the event of a “change in control” (as defined in the Fantex Holdings 2012 Equity Incentive Plan) of Fantex Holdings, Mr. Garvey will be entitled to accelerated vesting of 50% all outstanding unvested Fantex Holdings option and equity awards then held.

In the event that Mr. Garvey’s employment is terminated without “cause” or by Mr. Garvey for “good reason” (each, as defined in his change in control severance agreement) on or within the 30 days preceding, or during the one-year period following, a “change in control,” then in addition to any accrued amounts, Mr. Garvey will be entitled to receive the following:

•                  a lump-sum payment in the amount of 50% of his annual base salary;

•                  company-paid premiums for healthcare coverage continuation for up to 6 months after the date of termination; and

•                  with respect to each then-outstanding Fantex Holdings option and equity award, full accelerated vesting of all shares subject to the award.

Mr. Garvey’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of Fantex Holdings.

Director Compensation

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2015. Other than as described below, none of our directors received any compensation for service as a member of our board of directors in 2015. We intend to review director compensation from time to time. Mr. French, who served as our Chief Executive Officer during the year ended December 31, 2015, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. French is reported in the Summary Compensation Table included under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
David Beirne	—	—	9,264	9,264
John Costello	—	—	—	—
C. William Hosler	—	—	—	—
Ronald Machtley	—	—	—	—
Shahan Soghikian	—	—	—	—
Terdema Ussery	—	—	—	—

(1)                                 As of December 31, 2015, each of our non-employee directors held a stock option to purchase 20,000 shares of common stock in our parent, Fantex Holdings.  No non-employee director held any other equity awards as of December 31, 2015.

(2)                                 Represents health and welfare plan premium costs in excess of company-paid health and welfare premiums paid on behalf of other participants.

Risk Associated With Compensation Plans

For 2015, the Board has determined that the company’s compensation policies and practices for our employees are not reasonably likely to cause employees to take risks that would have a material adverse effect on the company.

Equity Compensation Plan Information

In August 2013, our board of directors adopted our 2013 Equity Incentive Award Plan, or the 2013 Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The 2013 Plan was subsequently approved by our stockholders in September 2013. The 2013 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, deferred stock, other incentive awards, stock appreciation rights, or SARs, and cash awards. An aggregate of 7,500,000 shares of our platform common stock is available for issuance under awards granted pursuant to the 2013 Plan, which shares may be authorized but unissued shares, treasury shares or shares purchased in the open market.  No equity grants were made in 2015.

The following table provides information as of December 31, 2015 regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	—	—	7,500,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	7,500,000

(1)         Consists of the 2013 Equity Incentive Award Plan, which was adopted by our Board in connection with the closing of our first tracking stock public offering in April 2014, and provides for awards of options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units, performance awards, performance share awards, deferred stock awards, stock payment awards and other incentive awards to be available for employees and consultants of our company and our affiliates and for our directors.

Item 12. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the common stock of Fantex as of March 10, 2016, by:

•                  each of our directors;

•                  each of our named executive officers;

•                  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•                  all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of our common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after March 10, 2016. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of Fantex common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 102,575,200 shares of Fantex common stock outstanding as of March 10, 2016.

Beneficial ownership representing less than 1% is denoted with an asterisk (*). Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of Fantex, 330 Townsend Street, Suite 234, San Francisco, CA 94107.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Officers and Directors of Fantex(1)
Cornell “Buck” French(2)(4)	8,166	* %
David Mullin	—	—%
David Beirne(2)(4)(5)	215,756	* %
John Costello	—	—%
C. William Hosler	—	—%
Ronald Machtley	—	—%
Shahan Soghikian	—	—%
Terdema Ussery	—	—%
William Garvey	—	—%
All directors and executive officers as a group (9 persons)	223,922	* %
5% Stockholders of Fantex
Fantex Holdings, Inc.(1)(2)(3)(4)	101,117,461	98.58%

(1)         Each of our officers and directors beneficially owns shares of Fantex Holdings capital stock. Cornell “Buck” French and David Beirne, two of our directors, beneficially own 19.5% and 24.1% of Fantex Holdings capital stock, respectively, and David Mullin, our Chief Financial Officer, beneficially owns 4.1% of Fantex Holdings capital stock. The other officers and directors beneficially own less than 1% of Fantex Holdings capital stock in the aggregate. In computing beneficial ownership of Fantex Holdings capital stock, we attributed securities to persons who possess sole or shared voting power or investment power with respect to those securities and included shares of Fantex Holdings capital stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after March 10, 2016.

(2)         Cornell “Buck” French, David Beirne, John Elway, Joshua Levine, Bruce Dunlevie and Duncan Niederauer are each members of the board of directors of Fantex Holdings and as such, in effect, share voting power over substantially all of the total voting power of Fantex common stock as of March 10, 2016. Each disclaims beneficial ownership of the shares held by Fantex Holdings.

(3)         Fantex Holdings owns 100% of our issued and outstanding platform common stock, which provides it with sole voting power over our common stock. Each share of platform common stock is entitled to one vote per share, giving Fantex Holdings substantially all of the voting power over the Fantex common stock as of March 10, 2016.

(4)         Shares beneficially owned by each series of our tracking stocks are as follow:

Name of Beneficial Owner	Platform Common Stock	Fantex Series Vernon Davis	Fantex Series EJ Manuel	Fantex Series Mohamed Sanu	Fantex Series Alshon Jeffery	Fantex Series Michael Brockers	Fantex Series Jack Mewhort	Total
Officers and Directors of Fantex
Cornell “Buck” French	—	—	164	502	2,500	2,500	2,500	8,166
David Beirne	—	—	1,704	1,648	117,994	54,200	40,210	215,756
5% Stockholders of Fantex
Fantex Holdings, Inc.	100,000,000	102,454	250,000	78,000	400,000	162,993	124,014	101,117,461

(5)         Consists of: (i) 149,942 shares directly owned by Mr. Beirne and (ii) 65,814 shares owned by Lily Beirne, which Ms. Beirne purchased pursuant to standby purchase agreements entered into in connection with our Fantex Series Alshon Jeffery offering completed on March 19, 2015, our Fantex Series Michael Brockers offering completed on May 29, 2015 and our Fantex Series Jack Mewhort offering completed on July 14, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2015, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

Item 13. Certain Relationships and Related Transactions and Director Independence

The following is a description of transactions since January 1, 2014, to which we have been a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the Fantex, Inc.’s total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change in control agreements, which are described under “Executive Compensation.” We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Parent Company

Our parent company, Fantex Holdings, owns 98.58 % of our outstanding voting securities.

Equity Contributions

To date, we have relied primarily on our parent, Fantex Holdings, for liquidity and capital resources. Our parent contributed capital of $4.0 million and $3.5 million for the years ended December 31, 2015 and 2014, respectively. The contributed capital includes expenses paid by our parent on our behalf to finance our operating expenses. We expect our parent to continue to contribute capital at least through 2016.

Participation in the Offering of Fantex Series Vernon Davis

On April 28, 2014, Fantex Holdings purchased from FBS, at the initial public offering price of $10 per share, 102,454 shares of Fantex Series Vernon Davis in the initial public offering of our Fantex Series Vernon Davis.

Participation in the Offering of Fantex Series EJ Manuel

On July 21, 2014, Fantex Holdings and Cornell “Buck” French, Dave Beirne, Bruce Dunlevie and Joshua Levine, directors of Fantex Holdings, purchased from FBS at the initial public offering price of $10 per share, 250,000 shares, 164 shares, 1,704 shares, 26,000 shares and 66 shares, respectively, of our Fantex Series EJ Manuel.

Participation in the Offering of Fantex Series Mohamed Sanu

Fantex Holdings and Cornell “Buck” French, Dave Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10 per share, 78,000 shares, 502 shares, 1,648 shares and 8,215 shares, respectively, of Fantex Series Mohamed Sanu.

Participation in the Offering of Fantex Series Alshon Jeffery

Fantex Holdings and Cornell “Buck” French, Dave Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10 per share, 400,000 shares, 2,500 shares,

83,580 shares and 83,500 shares, respectively, of Fantex Series Alshon Jeffery. In addition, Lily Beirne, Mr. Beirne’s spouse, purchased 34,414 shares of Fantex Series Alshon Jeffery.

Participation in the Offering of Fantex Series Michael Brockers

Fantex Holdings and Cornell “Buck” French, David Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10.00 per share, 162,993 shares, 2,500 shares, 36,200 shares and 36,200 shares, respectively, of Fantex Series Michael Brockers.  In addition, Lily Beirne, Mr. Beirne’s spouse, purchased 18,000 shares of Fantex Series Michael Brockers.

Participation in the Offering of Fantex Series Jack Mewhort

Fantex Holdings and Cornell “Buck” French, David Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10.00 per share, 124,014 shares, 2,500 shares, 26,810 shares and 26,810  shares, respectively, of Fantex Series Jack Mewhort.  In addition, Lily Beirne, Mr. Beirne’s spouse, purchased 13,400 shares of Fantex Series Jack Mewhort.

Participation in future Offerings of Fantex Convertible Tracking Series Stocks

We expect that Fantex Holdings and directors and officers of Fantex Holdings may purchase shares in future offerings of our tracking stocks pursuant to standby purchase agreements.

Management Agreement

We have entered into a management agreement with our parent, pursuant to which our parent provides us with management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay our parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to a reduction of the carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and the cost of those services.

The agreement had an initial term through December 31, 2014, and was automatically renewed for a one-year term through December 31, 2015. It will continue to automatically renew for successive one-year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

The agreement contains certain provisions requiring us to indemnify our parent with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. We have evaluated the impact of these indemnities on our financial statements and determined that they are remote. The management agreement became effective upon the consummation of our first initial public offering on April 28, 2014.

For further discussion of our management agreement with our parent, see Note 4, “Related Party Transactions” in the Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

Indemnity Agreements with Contract Parties

Our parent, Fantex Holdings, has agreed to indemnify each of our current contract parties under certain circumstances if the ABI that we are purchasing from them under their respective brand contracts is reportable income to them and not deductible for United States federal income tax purposes. We are not a party to these indemnity agreements, and would have no direct or indirect obligation to the contract parties or our parent under these agreements. However, because our parent is a party to these agreements, we may be deemed to benefit from these agreements. In addition, to the extent such obligation of our parent to the contract parties impacts its financial stability and its continued ability to provide services under the management agreement, as discussed below, an adverse tax ruling may indirectly impact Fantex as a whole.

Indemnification Agreements with Directors and Officers

Our amended and restated certificate of incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section and subject to this policy occurred or were ratified following the adoption of this policy.

All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who have had access, at our expense, to our independent legal counsel.

As provided by our Audit Committee charter, our audit committee is responsible for reviewing and approving in advance any related party transaction, other than matters relating to our parent company. Our Conflicts Committee is responsible for reviewing all of our related party transactions in which our parent company, its subsidiaries or affiliates is a party with an interest adverse to our interests. As such, the Conflicts Committee has reviewed and approved all purchases of our tracking stocks by our parent company and its affiliates as described in this section.

Review and Approval of Transactions with Related Persons

We have operated under our Code of Business Conduct and Ethics policy since the initial public offering of our first tracking stock in April 2014. As part of our Code of Business Conduct and Ethics, our officers, directors and employees are expected to engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee and/or Conflicts Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party before approving such transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee or Conflicts Committee or our board of directors has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a (i) a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) was, is or will be a participant, and in which any Related Party (as defined below) had, has or will have a direct or indirect interest or (b) any amendment or modification to such a transaction, arrangement or relationship, regardless of whether such transaction, arrangement or relationship has previously been approved in accordance with our policy. For purposes of this policy, a “Related Party” is:

•                  any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of ours or a nominee to become a director of ours;

•                  any person who is (or was) the beneficial owner of more than 5% of any class of our voting securities when the Related Party Transaction in question is expected to occur or exist (or when it occurred or existed);

•                  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•                  any firm, corporation or other entity in which any of the foregoing persons is employed or is a director, officer, general partner or principal or serves in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Independence of the Board

The NYSE MKT prescribes independence standards for listed companies. These standards require a majority of the Board to be independent. They also require every member of the audit committee and, subject to limited exception, every member of the compensation committee and nominating and corporate governance committee of the Board to be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with us. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. We also review our relationship with any entity employing a director or on which the director currently serves as a member of the board.

After review of all relevant transactions or relationships between each director, or any of his immediate family members, and Fantex, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our current directors are independent directors within the meaning of the applicable NYSE MKT standards, except for Mr. French, our Chief Executive Officer, and Mr. Beirne, our Chairman of the Board. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the NYSE MKT standards.

Item 14. Principal Accountant Fees and Services

Deloitte & Touche LLP’s fees for the fiscal years ended December 31, 2015 and 2014 were as follows:

	Fiscal Year Ended December 31,
	2015	2014
Audit Fees	$503,100	$1,055,000
Audit-Related Fees		—
Tax Fees	33,100	26,500
All Other Fees		—
Total	$536,200	$1,081,500

A description of the types of services provided in each category is as follows:

Audit Fees—Includes fees for professional services provided in connection with our annual audit, review of our quarterly financial statements, and services in connection with our SEC registration statements and securities offerings.

Tax Fees—Includes tax return preparation and other tax planning services incurred.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All of the services performed by Deloitte & Touche LLP subsequent to the initial public offering of the Company’s first tracking stock in April 2014 were pre-approved by the Audit Committee, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

PART IV

Item 15. Exhibits and Financial Statements Schedules

(a)  The following documents are filed as part of this report:

(1)  Financial Statements

(2)  Financial Statement Schedules

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. dated September 18, 2014

EXHIBIT INDEX

Exhibit		Incorporation by reference herein
Number	Description	Form	Date
3.1	Amended and Restated Certificate of Incorporation of Fantex, Inc.	Registration Statement on Form S-1, as amended (File No 333-192476) as Exhibit 3.1	November 21, 2013
3.2	Amended and Restated Bylaws of Fantex, Inc.	Registration Statement on Form S-1, as amended (File No 333-191772) as Exhibit 3.4	October 17, 2013
3.3	Certificate of Designation for Fantex Series Vernon Davis	Registration Statement on Form S-1, as amended (File No. 333-203457) as Exhibit 3.4	June 5, 2015
3.4	Certificate of Designation for Fantex Series EJ Manuel	Registration Statement on Form S-1, as amended (File No. 333-203457) as Exhibit 3.6	June 5, 2015
3.5	Certificate of Designations for Fantex Series Mohamed Sanu	Registration Statement on Form S-1, as amended (File No. 333-203457) as Exhibit 3.6	June 5, 2015
3.6	Certificate of Designations for Fantex Series Alshon Jeffery	Current Report on Form 8-K as Exhibit 3.1	March 19, 2015
3.7	Certificate of Designations for Fantex Series Michael Brockers	Current Report on Form 8-K as Exhibit 3.1	June 1, 2015
3.8	Certificate of Designations for Fantex Series Jack Mewhort	Current Report on Form 8-K as Exhibit 3.1	July 14, 2015
4.1	Form of Unit Stock Certificate	Registration Statement on Form S-1, (File No. 333-208184) as Exhibit 4.1	January 13, 2016
10.1	Management Agreement, dated July 10, 2013, by and between Fantex, Inc. and Fantex Holdings, Inc.	Registration Statement on Form S-1, as amended (File No. 333-191772) as Exhibit 10.1	October 17, 2013
10.2	Brand Agreement effective as of February 14, 2014 by and between Erik R. Manuel, Jr., Kire Enterprises LLC and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-194256) as Exhibit 10.2	March 3, 2014
10.3	NFL Player Contract dated as of June 14, 2013, by and between Erik R. Manuel, Jr. and Buffalo Bills, Inc.	Registration Statement on Form S-1, as amended (File No. 333-194256) as Exhibit 10.3	March 3, 2014
10.4	Brand Agreement effective as of October 30, 2013, by and between Vernon Davis, The Duke Marketing LLC and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-192476) as Exhibit 10.2	November 21, 2013
10.5	NFL Player Contract dated as of March 1, 2010, by and between Vernon Davis and San Francisco Forty Niners, Limited	Registration Statement on Form S-1, as amended (File No. 333-192476) as Exhibit 10.3	November 21, 2013
10.6	Amended and Restated Escrow Agreement by and among Fantex, Inc., American Stock Transfer & Trust Company, LLC, Fantex Brokerage Services, LLC and Wells Fargo Bank, National Association	Registration Statement on Form S-1, as amended (File No. 333-196437) as Exhibit 10.8	August 25, 2014
10.7+	Form of Indemnification Agreement between Fantex, Inc. and each of its directors, officers and certain employees, to be in effect before the completion of the offering	Registration Statement on Form S-1, as amended (File No. 333-191772) as Exhibit 10.5	October 17, 2013

10.8+	Employment Agreement, dated October 16, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and Cornell “Buck” French	Registration Statement on Form S-1, as amended (File No. 333-191772) as Exhibit 10.6	October 17, 2013
10.9+	Employment Agreement, dated October 16, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and David Mullin	Registration Statement on Form S-1, as amended (File No. 333-191772) as Exhibit 10.7	October 17, 2013
10.10a+	Fantex, Inc. 2013 Equity Incentive Award Plan	Registration Statement on Form S-1, as amended (File No. 333-191772) as Exhibit 10.8a	October 17, 2013
10.10b+	Form of Stock Option Agreement under the 2013 Equity Incentive Award Plan	Registration Statement on Form S-1, as amended (File No. 333-191772) as Exhibit 10.8b	October 17, 2013
10.10c+	Form of Restricted Stock Award Agreement under the 2013 Equity Incentive Award Plan	Registration Statement on Form S-1, as amended (File No. 333-191772) as Exhibit 10.8c	October 17, 2013
10.10d	Form of Share Repurchase Agreement	Registration Statement on Form S-1, (File No. 333-208184) as Exhibit 4.1	January 13, 2016
10.11	Brand Agreement effective as of May 14, 2014, by and between Mohamed Sanu and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-196437) as Exhibit 10.13	May 30, 2014
10.12	NFL Player Contract dated as of March 1, 2012, by and between Mohamed Sanu and Cincinnati Bengals, Inc.	Registration Statement on Form S-1, as amended (File No. 333-196437) as Exhibit 10.14	May 30, 2014
10.13	Brand Agreement effective as of September 18, 2014, by and between Alshon Jeffery, Ben and Jeffery Inc. and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-198986) as Exhibit 10.16	September 26, 2014
10.14	NFL Player Contract dated as of May 7, 2012, by and between Alshon Jeffery and Chicago Bears Football Club, Inc.	Registration Statement on Form S-1, as amended (File No. 333-198986) as Exhibit 10.17	September 26, 2014
10.15	Brand Agreement effective as of January 9, 2015, by and between Michael Brockers, Brockers Marketing LLC and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-198986) as Exhibit 10.19	January 16, 2015
10.16	NFL Player Contract dated as of June 7, 2012, by and between Michael Brockers and The St. Louis Rams LLC	Registration Statement on Form S-1, as amended (File No. 333-198986) as Exhibit 10.20	January 16, 2015
10.17+	Change in Control Severance Agreement, dated August 19, 2014, by and between Fantex Holdings, Inc. and William Garvey	Registration Statement on Form S-1, as amended (File No. 333-198986) as Exhibit 10.21	January 16, 2015
10.18+	Letter Agreement, dated June 19, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and Bill Garvey	Registration Statement on Form S-1, as amended (File No. 333-198986) as Exhibit 10.22	January 16, 2015
10.19	Brand Agreement effective as of March 26, 2015, by and between Jack Mewhort and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-201677) as Exhibit 10.23	April 8, 2015
10.20	NFL Player Contract dated as of May 16, 2014 by and between Jack Mewhort and the Indianapolis Colts, Inc.	Registration Statement on Form S-1, as amended (File No. 333-201677) as Exhibit 10.24	April 8, 2015
10.21	Brand Agreement effective as of March 26, 2015, by and between Kendall Wright and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-201677) as Exhibit 10.25	April 8, 2015
10.22	NFL Player Contract dated as of August 1, 2012 by and between Kendall Wright and Tennessee Football, Inc.	Registration Statement on Form S-1, as amended (File No. 333-201677) as Exhibit 10.26	April 8, 2015
10.23	Brand Agreement effective as of September 23, 2015, by and between Ryan Shazier and Fantex, Inc.	Quarterly Report on Form 10-Q for the period ended September 30, 2015 as Exhibit 10.3	November 13, 2015
10.24	NFL Player Contract, dated as of June 5, 2014, by and between Ryan Shazier and Pittsburgh Steelers Sports, Inc.	Registration Statement on Form S-1, (File No. 333-208184) as Exhibit 10.24	November 24, 2015
10.25	Brand Agreement effective as of September 17, 2015, by and between Terrance Williams and Fantex, Inc.	Quarterly Report on Form 10-Q for the period ended September 30, 2015 as Exhibit 10.2	November 13, 2015
10.26	NFL Player Contract, dated as of June 19, 2013, by and between Terrance Williams and Dallas Cowboys Football Club, Ltd.	Registration Statement on Form S-1, (File No. 333-208184) as Exhibit 10.26	November 24, 2015
10.27	Brand Agreement effective as of September 10, 2015, by and between Andrew Heaney and Fantex, Inc.	Quarterly Report on Form 10-Q for the period ended September 30, 2015 as Exhibit 10.1	November 13, 2015

10.28	Major League Uniform Player’s Contract, dated as of February 26, 2015, by and between Andrew M Heaney and Angels Baseball LP	Registration Statement on Form S-1, (File No. 333-208184) as Exhibit 10.28	November 24, 2015
10.29	Brand Agreement effective as of December 21, 2015, by and between Scott Langley and Fantex, Inc.
10.30	Promissory Note dated February 12, 2016, by and between Fantex, Inc. and Fantex Holdings, Inc.
31.1	Certification of Chief Executive Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-15(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-15(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certifications of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Attributed Financial Information for Our Platform Common Stock and Tracking Stocks
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Linkbase Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

+      Indicates a management contract or compensatory plan.

* The certifications attached as Exhibits 32.1 that accompany this Annual Report on Form 10-K is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Fantex, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Form 10-K, irrespective of any general incorporation language contained in such filing.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fantex, Inc.

March 10, 2016	By:	/s/ Cornell “Buck” French

Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cornell “Buck” French and David Mullin, jointly and severally, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Annual Report on Form 10-K and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Annual Report on Form 10-K has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title

/s/ Cornell “Buck” French	Chief Executive Officer and Director (Principal Executive Officer)	March 10, 2016
Cornell “Buck” French

/s/ David Mullin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 10, 2016
David Mullin

/s/ David Beirne	Director	March 10, 2016
David Beirne

/s/ John Costello	Director	March 10, 2016
John Costello

/s/ C. William Hosler	Director	March 10, 2016
C. William Hosler

/s/ Ronald Machtley	Director	March 10, 2016
Ronald Machtley

/s/ Shahan Soghikian	Director	March 10, 2016
Shahan Soghikian

/s/ Terdema Ussery	Director	March 10, 2016
Terdema Ussery

Exhibit 10.29

FANTEX BRAND AGREEMENT

This Fantex Brand Agreement is entered into as of December 21, 2015 (“Effective Date”) by and between Fantex, Inc. (“Fantex”), on the one hand, and Scott Langley (“Talent”), jointly and severally with Talent’s personal services company, if such an entity is formed and in existence after the Effective Date (the “Company”), on the other hand.  For purposes of this Agreement, “Participant” shall refer to Talent and/or the Company, if applicable, jointly and severally, as the context may require.  Sometimes each of Participant and Fantex are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Fantex operates a registered trading platform through which investors may buy and sell stock linked to the value and performance of an individual’s brand;

WHEREAS, Fantex desires to acquire an interest in Participant’s Brand Income (as defined below), which would be financed by an initial public offering of equity securities in the form of a tracking stock in Fantex that is linked in whole or in part to the separate economic performance and value of Participant’s brand, all pursuant to the terms and conditions of this Agreement; and

WHEREAS, Participant desires sell to Fantex an interest in Participant’s Brand Income pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of good and valuable consideration as set forth in this Agreement, the Parties do hereby agree as follows:

1.                        Defined Terms.  The following terms have the meanings specified or referred to in this Section 1:

1.1.                            “Affiliate” means, with respect to any specified Person, any Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such specified Person.

1.2.                            “Agreement” means this Fantex Brand Agreement, together with all exhibits, schedules and related documents attached hereto or referenced herein, including:

•                  Exhibit A:  Participant Questionnaire;

•                  Exhibit B:  Exclusions from and Examples of “Brand Income”;

•                  Exhibit C:  Standard Terms and Conditions;

•                  Exhibit D:  Closing Certificate;

•                  Exhibit E:  Quarterly Report;

•                  Exhibit F:  Spousal Consent; and

•                  Exhibit G:  Form of Irrevocable Payment Instructions.

1.3.                            “Brand Affiliate” means any Affiliate of Participant, and any agency, agent or other third-party representative that receives Brand Income or enters into Brand Income Contracts on behalf of Participant.

1.4.                            “Brand Amount” means an amount equal to the product obtained by multiplying (a) any and all Brand Income (whether or not contracted or paid through any third party for or on behalf of Participant, such as a personal services corporation, agency, or otherwise), less Excluded Income and any applicable Merchandise Income Deduction, by (b) the Brand Percentage.

1.5.                            “Brand Percentage” means fifteen percent (15.0%).

1.6.                            “Brand Income” means any and all Gross Monies that are earned by and payable to Participant after October 25, 2105 as a result of Participant’s activities (including licensing or assignment of rights) in the Field, including (a) Distributions in connection with any Indirect Fantex Equity or Indirect Fantex Co-Investments, and (b) an amount equal to the fair market value of any Merchandise Income, determined in accordance with Section 10.

1.7.                            “Brand Income Contract” means any Contract to which Participant or Brand Affiliate is or becomes a party under which Participant either is obligated to perform any services or grants rights in Participant’s Persona in exchange for any consideration, and in each case which is in the Field, other than Contracts excluded in their entirety (if any) pursuant to the definition of Excluded Income.  For the avoidance of doubt, any life, disability or injury insurance policy covering Talent is expressly excluded from the definition of Brand Income Contract.

1.8.                            “Brand Investment Opportunity” has the meaning set forth in Section 8.

1.9.                            “Closing” has the meaning set forth in Section 5.1.

1.10.                     “Company” has the meaning set forth in the preamble to this Agreement.

1.11.                     “Contract” means any contract, commitment, or other arrangement or understanding (and all amendments and supplements thereto), whether written or oral.

1.12.                     “Control” (including, with its correlative meanings, “Controlled by” and “under Common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.13.                     “Direct Fantex Co-Investment” has the meaning set forth in Section 8.1.2.

1.14.                     “Direct Fantex Equity” has the meaning set forth in Section 7.1.2.

1.15.                     “Distributions” means any Gross Monies received by Participant as a result of Participant receiving, holding, transferring, selling and/or otherwise disposing of any stock or other equity interest issued pursuant to any Brand Income Contract (whether as Equity Income or pursuant to any equity purchased pursuant to a Brand Investment Opportunity), including any distributions, dividends, profit payments, proceeds resulting from the sale, lease, license, exchange, liquidation or other disposition of any equity or assets of the issuer of such Equity Income or Brand Investment Opportunity, or otherwise.

1.16.                     “Effective Date” means the date as set forth in the preamble to this Agreement.

1.17.                     “Equity Deal Notice” has the meaning set forth in Section 7.1.1.

1.18.                     “Equity Income” has the meaning set forth in Section 6.

1.19.                     “Escrow Holdback” means an amount equal to 5% of the Purchase Price (i.e., $153,000).

1.20.                     “Excluded Income” means all Brand Income of Participant described on Schedule 1.20 attached to this Agreement.

1.21.                     “Exercise Payment” has the meaning set forth in Section 7.2.1.

1.22.                     “Fantex Co-Investment Interest” has the meaning set forth in Section 8.1.2.

1.23.                     “Fantex Equity Interest” has the meaning set forth in Section 7.1.2.

1.24.                     “FBS” means Fantex Brokerage Services, LLC, an Affiliate of Fantex.

1.25.                     “Field” means: (a) any activities in or substantially related to the Principal Business, including Talent’s employment as a Professional Athlete; (b) any and all of Participant’s activities, including any use of Participant’s Persona, in connection with motion pictures, audio-visual

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programming (for television, Internet or otherwise), radio, music, literary, talent engagements, personal appearances, public appearances, records and recording, or publications; (c) any use of Participant’s Persona, including for purposes of advertising, merchandising, or trade (e.g., sponsorships, endorsements, appearances, etc.); and (d) any activities of Participant, which are of the type typically performed by individuals in the Principal Business arising out of or relating to being or having been a Professional Athlete or other professional within the Principal Business (e.g., sports casting, coaching, participating in sports camps, acting as spokesperson, etc.)  In the event that there is any ambiguity as to whether an activity is in the Field, the Parties shall discuss in good faith and seek to resolve such matter.  In the event that a resolution is not met within thirty (30) days after initial notice by either Party to the other regarding such activity, then either Party shall be free to refer such matter to arbitration for resolution pursuant to the terms of Section 17.5 of the Terms and Conditions.

1.26.                     “FINRA” means the Financial Industry Regulatory Authority, Inc.

1.27.                     “Gift” means a transfer of personal property or cash, made voluntarily and without consideration; provided however, that a Gift does not include personal property or cash transferred to Participant, that is reportable on Participant’s tax return, for performance in the Field.

1.28.                     “Good Reason” means Talent’s voluntary retirement or resignation from his employment as a Professional Athlete for any of the following reasons: (a) Talent suffers or sustains a Major Injury which renders Talent incapable of performing as a Professional Athlete; or (b) Talent suffers or sustains a Major Injury after the Closing and a qualified medical doctor (depending on the nature of the Major Injury) advises Talent that as a result thereof Talent is putting his physical health at substantial risk (i.e., a risk that is substantially greater than simply by virtue of Participant’s participation as a Professional Athlete) by continuing to perform as a Professional Athlete.

1.29.                     “Gross Monies” means any and all gross monies or other consideration of any type, including prize money, salaries, earnings, fees, royalties, bonuses, shares of profit, shares of stock, partnership interests, percentages and the total amount paid to Participant, and/or received by Participant or Participant’s heirs, executors, administrators or assigns, or by any other Person on Participant’s behalf, net of (a) any reasonable and documented out-of-pocket legal, accounting, or other professional fees incurred by Participant in connection with securing, negotiating or preparing any Brand Income Contract which are not reimbursed or reimbursable, including pursuant to the terms of such Brand Income Contract, (b) any reasonable and documented travel, lodging and per diem expenses incurred by Participant or Participant’s representatives in connection with securing any Brand Income Contract, not to exceed Five Thousand Dollars ($5,000) per Brand Income Contract (or $10,000 per Brand Income Contract if international travel is necessary or appropriate in connection with acquiring such Brand Income Contract), to the extent actually paid by Participant and not reimbursed or reimbursable, including pursuant to the terms of such Brand Income Contract.  For the avoidance of doubt, the Parties agree that each of the following categories of economic benefit shall be deemed to be expressly excluded from the definition of “Gross Monies”: (i) subject to the terms of section 17.11 of Exhibit C, any and all donations made by any Person, whether cash or in-kind, to any charitable foundation or not-for-profit golf camp Controlled by Participant or to which Participant provides personal services or grants the right to use Participant’s Persona; (ii) any and all Gifts to Talent; and (iii) the value of any and all standard employee benefits to which Participant is entitled pursuant to the terms of his employment (including any benefits under any applicable collective bargaining agreement or otherwise), the policies of his employer or membership on any Tour in effect from time to time.

1.30.                     “Gross Proceeds” means an amount equal to the Purchase Price plus the product of the Purchase Price multiplied by the Underwriting Commission.

1.31.                     “Incremental Cost” has the meaning set forth in Section 8.4.1.

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1.32.                     “Indirect Fantex Co-Investment” has the meaning set forth in Section 8.1.2.

1.33.                     “Indirect Fantex Equity” has the meaning set forth in Section 7.1.2.

1.34.                     “Investment Deal Notice” has the meaning set forth in Section 8.1.1.

1.35.                     “Tour” means any professional golf tour (i.e., the PGA Tour) and its successors and assigns.

1.36.                     “Major Injury” means any injury, illness or medical condition sustained or incurred after the Closing.

1.37.                     “Merchandise” means any product, merchandise, services, service plans, transportation, lodging, accommodations, or credits for any of the foregoing.

1.38.                     “Merchandise Income” means any Brand Income in the form of Merchandise.

1.39.                     “Merchandise Income Deduction” means an annual (calendar year) deduction from Brand Income solely for the purpose of determining the Brand Amount for each calendar year (commencing on the Effective Date), equal to the sum of (a) the fair market value of Merchandise Income, up to the lesser of (i) forty thousand dollars ($40,000) and (ii) four percent (4%) of all Brand Income (including Merchandise Income) received by Participant during such calendar year during the Term, and (b) the fair market value of any other Merchandise Income to the extent agreed to by Fantex in writing, in its sole and absolute discretion.

1.40.                     “Net Proceeds” means an amount equal to the Gross Proceeds, less the Underwriting Commission.

1.41.                     “Nonrecurring Brand Income” means the Brand Income payable to Participant under any Brand Income Contract pursuant to which Participant is entitled to receive fewer than five (5) installment payments per calendar year.

1.42.                     “Offering” means an offering of the Series (on a standalone basis or as part of a “unit” consisting of one or more tracking stocks) to the public pursuant to the Registration Statement.

1.43.                     “Outside Date” has the meaning set forth in Section 4.2.

1.44.                     “Owned Business Notice” has the meaning set forth in Section 9.1.1.

1.45.                     “Participant” has the meaning set forth in the preamble to this Agreement.

1.46.                     “Participant’s Persona” means Participant’s name, voice, likeness, image, caricature, biography, signature (including facsimile signature), or live, photographed or recorded performance.

1.47.                     “Participant’s Tour” means the Tour(s) where Talent competes as a Professional Athlete from time to time.

1.48.                     “Participant Owned Business” means any business or commercial venture (of whatever form, including sole proprietorship, partnership, limited liability company, corporation, franchise, etc.) that (a) is owned in whole or part, directly or indirectly, by Participant (other than as a Passive Investment) and not as a result of any Brand Income Contract, and (b) conducts operations or activities in or substantially related to the Principal Business, or otherwise uses Participant’s Persona in its legal name or “dba,” or in any material respect in its marketing, advertisement or promotion of its business.

1.49.                     “Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

1.50.                     “Passive Investment” means any investments by Participant of any kind, including, without limitation, stocks or other equity, bonds, commodities, derivatives, debt or real estate, so long as

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(a) such investment is not received by Participant as compensation or consideration for activities (including licensing or assignment of rights) in the Field, (b) Participant is not obligated to provide any services related to the Field in connection with such investment (or the business or commercial venture related to such investment) and (c) the business or commercial venture related to such investment does not use Participant’s Persona in its legal name or “dba,” or in any material respect in its marketing, advertising or promotion.  For the avoidance of doubt, revenues, investment returns or other amounts received by Participant arising from Passive Investments are not Brand Income.

1.51.                     “Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

1.52.                     “Personal Information Schedule” refers to the schedule of information provided by Participant to Fantex in a separate document to this Agreement as of the Effective Date, including Schedules 1 through 3 as referenced in the Participant Questionnaire attached hereto as Exhibit A.

1.53.                     “Pre-Closing Brand Amount” has the meaning set forth in Section 6.3.

1.54.                     “Purchase Price” means Three Million Sixty Thousand Dollars ($3,060,000).

1.55.                     “Purchase Payment” has the meaning set forth in Section 8.2.1.

1.56.                     “Principal Business” means the sport of golf, at the professional, college or other level, regardless of the country in which it is played or the tournaments, events, Tour, association or other governing body, as applicable.

1.57.                     “Professional Athlete” means a professional golfer.

1.58.                     “Registration Statement” means a registration statement for the Series on Form S-1 filed with the SEC.

1.59.                     “SEC” means the United States Securities and Exchange Commission.

1.60.                     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.61.                     “Series” means of a series of Fantex’s securities linked in whole or in part to the value of the Brand Amount.

1.62.                     “Talent” has the meaning set forth in the preamble to this Agreement.

1.63.                     “Term” has the meaning set forth in Section 13.

1.64.                     “Termination Date” has the meaning set forth in Section 11.1.

1.65.                     “Terms and Conditions” means the Fantex Brand Agreement Standard Terms and Conditions in the form attached to this Agreement as Exhibit C.

1.66.                     “Transaction Liability” has the meaning set forth in Section 8.4.1.

1.67.                     “Underwriters” means FBS and such other underwriters selected by Fantex.

1.68.                     “Underwriting Commission” means the underwriting commissions payable to the Underwriters in connection with the Offering, not to exceed seven percent (7%).

2.                        Purchase Price.

2.1.                            Upon the terms and subject to the conditions of this Agreement, as full, final and complete consideration for the right to receive the Brand Amount and to participate in Equity Income and Brand Investment Opportunities during the Term, Fantex shall pay Participant an amount equal to

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the Purchase Price, less only the sum of the Escrow Holdback and the Pre-Closing Brand Amount within three (3) business days of the Closing.

2.2.                            The Escrow Holdback shall be deposited into an escrow account established in accordance with Section 5 of the Terms and Conditions.

3.                        Offering.

3.1.                            Subject to the terms and conditions of this Agreement, Fantex will use commercially reasonable efforts to conduct the Offering and effectuate the Closing as promptly as practicable after the Effective Date.

3.2.                            Fantex hereby represents, warrants and covenants, as applicable, that following the completion of the Offering (if it occurs): (a) the Series shall be publicly traded on an exchange, over-the-counter market or alternative trading system registered with the SEC, (b) FBS shall be a broker-dealer registered with the SEC, and (c) FBS shall be a member of FINRA.

3.3.                            Upon Participant’s reasonable request from time to time after the commencement of the Offering, Fantex shall provide to Participant information regarding the progress in connection with the Offering and demand for the Series.

4.                        Financing.

4.1.                            The obligations of Fantex to pay the Purchase Price and consummate the transactions contemplated by this Agreement are subject to Fantex obtaining the financing to pay the Purchase Price as contemplated by the Offering, unless waived in writing by Fantex.

4.2.                            If the Offering does not result in aggregate Net Proceeds at least equal to the Purchase Price (or Fantex does not otherwise waive such condition) on or before the earlier of (a) the date that is one month after the effectiveness of the Registration Statement and (b) June 30, 2016 (the “Outside Date”), then as the sole and exclusive remedy therefor, each of Fantex and Participant shall have the unilateral right, exercisable in its sole and absolute discretion, to terminate this Agreement, which termination shall be automatically effective immediately upon delivery of written notice to the other Party.

5.                        Closing.

5.1.                            The consummation of the transactions contemplated by this agreement (the “Closing”) shall occur on such date as shall be reasonably determined by Fantex, but in no event greater than ten (10) days, after either (a) Fantex has received commitments to purchase the Series such that the Net Proceeds would equal or exceed the Purchase Price, or (b) Fantex has elected in writing to waive the condition contained in the foregoing clause 4.1.

5.2.                            Upon Closing, Participant will execute and provide to Fantex a written certification in the form attached as Exhibit D.

6.                        Brand Amount; Assignment for Security; Deferral of Brand Income.

6.1.                            Except (a) with respect to Brand Income in the form of stock or other equity interests (which is addressed in Section 7) or (b) as otherwise agreed in writing by Fantex in its sole discretion (on a case-by-case basis), Participant shall pay to Fantex an amount of cash equal to the Brand Amount, subject and pursuant to the other provisions of this Agreement and the Terms and Conditions (including Section 4.1 thereof).  To secure Fantex’s right to receive the payment equal to the Brand Amount, to the maximum extent permitted under applicable law in effect from time to time, Participant hereby assigns (as and when earned), or will assign when Participant has an assignable interest in any future Brand Amounts, to Fantex, all right, title and interest in and to the Brand Amount.

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6.2.                            As soon as reasonably practicable after the Closing, except as otherwise agreed to in writing by Fantex (email correspondence from the CEO, Chief Financial Officer or Chief Legal Officer of Fantex is acceptable), Participant shall (a) execute and deliver to each payor of Brand Income (other than payors of Nonrecurring Brand Income) under all contracts existing at such time an irrevocable payment instruction in the form attached as Exhibit G, and (b) execute and deliver such additional documents or take such other actions as reasonably requested by Fantex to effectuate and perfect an assignment by Participant of the Brand Amount to secure Participant’s payment obligations to Fantex hereunder. To the extent that (x) any part of the Brand Amount is resulting from Nonrecurring Brand Income, (y) it is not commercially practical, without unreasonable burden to Participant, for installments of the Brand Amount to be delivered directly to Fantex, or (z) any assignment of the Brand Amount (or any portion thereof) is deemed invalid or not enforceable, then such installments of the Brand Amount shall be received by Participant as agent for Fantex, and Participant shall pay and deliver such installments of the Brand Amount to Fantex promptly after the receipt of the corresponding Brand Income by Participant (but in no event later than the fifteenth (15th) day following the receipt of such Brand Income) pursuant to the timing and other terms as set forth in Section 4.1 of the Terms and Conditions.

6.3.                            Notwithstanding anything to the contrary herein, to the extent that Participant receives any Brand Income after October 25, 2015 but prior to the Closing, then no later than five (5) business days before the Closing, Participant shall report to Fantex the amount and source of such Brand Income but shall not be required to pay such Brand Amounts associated therewith (the “Pre-Closing Brand Amount”) prior to the Closing, which Pre-Closing Brand Amount shall be deducted from (i.e., set off against) the Purchase Price to be paid to Participant hereunder.

6.4.                            In the event that Participant elects to voluntarily defer receipt of any Brand Income (so that such Brand Income is actually received by Participant at a date later than when Participant has the right to receive such Brand Income pursuant to the applicable Brand Income Contract), then for purposes of this Agreement, such Brand Income shall be deemed to have been received on the date that Participant has the right to receive such Brand Income pursuant to the applicable Brand Income Contract.

7.                        Equity Income.  In the event that Participant receives, pursuant to any Brand Income Contract, stock or other equity interests (including membership interests and partnership interests), or options, warrants or other rights to acquire any of the foregoing interests in any other Person (collectively, “Equity Income”), then the following shall apply:

7.1.                            Notice and Response:

7.1.1.                  Participant shall provide reasonable advance written notice (an “Equity Deal Notice”) to Fantex prior to entering into any Brand Income Contract pursuant to which Participant may receive Equity Income, including all details reasonably necessary for Fantex to evaluate such Equity Income.

7.1.2.                  Fantex will use commercially reasonable efforts to respond to each Equity Deal Notice within five (5) business days (but no later than ten (10) business days), indicating whether or not Fantex elects to (x) participate in the applicable Equity Income by being issued and holding a direct equity interest in the applicable issuer of such Equity Income (“Direct Fantex Equity”) in an amount calculated by multiplying the Brand Percentage by the shares, membership interests, units (or other reasonable means of measurement) of such Equity Income payable to Participant (any of the foregoing, a “Fantex Equity Interest”), or (y) indirectly participate in the applicable Equity Income as described in Section 7.4 (“Indirect Fantex Equity”).

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7.1.3.                  If Fantex fails to timely respond to any Equity Deal Notice, then Fantex shall be deemed to have expressly rejected receiving the Direct Fantex Equity with respect to such Brand Income Contract, and elected instead to receive Indirect Fantex Equity.

7.1.4.                  If the terms and conditions with respect to any Equity Income change in any material respect from what were previously presented to Fantex in any Equity Deal Notice, then Participant shall provide a new Equity Deal Notice to Fantex with the updated terms and conditions, and this Section 7.1 shall apply to such new Equity Deal Notice.

7.2.                            Fantex Participation; Reimbursement of Costs:

7.2.1.                  If Participant is required to make any payment in consideration for such Equity Income (e.g. payments required by the terms of exercise of any options, warrants or other similar rights to acquire stock or other equity interests) (an “Exercise Payment”), and Fantex elects to receive either Direct Fantex Equity or Indirect Fantex Equity, then Fantex shall contribute to Participant (in the case of Indirect Fantex Equity), or pay directly to the applicable issuer (in the case of Direct Fantex Equity) an amount equal to the product of the Brand Percentage multiplied by such Exercise Payment timely and in accordance with the terms of the applicable Brand Income Contract relating to such Equity Income (which shall be deemed to include any subscription agreement, warrant, option agreement or other agreement pursuant to which Participant and Fantex, if applicable, is granted or issued such Equity Income).

7.2.2.                  Fantex shall pay to Participant an amount equal to the amount of any self-employment taxes payable by Participant, or the amount of any payroll, medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government (other than taxes based on the income of Participant), in each case to the extent resulting from any Direct Fantex Equity or Indirect Fantex Equity, as applicable.  Fantex shall pay such amounts due under this Section 7.2.2 within five (5) business days after receipt of notice from Participant detailing such amounts (which notice will be delivered after delivery of the stock certificates or other documentation evidencing such Equity Income, or in the case of a warrant, option or other similar right to acquire stock or other equity interest, after exercising such warrant, option or right to acquire the stock or other equity interest).

7.2.3.                  In addition, to the extent that Participant incurs any necessary and reasonable additional cost or expense resulting from Fantex participating (whether via Direct Fantex Equity or Indirect Fantex Equity) in such Equity Income, then Fantex shall pay such incremental costs incurred by Participant (i.e., over and above such amounts that Participant would have incurred but for Fantex’s participation) within fifteen (15) days after Fantex receives an invoice from Participant for such amount.

7.3.                            Direct Fantex Equity.  If Fantex elects to receive Direct Fantex Equity, then Participant shall use commercially reasonable efforts to cause the issuer of such equity to issue the applicable Fantex Equity Interest directly to Fantex (and such efforts shall be deemed to be satisfied if Participant or his representatives attempt to arrange for an introduction (including via electronic communications) between representatives of Fantex and representatives of such issuer); provided, however, that if (after such efforts by Participant) such issuer does not agree to issue the applicable Fantex Equity Interest directly to Fantex, then Fantex shall receive Indirect Fantex Equity with respect to such Equity Income as provided in Section 7.4.  If Fantex receives Direct Fantex Equity and Participant is required to execute any documentation (including subscription agreements, warrants and option agreements) for such Equity Income, then Fantex shall be required to execute substantially similar documentation, as applicable.

7.4.                            Indirect Fantex Equity.  If Fantex receives Indirect Fantex Equity (whether by Fantex’s election, or because the issuer of such Equity Income does not agree to issue Direct Fantex Equity

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to Fantex), then, without limiting Fantex’s obligations under Section 7.2, (y) Fantex shall be entitled to receive as part of the Brand Amount hereunder an amount equal to the Brand Percentage of any Distributions to Participant with respect to such Equity Income, and (z) upon Fantex’s request, Participant will grant to Fantex a security interest in such Equity Income, and will do all acts and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that Fantex may reasonably require, and take all further steps relating to the Equity Income and such security interest that Fantex may reasonably require, to perfect such security interest and Fantex’s rights therein and hereunder.

8.                        Co-Investment Opportunity:  In the event that Participant receives, pursuant to any Brand Income Contract, the right or opportunity to invest in any other Person, including the right to purchase any stock or other equity interests (including membership interests and partnership interests) (each, a “Brand Investment Opportunity”), then the following shall apply:

8.1.                            Notice and Response:

8.1.1.                  Participant shall provide reasonable advance written notice (an “Investment Deal Notice”) to Fantex prior to entering into any Brand Income Contract pursuant to which Participant receives any Brand Investment Opportunity, including all details reasonably necessary for Fantex to evaluate such Brand Investment Opportunity.

8.1.2.                  Fantex will use commercially reasonable efforts to respond to each Investment Deal Notice within five (5) business days (but no later than ten (10) business days), indicating whether or not Fantex elects to (a) participate in the applicable Brand Investment Opportunity by being issued and holding a direct equity interest in the applicable issuer of such equity (“Direct Fantex Co-Investment”) in an amount calculated by multiplying the Brand Percentage by the number of shares, membership interests, units (or other reasonable means of measurement) applicable to such Brand Investment Opportunity (any of the foregoing, a “Fantex Co-Investment Interest”), or (b) indirectly participate in the applicable Brand Investment Opportunity as described in Section 8.4 (“Indirect Fantex Co-Investment”).

8.1.3.                  If Fantex fails to timely respond to any Investment Deal Notice, then Fantex shall be deemed to have expressly rejected participating as either a Direct Fantex Co-Investment or an Indirect Fantex Co-Investment with respect to such Brand Investment Opportunity, and elected instead to not participate in such Brand Investment Opportunity.

8.1.4.                  If the terms and conditions with respect to any Brand Investment Opportunity change from what were previously presented to Fantex in any Investment Deal Notice, then Participant shall provide a new Investment Deal Notice to Fantex with the updated terms and conditions, and this Section 8.1 shall apply to such new Equity Deal Notice.

8.2.                            Fantex Participation; Reimbursement of Costs:

8.2.1.                  If Participant is required to make any payment as consideration for any equity interest being issued in connection with such Brand Investment Opportunity (e.g., payments required for the purchase of any such equity interests) (a “Purchase Payment”), and Fantex elects to participate in such Brand Investment Opportunity either as a Direct Fantex Co-Investment or an Indirect Fantex Co-Investment, then Fantex shall contribute to Participant or such other Person as the Parties may mutually agree depending on the structure of the Indirect Fantex Co-Investment (in the case of an Indirect Fantex Co-Investment), or pay directly to the applicable issuer (in the case of a Direct Fantex Co-Investment) an amount equal to the product of the Brand Percentage multiplied by such Purchase Payment timely and in accordance with the terms of the applicable Brand Income Contract relating to such Brand Investment Opportunity (which shall be deemed to include any subscription agreement, purchase agreement or other agreement pursuant to which Participant and Fantex, if applicable, participates in such Brand Investment Opportunity).

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8.2.2.                  In addition, to the extent that Participant would incur any necessary and reasonable additional cost or expense resulting from Fantex participating (whether via Direct Fantex Co-Investment or Indirect Fantex Co-Investment) in such Brand Investment Opportunity (including costs relating to the structuring or documentation of any joint ventures, investment vehicles, special purpose entities or similar relationships between the Parties to hold the securities relating to such Brand Investment Opportunity), then Fantex shall pay directly, or reimburse Participant for, such incremental costs incurred by Participant (i.e., over and above such amounts that Participant would have incurred but for Fantex’s participation) within fifteen (15) days after Fantex receives an invoice from Participant for such amount.

8.3.                            Direct Fantex Co-Investment.  If Fantex elects to participate in a Direct Fantex Co-Investment, then Participant shall use commercially reasonable efforts to cause the issuer of such equity to issue the applicable Fantex Co-Investment Interest directly to Fantex (and such efforts shall be deemed to be satisfied if Participant or his representatives attempt to arrange for an introduction (including via electronic communications) between representatives of Fantex and representatives of such issuer); provided, however, that if (after such efforts by Participant) such issuer does not agree to issue the applicable Fantex Co-Investment Interest directly to Fantex, then Fantex shall instead participate via an Indirect Fantex Co-Investment with respect to such Brand Investment Opportunity as provided in Section 8.4.  If Fantex participates in a Direct Fantex Co-Investment and Participant is required to execute any documentation (including subscription agreements and purchase agreements) in connection with such Brand Investment Opportunity, then Fantex shall be required to execute substantially similar documentation, as applicable.

8.4.                            Indirect Fantex Equity.

8.4.1.                  If Fantex participates in a Brand Investment Opportunity via an Indirect Fantex Co-Investment (whether by Fantex’s election, or because the issuer of the equity interest related to such Brand Investment Opportunity does not agree to permit a Direct Fantex Co-Investment), then, without limiting Fantex’s obligations under Section 8.2, (a) Fantex shall be entitled to receive as part of the Brand Amount hereunder an amount equal to the Brand Percentage of any Distributions to Participant with respect to such Brand Investment Opportunity, and (b) upon Fantex’s request, Participant will grant to Fantex a security interest in such equity acquired pursuant to such Brand Investment Opportunity, and will do all acts and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that Fantex may reasonably require, and take all further steps relating to the Brand Investment Opportunity and such security interest that Fantex may reasonably require, to perfect such security interest and Fantex’s rights therein and hereunder.  For the avoidance of doubt, and notwithstanding anything to the contrary contained elsewhere in this Section 8, it is the mutual intention of the Parties (to be interpreted in the broadest possible manner) that Participant shall not have, incur or suffer any liability, responsibility, damage, cost or expense, including any self-employment taxes payable by Participant, or the amount of any payroll, medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government, in connection with Fantex participating in a Brand Investment Opportunity via an Indirect Fantex Co-Investment (collectively, a “Transaction Liability”), regardless of its structure or the events or circumstances leading thereto, in excess of the Transaction Liabilities that Participant would have had, incurred or suffered had Fantex not participated in such Brand Investment Opportunity (such excess, the “Incremental Cost”).  Furthermore, if any Indirect Fantex Co-Investment results in Participant incurring any Incremental Cost, then, within five (5) business days after delivery by Participant to Fantex of reasonably satisfactory supporting documentation, Fantex shall pay Participant an amount equal to such Incremental Cost.

8.4.2.                  In the event that Fantex elects to participate in a Brand Investment Opportunity other than via a Direct Fantex Co-Investment, then (without limiting the effect of Section 8.4.1

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with respect to Incremental Costs), the Parties shall in good faith use best efforts to structure such transaction in a manner that is efficient to both Parties from an overall tax and expense perspective.

9.                        Participant Owned Businesses.   In the event that Participant intends to invest in (alone or with others) or establish a business that would qualify as a Participant Owned Business after the closing of such investment, prior to the end of the calendar year in which Participant turns 55, then the following shall apply:

9.1.                            Notice and Response.

9.1.1.                  Participant shall provide reasonable advance written notice (an “Owned Business Notice”) to Fantex prior to commencing or investing in any business that would meet the definition of a Participant Owned Business, including all details reasonably requested by Fantex in writing, which are necessary for Fantex to evaluate such Participant Owned Business.

9.1.2.                  Fantex will use commercially reasonable efforts to respond to each Owned Business Notice within five (5) business days (but no later than ten (10) business days), indicating whether or not Fantex elects to participate in the applicable potential Participant Owned Business by being issued and holding an equity interest in the Participant Owned Business in an amount calculated by multiplying the Brand Percentage by the shares, membership interests, units (or other reasonable means of measurement) of such Participant Owned Business to be held by Participant.

9.1.3.                  If Fantex fails to timely respond to any Owned Business Notice, then Fantex shall be deemed to have expressly rejected participating in the Participant Owned Business.

9.1.4.                  If the details of any Participant Owned Business change from what were previously presented to Fantex in any Owned Business Notice, then Participant shall provide a new Owned Business Notice to Fantex with the updated terms and conditions, and this Section 9.1 shall apply to such new Owned Business Notice.

9.2.                            Fantex Participation; Reimbursement of Costs.

9.2.1.                  If Fantex elects to participate in any Participant Owned Business, then (subject to Section 9.2.5) Fantex shall contribute to the applicable Participant Owned Business an amount of investment capital equal to the product of the Brand Percentage multiplied by the amount of the capital investment to be made by Participant in accordance with the terms contained in the Owned Business Notice (or otherwise mutually agreed by the Parties).  Notwithstanding Fantex’s election to participate in a Participant Owned Business, except as otherwise agreed to in writing by Participant and Fantex, Fantex shall have the same rights or entitlements (on a pro rata basis) with respect to its investment in such Participant Owned Business pari passu with the rights or entitlements of Participant and other rights provided by statute or the charter or other governing documents of such Participant Owned Business.

9.2.2.                  Fantex shall pay such amounts due under this Section 9.2 within five (5) business days after receipt of notice from Participant detailing such amounts, and provided that Fantex has received delivery of the applicable stock certificates or other documentation evidencing such participation by Fantex prior to, concurrent with or within a commercially reasonable time after such payment being due.

9.2.3.                  In addition, to the extent that Participant incurs any additional necessary and reasonable cost or expense resulting from Fantex participating in such Participant Owned Business, then Fantex shall pay, or reimburse Participant for, such incremental costs incurred by Participant (i.e., over and above such amounts that Participant would have incurred but for Fantex’s participation) within fifteen (15) days after Fantex receives an invoice from Participant for such amount.

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9.2.4.                  If Participant is required to execute any documentation (including subscription agreements, warrants and option agreements) in connection with any Participant Owned Business, then Fantex shall execute substantially similar documentation, as applicable, in connection with its participation.

9.2.5.                  If Fantex elects to participate in any Participant Owned Business pursuant to this Subsection 9, but such direct participation by Fantex is not possible for any reason, then the Parties shall cooperate in good faith to devise and implement commercially reasonable means (without causing any undue burden to Participant) for Fantex to indirectly participate and receive the same practical benefit of a direct participation in such investment.

10.                 Merchandise Income.  In the event that Participant receives Merchandise Income, then the Brand Income applicable to Participant’s receipt of the associated Merchandise shall be equal to the fair market value of such Merchandise determined as follows: (a) if there is a manufacturer’s suggested retail price (“MSRP”) for such Merchandise, then the value of such Merchandise shall be such MSRP; (b) if there is no MSRP and the value of such Merchandise Income is stated in the related Brand Income Contract, then such stated value shall govern unless Fantex objects thereto in writing  within ten (10) days after Fantex’s receipt of the related Brand Income Contract; (c) if there is no MSRP and the value of such Merchandise Income is not stated in the related Brand Income Contract or the value is stated but does not approximate fair market value and Fantex objected thereto in accordance with clause (b) of this Section 10, then the Parties shall seek to reach mutual agreement of such value within ten (10) business days after receipt thereof by Participant; and (d) if the Parties fail to reach such agreement within such period of time, then the Parties shall engage an independent third-party appraiser (if the Parties fail to mutually agree on an appraiser within five (5) business days, then either Party may petition JAMS to promptly appoint such an appraiser), and the Parties shall be bound by the determination of any such appraiser, which shall be delivered in writing within fifteen (15) days after the appraiser’s selection or appointment.  The cost and expenses associated with such an appraiser (and any petition to JAMS) shall be shared by the Parties in proportion to their respective interest in such Brand Income (i.e., Fantex shall pay a portion of such costs and expenses equal to the Brand Percentage).

11.                 Claw Back.

11.1.                     Claw Back.  If Talent ceases to actively pursue a career as a Professional Athlete on a Tour at any time prior to the fifth (5th) anniversary of the Closing for any reason other than Good Reason, Fantex may elect, in its sole discretion, to terminate this Agreement upon written notice to Participant (the date of such notice is hereinafter referred to as the “Termination Date”).  In the event of such termination, Participant shall pay to Fantex, not later than thirty (30) days following the Termination Date, an amount equal to (a) the Purchase Price plus an amount equal to the Gross Proceeds, minus (b) all Brand Amounts previously paid to Fantex, including the Pre-Closing Brand Amount.  In addition, Participant shall concurrently pay to Fantex interest on the Purchase Price at the rate of five percent (5%) per annum, measured from the date the Purchase Price was paid to Participant.

11.2.                     Dispute Resolution.  In the event of any dispute between Fantex and Participant concerning whether there is Good Reason for any retirement or resignation by Talent as a Professional Athlete, then the Parties shall engage in informal, good faith discussions and attempt to resolve such dispute.  If the Parties are unable to resolve such dispute, then existence of Good Reason shall be determined by a qualified medical doctor selected by agreement of the Parties or, if no agreement can be reached, then each Party shall select a medical doctor qualified in the field applicable to the claimed Good Reason, and those two medical doctors shall select a third medical doctor qualified in such field to make the final determination regarding such claimed Good Reason.

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12.                 Limited Brand Income Encumbrances.

12.1.                     In addition to (i.e., exclusive of) the Brand Percentage, Participant shall ensure that the aggregate amount of all other encumbrances on any Brand Income in connection with the payment of agents, financial advisors and any other fee arrangements based on a percentage of Participant’s income (or any portion thereof) shall not exceed a maximum of (a) fifteen percent (15%) of all Brand Income resulting from any employment or player contracts in any given year, and (b) thirty percent (30%) of all other Brand Income in any given year.

12.2.                     Without Fantex’s prior written approval, Participant shall not enter into any other arrangement similar to this Agreement (i.e., pursuant to which Participant receives compensation in exchange for a portion of Participant’s future Brand Income) with respect to any portion of the Brand Income.

13.                 Term.  The term of this Agreement shall commence as of the Effective Date and shall continue in perpetuity unless and until terminated pursuant to the terms of this Agreement (the “Term”).

14.                 Notices.  All notices, requests, consents and other communications required or given by the Parties hereunder shall be in writing and shall be deemed to be delivered (a) on the date delivered, if personally delivered or transmitted via facsimile or electronic mail with return confirmation of such transmission; (b) on the business day after the date sent, if sent by recognized overnight courier service and (c) on the fifth day (or on the next business day thereafter if such fifth day is not a business day) after the date sent, if mailed by first-class certified mail, postage prepaid and return receipt requested, to the addresses of the applicable Party set forth below:

If to Participant:

Mr. Scott Langley

[***]

[***]

Fax:

Email:  [***]

with a copy (which is required, but not alone sufficient, to constitute notice hereunder) to:

Brad Buffoni

[***]

[***]

Attention:

Fax:

Email:

If to Fantex:

Fantex, Inc.

330 Townsend Street, Suite 234

San Francisco, CA 94107

Attention: Mr. David Mullin, Chief Financial Officer, and

   Mr. Bill Garvey, Chief Legal Officer

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with a copy (which is required, but not alone sufficient, to constitute notice hereunder) to:

Latham & Watkins

140 Scott Drive

Menlo Park, CA 94025

Attn: Patrick Pohlen

Fax: (650) 463-2600

Email: Patrick.Pohlen@lw.com

15.                 Standard Terms and Conditions.  The Parties agree to be bound by Fantex’s Standard Terms and Conditions attached hereto as Exhibit C (the “Terms and Conditions”), which are incorporated herein by this reference.  Any reference in this Agreement or the Terms and Conditions to this “Agreement” shall be deemed to be a reference to this Agreement and the Terms and Conditions, taken as a whole.

Upon execution by both Participant and Fantex, this Agreement and the exhibits attached hereto shall constitute a binding commitment of the Parties, as the entire agreement and understanding between the Parties concerning the subject matter hereof and thereof, and shall supersede and replace all prior negotiations, proposed agreements, and discussions, written or oral, relating hereto or thereto.

[Signatures on following page]

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Please confirm your agreement with the foregoing by signing where indicated below.

PARTICIPANT:		FANTEX:

Scott Langley		Fantex, Inc.

Signature:	/s/ Scott Langley	By:	/s/ Buck French

Date: December 21, 2015		Name: Buck French

			Title:	CEO

			Date:	December 23, 2015

Signature Page

– Brand Agreement –

Schedule 1.20

Excluded Income

•                  Any goods or services received by Talent for which Talent does not receive a Form 1099 or equivalent tax form.

•                  Any new Brand Income Contract entered into by Participant following the calendar year in which Participant turns 55. For the avoidance of doubt, any Brand Income Contract that exists prior to the end of the calendar year in which Participant turns 55 that is renewed, extended or replaced after the calendar year in which Participant turns 55 shall not be deemed Excluded Income. Further, this exclusion shall not apply to any appearance fees or prize money earned by Participant for playing golf regardless of age.

Schedule 1.20 – Excluded Income

Exhibit A

Participant Questionnaire

Please answer each of the following questions correctly and completely as of the Effective Date.  The completeness and accuracy of each such statement must be answered from the perspective of both the Company and Talent, as applicable, and must be initialed by Talent on behalf of himself and Company, if applicable, where indicated.  Capitalized terms used but not defined in this questionnaire shall have their respective meanings set forth in the Brand Agreement to which this questionnaire is attached (the “Agreement”).

IMPORTANT:  Review each of the following statements and initial each statement where indicated.  By placing your initials next to each below statement you hereby represent, warrant and covenant, as applicable, that each such statement is true and complete, except only as otherwise disclosed on Schedule 3 of the Personal Information Schedule delivered to Fantex in connection with the Agreement.

In addition, please provide copies of all documents or other information specifically requested as part of the below statements and/or relevant to any matter for which additional information has been disclosed pursuant to Schedule 3 of the Personal Information Schedule.

IT IS IMPORTANT FOR PARTICIPANT TO ENSURE THE ACCURACY AND COMPLETENESS OF ALL INFORMATION PROVIDED TO FANTEX, WHICH WILL BE RELIED UPON BY FANTEX IN CONNECTION WITH THE POTENTIAL SECURITIES OFFERING AND OTHER MATTERS UNDER THIS AGREEMENT.

Initials	Statement

/s/ SL

1. I have read and fully understand the terms and conditions of the Agreement, and I have had the opportunity to be represented by an attorney, tax advisor and other professional representatives of my choosing in the review, negotiation and execution of the Agreement and performance of my obligations thereunder.

/s/ SL

2. I have not made, nor will I hereafter make, any grant, license or assignment whatsoever, which might conflict with or impair the complete enjoyment of the rights and privileges granted to Fantex under the Agreement.

/s/ SL

3. I do not require any consent, approval, authorization or permit from, or filing or notification to, any Person in connection with my execution and delivery of the Agreement, and performance of my obligations thereunder.

/s/ SL

4. I am not subject to any condition, restriction, disability or obligation (whether physical, legal or contractual), and am otherwise not aware of any material nonpublic information, which could prevent, or materially interfere with my continued participation as a Professional Athlete, and I will promptly disclose the occurrence of any event to Fantex required pursuant to Section 6.2 of the Terms and Conditions.

/s/ SL

5. I have never been convicted in a criminal proceeding, nor have I been named the subject of a criminal proceeding that is presently pending (excluding only traffic violations and similar minor offenses).

Exhibit A – Participant Questionnaire

Initials	Statement

/s/ SL

6. Except only as listed on Schedule 1 of the Personal Information Schedule, no other Person has any right to receive any portion of my Brand Income in the form of any commission, royalty or other payment based on a percentage (or set amount, i.e., a flat fee arrangement based on a specific Brand Income Contract) of some or all of the Brand Income. I have secured all necessary consents to make available for review by Fantex (and have so made available) a complete copy of each Contract (or summary thereof, if an oral Contract) pursuant to which any such payments are owed.

/s/ SL

7. No other Person has any right to demand or receive any portion of the Brand Income in a manner that conflicts with any rights granted to Fantex under this Agreement with respect to the Brand Amounts.

/s/ SL

8. I Control all assets of Participant, including, if I have delegated the management of any assets to a third party (“Manager”), then I have also retained the right in my discretion (a) to approve and/or disapprove any decision by a Manager regarding Participant’s assets, and (b) to remove any Manager and/or change Managers at any time.

/s/ SL

9. To the extent that I have delegated, or during the Term do delegate, the management of any of my assets to a Manager, then throughout the Term (subject only to the death or incapacity of Talent), I will:  (a) retain the right in my discretion to remove any Manager and/or approve or disapprove any decision by a Manager regarding my assets, (b) exercise reasonable control and oversight regarding each Manager’s activities in connection with my assets, and (c) cause any such Manager to comply with the terms and conditions of the Agreement, as applicable.

/s/ SL	10. I am not a party (plaintiff or defendant) in any lawsuit, government investigation, arbitration or other legal action, and to my knowledge, there is no valid basis for any of the foregoing.

/s/ SL	11. I am not subject to any judgment, order or decree of any court or other government authority.

/s/ SL

12. Schedule 2 of the Personal Information Schedule consists of (a) a complete list of all Brand Income Contracts under which Participant is obligated to perform, or from which Participant is entitled to receive any benefit, on or after the Effective Date, and (b) a description of any Participant Owned Businesses.

/s/ SL	13. I have provided or made available to Fantex true, correct and complete copies of each written Brand Income Contract, and an accurate detailed written summary of each oral Brand Income Contract.

/s/ SL

14. I am currently, and during the past three years have been, in compliance with all material terms under each Brand Income Contract, to the extent applicable, and Participant and I have not received any notice regarding any breach, default, termination or attempt to renegotiate, with respect to any Brand Income Contract.

/s/ SL	15. I am not aware of any facts or circumstances that would cause the payments under the Brand Income Contracts to be materially less than the amounts specified in the Brand Income Contracts.

/s/ SL	16. I am not aware of any material breach by any other party under any Brand Income Contract.

/s/ SL

17. I have timely paid any taxes, fees or withholdings required by any state or federal or international government authority. I have also timely filed all forms and documentation required in connection with any such taxes, fees or withholdings.

Exhibit A – Participant Questionnaire – Page 2

Initials	Statement

/s/ SL	18. I am not, and have not been subject to any audit by a government authority in connection with any taxes or governmental fees. I am not subject to any unsatisfied judgments or tax liens.

/s/ SL

19. I have not conducted business, applied for or secured credit in, or received any official government identification under, any name or alias, other than the name listed in Section 1 of the Personal Information Schedule provided by Participant concurrently herewith.

/s/ SL	20. Neither I, nor any business owned or Controlled by me, has ever declared bankruptcy or settled any debt for less than the amounts actually owed.

/s/ SL	21. I have the ability to pay all of my debts and obligations as such debts mature and I do not have any present intention to incur debt beyond my ability to pay as such debts mature.

/s/ SL

22. I am not in violation of, and, subject to the immediately following sentence, throughout the Term will not violate in any material respect, any (a) laws, codes, rules, regulations or ordinances of any foreign, federal, state or local government authority (including with respect to any improper payments, bribery, taxation or securities laws), the violation of which could reasonably be expected to have a material adverse effect on (i) Participant’s Persona or (ii) receipt of Brand Income by me or any of my Brand Affiliates; or (b) rules, standards or requirements of any Tour, organization, governing body or association to which I am a member or under which I am bound to comply in connection with my participation in the Principal Business as a Professional Athlete (including regarding gambling, anti-doping, or reporting of any injury or incidents), the violation of which could reasonably be expected to have a material adverse effect on (i) Participant’s Persona or (ii) receipt of Brand Income by me or any of my Brand Affiliates. Notwithstanding the immediately preceding sentence, I am agreeing to the covenant contained in the foregoing clause (b) on the express condition that any violation by me of any “on course” rules of play (as stated in the applicable Tour rulebook, as modified from time to time), or the interpretation or enforcement of any of such rules of play, in each case solely to the extent that it relates to my actions during play (regardless of whether any such violation carries with it a fine, suspension or any other economic consequence to me imposed by the Tour or other applicable association), shall not be deemed to be a breach of the foregoing clause (b).

/s/ SL

23. Without limiting the effect of any statement in this Exhibit A (Participant Questionnaire), all of the documents and information that I have provided, and will provide, to Fantex in connection with the Agreement (including the Personal Information Schedule) are true, correct and complete in all material respects, except with respect to any statement that, by its terms, is already limited as to materiality. My responses to this questionnaire (and any documents or other information provided by me to Fantex in connection with the Agreement) do not, and will not, contain any untrue statement or fail to state a material fact necessary to not make any of such information not misleading, in light of the circumstances in which it was provided.

/s/ SL

24. I have disclosed all facts and circumstances that could reasonably be expected to be material to Fantex or a reasonable investor or potential investor in the Series in the context of the transactions contemplated by the Agreement, including any event required to be reported to the Tour, organization, governing body or association to which I am a member or under which I am bound to comply in connection with my participation in the Principal Business as a Professional Athlete. I acknowledge my ongoing obligations throughout the Term to disclose certain facts and circumstances to Fantex as required pursuant to the terms of this Agreement, including as set forth in Section 6 of the Terms and Conditions.

Exhibit A – Participant Questionnaire – Page 3

Initials	Statement

/s/ SL

25. I have obtained advice from my advisors regarding the legal, tax and accounting consequences of entering into the Agreement, becoming a Fantex participant and the transactions contemplated by the Agreement, and I am not relying on any representation, warranty or statement made by Fantex, or any of its representatives or advisors, regarding such legal, tax and accounting consequences of becoming a Fantex participant and the transactions contemplated by the Agreement. I acknowledge and agree that Fantex is not, and will not at any time be, an agent or representative to Participant.

Exhibit A – Participant Questionnaire – Page 4

Exhibit B

Exclusions From and Examples of Brand Income

The contents of this Exhibit B are incorporated by reference into and made a part of that certain Brand Agreement between Fantex and Participant to which it is attached (the “Agreement”).  Capitalized terms used but not defined in this Exhibit B shall have their respective meanings contained in the Agreement.

The following sources of revenue shall not be included in Brand Income:

a.              Any revenues, investment returns or other amounts received by Participant resulting from Participant’s Passive Investments.

b.              Any income earned from employment, services rendered or other activities not in the Field.

c.               If paid by a third party on Participant’s behalf, the value of any reasonable reimbursement of incidental expenses actually incurred by Participant, including travel, lodging, per diem and other incidental expenses.

d.              Any Excluded Income.

Examples of income that would be Brand Income or businesses that would be Participant Owned Businesses include the following:

•                  Talent receives an equity stake in ABC Energy Products, Inc. as part of an endorsement deal for ABC Energy Products’ vitamin water beverage.  The equity received by Talent would be considered Equity Income under Section 7 of the Agreement because it was consideration for Talent’s endorsement services and publicity rights.

•                  Talent starts Talent Enterprises, Inc. to provide entertainment, products and services to urban communities. Commercial ventures pursued by Talent Enterprises, Inc. may be a Participant Owned Business that Fantex would have the opportunity to participate in subject to Section 9 of the Agreement. For example, any golf camps owned by Talent Enterprises, Inc. would be deemed Participant Owned Business because they are in the Field, and operating golf camps is an activity typically undertaken by a professional golfer.  However, a 24-Hour Fitness club owned by Talent Enterprises, Inc. (but not bearing or branded with the Talent’s name) would not be considered a Participant Owned Business because Talent’s name and likeness are not used to promote the clubs.  Similarly, businesses owned by Talent such as movie theaters, restaurants and coffee shops that do not bear or are not branded with Talent’s persona would not be considered Participant Owned Businesses (and thus not result in Brand Income), because those types of businesses neither relate to the Principal Business nor utilize Talent’s name in connection with its marketing, advertising or promotion.

•                  Talent plays any role on an episode of a television program.  Compensation paid to Talent for his performance in such episode would be considered Brand Income.

•                  Talent becomes the host of a daytime talk show.  Compensation paid to Talent for his services as a talk show host would be considered Brand Income.

•                  Talent receives a car lease worth $12,000 (i.e., value of monthly lease of $1,000) in exchange for endorsement services for a local car dealership, a $25,000 clothing allowance from an apparel

Exhibit B – Exclusions From and Examples of Brand Income – Page 1

company in exchange for endorsement services, and $3,000 worth of products and service plans from a wireless phone carrier (i.e., a total of $40,000 of Merchandise Income) in exchange for endorsement services.  All of such Merchandise Income would be included in Brand Income.  However, solely for purposes of calculating the Brand Amount, Participant would be entitled to deduct from its Brand Income for such year all of such Merchandise Income under its Merchandise Income Deduction (assuming that such amount is less than 4% of all Brand Income earned by Participant during that year).  If, in addition to the foregoing Merchandise Income, Participant also received computer equipment in exchange for endorsement services from a retailer with a fair market value of $5,000, then such $5,000 of Merchandise Income would not be deductible from Brand Income for such year because it exceeds the amount of the allowable Merchandise Income Deduction.

•                  Talent receives a Chevrolet Corvette Stingray as the winner of the Masters.  The MSRP of the Corvette would be considered Brand Income (and not a Gift) because it was earned by Talent for his performance as a Professional Athlete (i.e., within the Field).  However, solely for purposes of calculating the Brand Amount, up to $40,000 (or 4% of all Brand Income, if less than $40,000) of such value would be deductible from Brand Income for such calendar year under the Merchandise Income Deduction (and assuming there were no other Merchandise Income Deductions) for such year.

Examples of types of income that would not be Brand Income include the following:

•                  Talent receives an equity stake in Fantex Holdings, Inc., the parent company of Fantex, because he serves on the board of directors.  Talent’s equity stake in Fantex Holdings, Inc. would not be considered Brand Income because his service as a director of Fantex Holdings is not in the Field.

•                  Talent serves as the governor of California. His income from the state of California would not be considered Brand Income because it is not in the Field.

•                  Talent becomes employed as an elementary school teacher and in various positions at the U.S. Treasury and Justice Departments. Talent’s employment as a teacher and various positions at the U.S. Treasury and Justice Departments would not be considered Brand Income because such employment was based on Talent’s educational background, training and professional skills unrelated to golf, and Talent’s salary did not exceed the ordinary amount paid to employees in such position with a similar educational background, training and professional skills and is not in the Field.

Exhibit B – Exclusions From and Examples of Brand Income – Page 2

Exhibit C

Fantex Brand Agreement

Standard Terms and Conditions

1.              General; Definitions; Interpretation.

These Fantex Brand Agreement Standard Terms and Conditions (these “Terms and Conditions”) are incorporated by reference into and made a part of that certain Brand Agreement between Fantex and Participant to which it is attached (the “Agreement”). Capitalized terms used in these Terms and Conditions and not otherwise defined herein, shall have the meaning set forth in the Agreement.  In the event of any inconsistency or conflict between these Terms and Conditions and the Agreement to which these Terms and Conditions is attached, the terms of the Agreement shall govern.

2.              Offering.

2.1.              Offering. Fantex will use commercially reasonable efforts to conduct the Offering of the Series and effectuate the Closing as promptly as practicable after the Effective Date.  In connection with such Offering, Participant recognizes that Fantex shall have the sole and exclusive right to (and to authorize any other Person to) promote and offer for sale the Series in connection with the Offering.

2.2.              Further Assurances; Credit Report Consent. Participant shall execute and deliver to Fantex such further documents, information, consents, forms, instruments, certificates, and other deliveries as Fantex shall reasonably request in writing to further effectuate the intentions of the Parties under this Agreement, or so Fantex can comply with any applicable legal requirements and Participant recognizes that Fantex will rely on information provided by Participant in the preparation and submission of the Registration Statement and materials to meet other reporting obligations as required by applicable law.  Participant shall reasonably cooperate with Fantex, upon Fantex’s specific request, in connection with the Offering and the marketing and sales of the Series; provided, that any such cooperation that would require any personal services on the part of Talent shall be at times and for durations mutually agreed to by Fantex and Participant; provided further, that any such personal services including services in the form of a personal appearance by Talent shall be on terms mutually agreed to by Fantex and Participant. Participant hereby consents to Fantex and its agents or representatives (i) obtaining reports of Participant’s credit records from time to time throughout the Term of this Agreement (as reasonably determined by Fantex and at Fantex’s sole cost and expense), and (ii) using the information from that report in connection with any diligence related to Participant and the Offering, and reporting obligations under applicable law.  Upon request by Participant, Fantex shall provide to Participant a copy of any report of Participant’s credit records that is received by Fantex.

2.3.              Participant Name and Likeness.  Fantex shall have the non-exclusive, irrevocable, fully paid, worldwide right to use and to authorize other Persons, as determined by Fantex, in its reasonable discretion, to use approved forms of Participant’s Persona from the Effective Date until the termination of this Agreement through any and all distribution channels in connection with the Offering, the marketing and sales of the Series, secondary trading of the Series and as part of the FBS website and marketing thereof; provided, however, that Fantex shall not make any use, or authorize any other party to make any use, of any part of Participant’s Persona without the prior written approval of Participant (approval, not to be unreasonably withheld by Participant); provided further, that any use of Participant’s Persona approved by Participant shall be deemed to be approval of subsequent uses of the same previously approved use until the time that Participant provides written notice to the contrary to Fantex.

2.4.              Participant Restrictions.

(i)               No Promotion of Series. Except as otherwise expressly approved by Fantex in writing, Participant shall not, and shall not authorize any other Person to, solicit, promote or offer the Series in connection with the Offering.  To the extent that Participant receives unsolicited requests for information regarding the Offering or the Series, then except as otherwise expressly approved by Fantex in writing, Participant shall refer such inquiry to the Registration Statement or to one of the Underwriters.

(ii)            No Assignment of Similar Rights. Participant has not and will not assign or grant to any other Person rights to receive a portion of Brand Income other than (a) as may be granted in the ordinary course of pursuing activities in the Principal Business (such as commissions payable to an agent or financial advisors); (b) in a manner that will not conflict with the rights granted to Fantex, or the obligations of Participant, hereunder with respect to any installment payment of the Brand Amount, and (c) in an amount that would not violate any other the terms of this Agreement.

3.              Purchase Price.

3.1.              Payment.  Within ten (10) days after the (i) closing of the Offering or (ii) date Fantex notifies

Participant it has waived the conditioned set forth in section 4.1 of the Agreement, Fantex shall pay to Participant an amount equal to the Purchase Price, less the Escrow Holdback and less the Pre-Closing Brand Amount, via check or wire transfer (less any fees charged by any third party in connection with such transfer, such as bank fees) pursuant to the instructions provided in the Personal Information Schedule, or such updated wire transfer instruction as may be provided by Participant to Fantex in writing from time to time.

4.              Brand Amount.

4.1.              Payment Terms.

(i)               Direct Payment.  Participant shall deliver an irrevocable payment instruction in the form attached as Exhibit G to the Agreement to each payor of Brand Income (other than Nonrecurring Brand Income), and otherwise use commercially reasonable efforts to ensure that the Brand Amount is assigned to Fantex and delivered directly to Fantex from each such payor of Brand Income.  To the extent that direct payment from the source of the Brand Income is not commercially practical, without unreasonable burden on Participant, or any assignment of Brand Income is deemed invalid or not enforceable, then Participant shall comply with paragraph (ii) below and use commercially reasonable efforts to set up automated payments of installments of the Brand Amount through Participant’s banking relationships.

(ii)            Alternative Payment; Timing.  To the extent that it is not commercially practical, without unreasonable burden on Participant, for Brand Amounts to be delivered directly to Fantex from any payor of Brand Income, or any assignment of Brand Income is deemed invalid or unenforceable, then Participant shall receive such portion of the Brand Amount as agent for Fantex and will deliver such portion of the Brand Amount to Fantex as and when (or as promptly as practicable after) such Brand Income is received by Participant; provided, however, that in no case shall any Brand Amount be delivered later than fifteen (15) days following receipt of funds by Participant (or any other Person on behalf of Participant) with respect to such payment.

(iii)         Wire Transfer.  Except as otherwise approved by Fantex in writing, each installment payment of the Brand Amount shall be made via wire transfer pursuant to the wire transfer instructions provided by Fantex to Participant in writing, as may be updated by Fantex from time to time; provided, however, that to the extent that any individual installment payment of the Brand Amount is less than $500, such amount may be paid via check.

4.2.              Additional Provisions.

(i)               In the event that Participant is prohibited from making payment of any installment of the Brand Amount at the time when same is due and payable to Fantex hereunder by reason of any applicable laws, including currency regulations, Participant shall promptly so advise Fantex and Participant shall, upon Fantex’s request, deposit any such blocked funds to the credit of Fantex in a bank or banks or other depository institution as permitted by law and designated in writing by Fantex, or pay them promptly to such Persons as Fantex may designate in writing consistent with applicable law.

(ii)            Each of the Parties acknowledges and agrees that time is of the essence in connection with its payment obligations hereunder.  In the event that any payment due to Fantex hereunder is not paid in full by the applicable date due (unless there is a cure period, then by the date the cure period ends), then, without limiting any other rights or remedies of Fantex, Participant shall also pay to Fantex interest on such amount, if invoiced by Fantex, at the rate of the lesser of (a) the then current prime rate (as reported in the Wall Street Journal) plus three percent (3%) per year, compounded monthly, or (b) the maximum rate permitted by applicable law, measured from the date such amount was due until it is fully paid. In the event that any payment due to Participant hereunder (other than payment of the Purchase Price) is not paid in full by the applicable date due (unless there is a cure period, then by the date the cure period ends), then, without limiting any other rights or remedies of Participant, Fantex shall also pay to Participant interest on such amount, if invoiced by Participant, at the rate of the lesser of (a) the then current prime rate (as reported in the Wall Street Journal) plus three percent (3%) per year, compounded monthly, or (b) the maximum rate permitted by applicable law, measured from the date such amount was due until it is fully paid.

(iii)         Participant acknowledges and agrees that Fantex may disclose to the public any material breach by Participant of this Agreement, including any failure of Participant to pay any amounts as and when due hereunder (subject to applicable notice and cure periods contained herein); provided, that Fantex covenants and agrees not to make any such disclosure without first notifying Participant and giving Participant a reasonable amount of time to cure such breach, except that no such cure period is required in the event of at least two prior instances of a similar breach (with such notice provided in each instance) during the 12-month period prior to such breach.

4.3.              Records.  Participant shall, and shall cause all of its Brand Affiliates to, maintain (until at least twelve months after termination of this Agreement), records of all Brand Income Contracts, receipts, invoices, reports and other documents relating to the Brand Income and Brand

Amount for at least the then current year and previous three (3) calendar years (or such longer period as may be required by law); provided, that the foregoing obligation shall not extend to any time period prior to the Effective Date.

4.4.              Audit Rights.  Commencing upon the Effective Date and continuing through the date that is twelve (12) months after termination of this Agreement (the “Audit Period”), Fantex or its representatives shall have the right to inspect and make copies of the books and records of Participant (and its Brand Affiliates) relating to the Brand Income Contracts, the Brand Income and Brand Amount.  Such audit shall be at Fantex’s sole cost and expense and shall not cover any period greater than the current year and previous three (3) calendar years at the time of such audit, provided that if an audit reveals an underpayment of the Brand Amount by greater than five percent (5%) for the period being audited, then Participant shall reimburse Fantex for its reasonable and documented audit costs.  In any case, either (a) Participant shall promptly pay to Fantex any underpaid amount, together with any interest thereon as provided in Section 4.2(ii) of these Terms and Conditions or (b) Fantex shall promptly pay to Participant any overpaid amount together with interest at the same rate provided in Section 4.2(ii) of these Terms and Conditions; provided, that at Participant’s election, Participant may set off against the immediately following installment payment of the Brand Amount an amount equal to such overpayment.  Fantex shall not audit Participant’s books and records more frequently than once per year during the Audit Period.  Fantex shall provide Participant with reasonable advance written notice that it will be conducting an audit, and any such audit shall be conducted during the normal business hours of Participant’s representatives and with limited interruption to such representatives business.

5.              Escrow Holdback.

5.1.              Escrow Amount.  Participant hereby authorizes and instructs Fantex to deduct from the Purchase Price otherwise payable to Participant, an aggregate amount equal to the Escrow Holdback.  Fantex shall deposit the Escrow Holdback into an escrow account (the “Escrow Account” and all such funds included in the Escrow Account, the “Escrow Funds”) established pursuant to the terms of a written escrow agreement (the “Escrow Agreement”) mutually agreed among the Parties and a financial services institution agreed to in writing by the Parties (the “Escrow Agent”) based on the form of agreement provided by Escrow Agent as modified to be consistent with the terms of this Agreement, as applicable.

5.2.              Use of Escrow Amount.  In the event that Participant fails to timely deliver any installment payment of the Brand Amount prior to the release of Escrow Funds pursuant to Section 5.3 of these Terms and Conditions, then in addition to and without limiting any other rights or remedies available to Fantex, upon written notice from Fantex to the Escrow Agent and Participant, the Escrow Agent shall release to Fantex (up to the amount of available Escrow Funds) an amount equal to such due installment payment of the Brand Amount as notified by Fantex.  Participant shall promptly replenish the Escrow Account by depositing in the Escrow Account an amount equal to any Escrow Funds that are released to Fantex pursuant to this Section 5.2 of these Terms and Conditions.

5.3.              Release of Escrow Amount.  Within five (5) business days immediately following the first consecutive six (6) month period after the Closing during which all installment payments of the Brand Amount have been timely delivered to Fantex when due (subject to applicable notice and cure periods contained herein), then the Escrow Agent shall deliver to Participant all amounts then remaining in the Escrow Account, the Escrow Agreement shall be terminated, and Participant shall thereafter have no obligation to maintain any amounts in the Escrow Account.

5.4.              Ownership of Escrow Holdback.  The Parties agree to treat the Escrow Holdback as owned by Fantex until released to Participant pursuant to terms hereof; provided, that any interest accrued on the Escrow Holdback shall be the property of Participant.

5.5.              Controlling Terms. In the event of any conflict or inconsistency between the terms of this Section 5 and the terms of the Escrow Agreement, the terms of the Escrow Agreement shall govern.

6.              Information Rights; New Contracts.

6.1.              Quarterly Reports.  Within ten (10) business days after the end of each calendar quarter during the Term, Participant shall provide to Fantex a report in the form mutually agreed by the Parties (each a “Quarterly Report”), which shall detail all Brand Income earned during such quarter, detail the calculation of the Brand Amount for such quarter with respect to such Brand Income, and provide such additional information and certifications required to be included in the Quarterly Report, including such matters as specified in Exhibit E.

6.2.              Material Change.  Participant shall promptly provide written notice to Fantex if at any time after the Effective Date and during the Term of this Agreement, there occurs any condition, restriction, disability or obligation (whether physical, legal or contractual) that will or could reasonably be expected to (i) prevent, or materially interfere with Participant’s (or any of

Participant’s Brand Affiliates), compliance with any Brand Income Contract and/or participation in the Principal Business as a Professional Athlete, or (ii) result in any of the representations or warranties made by the Participant on Exhibit A to be untrue in any material respect; provided, that Participant shall not have any obligation to notify Fantex of the contents of any Brand Income Contract provided by Participant to Fantex, including the expiration of any contract pursuant to its terms.

6.3.              Brand Income Contracts.  Throughout the Term, Participant shall promptly (and in any case, no later than five (5) business days after the occurrence of the applicable event, and prior to any public announcement thereof) notify Fantex, in writing, and provide copies of all relevant documents and correspondence related to each such occurrence (including copies of all Brand Income Contracts), in the event that:

(i)               Participant enters into any Brand Income Contract, including any amendments, modifications or supplements to an existing Brand Income Contract, after the Effective Date (“New Brand Income Contract”);

(ii)            Participant receives any notice of termination, cancellation, breach or default under any Brand Income Contract;

(iii)         Participant becomes aware of any event which, with the passage of time or the giving of notice or both, would result in any material default, breach or event of noncompliance by Participant under any Brand Income Contract;

(iv)        Participant becomes aware that any other party to any Brand Income Contract is in material breach thereof; or

(v)           there are any renegotiations of or outstanding rights to renegotiate any material amounts paid or payable to Participant under any of the Brand Income Contracts with any Person, or Participant receives any demand for such renegotiation.

6.4.              New Brand Income Contracts.  Upon the execution of a New Brand Income Contract, Participant shall be deemed to represent and warrant that such New Brand Income Contract is valid, binding and enforceable against Participant, and enforceable by Participant against the other parties thereto, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.

6.5.              Disclosure of Brand Income Contracts.

(i)               Participant shall use commercially reasonable efforts to cause each counterparty to a Brand Income Contract containing a legal, valid and binding confidentiality obligation of Participant (each, a “Confidential Brand Income Contract”), to consent to Fantex’s disclosure of the terms and conditions of such Confidential Brand Income Contract to the extent required by any governmental or quasi-governmental bodies or agencies, or self-regulatory organizations, including the SEC and FINRA (“Regulatory Disclosure”); provided, that Fantex shall not make any disclosure of any terms or conditions of any Confidential Brand Income Contract if such counterparty fails to so consent; provided further, that failure to obtain a counterparty’s consent with respect to a Confidential Brand Income Contract shall not in itself be a breach of this Agreement by Participant so long as Participant has complied with the terms of this paragraph; and

(ii)            In the event Fantex determines it must make a Regulatory Disclosure of a Confidential Brand Income Contract and counterparty consent could not be obtained as described in paragraph 6.4(i) then the parties agree to work in good faith to restructure the Brand Amount payments due to Fantex pursuant to such Confidential Brand Income Contract such that in Fantex’s determination such Confidential Brand Income Contract would no longer require Regulatory Disclosure. The restructuring of any Brand Amount payments will result in Participant paying either (x) less to Fantex and/or (y) making such payments later to Fantex than would be required pursuant to this Agreement.

6.6.              Brand Income Statements.  Concurrent with delivery of each Quarterly Report (as required by Section 6.1 of these Terms and Conditions), Participant shall also provide copies of all receipts, invoices, pay stubs, or other documents evidencing all Brand Income referenced in the applicable Quarterly Report.

6.7.              Marital Status.  Participant shall, if applicable, use reasonable efforts to secure the signature of Participant’s spouse in substantially the form of spousal consent attached hereto as Exhibit F.  In the event that Participant fails to secure such signature, and as a result a portion of the Brand Income of Participant is deemed “community property,” or Participant’s spouse can otherwise claim legal ownership to any Brand Income, then Participant shall nonetheless be required to calculate and deliver any installment payments of the Brand Amount based on the entirety of the Brand Income (including any such portion thereof that is deemed to be such spouse’s share of community property or otherwise property of such spouse).

6.8.                      Additional Information.  Participant shall provide to Fantex such additional information as Fantex shall reasonably request from time to time (in a reasonable amount of time after such request) in connection with the Brand Income and Participant’s participation in the Principal Business; provided, that Fantex shall use commercially reasonable efforts to limit any such requests to no more than once per calendar quarter.

7.              Taxes.

7.1.              Related to Purchase Price.  Participant shall be solely responsible for the payment of all taxes on the Purchase Price. Fantex shall be entitled to deduct and withhold any amounts required by applicable law to be deducted and withheld from the Purchase Price and such withheld amounts shall be treated as paid to Participant.  Fantex shall not be required to indemnify or “gross up” Participant for any such amounts withheld.  Participant will indemnify Fantex for and hold it harmless from and against any taxes of Participant, which may be sought against, imposed upon or suffered by Fantex or which Fantex may incur as a result of Fantex’s failure to deduct and withhold such taxes from the Purchase Price payable under this Agreement.

7.2.              Related to Brand Amounts.  Fantex shall be solely responsible for the payment of all taxes on the Brand Amounts.  Participant shall be entitled to deduct and withhold any amounts required by applicable law to be deducted and withheld from any installment payment of the Brand Amount.  To the extent that any such installment payment of the Brand Amount is made directly from the payor to Fantex and a withholding obligation is imposed on Participant and Participant has no ability to withhold or cause the payor to withhold from such Brand Amounts the required amounts, then Fantex shall make a payment to Participant (for remittance to the applicable taxing authority), within five (5) business days after receipt of such installment payment, equal to the amount that Participant would have been entitled to deduct and withhold hereunder had such installment payment been made by the payor to Participant and subsequently remitted by Participant to Fantex.  Any such withheld amounts, or amounts paid by Fantex to Participant for remittance to the applicable taxing authorities, shall be treated as having been paid to Fantex.  Participant shall not be required to indemnify or “gross up” Fantex for any such amounts withheld.  Fantex will indemnify Participant for and hold it harmless from and against any taxes of Fantex which may be sought against, imposed upon or suffered by Participant or which Participant may incur as a result of Participant’s failure to deduct and withhold such taxes from any installment payment of the Brand Amount to be delivered under this Agreement.

8.              Participant Representations and Warranties.

Participant hereby represents, warrants and covenants, as applicable, to Fantex that the statements contained in the Participant Questionnaire attached to the Agreement as Exhibit A, and the statements contained in this Section are and will be true and correct as of the Effective Date and throughout the Term (except only if a different time period is expressly provided).

8.1.              Authority.  Participant is free and authorized to enter into this Agreement, to make the covenants, representations and warranties contained herein and to grant the rights granted herein.

8.2.              Ownership and Control of Company. If applicable, Talent is, and throughout the Term shall remain, the sole owner and have Control of the Company (other than in the case of death or incapacity of Talent).

8.3.              Organization. If applicable, Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  As of the Effective Date, Participant has not formed any personal services or “loan-out” corporation or other form of legal entity.

8.4.              Binding Agreement. This Agreement constitutes a valid and binding obligation of Participant (and its successors and heirs), enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.  Participant and its successors and heirs, as applicable, will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

8.5.              No Conflict.  Participant has not made nor will make any grant, license or assignment whatsoever, which will or could reasonably be expected to conflict with or impair the substantial enjoyment of the rights and privileges granted to Fantex hereunder; and, the execution and performance of this Agreement by Participant does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Participant and any other Person.

8.6.              Brokerage.  Except as expressly contemplated by this Agreement or as otherwise disclosed in the Personal Information Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Participant is a party or that is otherwise binding upon Participant.

8.7.              Intellectual Property.  No intellectual property provided by Participant to Fantex at any time in connection with this Agreement will violate the rights of privacy or publicity, constitute a libel or slander or infringe upon the copyright, literary, personal, private, civil, property or other rights of any Person.

9.              Fantex Representations and Warranties.

Fantex represents, warrants and covenants, as applicable, to Participant, as of the Effective Date and throughout the Term:

9.1.              Organization.  Fantex is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

9.2.              Authority.  Fantex possesses all requisite corporate power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

9.3.              Binding Agreement. This Agreement constitutes a valid and binding obligation of Fantex, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.  Fantex will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

9.4.              No Conflict. The execution and performance of this Agreement by Fantex does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Fantex and any other Person.

9.5.              Brokerage.  Except as expressly contemplated by this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Fantex is a party or that is otherwise binding upon Fantex.

9.6.              Permits.  Fantex and its Affiliates have all permits, licenses, consents and approvals from all applicable governmental and quasi-governmental bodies and agencies, and all self-regulatory organizations, including the SEC and FINRA, necessary for it to carry out the intents and purposes of this Agreement.

10.       Confidentiality; Public Statements/Disclosures.

10.1.       Confidentiality.  Each Party agrees that the Confidential Information of the other Party will be maintained confidentially and will not be disclosed to any other Person except: (a) as may be required by law or to comply with a valid order of a court of competent jurisdiction, in which event the Party making such disclosure shall promptly notify the other Party and shall seek confidential treatment of such information; (b) to a Party’s employees, agents and representatives (including accountants, auditors, legal advisors, underwriters, etc.), provided that such recipients of the Confidential Information are bound by confidentiality obligations with respect to such disclosure; (c) in order to enforce such Party’s rights under this Agreement; or (d) if mutually agreed to by the Parties in writing or otherwise permitted under this Agreement.  “Confidential Information” means all confidential, proprietary, or personally or commercially sensitive data, materials and/or other information that is either identified as, or reasonably expected to be, confidential information.  Confidential Information of Fantex includes the existence of this Agreement and terms and conditions of this Agreement (until and then only to the extent that such is publicly disclosed by Fantex), and any other non-public information in connection with the Offering, the Series, or Fantex or its Affiliates.  This Section 10 will survive the expiration or termination of this Agreement.

10.2.       Public Statements.  Prior to the end of the “quiet period” related to the Offering (as contemplated under applicable securities laws), Participant will not issue any press release or public statement in connection with the execution of this Agreement, the Series and/or the Offering without Fantex’s prior written consent, which consent Fantex may withhold in its sole discretion. After the end of the “quiet period” related to the Offering (as contemplated under applicable securities laws), Participant will not issue any press release or public statement in connection with the execution of this Agreement, the Series and/or the Offering without Fantex’s prior written consent, which consent will not be unreasonably withheld or delayed and shall be deemed granted if Participant fails to respond to any request for such consent within three (3) business days after Fantex requests such consent in writing, in accordance with the notice requirements set forth in the Agreement..  Fantex will not issue any press release or public statement in connection with this Agreement or which makes any reference to Participant, in each case, without Participant’s prior written consent, which consent will not be unreasonably withheld or delayed and shall be deemed granted if Participant fails to respond to any request for such consent within three (3) business days after Fantex requests such consent in writing, in accordance with the notice requirements set forth in the Agreement. Notwithstanding anything to the contrary contained in this Section 10.2, neither Party shall be prohibited from issuing publicity related to the other Party that includes incidental references to the other Party and its involvement therewith; provided, however, that any such incidental references shall (a) occur only after a mutually approved initial press release announcing the Parties entering into the Agreement and (b) not mention the other Party or any of its representatives in an unfavorable or derogatory manner.

10.3.       Fantex Disclosures. Notwithstanding anything herein to the contrary, Fantex shall have the right to disclose the terms and conditions of this Agreement and/or any other information provided by Participant related to this Agreement or the Offering or Series (including Brand Income Contracts, subject to Section 6.5 of these Terms and Conditions), to the extent that such disclosure is required by applicable law in connection with any filing related to the Offering or the Series.  Fantex shall, in consultation with Participant, use commercially reasonable efforts to secure confidential treatment, or similar protection, with respect to any disclosure of personal and confidential information provided by Participant, including the terms and conditions of this Agreement and such information as is provided in the Personal Information Schedule.

11.       Obligation to Negotiate.

At any time after the earlier to occur of (a) Talent’s death, (b) any Insolvency Event and (c) the Series either ceases to be listed on an exchange or “alternative trading system” or is converted into another security of Fantex or any of its Affiliates, Participant or his heirs or estate (or any of their representatives) may deliver a written notice to Fantex (a “Discussion Notice”) requesting that Fantex engage in negotiations with Participant in good faith to terminate this Agreement (“Good Faith Negotiations”).  The Parties shall be obligated to commence Good Faith Negotiations within thirty (30) days after Participant’s delivery of a Discussion Notice. Any termination of this Agreement shall only be on terms mutually agreed to in writing by the Parties.  For purposes of this Section 11, “Insolvency Event” means (i) the institution by or against either Fantex or its parent company of insolvency, receivership or bankruptcy proceedings, (ii) Fantex or its parent company making an assignment for the benefit of creditors, or (iii) upon Fantex or its parent company’s dissolution or ceasing to do business.

12.       Termination.

12.1.       By Mutual Consent.  This Agreement may be terminated by mutual written consent of Participant (or its successors and heirs) and Fantex.

12.2.       By Either Party.  This Agreement may be terminated by either Party by delivering written notice of termination to the extent such is permitted pursuant to Section 4.2 of the Agreement.

12.3.       Effect of Termination.  Upon the effective date of termination, the rights and obligations of the Parties under this Agreement will cease, except for rights and obligations arising out of Sections 4.3, 4.4, 7, 10, 14, 16 and 17 of these Terms and Conditions.

13.       Assignment.

13.1.       The rights and obligations of Fantex under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Fantex, and Fantex shall have the right to assign its rights and delegate its obligations hereunder (a) in whole or in part to any Affiliate of Fantex, and (b) in connection with a merger, acquisition, corporate restructuring, financing, sale of all or substantially all of its assets, or similar such transaction.

13.2.       This Agreement is personal to Participant, and Participant does not have the right to assign this Agreement, whether by operation of law or otherwise, or to delegate any duties or obligations imposed upon Participant under this Agreement without Fantex’s prior written consent; except only that this Agreement shall be automatically assigned and binding on Participant’s successors and heirs upon the death of Participant; provided, that any assignment and assumption of this Agreement by a personal services corporation or limited liability company (or “loan-out” company) that is wholly owned and Controlled by Talent shall be expressly authorized hereunder so long as Talent remains the Participant hereunder, jointly and severally with such surviving legal entity.

14.       Indemnification.

14.1.       Participant hereby agrees to indemnify and hold harmless Fantex, its parents, subsidiaries, Affiliates, assigns, successors, and each of their respective officers, directors, agents, representatives and employees (collectively, “Fantex Indemnified Party(ies)”), from and against any and all liabilities, actions, claims, suits, proceedings or investigations of government, quasi-government, administrative agencies or the Tour, liens, judgments, demands, losses, costs and expenses, including reasonable attorneys’ fees and costs and any and all damages of any kind and nature whatsoever (a “Claim”), incurred by any Fantex Indemnified Party as a result of a third-party claim arising out of or relating to any breach by Participant, directly or indirectly through any Brand Affiliate or Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement.

14.2.       Fantex hereby agrees to indemnify and hold harmless Talent, Company and each of their respective

Affiliates, heirs, assigns, successors, and each of their respective officers, directors, members, managers, agents, representatives and employees, as applicable, (collectively, “Participant Indemnified Party(ies)”), from and against any and all Claims by any third party (including any and all Claims brought by any holder of the Series or group of class thereof) arising out of or relating to Participant being a party to this Agreement (except those arising out of or relating to any breach by Participant, directly or indirectly through any Brand Affiliate or Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement), including any and all Claims arising out of or relating to (a) any breach by Fantex, directly or indirectly through any of its Affiliates or any Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement, (b) any violation of any applicable laws, rules or regulations (whether state or Federal) by Fantex, including any securities laws or any rules or regulations promulgated thereunder, or (c) the Offering, the Series, or the Registration Statement.

14.3.       A Fantex Indemnified Party or Participant Indemnified Party, as applicable (the “Indemnified Party”), shall promptly deliver a written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), providing notice (a “Claim Notice”) of any Claim asserted or filed by a third party (a “Third-Party Action”) within twenty (20) days (or such shorter period as reasonably necessary to permit timely response to such Claim) after receipt by the Indemnified Party of notice of such Third-Party Action.  Delay or failure to notify the Indemnitor in accordance with this Section 14.3 will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such Claim is prejudiced by the Indemnified Party’s delay or failure to give such Claim Notice.  Such Claim Notice shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Action and the amount of the claimed damages. Within twenty (20) days after delivery of such Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Action with counsel selected by the Indemnifying Party, subject to the Indemnified Party’s approval, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not so assume control of the defense of a Third-Party Action, the Indemnified Party shall have the right to control such defense at its own expense. The non-controlling party may participate in such defense at its own expense. In Third-Party Actions in which the Indemnifying Party is controlling the defense, the Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if such settlement or judgment (i) fully releases both the Indemnified Party and the Indemnifying Party and (ii) involves only the payment of money damages that are covered in full by the indemnity obligations of the Indemnifying Party hereunder.  In Third-Party Actions in which the Indemnified Party is controlling the defense, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

15.       Disclaimer of Warranties.

15.1.       Except as expressly provided in this Agreement (including Exhibit A, Participant Questionnaire) and to the maximum extent permitted by law, neither Party makes any representation or warranty of any kind, whether implied, statutory, or otherwise and disclaims, without limitation, implied warranties of merchantability, fitness for a particular use, and non-infringement.  Each Party acknowledges that it does not rely and has not relied upon any representation or statement made by the other Party or any of its representatives relating to the subject matter of this Agreement except as expressly set forth herein.

15.2.       In addition to, and without limiting the effect of, Section 15.1 of these Terms and Conditions, Participant expressly acknowledges and agrees that Fantex makes no representation or warranty regarding the results of the Offering, including the amount of Net Proceeds to be collected or otherwise.

16.       Agents.

16.1.       Fantex shall not be liable for any claims or demands for commissions or otherwise of any agent of Participant and Participant hereby agrees to indemnify and hold harmless Fantex, its Affiliates, advertisers, employees and all holders of the Series harmless against any liabilities, damages or expenses (including reasonable attorneys’ fees) incurred by them as a result of any such claims or demands.

17.       General Terms.

17.1.       Entire Agreement; Amendments.  The Agreement (including all exhibits thereto, including these Terms and Conditions) and any related agreements delivered simultaneously herewith, collectively, contain the complete, final, exclusive and binding statement of all of the agreements between the Parties with respect to the subject matter thereof and hereof, and supersedes all existing agreements, understandings, negotiations, communications or commitments between the Parties, whether oral or written, concerning the same subject matter.  This Agreement cannot be amended or modified or any provisions or obligations waived or changed except by a writing executed by Fantex and Participant.

17.2.       Waiver.  The failure or delay of a Party to insist on strict adherence to any term of this Agreement will not be considered a waiver of, or deprive that Party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement.  No waiver of any breach or default of the other Party shall be construed as a continuing waiver of the same or any other breach or default under this Agreement.

17.3.       Further Actions; Attorney-in-Fact.  Participant will, as applicable, at the request of Fantex, execute and deliver to Fantex all such documents as Fantex may from time to time deem reasonably necessary or desirable to effectuate assignment of, and for Fantex to receive all installment payments of, the Brand Amount and otherwise effectuate the purposes of this Agreement.  If Participant fails or refuses to execute or deliver to Fantex any such document within a reasonable period of time following receipt of Fantex’s written request therefor, then Participant irrevocably appoints Fantex as Participant’s agent and attorney-in-fact to sign any such documents in Participant’s name and to make appropriate disposition of them, consistent with this Agreement; provided, that prior to exercising any rights under such power of attorney, Fantex shall notify Participant of its intention to do so.  Participant acknowledges that Fantex’s agency and power of attorney are coupled with an interest.

17.4.       Interpretation.  In the interpretation and construction of this Agreement, no term shall be construed against any Party on the basis that the Party was the drafter, and the Parties waive any common law or statutory provision that would construe an ambiguous term against the other Party as the drafter of this Agreement.  Words importing the singular include the plural and vice versa, as the context requires.  Whenever any of the words “include,” “includes” or “including” or the abbreviation “e.g.” is used in this Agreement (including any exhibits hereto), such shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any reference to “this Agreement,” even if such reference is contained in these Terms and Conditions, shall be a reference to the Agreement and all of the exhibits and schedules attached thereto.  The term “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  The captions and headings in this Agreement are inserted for convenience of the Parties only, do not constitute a part of this Agreement and will not be deemed to govern, limit, modify or in any other manner affect the scope, meaning, intent or interpretation of the provisions hereof or have any legal effect.  Any obligations or rights of any of the Parties contained in Section 1 of the Agreement shall be valid and binding on the Parties as if it were contained in any other section of this Agreement.

17.5.       Governing Law; Arbitration.  The law of California (exclusive of conflict or choice of law rules) shall govern, construe and enforce all of the rights and duties of the Parties arising or in any way relating to the subject matter of this Agreement.  In the event of any dispute, claim or controversy arising out of or relating to this Agreement (including any claim based on contract, tort or statute) or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, (a “Dispute”), then the Parties shall engage in informal, good faith discussions and attempt to resolve the Dispute.  If the Parties are unable to resolve the Dispute, then the Dispute shall be determined by confidential binding arbitration in San Francisco before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  Judgment on any award pursuant to arbitration may be entered in any court of competent jurisdiction.  The arbitrator shall be a retired judge with at least five years of experience presiding over disputes related to complex commercial transactions.  The arbitrator shall be appointed by agreement of the Parties or, if no agreement can be reached, then each Party shall appoint one JAMS arbitrator for the purpose of selecting the arbitrator to govern the Dispute, and those two arbitrators shall select the arbitrator to govern the Dispute.  In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration.  If the arbitrator determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration.  Without limiting the effect of Section 4.2(iii) of these Terms and Conditions, the Parties shall maintain the confidential nature of the arbitration proceeding and the award, except as may be necessary in connection with a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.  Notwithstanding anything herein to the contrary, either Party shall be entitled to seek to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect that Party’s rights and interests.

17.6.       Severability.  Wherever possible, each provision of this Agreement (or portion thereof) will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement (or portion thereof) is held to be null, void, invalid, illegal or unenforceable in any respect under any applicable law or rule by any arbitrator or court of competent jurisdiction, then (a) such provision (or portion thereof) shall be deemed to be restated, to the extent possible, to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and if such restatement is not possible, then such provision (or portion thereof) shall be severed, and (b) the remaining provisions, terms or covenants and restrictions in this Agreement will remain in full force and effect.

17.7.       No Third Party Beneficiaries.  Nothing herein, express or implied, is intended to nor shall be construed to confer upon or give to any Person, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.8.       Independent Contractors; No Fiduciaries.

(i)               The Parties mutually agree that Participant and Fantex are each acting as independent contractors, and that Participant and Fantex are not engaging in any form of employment, partnership, co-ownership or a collaboration for the purpose of sharing any profits or ownership in common, or acting in the capacity of joint venture participants.

(ii)            Participant and Fantex each acknowledges and agrees that: (a) this Agreement, and the exercise of rights and performance of obligations hereunder, does not create any agency, advisory or fiduciary relationship between Participant and Fantex and its Affiliates; (b) Fantex is not, and at any time during the Term will not be, an agent, representative or advisor to Participant; and (c) Participant has relied on its own personal counsel and advisors with respect to legal, tax, accounting and other issues in connection with entering into and performing under this Agreement.

17.9.       Limitation on Liabilities.  In no event shall either Party or any of their representatives be liable under this Agreement to the other Party for any consequential, incidental, indirect, exemplary, special or punitive damages, including damages for business interruption, loss of use, revenue or profit, whether arising out of breach of contract, tort (including negligence and intentional torts), statute or otherwise, regardless of whether such damages were foreseeable and whether or not such Party was advised of the possibility of such damages.  For the avoidance of doubt, in the event that any Brand Income Contract is suspended or terminated or the amount of Brand Income committed to be paid to Participant is reduced as a result of any action or omission by Participant that constitutes a breach of this Agreement, then (without limiting the effect of Section 17.10) the Brand Amount that would have been attributed to such lost or reduced Brand Income shall be considered direct damages of Fantex resulting from such breach and shall not be excluded or waived by Fantex as a result of this Section 17.9.

17.10.        Cumulative Remedies.  None of the rights, powers or remedies conferred upon any Party under this Agreement will be mutually exclusive.  Each such right, power or remedy will be cumulative and in addition to every other right, power or remedy available to such Party, whether available at law, in equity or otherwise.

17.11.        Charitable Endeavors; Non-Circumvention. It is not Fantex’s intention to deter Talent from performing charitable acts, whether for the benefit of any charitable foundation Controlled by him (a “Foundation”) or otherwise.  However, Participant covenants and agrees that he shall not perform services for a Foundation, or for third parties in exchange for donations or other payments to a Foundation or any other charitable organization, if Participant’s intention in connection therewith is to circumvent the intents and purposes of the Agreement.

17.12.        Force Majeure; Labor Stoppages and Lockouts.

(i)               No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation (each, a “Force Majeure Event”): (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, lockouts, labor stoppages or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities.

(ii)            Notwithstanding anything contained in the Agreement, Participant shall not have any liability to pay any installment of the Brand Amount with respect to any portion of Brand Income payable to Participant after the Effective Date that Participant does not actually receive as a result of any Force Majeure Event (including any player strike, lockout or other labor stoppage).

17.13.        Mutual Non-Disparagement.  Each Party shall refrain from making, issuing, publishing or otherwise disseminating any disparaging or unfavorable comments or statements (whether written or oral) about the other Party or any of the other Party’s Affiliates during or after the term of the Agreement; provided, however, that this Section shall not prohibit any Party from exercising its rights to commence a legal action subject to the terms of the Agreement nor shall it prohibit Fantex from making any filing or disclosure as required under law, rule or regulation.

17.14.        Injunctive Relief.  The Parties agree that irreparable damage would occur if any provision of the Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

17.15.        Counterparts; Binding Agreement.  This Agreement, may be executed in multiple counterparts, each of which individually constitutes an original, but all of which together will constitute one single agreement between the Parties.  The Parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email delivery of a .pdf or similar file, by each Party of a signed signature page hereof to the other Party.

Confidential

Exhibit D:  Form of Closing Certificate

CLOSING CERTIFICATE

[DATE]

Reference is made to that certain Brand Agreement, by and among Fantex, Inc. (“Fantex”), [INSERT TALENT NAME] and [INSERT COMPANY NAME] (jointly and severally as “Participant”), effective as of [•] (the “Brand Agreement”).  All capitalized terms used herein which are not defined herein have the meanings given to such terms in the Brand Agreement.

The undersigned, [INSERT TALENT NAME], certifies in his individual capacity and on behalf of [INSERT COMPANY NAME] to Fantex that he has carefully examined the Brand Agreement, the Participant Questionnaire and the Personal Information Schedule and that:

1.                          the statements included in the Participant Questionnaire remain true and correct (except as disclosed on Schedule 3 of the Personal Information Schedule) as of the date hereof;

2.                          Participant has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied under the Brand Agreement in all material respects at or prior to the Closing; and

3.                          since the date of the most recent Personal Information Schedule, the undersigned has not become aware of any condition, restriction, disability or obligation (whether physical, legal or contractual) that is described in Section 6.2 of the Terms and Conditions attached as Exhibit C to the Brand Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date first set forth above.

By:
[INSERT TALENT NAME]

Confidential

Exhibit E:  Quarterly Report

Form of report to be mutually agreed by the Parties, and include at least the following details:

•                  detail all Brand Income earned during such quarter and provide a description of any material changes in the amount of revenue of the most recent quarter as compared to the same quarter in the previous year;

•                  detail the calculation of each Brand Amount with respect to such Brand Income;

•                  any correspondence with tax authorities and tax returns (annual basis)

•                  list all Brand Income Contracts entered into / terminated / amended, etc. during the quarter (and provide copies to the extent not previously provided);

•                  describe details regarding any condition, restriction, disability or obligation (whether physical, legal or contractual) that is described in Section 6.2 of the Terms and Conditions attached as Exhibit C to the Agreement;

•                  certification that certain publicly available facts about the Participant provided by Fantex to Participant in writing are correct and that all facts previously certified by the Participant remain correct (provided, that Fantex provides Participant with a list of all such previously certified facts); and

•                  certification that the statements included in the Participant Questionnaire remain true and correct as of the date of such report (or provide any details with respect to any exceptions of such statements) or provide a detailed description of facts or circumstances that have changed to make the statements in the Participant Questionnaire untrue.

•                  In any calendar quarter during which Fantex’s auditors, in order to comply with SEC rules and audit requirements, request confirmations (“Audit Confirmations”) from third parties (“Brand Income Payors”) of paid Brand Income to the Participant or to Participant’s Brand Affiliates (such Audit Confirmations will be to verify the terms of the Brand Income Contract and amounts paid or due to the Participant thereunder), Participant shall notify, as soon as reasonably practicable upon request by Fantex, that such Brand Income Payors have the Participant’s approval to respond to the Audit Confirmation.

Confidential

Exhibit F:  Spousal Consent
(only required if Participant is married)

[I, [            ], being the spouse of [INSERT TALENT NAME], who is a signatory to that certain Brand Agreement by and among my spouse and Fantex, Inc. (“Fantex”), dated as of [INSERT DATE] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Agreement), in connection with a potential securities offering linked to the value of the Brand Amounts as set forth in greater detail in the Agreement.  I have had the opportunity to consult with legal counsel regarding this consent and the Agreement; and I am aware that pursuant to the provisions of the Agreement, my spouse agrees to grant a percentage of my spouse’s Brand Income in the form of all right, title and interest in the Brand Amounts to Fantex, which may include a community property interest I may have therein, if any.  I hereby acknowledge that my spouse has sold, assigned and conveyed the Brand Amount to Fantex on the terms, and subject to the conditions, contained in the Agreement.  Furthermore, I hereby consent to such grants of the Brand Amounts, acknowledge that my spouse’s and my interest (if any) and any community property interest in the Brand Amount (if any) is subject to the terms of the Agreement, and approve of the provisions of the Agreement and any actions or performance arising therefrom, as applicable, to the extent the same affects any of my community property interest, if any. I further agree that my spouse may join in any future amendment, restatement, supplement or modification of the Agreement or any ratification of the foregoing in each case without any further consent from me.  Each of my spouse, my spouse’s Brand Affiliate(s) and Fantex shall be a third-party beneficiary of this Spousal Consent.

This Spousal Consent shall inure to the benefit of my spouse, my spouse’s Brand Affiliates and Fantex, and shall be binding on the undersigned and on the undersigned’s successors, assigns, representatives, heirs and legatees.

Name:
Date:

Confidential

Exhibit G:  Form of Irrevocable Payment Instructions

IRREVOCABLE PAYMENT INSTRUCTIONS

[DATE]

[BRAND INCOME SOURCE]

[ADDRESS]

Attn:  [NAME]

Re:                             Payment of Amounts to Fantex, Inc. (“Fantex”)

Ladies and Gentlemen:

[INSERT PARTICIPANT NAME] (“Participant”) has entered into an agreement with Fantex pursuant to which, among other things, Participant has assigned all right, title and interest in and to an amount equal to [         ] percent ([  ]%) of all gross monies or other consideration of any type (the “Brand Amount”) that Participant may earn from [BRAND INCOME SOURCE] (“Company”) pursuant to [INSERT DESCRIPTION OF BRAND INCOME CONTRACT] (the “Agreement”).

Notwithstanding anything to the contrary contained in the Agreement or any prior instructions received by Company, unless and until Company receives written instructions from Fantex to the contrary, effective as of the date of this letter all Brand Amounts from any amounts payable by Company to Participant pursuant to the Agreement shall be delivered concurrent with any payment of the remaining amounts due to Participant, by federal funds wire transfer or electronic depository transfer directly to the following bank account:

[INSERT WIRE INSTRUCTIONS]

In the event Company receives any different instructions from Fantex with respect to the disposition of Brand Amounts, (a) Company is hereby irrevocably authorized and directed to follow such instructions, without inquiry as to Fantex’s right or authority to give such instructions.  Fantex acknowledges that any instructions from Fantex to Payment Source must be sent to [                    ], Attention:  [        ]; and (b) such instructions shall only provide for Brand Amounts to be sent to a single deposit account of Fantex.

Except only as expressly provided herein with respect to the applicable deposit instructions, this Irrevocable Payment Instructions cannot be changed, modified, or terminated, except by written agreement signed by Fantex, Payment Source and Participant.

Please acknowledge your receipt of, and agreement to, the foregoing by signing in the space provided below.

Very truly yours,

By:
[INSERT PARTICIPANT NAME]

Acknowledged and Agreed:

Fantex, Inc.	[INSERT BRAND INCOME SOURCE]

By:	By:
Name/Title:	Name/Title:
Date:	Title:

Exhibit 10.30

PROMISSORY NOTE

Principal Amount of Note:  $3,300,000

Date of the Note: February 12, 2016

Maturity Date: Earlier of (i) 5 days following completion of FXSP offering or (ii) August 12, 2016

Holder’s Name and Address:

Fantex Holdings, Inc.
330 Townsend St., Suite 234
San Francisco, CA 94107

FOR VALUE RECEIVED, the undersigned Fantex, Inc., its successors and assigns (“Maker”), hereby promises to pay to the order of Fantex Holdings, Inc. (“Holder”), at its corporate office located at the address shown above, or at such other place as the Holder may from time to time designate to the Maker in writing, in legal tender of the United States, the principal amount of the Note shown above (the “Principal Amount”) together with interest at the rate set forth below on the unpaid balance of the Principal Amount as follows:

1.              Simple interest shall accrue on the unpaid balance of the Principal Amount at the rate of 8% per annum, based on a year of 365 days for the actual number of days elapsed.

2.              Interest shall accrue and be due and payable to Holder on or after the Maturity Date upon Holders request, subject to the Maker’s right to prepay at any time as provided for below.

3.              Any unpaid Principal Amount shall be due and payable to Holder on or after the Maturity Date upon Holder’s request, subject to the Maker’s right to prepay at any time as provided for below.

Maker agrees to pay all costs of collection of this Note, including reasonable attorney’s fees and all costs, expenses and attorney’s fees for any retrial, rehearing or appeals, on failure to pay any principal or other sums due under this Note on the due date thereof.  If any principal, interest or other sums due under this Note are not paid within 30 days of the due date, this Note and all sums due hereunder shall bear interest at the highest lawful rate of interest permitted in the State of California from the date when such sums are due.  The interest payable or agreed to be paid hereunder shall not exceed the highest lawful rate of interest permitted in the State of California, and if, inadvertently, there is such excess sum, it shall be applied to reduce the Principal Amount.

Maker hereby waives presentment for payment, protest, notice, notice of protest and notice of dishonor and agrees to remain and continue to be bound for the payment of all sums due under this Note notwithstanding any renewals or extension of the time for payment of sums due hereunder or any changes by way of release, surrender or substitution of any security for this Note, and waives all and every kind of notice of such extensions or changes and agrees that the same may be made without its joinder.

This Note shall be construed and enforced according to the laws of the State of California, without regard to the conflicts of laws provisions thereof.

This Note may be prepaid in whole or in part at any time, without penalty, and any prepayment shall apply first to accrued but unpaid interest and then to principal.  Amounts prepaid may not be redrawn.

This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered by the undersigned Maker.

FANTEX, INC.

By:	/s/ David Mullin
Name:	David Mullin
Title:	CFO

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, Cornell “Buck” French, certify that:

1.              I have reviewed this Annual Report on Form 10-K of Fantex, Inc.;

2.              Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.              Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.              The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f))for the registrant and have:

(a)         Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)         Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)          Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)         Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.              The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)         All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)         Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 10, 2016

	By:	/s/ Cornell “Buck” French
	Name:	Cornell “Buck” French
	Title:	Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

I, David Mullin, certify that:

1.              I have reviewed this Annual Report on Form 10-K of Fantex, Inc.;

2.              Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.              Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.              The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)         Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)         Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)          Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)         Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.              The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)         All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)         Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 10, 2016

	By:	/s/ David Mullin
	Name:	David Mullin
	Title:	Chief Financial Officer

Exhibit 32.1

CERTIFICATIONS OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Fantex, Inc. (the “Company”) on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission (the “Report”), Cornell “Buck” French, Chief Executive Officer of the Company, and David Mullin, Chief Financial Officer of the Company, respectively, do each hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

•                  The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

•                  The information in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 10, 2016

By:	/s/ Cornell “Buck” French
Name:	Cornell “Buck” French
Title:	Chief Executive Officer

By:	/s/ David Mullin
Name:	David Mullin
Title:	Chief Financial Officer

Exhibit 99.1

Attributed Financial Information for Our Platform Common Stock and Tracking Stocks

Our tracking stocks are intended to reflect the separate performance of one or more of our brand contracts. Our platform common stock is intended to reflect the separate performance of all of our assets and liabilities not attributed to our existing tracking stocks or any other tracking stock that we may create from time to time.

The following tables present our assets, liabilities, income, expenses and cash flows that are attributed to our platform common stock and our tracking stocks for the year ended December 31, 2015. The financial information should be read in conjunction with our audited financial statements for the year ended December 31, 2015 included in this Annual Report on Form 10-K.

Notwithstanding the following attribution of assets, liabilities, income, expenses and cash flows to our platform common stock and our tracking stocks, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. Holders of our platform common stock and our tracking stocks are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of our platform common stock or tracking stocks does not affect the rights of our creditors.

FANTEX, INC.

ATTRIBUTED BALANCE SHEET INFORMATION

(Unaudited)

	December 31, 2015
	ATTRIBUTED ASSETS				ATTRIBUTED LIABILITIES AND STOCKHOLDERS’ EQUITY
	Cash and Cash Equivalents	Investment in Brand Contracts, at Fair Value	Other Assets	Total Attributed Assets	Total Attributed Liabilities	Total Attributed Stockholders’ Equity	Total Attributed Liabilities and Stockholders’ Equity
Platform Common Stock	$504,671	$887,918	$18,286	$1,410,875	$2,649	$1,408,226	$1,410,875
Fantex Series Vernon Davis Convertible Tracking Stock	525,110	984,919	159,854	1,669,883	23,508	1,646,375	1,669,883
Fantex Series EJ Manuel Convertible Tracking Stock	163,461	902,788	33,936	1,100,185	4,223	1,095,962	1,100,185
Fantex Series Mohamed Sanu Convertible Tracking Stock	153,373	1,662,639	17,329	1,833,341	7,100	1,826,241	1,833,341
Fantex Series Alshon Jeffery Convertible Tracking Stock	151,066	7,400,311	109,637	7,661,014	2,530	7,658,484	7,661,014
Fantex Series Michael Brockers Convertible Tracking Stock	201,164	2,981,612	18,906	3,201,682	10,700	3,190,982	3,201,682
Fantex Series Jack Mewhort Convertible Tracking Stock	42,833	2,938,185	7,771	2,988,789	2,278	2,986,511	2,988,789
Total	$1,741,678	$17,758,372	$365,719	$19,865,769	$52,988	$19,812,781	$19,865,769

FANTEX, INC.

ATTRIBUTED STATEMENT OF OPERATIONS

(Unaudited)

	For the year ended December 31, 2015
		Attributed Operating Expenses
	Attributed Income (Loss) from Brand Contracts*	Personnel & Related	Professional & Related	General & Administrative	Management Fees	Total Attributed Operating Expenses	Attributed Net Income (Loss)
Platform Common Stock	$(95,205)	$1,466,271	$1,884,232	$676,283	$(60,053)	$3,966,733	$(4,061,938)
Fantex Series Vernon Davis Convertible Tracking Stock	(969,564)	—	30,874	—	25,729	56,603	(1,026,167)
Fantex Series EJ Manuel Convertible Tracking Stock	(1,429,598)	—	5,761	—	4,799	10,560	(1,440,158)
Fantex Series Mohamed Sanu Convertible Tracking Stock	(87,613)	—	9,833	—	8,202	18,035	(105,648)
Fantex Series Alshon Jeffery Convertible Tracking Stock	133,843	—	10,014	—	8,345	18,359	115,484
Fantex Series Michael Brockers Convertible Tracking Stock	(53,477)	—	12,841	—	10,700	23,541	(77,018)
Fantex Series Jack Mewhort Convertible Tracking Stock	597,523	—	2,734	—	2,278	5,012	592,511
Total	$(1,904,091)	$1,466,271	$1,956,289	$676,283	$—	$4,098,843	$(6,002,934)

* Attributed income also includes income from other investments of $16,400.

FANTEX, INC.

ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION

(Unaudited)

	For the year ended December 31, 2015
	Net cash provided from (used in) operating activities	Net cash used in investing activities	Net cash provided from (used in) financing activities	Net cash increase for year	Cash and cash equivalents at beginning of year	Cash and cash equivalents at end of year
Platform Common Stock	$77,446	$(5,540)	$—	$71,906	$432,765	$504,671
Fantex Series Vernon Davis Convertible Tracking Stock	456,921	(105,260)	(210,550)	141,111	383,999	525,110
Fantex Series EJ Manuel Convertible Tracking Stock	85,727	—	—	85,727	77,734	163,461
Fantex Series Mohamed Sanu Convertible Tracking Stock	151,291	—	(32,860)	118,431	34,942	153,373
Fantex Series Alshon Jeffery Convertible Tracking Stock	(7,789,034)	—	7,940,100	151,066	—	151,066
Fantex Series Michael Brockers Convertible Tracking Stock	(3,239,736)	—	3,440,900	201,164	—	201,164
Fantex Series Jack Mewhort Convertible Tracking Stock	(2,477,307)	—	2,520,140	42,833	—	42,833
Total	$(12,734,692)	$(110,800)	$13,657,730	$812,238	$929,440	$1,741,678

Non-Cash Financing Activities:
Contributions from Parent (Platform Common Stock)	$3,978,770
Dividends Paid:
Fantex Series Vernon Davis Convertible Tracking Stock	$(210,550)
Fantex Series Mohamed Sanu Convertible Tracking Stock	(32,860)
Total Dividends Paid	$(243,410)

NOTES TO ATTRIBUTED FINANCIAL INFORMATION

(Unaudited)

We have attributed the following assets and liabilities to the tracking stocks:

•                  95% of our acquired brand income (“ABI”), that we acquire under our brand contracts ;

•                  any and all of our liabilities, costs and expenses incurred after the offering of each of our tracking stocks that are directly attributable to the brand associated with the tracking stock, such as our direct costs arising out of our promotion of the brand or arising out of or related to the maintenance and enforcement of the brand contract, provided, however, that to date we have not attributed any of the expenses or costs related to the initial public offerings of our tracking stocks (other than underwriting commissions and expenses) or incurred by us or our parent prior to the consummation of the offerings, including our efforts to build our business model and enter into our brand contracts, to any of our tracking stocks;

•                  a pro rata share of our general liabilities, costs and expenses not directly attributable to any specific tracking stock (calculated based on attributable ABI), but excluding any non-cash expenses that are allocated from our parent to us. Attributable expenses would include, for example, a pro rata portion of the service fee we pay to our parent pursuant to the management agreement (5% of the attributed ABI from our brand contracts). Expenses that would not be attributed would include expenses incurred by our parent, including any expenses incurred in providing services to us under the management agreement, to the extent in excess of our service fee to them;

•                  as income, any covered amounts, as described below, for our brand contracts; and

•                  as an expense, the pro rata share of any covered amounts, as described below, relating to any tracking stock brand.

We will also attribute the following additional assets and liabilities to each tracking stock brand:

•                  all net income or net losses from the assets and liabilities that are included in each tracking stock brand and all net proceeds from any disposition of any such assets, in each case, after deductions to reflect any dividends paid to holders of shares of a specific tracking stock; and

•                  any acquisitions or investments made from assets that are included in a specific tracking stock brand.

Covered Amounts

As described above, income (and assets) and liabilities will generally be attributed to a tracking stock based on the income and liabilities of that tracking stock. However, if as a result of any debtor relief laws we do not receive any portion of our ABI from a brand contract then we will nonetheless attribute income during any period to the corresponding tracking stock in an amount equal to the difference between any amounts we actually receive under that brand contract and the amounts to which we would otherwise have been entitled to receive but for debtor relief laws. We refer to such difference as a covered amount.

In such a case, the covered amount will also be attributed as a general expense of Fantex, and we will attribute the pro rata share of any covered amounts to each tracking stock as an expense, as discussed above.

Platform Stock

Our platform stock has attributed to it all of our assets and liabilities that are not specifically attributed to our current tracking stocks or to any other tracking stocks that we may establish from time to time. The assets attributed to the platform stock will thus include, for example, any portion of the ABI for any brand contract that is not specifically attributed to the associated tracking stock. For example, we will attribute the 5% of our ABI under our existing brand contracts to the platform stock, and expect to attribute a similar amount for each of our future brand contracts.

We believe the attribution presented in the financial information above reasonably reflects our attribution policy to track the performance of our tracking stocks. We cannot guarantee that any tracking stock will in fact track the performance of the associated brand contract.

Management Discussion of Tracking Stocks

Our valuation process relies significantly on the full year on-field statistical performance of the athlete as inputs into the valuation model. From that data, we generate a list of comparable players who we believe are of similar caliber to the athlete and who have entered into contracts in a similar era, and are or were at similar ages and stages in their career. The results of this process can be volatile in any given period and result in large changes in fair value of the brand contract, if the on-field statistical performance varies from our previous estimates.

The largest attributed asset for each of our tracking stocks is the brand contract associated with each tracking stock. We expect the underlying brand contract to be the largest single attributed asset for each tracking stock for the foreseeable future. As the cash generated by each brand contract is remitted to us, we intend to return a portion of this cash to the stockholders of the tracking stock in the form of dividend payments. The remaining cash will be used to meet the working capital and attributed operating needs of the tracking stock and for potential future co-investment opportunities that may arise pursuant to the brand contract.

Fantex Series Vernon Davis

Initial Public Offering

We completed the initial public offering of the Fantex Series Vernon Davis on April 28, 2014 raising approximately $4.21 million from the sale of 421,100 shares. On May 2, 2014, we paid Vernon Davis $4.00 million to complete our purchase of the Vernon Davis brand contract.

Attributed Acquired Brand Income and Expenses

During the year ended December 31, 2015, we attributed $536,070 of ABI to Fantex Series Vernon Davis Convertible Tracking Stock (the “Fantex Series Vernon Davis”). This was comprised of $416,251 from Vernon Davis’s NFL player contract and $119,819 from his endorsement contracts. During the year ended December 31, 2015, we attributed expenses for management fees and direct costs of $56,603 to Fantex Series Vernon Davis.

Estimated Fair Value and Change in Fair Value of Brand Contract

We account for the Vernon Davis brand contract at estimated fair market value, as more fully described in the Notes to Financial Statements in this Form 10-K. For the year ended December 31, 2015, the Vernon Davis brand contract generated an attributed loss of $969,564.

The decrease in the fair value of the Vernon Davis Brand Contract for the year ended December 31, 2015 was driven primarily by lower estimated ABI to be received under this brand contract resulting from a reduction in estimated career length and future contract value. This decrease in the net present value (the “NPV”) of expected cash flows from this brand contract was partially offset by the passage of time which brought these future cash flows closer to the present. As these future cash flows are closer to the present they are subject to a shorter period of time for discounting which results in an increase in the present value of these cash flows. As long as other items affecting NPV (e.g. timing of cash receipts, discount rates, etc.) do not change significantly, this would result in an increase in the present value of these cash flows.

The following table shows our estimates as of December 31, 2015, based on the quantitative and qualitative factors described above of Category A, Category B and Category C brand income for Vernon Davis as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate	rate	discount rate	rate	rate
Category A	$586,764	$572,445	4.2%	5.5%	4.5%
NFL Contract	561,764	548,608	4.0	5.3	4.5
Endorsements	25,000	23,837	0.2	0.2	10.0
Category B	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$13,404,812	$9,795,125	95.8%	94.5%	11.3%
Projected Player Contracts	6,429,812	5,774,993	46.0	55.7	10.0
Projected Endorsements	1,475,000	1,325,818	10.5	12.8	10.0
Projected Post-Career	5,500,000	2,694,314	39.3	26.0	15.0
Total	$13,991,576	$10,367,570	100.0%	100.0%
Average					11.3%

The most significant assumptions in our determination of fair value for Vernon Davis’s brand contract as of December 31, 2015 are:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Vernon Davis would have an NFL career length of at least 12 years, through the 2017 NFL season;

•                  that he will enter into an additional two-year NFL player contract for at least $6.4 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that are significantly in excess of compensation that he has had historically from these sources; and

•                  that he will earn $5.5 million in post-career brand income from 2018-2027.

Vernon Davis has completed his tenth NFL regular season and his existing NFL player contract expired on February 29, 2016. He was traded from the San Francisco 49ers to the Denver Broncos in November 2015. Based on our valuation of Vernon Davis’ brand contract using the statistical data through the 2015 NFL season, we estimate that he will have a career length of 12 years, a decrease of one year from the previous valuation completed using statistical data through the 2014 NFL season. We estimate Vernon Davis will sign a two-year, $6.4 million NFL player contract prior to the 2016 NFL season. His relative under performance statistically as compared to his peers caused this decrease in estimated career length and future contract value. In determining that Vernon Davis would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that are generally consistent with the compensation that he has had historically from these sources, we believe Vernon Davis can demonstrate success as a tight end in the NFL, and, therefore, we believe he is a good candidate to realize consistent levels of endorsement income.

The following table summarizes the changes in the various inputs to our valuation model for the Vernon Davis brand contract and the loss from brand contract for the year ended December 31, 2015 based upon the full 2015 NFL season statistics.

	Estimated Career Length (years)			Estimated Future Contracts			Estimated Endorsements
	12/31/2014	12/31/2015	Loss	12/31/2014	12/31/2015	Loss	Loss	Total
Vernon Davis Brand Contract	13	12	$(375,745)	3 years/$23.6 million	2 years/$6.4 million	$(1,024,911)	$(2,982)	$(1,403,638)

The following table shows the change in fair value of the Vernon Davis brand contract attributed to the Fantex Series Vernon Davis and Platform Common Stock, based on the quantitative and qualitative factors described in Item 7 “— Critical Accounting Policies— Fair Value of Financial Instruments” located in this Form 10-K, from the brand contract inception date of October 30, 2013 through December 31, 2015.

Vernon Davis Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Loss	Transfers / Reclassifications	Balance December 31, 2015
Fantex Series Vernon Davis(1)	$3,800,000	$(1,378,270)	$824,784	$(2,207,001)	$(54,595)	$984,919
Platform Common Stock(1)	200,000	(72,541)	43,410	(116,158)	(2,873)	51,838
Total	$4,000,000	$(1,450,810)	$868,194	$(2,323,159)	$(57,468)	$1,036,757

(1)         In accordance with Management and Attribution Policies, 95% attributed to Fantex Series Vernon Davis and 5% to our platform common stock.

The following table shows the change in fair value of the Vernon Davis brand contract by Category A, Category B, and Category C from the brand contract inception date of October 30, 2013 through December 31, 2015.

Vernon Davis Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Gain (Loss)	Transfers / Reclassifications	Balance December 31, 2015
Category A
NFL Contract	$337,722	$(1,282,912)	$29,739	$5,282	$965,030	$54,861
Endorsements	4,778	(167,898)	1,153	2,216	162,135	2,384
Category B
NFL Contract	869,932	—	152,918	(1,644)	(1,021,206)	—
Endorsements	35,121	—	25,217	(23,617)	(36,721)	—
Category C
Projected Player Contracts	1,934,854	—	538,824	(1,896,179)	—	577,499
Projected Endorsements	678,954	—	65,398	(485,064)	(126,706)	132,582
Projected Post-Career	138,639	—	54,945	75,847	—	269,431
Total	$4,000,000	$(1,450,810)	$868,194	$(2,323,159)	$(57,468)	$1,036,757

Dividends

The following table shows the cash dividends declared on a per share basis of Fantex Series Vernon Davis through December 31, 2015:

		Cash Dividend Declared
		Per Share of Fantex
Record Date	Payment Date	Series Vernon Davis
August 15, 2014	August 18, 2014	$0.70
November 25, 2014	November 26, 2014	$0.30
April 24, 2015	April 28, 2015	$0.50

Other Items

During the year ended December 31, 2015, we exercised our co-investment right under the terms of the brand contract with Vernon Davis in connection with Vernon Davis’ purchase of Jamba Juice franchises. Vernon Davis was offered this opportunity in connection with an expanded endorsement relationship. We paid $110,800 for a 10% ownership interest in the franchises and per our attribution policy, will attribute 95% of the cash flows from this investment to Fantex Series Vernon Davis. During 2015, we collected $16,400 from this investment.

Estimated Lifetime Brand Income

In our estimate of the fair value of Vernon Davis’ brand contract as of December 31, 2015, we estimate that Vernon Davis will play in the NFL through the 2017 NFL season and that he will receive brand income for 2016 and 2017 of $5.1 million and $2.8 million, respectively, from his NFL player contract and endorsement contracts. We also estimate Vernon Davis will receive $5.5 million in post-career brand income from 2018-2027.

Fantex Series EJ Manuel

Initial Public Offering

We completed the initial public offering of the Fantex Series EJ Manuel on July 21, 2014 raising approximately $5.24 million from the sale of 523,700 shares. On July 25, 2014, we paid EJ Manuel $4.975 million to complete our purchase of the EJ Manuel brand contract.

Attributed Acquired Brand Income and Expenses

During the year ended December 31, 2015, we attributed $120,882 of ABI to Fantex Series EJ Manuel Convertible Tracking Stock (the “Fantex Series EJ Manuel”). This was comprised of $110,171 from EJ Manuel’s NFL player contract and $10,711 from his endorsement contracts. During the year ended December 31, 2015, we attributed expenses for management fees and direct costs of $10,560 to Fantex Series EJ Manuel.

Estimated Fair Value and Change in Fair Value of Brand Contract

We account for the EJ Manuel brand contract at estimated fair market value, as more fully described in the Notes to Financial Statements in this Form 10-K. For the year ended December 31, 2015, the EJ Manuel brand contract generated an attributed loss of $1,429,598.

The decrease in the fair value of the EJ Manuel brand contract for the year ended December 31, 2015 was driven primarily by reductions in estimated ABI to be received under this brand contract resulting from a reduction in estimated career length and future contract value and, to a lesser extent, from lower estimated future endorsement income. This decrease in the NPV of expected cash flows from this brand contract was partially offset by the passage of time which brought these future cash flows closer to the present. As these future cash flows are closer to the present they are subject to a shorter period of time for discounting which results in an increase in the present value of these cash flows. As long as other items affecting NPV (e.g. timing of cash receipts, discount rates, etc.) do not change significantly, this would result in an increase in the present value of these cash flows

The following table shows our estimates as of December 31, 2015, based on the quantitative and qualitative factors described above of Category A, Category B and Category C brand income for EJ Manuel as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate	rate	discount rate	rate	rate
Category A	$1,687,971	$1,621,450	12.9%	17.1%	4.5%
NFL Contract	1,687,971	1,621,450	12.9	17.1	4.5
Endorsements	—	—	—	—	—
Category B	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$11,352,663	$7,881,574	87.1%	82.9%	15.6%
Projected Player Contracts	10,502,663	7,354,188	80.5	77.4	15.6
Projected Endorsements	600,000	448,349	4.6	4.7	15.5
Projected Post-Career	250,000	79,037	1.9	0.8	20.0
Total	$13,040,634	$9,503,024	100.0%	100.0%
Average					13.7%

The most significant assumptions in our determination of fair value for EJ Manuel’s brand contract as of December 31, 2015 are:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that EJ Manuel would have an NFL career length of at least seven years, through the 2019 NFL season; and

•                  that during this time he would play out his existing NFL player contract and will enter into two additional NFL player contracts for at least $10.5 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

EJ Manuel has completed his third NFL regular season and has a current NFL player contract with the Buffalo Bills that expires following his fourth season in the NFL. Based on our valuation of EJ Manuel’s brand contract using the statistical data through the 2015 NFL season, we estimate that he will have a career length of seven years, a decrease of two years from the previous valuation completed using statistical data through the 2014 NFL season. We estimate EJ Manuel will sign a two-year, $7.4 million NFL player contract beginning with the 2017 NFL season and a one-year, $3.1 million NFL player contract prior to the 2019 NFL season. His relative under performance statistically as compared to his peers and not obtaining the starting quarterback position of the Buffalo Bills as previously projected, caused this decrease in estimated career length, future contract value and endorsement income estimates. We believe that EJ Manuel will enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

The following table summarizes the changes in the various inputs to our valuation model for the EJ Manuel brand contract and the loss from brand contract for the year ended December 31, 2015 based upon the full 2015 NFL season statistics.

	Estimated Career Length (years)			Estimated Future Contracts			Estimated Endorsements
	12/31/2014	12/31/2015	Loss	12/31/2014	12/31/2015	Loss	Loss	Total
EJ Manuel Brand Contract	9	7	$(341,428)	3 years/$24.3 million; and 2 years/$8.2 million	2 years/$7.4 million; and 1 year/$3.1 million	$(1,031,806)	$(426,361)	$(1,799,595)

The following table shows the change in fair value of the EJ Manuel brand contract attributed to the Fantex Series EJ Manuel and Platform Common Stock, based on the quantitative and qualitative factors described in Item 7 “— Critical Accounting Policies— Fair Value of Financial Instruments” located in this Form 10-K, from the brand contract inception date of February 14, 2014 through December 31, 2015.

EJ Manuel Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Loss	Transfers / Reclassifications	Balance December 31, 2015
Fantex Series EJ Manuel(1)	$4,726,250	$(178,817)	$888,394	$(4,499,104)	$(33,936)	$902,788
Platform Common Stock(1)	248,750	(9,411)	46,758	(236,795)	(1,786)	47,515
Total	$4,975,000	$(188,228)	$935,152	$(4,735,899)	$(35,722)	$950,303

(1)         In accordance with Management and Attribution Policies, 95% attributed to Fantex Series EJ Manuel and 5% to our platform common stock.

The following table shows the change in fair value of the EJ Manuel brand contract by Category A, Category B, and Category C from the brand contract inception date of February 14, 2014 through December 31, 2015.

EJ Manuel Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Gain (Loss)	Transfers / Reclassifications	Balance December 31, 2015
Category A
NFL Contract	$330,125	$(161,189)	$27,233	$1,645	$(35,669)	$162,145
Endorsements	7,391	(27,039)	981	5,348	13,319	—
Category B	—
NFL Contract	—	—	—	—	—	—
Endorsements	13,446	—	—	(12,548)	(898)	—
Category C	—
Projected Player Contracts	3,616,729	—	729,347	(3,610,657)	—	735,419
Projected Endorsements	985,417	—	184,461	(1,112,569)	(12,474)	44,835
Projected Post-Career	21,892	—	(6,870)	(7,118)	—	7,904
Total	$4,975,000	$(188,228)	$935,152	$(4,735,899)	$(35,722)	$950,303

Estimated Lifetime Brand Income

In our estimate of the fair value of EJ Manuel’s brand contract as of December 31, 2015, we estimate that EJ Manuel will play in the NFL through the 2019 NFL season and that he will receive brand income for 2016 through 2019 of $1.8 million, $5.1 million, $2.6 million and $3.3 million, respectively, from his NFL player contract and endorsement contracts. We also estimate EJ Manuel will receive $0.3 million in post-career brand income from 2020-2024.

Fantex Series Mohamed Sanu

Initial Public Offering

We completed the initial public offering of the Fantex Series Mohamed Sanu on November 3, 2014 raising approximately $1.64 million from the sale of 164,300 shares. On November 3, 2014, we paid Mohamed Sanu $1.56 million to complete our purchase of the Mohamed Sanu brand contract.

Attributed Acquired Brand Income and Expenses

During the year ended December 31, 2015, we attributed $162,531 ABI to Fantex Series Mohamed Sanu Convertible Tracking Stock (the “Fantex Series Mohamed Sanu”). This was comprised of $159,212 from Mohamed Sanu’s NFL player contract and $2,619 from his endorsement contracts. During the year ended December 31, 2015, we attributed expenses for management fees and direct costs of $18,035 to Fantex Series Mohamed Sanu.

Estimated Fair Value and Change in Fair Value of Brand Contract

We account for the Mohamed Sanu brand contract at estimated fair market value, as more fully described in the Notes to Financial Statements in this Form 10-K. For the year ended December 31, 2015, the Mohamed Sanu brand contract generated an attributed loss of $ 87,613.

The decrease in the fair value of the Mohamed Sanu brand contract for the year ended December 31, 2015 was driven primarily by reductions in estimated ABI to be received under this brand contract resulting from a reduction in estimated career length and future contract value. This decrease in the NPV of expected cash flows from this brand contract was partially offset by the passage of time which brought these future cash flows closer to the present. As these future cash flows are closer to the present they are subject to a shorter period of time for discounting which results in an increase in the present value of these cash flows. As long as other items affecting NPV (e.g. timing of cash receipts, discount rates, etc.) do not change significantly, this would result in an increase in the present value of these cash flows.

The following table shows our estimates as of December 31, 2015, based on the quantitative and qualitative factors described above of Category A, Category B and Category C brand income for Mohamed Sanu as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate	rate	discount rate	rate	rate
Category A	$90,706	$87,600	0.4%	0.5%	4.5%
NFL Contract	90,706	87,600	0.4	0.5	4.5
Endorsements	—	—	—	—	—
Category B	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$22,369,630	$17,413,867	99.6%	99.5%	15.3%
Projected Player Contracts	21,919,630	17,185,461	97.6	98.1	15.2
Projected Endorsements	200,000	149,437	0.9	0.9	15.5
Projected Post-Career	250,000	78,969	1.1	0.5	20.0
Total	$22,460,336	$17,501,467	100.0%	100.0%
Average					15.3%

The most significant assumptions in our determination of fair value for Mohamed Sanu’s brand contract as of December 31, 2015 are:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Mohamed Sanu would have an NFL career length of at least eight years, through the 2019 NFL season; and

•                  that he will enter into an additional four-year NFL player contract for at least $21.9 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that are significantly in excess of compensation that he has had historically from these sources.

Mohamed Sanu has completed his fourth NFL regular season and his existing NFL player contract with the Cincinnati Bengals expired on February 29, 2016. Based on our valuation of Mohamed Sanu’s brand contract using the statistical data through the 2015 NFL season, we estimate that he will have a career length of eight years, a decrease of one year from the previous valuation completed using statistical data through the 2014 NFL season. We estimate Mohamed Sanu will sign a four-year, $21.9 million NFL player contract prior to the 2016 NFL season. His relative under performance statistically as compared to his peers caused this decrease in estimated career length and future contract value. In determining that Mohamed Sanu would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Mohamed Sanu can demonstrate consistent success as a wide receiver in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, Mohamed Sanu currently has no endorsement arrangements that are individually or in the aggregate significant to estimated current or future ABI.

The following table summarizes the changes in the various inputs to our valuation model for the Mohamed Sanu brand contract and the loss from brand contract for the year ended December 31, 2015, based upon the full 2015 NFL season statistics.

	Estimated Career Length (years)			Estimated Future Contracts			Estimated Endorsements
	12/31/2014	12/31/2015	Loss	12/31/2014	12/31/2015	Loss	Gain	Total
Mohamed Sanu Brand Contract	9	8	$(179,108)	4 years/$26.0 million; and 1 year/$4.0 million	4 years/$21.9 million	$(240,117)	$659	$(418,566)

The following table shows the change in fair value of the Mohamed Sanu brand contract attributed to the Fantex Series Mohamed Sanu and Platform Common Stock, based on the quantitative and qualitative factors described in Item 7 “— Critical Accounting Policies— Fair Value of Financial Instruments” located in this Form 10-K, from the brand contract inception date of May 14, 2014 through December 31, 2015.

Mohamed Sanu Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Loss	Transfers / Reclassifications	Balance December 31, 2015
Fantex Series Mohamed Sanu(1)	$1,482,000	$(199,828)	$521,654	$(123,859)	$(17,329)	$1,662,638
Platform Common Stock(1)	78,000	(10,517)	27,456	(6,519)	(912)	87,508
Total	$1,560,000	$(210,345)	$549,110	$(130,378)	$(18,241)	$1,750,146

(1)         In accordance with Management and Attribution Policies, 95% attributed to Fantex Series EJ Manuel and 5% to our platform common stock.

The following table shows the change in fair value of the Mohamed Sanu brand contract by Category A, Category B, and Category C from the brand contract inception date of May 14, 2014 through December 31, 2015.

Mohamed Sanu Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Gain (Loss)	Transfers / Reclassifications	Balance December 31, 2015
Category A
NFL Contract	$56,459	$(209,188)	$17,646	$14,326	$129,517	8,760
Endorsements	—	(1,157)	—	348	809	—
Category B
NFL Contract	56,198	—	12,739	78,721	(147,658)	—
Endorsements	—	—	—	—	—	—
Category C
Projected Player Contracts	1,423,885	—	510,604	(215,944)	—	1,718,545
Projected Endorsements	19,845	—	6,292	(10,284)	(909)	14,944
Projected Post-Career	3,613	—	1,829	2,455	—	7,897
Total	$1,560,000	$(210,345)	$549,110	$(130,378)	$(18,241)	$1,750,146

Dividends

The following table shows the cash dividends declared on a per share basis of Fantex Series Mohamed Sanu through December 31, 2015:

		Cash Dividend Declared
		Per Share of Fantex
Record Date	Payment Date	Series Vernon Davis
June 30, 2015	July 30, 2015	$0.20

Estimated Lifetime Brand Income

In our estimate of the fair value of Mohamed Sanu’s brand contract as of December 31, 2015, we estimate that Mohamed Sanu will play in the NFL through the 2019 NFL season and that he will receive brand income for 2016 through 2019 of $8.4 million, $6.2 million, $4.7 million and $2.8 million, respectively, from his NFL player contract and endorsement contracts. We also estimate Mohamed Sanu will receive $0.3 million in post-career brand income from 2020-2024.

Fantex Series Alshon Jeffery

Initial Public Offering

We completed the initial public offering of the Fantex Series Alshon Jeffery on March 19, 2015 raising approximately $8.36 million from the sale of 835,800 shares. On March 19, 2015, we paid Alshon Jeffery $7.94 million to complete our purchase of the Alshon Jeffery brand contract.

Attributed Acquired Brand Income and Expenses

During the year ended December 31, 2015, we attributed $277,001 of ABI to Fantex Series Alshon Jeffery Convertible Tracking Stock (the “Fantex Series Alshon Jeffery”). This was comprised of $222,533 from Alshon Jeffery’s NFL player contract and $54,468 from his endorsement contracts. During the year ended December 31, 2015, we attributed expenses for management fees and direct costs of $18,359 to Fantex Series Alshon Jeffery.

Estimated Fair Value and Change in Fair Value of Brand Contract

We account for the Alshon Jeffery brand contract at estimated fair market value, as more fully described in the Notes to Financial Statements in this Form 10-K. For the year ended December 31, 2015, the Alshon Jeffery brand contract generated attributed income of $133,843.

The decrease in the fair value of the Alshon Jeffery brand contract for the year ended December 31, 2015 was driven primarily by changes in our estimates of the timing and amounts of the cash flows from his future NFL contracts including the timing and amount of his estimated signing bonuses. We originally believed he would renegotiate his contract prior to the beginning of the 2015 NFL season and now believe he will sign his new NFL contract before the beginning of the 2016 NFL season. The consequent revaluation resulted in an unrealized loss of approximately $1.8 million recorded in the second quarter of 2015. This decrease in the NPV of expected cash flows from this brand contract was partially offset by the passage of time which brought these future cash flows closer to the present. As these future cash flows are closer to the present they are subject to a shorter period of time for discounting which results in an increase in the present value of these cash flows. As long as other items affecting NPV (e.g. timing of cash receipts, discount rates, etc.) do not change significantly, this would result in an increase in the present value of these cash flows.

The following table shows our estimates as of December 31, 2015, based on the quantitative and qualitative factors described above of Category A, Category B and Category C brand income for Alshon Jeffery as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate	rate	discount rate	rate	rate
Category A	$56,480	$54,546	0.1%	0.1%	4.5%
NFL Contract	56,480	54,546	0.1	0.1	4.5
Endorsements	—	—	—	—	—
Category B	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$99,465,175	$59,866,998	99.9%	99.9%	16.2%
Projected Player Contracts	95,715,175	57,652,264	96.1	96.2	16.2
Projected Endorsements	3,500,000	2,177,119	3.5	3.6	15.5
Projected Post-Career	250,000	37,615	0.3	0.1	20.0
Total	$99,521,655	$59,921,544	100.0%	100.0%
Average					16.2%

The most significant assumptions in our determination of fair value for Alshon Jeffery brand contract as of December 31, 2015 are:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Alshon Jeffery would have an NFL career length of at least 12 years through the 2023 NFL season; and;

•                  that he will enter into additional multi-year NFL player contracts for at least $95.7 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that are significantly in excess of compensation that he has had historically from these sources.

Alshon Jeffery has completed his fourth NFL regular season and his existing NFL player contract with the Chicago Bears expired on February 29, 2016. Based on our valuation of Alshon Jeffery’s brand contract using the statistical data through the 2015 NFL season, we estimate that he will have a career length of 12 years, an increase of one year from the previous valuation completed using statistical data through the 2014 NFL season. We estimate Alshon Jeffery will sign a six-year, $77.1 million NFL player contract prior to the 2016 NFL season and a two-year, $18.6 million NFL player contract prior to the 2022 NFL season. His relative over performance statistically as compared to his peers caused this increase in estimated career length. On February 26, 2016, the Chicago Bears placed a non-exclusive franchise player tag on Alshon Jeffery which prevents him from becoming an unrestricted free agent for the 2016 NFL season and will pay him a guaranteed salary for the 2016 NFL season of $14.6 million. Alshon Jeffery may still negotiate a long-term contract until July 15, 2016. In determining that Alshon Jeffery would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Alshon Jeffery can demonstrate consistent success as a wide receiver in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income.

The following table summarizes the changes in the various inputs to our valuation model for the Alshon Jeffery brand contract and the loss from brand contract for the year ended December 31, 2015 (from the September 18, 2014 effective date of the brand contract which was consummated in 2015), based upon the full 2015 NFL season statistics.

	Estimated Career Length (years)			Estimated Future Contracts			Estimated Endorsements
	9/18/2014	12/31/2015	Gain	9/18/2014	12/31/2015	Loss	Loss	Total
Alshon Jeffery Brand Contract	11	12	$189,655	6 years/$76.8 million; and 1 year/$7.5 million	6 years/$77.1 million; and 2 years/$18.6 million	$(1,958,462)	$15,893	$(1,752,914)

The following table shows the change in fair value of the Alshon Jeffery brand contract attributed to the Fantex Series Alshon Jeffery and Platform Common Stock, based on the quantitative and qualitative factors described in Item 7 “— Critical Accounting Policies— Fair Value of Financial Instruments” located in this Form 10-K, from the brand contract inception date of September 7, 2014 through December 31, 2015.

Alshon Jeffery Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Loss	Transfers / Reclassifications	Balance December 31, 2015
Fantex Series Alshon Jeffery(1)	$7,543,000	$(166,895)	$1,847,393	$(1,713,550)	$(109,637)	$7,400,311
Platform Common Stock(1)	397,000	(8,784)	97,231	(90,187)	(5,770)	389,490
Total	$7,940,000	$(175,679)	$1,944,624	$(1,803,737)	$(115,407)	$7,789,801

(1)         In accordance with Management and Attribution Policies, 95% attributed to Fantex Series EJ Manuel and 5% to our platform common stock.

The following table shows the change in fair value of the Alshon Jeffery brand contract by Category A, Category B, and Category C from the brand contract inception date of September 7, 2014 through December 31, 2015.

Alshon Jeffery Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Gain (Loss)	Transfers / Reclassifications	Balance December 31, 2015
Category A
NFL Contract	$93,729	$(131,645)	$12,768	$21,654	$10,585	$7,091
Endorsements	2,488	(44,034)	—	112	41,434	—
Category B
NFL Contract	—	—	—	—	—	—
Endorsements	18,616	—	4,690	—	(23,306)	—
Category C
Projected Player Contracts	7,582,563	—	1,846,785	(1,808,562)	(125,992)	7,494,794
Projected Endorsements	238,837	—	77,815	(15,498)	(18,128)	283,026
Projected Post-Career	3,767	—	2,566	(1,443)	—	4,890
Total	$7,940,000	$(175,679)	$1,944,624	$(1,803,737)	$(115,407)	$7,789,801

Estimated Lifetime Brand Income

In our estimate of the fair value of Alshon Jeffery’s brand contract as of December 31, 2015, we estimate that Alshon Jeffery will play in the NFL through the 2023 NFL season and that he will receive brand income for 2016 through 2023 of $23.5 million, $9.7 million, $9.5 million, $12.2 million, $13.6 million, $11.8 million, $12.8 million and $6.3 million, respectively, from his NFL player contract and endorsement contracts. We also estimate Alshon Jeffery will receive $0.3 million in post-career brand income from 2024-2028.

Fantex Series Michael Brockers

We completed the initial public offering of the Fantex Series Michael Brockers on May 29, 2015 raising approximately $3.62 million from the sale of 362,200 shares. On June 2, 2015, we paid Michael Brockers $3.44 million to complete our purchase of the Michael Brockers brand contract.

Attributed Acquired Brand Income and Expenses

During the year ended December 31, 2015, we attributed $232,911 of ABI to Fantex Series Michael Brockers Convertible Tracking Stock (the “Fantex Series Michael Brockers”) with $231,348 attributed from Michael Brockers’ NFL player contract and $1,563 from endorsement contracts. During the year ended December 31, 2015, we attributed expenses for management fees and direct costs of $23,541 to Fantex Series Michael Brockers.

Estimated Fair Value and Change in Fair Value of Brand Contract

We account for the Michael Brockers brand contract at estimated fair market value, as more fully described in the Notes to Financial Statements in this Form 10-K. For the year ended December 31, 2015, the Michael Brockers brand contract generated an attributed loss of $53,477.

The decrease in the fair value of the Michael Brockers brand contract for the year ended December 31, 2015 was driven primarily by reductions in estimated ABI to be received under this brand contract resulting from a reduction in estimated career length and future contract value. This decrease in the NPV of expected cash flows from this brand contract was partially offset by the passage of time which brought these future cash flows closer to the present. As these future cash flows are closer to the present they are subject to a shorter period of time for discounting which results in an increase in the present value of these cash flows. As long as other items affecting NPV (e.g. timing of cash receipts, discount rates, etc.) do not change significantly, this would result in an increase in the present value of these cash flows.

The following table shows our estimates as of December 31, 2015, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Michael Brockers as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate	rate	discount rate	rate	rate
Category A	$99,321	$96,989	0.2%	0.3%	4.5%
NFL Contract	99,321	96,989	0.2	0.3	4.5
Endorsements	—	—	—	—	—
Category B	$—	$—	—%	—%	—%
NFL Contract	—	—	—	—	—
Endorsements	—	—	—	—	—
Category C	$46,766,920	$31,288,400	99.8%	99.7%	14.6%
Projected Player Contracts	46,216,920	31,034,620	98.6	98.9	14.6
Projected Endorsements	400,000	226,940	0.9	0.7	15.3
Projected Post-Career	150,000	26,840	0.3	0.1	20.0
Total	$46,866,241	$31,385,389	100.0%	100.0%
Average					14.6%

The most significant assumptions in our determination of fair value for Michael Brockers’s brand contract as of December 31, 2015 are:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Michael Brockers would have an NFL career length of at least 10 years through the 2021 NFL season; and

•                  that he will enter into additional multi-year NFL player contracts for at least $46.2 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that are significantly in excess of compensation that he has had historically from these sources.

Michael Brockers has completed his fourth NFL regular season and his existing NFL player contract with the St. Louis Rams expired on February 29, 2016. Based on our valuation of Michael Brockers’ brand contract using the statistical data through the 2015 NFL season, we estimate that he will have a career length of 10 years, a decrease of two years from the previous valuation completed using statistical data through the 2014 NFL season. We estimate Michael Brockers will play under a one-year “fifth year option” guaranteed contract worth $6.1 million and then sign a five-year, $40.1 million NFL player contract prior to the 2017 NFL season. His relative under performance statistically as compared to his peers caused this decrease in estimated career length and future contract value. In determining that Michael Brockers would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Michael Brockers can demonstrate consistent success as a defensive tackle in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, Michael Brockers currently has no endorsement arrangements that are individually or in the aggregate significant to estimated current or future ABI.

The following table summarizes the changes in the various inputs to our valuation model for the Michael Brockers brand contract and the loss from brand contract for the year ended December 31, 2015 (from the January 9, 2015 effective date of the brand contract which was consummated in 2015), based upon the full 2015 NFL season statistics.

	Estimated Career Length (years)			Estimated Future Contracts			Estimated Endorsements
	1/9/2015	12/31/2015	Loss	1/9/2015	12/31/2015	Loss	Gain	Total
Michael Brockers Brand Contract	12	10	$(377,243)	5 years/$45.1 million; and 3 years/$24.0 million	1 year/$6.1 million; and 5 years/$40.1 million	$(582,289)	$453	$(959,079)

The following table shows the change in fair value of the Michael Brockers brand contract attributed to the Fantex Series Michael Brockers and Platform Common Stock, based on the quantitative and qualitative factors described in Item 7 “— Critical Accounting Policies— Fair Value of Financial Instruments” located in this Form 10-K, from the brand contract inception date of October 15, 2014 through December 31, 2015.

Michael Brockers Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Loss	Transfers / Reclassifications	Balance December 31, 2015
Fantex Series Michael Brockers(1)	$3,268,000	$(214,005)	$862,818	$(916,296)	$(18,906)	$2,981,612
Platform Common Stock(1)	172,000	(11,263)	45,412	(48,226)	(995)	156,927
Total	$3,440,000	$(225,268)	$908,230	$(964,522)	$(19,901)	$3,138,539

(1)         In accordance with Management and Attribution Policies, 95% attributed to Fantex Series EJ Manuel and 5% to our platform common stock.

The following table shows the change in fair value of the Michael Brockers brand contract by Category A, Category B, and Category C from the brand contract inception date of October 15, 2014 through December 31, 2015.

Michael Brockers Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Gain (Loss)	Transfers / Reclassifications	Balance December 31, 2015
Category A
NFL Contract	$235,122	$(223,652)	$15,189	$2,911	$(19,871)	$9,699
Endorsements	—	(1,616)	—	115	1,501	—
Category B
NFL Contract	—	—	—	—	—	—
Endorsements	—	—	—	—	—	—
Category C
Projected Player Contracts	3,178,508	—	884,486	(959,532)	—	3,103,462
Projected Endorsements	23,955	—	7,494	(7,224)	(1,531)	22,694
Projected Post-Career	2,415	—	1,061	(792)	—	2,684
Total	$3,440,000	$(225,268)	$908,230	$(964,522)	$(19,901)	$3,138,539

Estimated Lifetime Brand Income

In our estimate of the fair value of Michael Brockers’ brand contract as of December 31, 2015, we estimate that Michael Brockers will play in the NFL through the 2021 NFL season and that he will receive brand income for 2016 through 2021 of $6.2 million, $13.8 million, $7.6 million, $5.0 million, $6.6 million and $7.3 million, respectively, from his NFL player contract and endorsement contracts. We also estimate Michael Brockers will receive $0.3 million in post-career brand income from 2022-2026.

Fantex Series Jack Mewhort

Initial Public Offering

We completed the initial public offering of the Fantex Series Jack Mewhort on July 14, 2015 raising approximately $2.68 million from the sale of 268,100 shares. On July 15, 2015, we paid Jack Mewhort $2.52 million to complete our purchase of the Jack Mewhort brand contract.

Attributed Acquired Brand Income and Expenses

During the year ended December 31, 2015, we attributed $53,338 of ABI to Fantex Series Jack Mewhort Convertible Tracking Stock (the “Fantex Series Jack Mewhort”) with $52,077 attributed from Jack Mewhort’s NFL player contract and $1,261 from endorsement contracts. During the year ended December 31, 2015, we attributed expenses for management fees and direct costs of $5,012 to Fantex Series Jack Mewhort.

Estimated Fair Value and Change in Fair Value of Brand Contract

We account for the Jack Mewhort brand contract at estimated fair market value, as more fully described in the Notes to Financial Statements in this Form 10-K. For the year ended December 31, 2015, the Jack Mewhort brand contract generated attributed income of $597,523.

The increase in the fair value of the Jack Mewhort brand contract was driven primarily by an increase in the NPV of expected cash flows from the brand contract. The NPV of estimated future cash receipts increased due mainly to the passage of time and not as a result of any significant changes in our estimates in the amount or timing of cash to be received under this brand contract. The passage of time brought these future cash flows closer to the present. As these future cash flows are closer to the present they are subject to a shorter period of time for discounting which results in an increase in the present value of these cash flows. As long as other items affecting NPV (e.g. timing of cash receipts, discount rates, etc.) do not change significantly, this would results in an increase in the present value of these cash flows.

The following table shows our estimates as of December 31, 2015, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Jack Mewhort as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after	Weighted-
	before	applying	before	applying	average
	applying	discount	applying	discount	discount
	discount rate	rate	discount rate	rate	rate
Category A	$34,261	$33,888	0.1%	0.1%	4.5%
NFL Contract	34,261	33,888	0.1	0.1	4.5
Endorsements	—	—	—	—	—
Category B	$1,652,228	$1,468,558	2.8%	4.7%	7.3%
NFL Contract	1,652,228	1,468,558	2.8	4.7	7.3
Endorsements	—	—	—	—	—
Category C	$57,222,344	$29,425,813	97.1%	95.1%	16.0%
Projected Player Contracts	56,572,344	29,159,798	96.0	94.3	16.0
Projected Endorsements	400,000	228,902	0.7	0.7	16.4
Projected Post-Career	250,000	37,113	0.4	0.1	20.0
Total	$58,908,833	$30,928,259	100.0%	100.0%
Average					15.6%

The most significant assumptions in our determination of fair value for Jack Mewhort’s brand contract as of December 31, 2015 are:

•                  discount rates for each of Category A, Category B and Category C as set forth above;

•                  that Jack Mewhort would have an NFL career length of at least 10 years through the 2023 NFL season; and

•                  that during this time he would play out his existing NFL player contract and will enter into an additional six-year NFL player contract for at least $56.6 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

Jack Mewhort has completed his second NFL regular season and has a current NFL player contract with the Indianapolis Colts that expires following his fourth season in the NFL. Based on our valuation of Jack Mewhort’s brand contract using the statistical data through the 2015 NFL season, we estimate that he will have a career length of 10 years, unchanged from the previous valuation completed using statistical data through the 2014 NFL season. We estimate Jack Mewhort will sign a six-year, $56.6 million NFL player contract prior to the 2018 NFL season. In determining that Jack Mewhort would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Jack Mewhort can demonstrate consistent success as an offensive lineman in the NFL and, therefore, we believe he is a good candidate to realize a higher level of endorsement income. However, Jack Mewhort currently has no endorsement arrangements that are individually or in the aggregate significant to estimated current or future ABI.

The following table summarizes the changes in the various inputs to our valuation model for the Jack Mewhort brand contract and the gain from brand contract for the year ended December 31, 2015 (from the March 26, 2015 effective date of the brand contract which was consummated in 2015), based upon the full 2015 NFL season statistics.

	Estimated Career Length (years)			Estimated Future Contracts			Estimated Endorsements
	3/26/2015	12/31/2015	No change	2/15/2015	12/31/2015	Gain	Gain	Total
Jack Mewhort Brand Contract	10	10	$—	6 years/$55.9 million	6 years/$56.6 million	$253,214	$1,075	$254,289

The following table shows the change in fair value of the Jack Mewhort brand contract attributed to the Fantex Series Jack Mewhort and Platform Common Stock, based on the quantitative and qualitative factors described in Item 7 “— Critical Accounting Policies— Fair Value of Financial Instruments” located in this Form 10-K, from the brand contract inception date of February 15, 2015 through December 31, 2015.

Jack Mewhort Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Gain	Transfers / Reclassifications	Balance December 31, 2015
Fantex Series Jack Mewhort(1)	$2,394,000	$(45,568)	$363,492	$234,032	$(7,771)	$2,938,185
Platform Common Stock(1)	126,000	(2,398)	19,131	12,317	(409)	154,641
Total	$2,520,000	$(47,966)	$382,623	$246,349	$(8,180)	$3,092,826

(1)         In accordance with Management and Attribution Policies, 95% attributed to Fantex Series EJ Manuel and 5% to our platform common stock.

The following table shows the change in fair value of the Jack Mewhort brand contract by Category A, Category B, and Category C from the brand contract inception date of February 15, 2015 through December 31, 2015.

Jack Mewhort Brand Contract	Inception	Payments on Brand Contract	Increase in Present Value	Gain (Loss)	Transfers / Reclassifications	Balance December 31, 2015
Category A
NFL Contract	$55,736	$(47,966)	$2,394	$77	$(6,852)	$3,389
Endorsements	—	—		—		—
Category B
NFL Contract	136,381	—	10,295	180	—	146,856
Endorsements	—	—	—	—	—	—
Category C
Projected Player Contracts	2,296,791	—	364,899	254,290	—	2,915,980
Projected Endorsements	28,194	—	4,221	(8,198)	(1,328)	22,889
Projected Post-Career	2,898	—	814	—	—	3,712
Total	$2,520,000	$(47,966)	$382,623	$246,349	$(8,180)	$3,092,826

Estimated Lifetime Brand Income

In our estimate of the fair value of Jack Mewhort’s brand contract as of December 31, 2015, we estimate that Jack Mewhort will play in the NFL through the 2023 NFL season and that he will receive brand income for 2016 through 2023 of $0.8 million, $1.0 million, $16.9 million, $9.0 million, $7.0 million, $8.0 million, $8.2 million and $7.8 million, respectively, from his NFL player contract and endorsement contracts. We also estimate Jack Mewhort will receive $0.3 million in post-career brand income from 2024-2028.